Exhibit 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

SYMANTEC CORPORATION

AND

HAVASU HOLDINGS LTD.

AUGUST 11, 2015

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TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

APPENDICES, EXHIBITS AND SCHEDULES

Appendices and Exhibits:
Appendix A	–	Purchased Assets
Appendix B	–	Purchased Entities; Purchased Minority Interests
Appendix C	–	Assumed Liabilities
Appendix D	–	Excluded Assets
Appendix E	–	Excluded Liabilities
Appendix F	–	Calculation Principles
Appendix G	–	Pension Calculation Principles
Appendix H	–	Delayed Transfer Closing Principles
Exhibit A	–	Form of Bill of Sale and Assignment and Assumption Agreement

Schedules to the Disclosure Letter:
Schedule 1.1(a)(i)	–	Excluded Business
Schedule 1.1(a)(ii)	–	Reseller/OEM Agreements
Schedule 1.1(a)(iii)	–	Knowledge
Schedule 1.1(a)(iv)	–	Permitted Liens
Schedule 1.1(a)(v)	–	Shared Contracts
Schedule 1.1(a)(vi)	–	Transferred Former Business
Schedule 1.1(a)(vii)	–	Excess Cash
Schedule 1.1(a)(viii)	–	Applicable Patent Cross-License Agreements
Schedule 1.1(a)(ix)	–	Certain Defined Terms
Schedule 2.7(a)	–	Operational Separation Activities
Schedule 3.3	–	Allocation Methodology
Schedule 3.6	–	Business Retirement Plans
Schedule 4.3(a)	–	Seller Governmental Approvals and Consents
Schedule 4.4(b)	–	Capitalization of Purchased Entities

Schedule 4.4(c)	–	RSUs, Performance-based RSUs, Stock Options, Unvested RSUs
Schedule 4.5(a)	–	Assigned Material Contracts
Schedule 4.7(a)	–	Registered Transferred IPR
Schedule 4.7(g)	–	Third Party Software
Schedule 4.7(j)	–	Restricted Patent-Cross License Agreements
Schedule 4.8	–	Tax Matters
Schedule 4.10	–	Environmental Matters
Schedule 4.11(b)	–	Liabilities
Schedule 4.12(a)	–	Seller Benefit Plans
Schedule 4.12(c)	–	Non U.S. Seller Benefit Plans
Schedule 4.12(f)	–	Collective Bargaining Agreement and Union Contracts
Schedule 4.12(i)	–	Severance and Other Employee Payments at Closing
Schedule 4.12(m)	–	Employee Census
Schedule 4.13(a)	–	Real Property
Schedule 4.13(c)	–	Real Property Other than Business Real Property
Schedule 4.13(d)	–	Condemnation, Eminent Domain; Lease of Business Real Property
Schedule 4.15	–	Non-Transferred Business Assets
Schedule 4.18(a)	–	Material Shared Contracts
Schedule 4.18(b)(i)	–	Material Shared Contracts
Schedule 4.18(b)(ii)		Material Retained Contracts Detail
Schedule 4.20(a)	–	Government Contracts
Schedule 4.20(e)	–	Terminations and Deficit under Government Contracts
Schedule 4.20(f)	–	Security Clearance
Schedule 6.1(a)	–	Operation of the Business
Schedule 6.1(a)(xiii)	–	Budget, Financial Forecast
Schedule 6.1(a)(xviii)	–	Permitted Hirings
Schedule 6.1(b)	–	Buyer Representative
Schedule 6.2	–	Permitted Business Contacts
Schedule 6.3(b)	–	Cleared Employees
Schedule 6.6(d)(ii)	–	Retention RSUs
Schedule 6.6(e)	–	Club 116, VIP Achievers Plan
Schedule 6.6(s)	–	Seller Annual Bonus Plans
Schedule 6.8(i)	–	Buyer Permitted Jurisdictions

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Schedule 6.17	–	Business Guarantees
Schedule 6.18(b)	–	Surviving Intercompany Agreements
Schedule 6.21	–	Real Property Matters
Schedule 7.1(b)	–	Regulatory Authorizations
Schedule A-(i)	–	Scheduled Purchased Assets
Schedule A-(i)(A)	–	Discontinued Products
Schedule A-(i)(B)	–	Tangible Assets
Schedule A-(ii)	–	Assigned Contracts
Schedule A-(v)(a)	–	Owned Real Property
Schedule A-(v)(b)	–	Leased Real Property
Schedule A-(v)(c)	–	Subleased Real Property
Schedule A-(vi)	–	Excepted Real Property
Schedule A-(vii)	–	Transitional Subleased Facilities
Schedule A-(viii)(a)	–	Technology
Schedule A-(viii)(b)	–	Specified IPR
Schedule A-(x)	–	Legacy Purchased Entities
Schedule C-(i)	–	Scheduled Assumed Liabilities
Schedule C-(v)	–	Assumed Pending Litigation
Schedule C-(vii)	–	Assumed Debt
Schedule D-(ii)	–	Scheduled Excluded Assets
Schedule D-(iii)	–	Excluded Contracts
Schedule D-(xv)	–	Excluded Software
Schedule E-(vi)	–	Excluded Pending Litigation
Schedule F	–	Calculation Principles
Schedule G	–	Retirement Plans

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) dated as of August 11, 2015 (the “Agreement Date”), is entered into between Symantec Corporation, a company incorporated under the Laws of the State of Delaware (“Seller”) and Havasu Holdings Ltd., a Bermuda exempted company (“Buyer”) (each, a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in, among other things, the operation of the Business;

WHEREAS, Buyer, through itself and one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer and assign the Purchased Assets, the Purchased Shares and the Assumed Liabilities of the Business to Buyer and one or more of its direct or indirect Subsidiaries, upon the terms and subject to the conditions specified in this Agreement (the “Purchase Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, through itself and/or one or more of its direct or indirect Subsidiaries, and Buyer, through itself and/or one or more of its direct or indirect Subsidiaries, are entering into (a) that certain Intellectual Property Matters Agreement in the form mutually agreed upon and executed by the Parties (the “IPMA”), pursuant to which Seller will convey or license certain Technology and Intellectual Property Rights to Buyer and Buyer will grant a license back to Seller of certain Technology and Intellectual Property Rights relating to the Business, (b) that certain Transition Services Agreement in the form mutually agreed upon and executed by the Parties (the “Transition Services Agreement”), pursuant to which Seller will cause certain services to be provided to Buyer or its Affiliates in connection with the transition of the Business to Buyer, and (c) each other Signing Date Agreement. Each of the IPMA, the Transition Services Agreement and the other Signing Date Agreement shall become effective in accordance with their terms; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Seller’s willingness to enter into this Agreement, each of Carlyle Partners VI Cayman Holdings, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”), and Vencap Investment Pte. Ltd., a Singapore private limited company (“GIC”) has provided a guarantee to Seller with respect to certain of Buyer’s obligations under this Agreement (such guarantees, collectively, the “Limited Guarantees”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions

“Acquired Rights Directive” has the meaning set forth in the definition of “Transfer Regulations”.

“Acquisition Entities” has the meaning set forth in Schedule 2.7(a) of the Disclosure Letter.

“Affiliate” means (a) in the case of an individual, the individual’s spouse (or civil partner) and the members of the immediate family (including parents, siblings, children and spouses (or civil partners) of the foregoing) of (i) the individual, (ii) the individual’s spouse (or civil partner) and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity; provided, that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, as used in this Agreement, the term “Affiliate” shall, with respect to Buyer for all periods following the consummation of the transactions contemplated by this Agreement, include each Purchased Entity and Purchased Minority Interest to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement, in each case, provided that such Person otherwise satisfies the definition of “Affiliate” due to the requisite control; provided that no Purchased Entity or Purchased Minority Interest shall be deemed to be an “Affiliate” of Buyer unless and until legal title to the equity interests of such Person has, directly or indirectly, transferred to Buyer or an Other Buyer in accordance with the terms and provisions of this Agreement and the Equity Transfer Documents.

“Antitrust Laws” mean, individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, and any other applicable United States federal or state, or foreign or local, Laws, statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, reduction or restriction of competition or restraint of trade.

“Applicable Net New Hire Number” means if Closing occurs (x) on or before January 1, 2016, 270, (y) after January 1, 2016 and on or before January 29, 2016, 300, and (z) after January 29, 2016, 330.

“Applicable Patent Cross-License Agreements” means the Patent Cross-License Agreements set forth on Schedule 1.1(a)(viii) of the Disclosure Letter.

“Assumed Benefit Plans” means each Seller Benefit Plan that is sponsored or maintained by a Purchased Entity and that will transfer with the Purchased Entity by operation of Law and each New Benefit Plan.

“Assumed Intercompany Payables” means the bona fide intercompany trade payables due and owing from any Purchased Entity, on the one hand, to Seller or any of its Subsidiaries (other than another Purchased Entity), on the other hand, pursuant to, and in accordance with, the Retained Contracts Agreement.

“Assumed Intercompany Receivables” shall mean the bona fide intercompany trade receivables due and owing to any Purchased Entity, on the one hand, from Seller or any of its Subsidiaries (other than another Purchased Entity), on the other hand, pursuant to, and in accordance with, the Retained Contracts Agreement.

“Automatic Transferred Employees” means those employees of the Seller or its Affiliates with respect to whom local employment Laws, including the Transfer Regulations, provide for an automatic transfer of employment, employer substitution or similar method of transfer to Employing Entities or any of its Affiliates in connection with the Operational Separation and who are employed with the Business as of immediately prior to the Operational Separation, but excludes such employees in Chile and Singapore that Seller determines in its sole discretion to not transfer by operation of Law.

“Burdensome Condition” shall mean any of the following: (i) the requirement that Buyer, its Subsidiaries or the Investors enter into a Special Security Agreement, Proxy Agreement or a Voting Trust Agreement as a condition of receiving DSS Approval or (ii) a requirement that (x) materially diminishes the commercial value of, or otherwise materially adversely affects (financially or otherwise), the assets, business, condition, future prospects, results of operation, Buyer’s control, Buyer’s liability, or anticipated governance arrangements (except as described in Section 6.3(b)) with respect to the Business, taken as a whole, (y) diminishes in any material respect the scope of Buyer’s information rights associated with the Business apart from information associated with classified or sensitive government contracts or (z) requires an Investor to provide any non-public financial information with respect to itself or its Affiliates.

“Business” means the “information management” business conducted by Seller, the Other Asset Sellers and the Purchased Entities as its “information management” business consisting of the design, production, provision, development, manufacturing, marketing, distribution, sale, license, import, export, support and maintenance, service, or other exploitation of (a) products, software and services for Information Management Applications, (b) the Products, (c) the Veritas Former Businesses (to the extent still owned by Seller, the Other Asset Sellers or the Purchased Entities as of the Agreement Date), and (d) any other businesses or operations exclusively related to the design, development, production, provision, manufacturing, marketing, distribution, sale, licensing, import, export, support and maintenance, servicing, or other exploitation of Transferred Technology or other Purchased Assets, but excluding any Shared Services and the businesses and operations set forth on Schedule 1.1(a)(i) of the Disclosure Letter.

“Business Cash” means the aggregate amount of cash and cash equivalents that is retained by the Purchased Entities as of the Effective Time and transferred to Buyer or one of its Affiliates by virtue of the acquisition of the Purchased Shares hereunder; provided, that, (i) only the pro-rata share of the cash and cash equivalents of any Non-Wholly Owned Entity (based upon Seller’s direct or indirect equity ownership of such entity as of immediately prior to the Effective Time) shall be used to determine the amount of Business Cash and (ii) in no event shall Business Cash include any amount of Transferred Pension Assets or any other assets held in any trust, insurance contract or other funding vehicle under any Business Retirement Plan.

“Business Cash Amount” means the aggregate amount of Business Cash excluding any Excess Cash, in each case determined as of the Effective Time, measured at the Designated Exchange Rate and calculated in accordance with the Calculation Principles.

“Business Cash Deficit Amount” means the amount by which the Business Cash Amount is less than $200,000,000, determined as of the Effective Time, measured at the Designated Exchange Rate and calculated in accordance with the Calculation Principles.

“Business Cash Surplus Amount” means the amount by which the Business Cash Amount exceeds $200,000,000, but in no event shall such amount be greater than $50,000,000, determined as of the Effective Time, measured at the Designated Exchange Rate and calculated in accordance with the Calculation Principles.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York are permitted or required by Law to close.

“Business Employee” means (a) the employees of Seller or any of its Subsidiaries, as applicable, as set forth in the Employee Census (which Employee Census shall be further revised prior to the Closing as contemplated pursuant to Section 6.6(a) hereof), including Shared Services employees set forth on such Employee Census and all Automatic Transferred Employees, (b) each additional employee of Seller or any of its Subsidiaries that becomes a Business Employee between the Agreement Date and the Closing Date in the ordinary course of business and in accordance with Section 6.1 hereof, and (c) each other employee of Seller or any of its Subsidiaries that Seller and Buyer have mutually agreed to transfer to Buyer prior to the Closing Date or whose transfer to the Purchased Entities, Buyer and/or its Subsidiaries is required under applicable local Law; provided, that, unless otherwise required under local employment Laws, “Business Employees” shall (x) exclude any Person (A) on long-term disability leave immediately prior to the Operational Separation or (B) on an unapproved leave of absence immediately prior to the Operational Separation and (y) include any Person described in clauses (a) through (c) who, on the Operational Separation, (A) is on maternity or paternity leave, national service or military leave or (B) is on leave under the Family Medical Leave Act of 1993, approved vacation leave, education leave, approved personal leave, leave for purposes of jury duty, short term disability leave or medical leave or equivalent under local Law.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Business Indebtedness” means, on any date, the sum of (a) the aggregate amount necessary to discharge fully all Indebtedness (other than Assumed Debt), and (b) the aggregate principal amount and accrued interest of all Assumed Debt, in each case of clause (a) and (b) calculated in accordance with the Calculation Principles and measured at the Designated Exchange Rate in respect of such determination date that is incurred by any Purchased Entity and which remains outstanding as of immediately prior to the Effective Time; provided that Business Indebtedness shall not include (i) any Indebtedness incurred in connection with the Financing or otherwise at the express, written request of Buyer, (ii) Indebtedness repaid or otherwise terminated or released prior to or as of immediately prior to the Effective Time, (iii) any current liabilities for accrued expenses (including Taxes) to the extent reflected in Final Closing Net Working Capital or (iv) any amount of the Transferred Pension Liabilities.

“Buyer Material Adverse Effect” means a material adverse effect on the financial or legal ability of Buyer and its Subsidiaries to consummate the transactions contemplated hereby by the Outside Date.

“Business Records” means all customer, distributor, vendor, supplier, contractor, and service-provider lists, invoices and purchase orders, production data, cost records, sales and pricing data, supplier records, Tax records, data respecting employees and business activities, employee master payroll data and historical reporting data, product data, manuals and literature, technical information, drawings, specifications and other engineering data, user data or data associated with or derived from the internet websites of Seller or its Affiliates and other business files, data, databases, documents and records (including billing, payment and dispute histories, credit information and similar data) relating to customers, distributors, vendors, suppliers, employees, contractors or service-providers of the Business, and other business and financial records, files, data, databases, correspondence, personnel information, books and documents (whether in hard copy or computer format), in each case, relating to the Business, the Purchased Assets, the Assumed Liabilities, the Purchased Entities, the Purchased Minority Interests or Proceedings arising in connection therewith.

“Buyer and Seller Reseller/OEM Agreement” means a Contract listed on Schedule 1.1(a)(ii) of the Disclosure Letter entered into between Seller and a Purchased Entity on the Agreement Date pursuant to which, subject to the terms thereof, (a) Seller agrees to permit Buyer (through the Purchased Entity) to continue to sell after the date of Operational Separation certain software and hardware products and services of Seller or its Subsidiaries set forth therein and (b) Buyer (through the Purchased Entity) agrees to permit Seller to continue to sell after the date of Operational Separation certain products and services set forth therein.

“Cause” has the meaning set forth on Schedule 1.1(a)(ix) of the Disclosure Letter.

“CFIUS” means the Committee on Foreign Investment in the United States, including any successor or replacement thereof.

“CFIUS Approval” means that the Parties (or their respective counsel) shall have received a written notification issued by CFIUS that it has concluded its consideration of any notification voluntarily provided pursuant to Exon-Florio and Section 6.3(b) and that (a) CFIUS has concluded its review of the Purchase Transaction and that (i) the Purchase Transaction does not constitute a “covered transaction,” (ii) there are no unresolved national security issues with respect to the Purchase Transaction, (iii) it will not undertake an investigation and will conclude action, or (iv) the U.S. Government will not take action to prevent or suspend the Purchase Transaction; (b) CFIUS has concluded an investigation into the Purchase Transaction without sending a report to the President of the United States and that (i) there are no unresolved national security concerns with respect to the Purchase Transaction (ii) it has determined to conclude all action with respect to the Purchase Transaction, or (iii) the U.S. Government will not take action to prevent or suspend the Purchase Transaction; or (c) the President of the United States has decided not to take any action to suspend or prohibit the Purchase Transaction; provided that written notice from CFIUS shall not be required if, (x) as determined by and in the reasonable discretion of Buyer, through informal consultations with CFIUS it is determined that no formal notification to CFIUS is required, (y) the period under Exon-Florio during which CFIUS or the President must act on a notification filed and accepted shall have expired without any action being threatened, announced or taken or (z) the President or his designee shall have announced (or otherwise communicated, directly or indirectly, to Buyer) a decision not to take any action to suspend or prohibit the Purchase Transaction.

“Change of Control Bonuses” means all incentive, retention, transaction, change in control or similar bonuses or other similar compensatory payments to any Business Employee pursuant to an arrangement entered into with Seller or its Affiliates that is payable as a result of or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (other than Deal Related Severance), whether alone or in conjunction with any other event or circumstance in connection with or following the Closing (including continued employment through or following the Closing), and including all employer-sided employment Taxes, social or national insurance contributions or similar obligations payable in connection with the foregoing incentive, retention, transaction, change in control or similar bonuses or other similar compensatory payments, in each case, excluding any retention bonuses payable pursuant to retention agreements entered into between Seller or any of its Affiliates and employees at the written request of Buyer after the Agreement Date and prior to the Closing.

“Classified Government Contracts” means certain contracts, orders, and tasks of the Business that are held or received by, or requested of, Seller in connection with which the Seller is required by Law to hold a Facility Clearance as defined under NISPOM or for which Business Employees are otherwise required to have access to classified information to perform certain contract, order or task requirements.

“Closing Transfer Documents” mean the Bills of Sale, the Local Transfer Agreements, the Patent Assignment, the Trademark Assignment, the Equity Transfer Documents, the Other Transfer Documents, the documents, certificates and resolutions referred to in Section 2.5(a) and any other agreement necessary to effect the Transfer of the Purchased Assets, the Purchased Shares and Assumed Liabilities in the Purchase Transaction.

“Closing Net Working Capital” means an amount, calculated as of the Effective Time, equal to the difference, whether positive or negative, of (A) Closing Current Assets of the Business, minus (B) the Closing Current Liabilities of the Business, in each case as defined in Appendix F.

“Closing Net Working Capital Lower Collar” means the difference of (i) the Closing Net Working Capital Target minus (ii) $25,000,000.

“Closing Net Working Capital Target” means, unless the Parties otherwise agree in writing, (i) negative $600,000,000 if the Closing occurs on or before January 1, 2016 or (ii) negative $650,000,000 if the Closing occurs after January 1, 2016.

“Closing Net Working Capital Upper Collar” means the sum of (i) the Closing Net Working Capital Target plus (ii) $25,000,000.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Owned Trade Secrets” means all Trade Secrets owned by Seller or any of its Affiliates that as of the Closing Date are: (a) (i) included in, embedded in, bundled with, or distributed with any Symantec Products (as defined in the IPMA), (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Symantec Products, or (iii) used by Seller or any of its Affiliates in connection with the operation of the business of Seller or any such Affiliates other than the Business, and also (b) (i) included in, embedded in, bundled with, or distributed with any Products, (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Products, or (iii) used in connection with the operation of the Business. Common Owned Trade Secrets expressly excludes any Patents.

“Compliant” means, with respect to the Required Financing Information, that (a) Seller’s independent auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financing Information (unless a new unqualified audit opinion has been received in respect thereof from a nationally recognized independent registered accounting firm of national standing (so long as such new audit opinion is not subsequently withdrawn)); (b) in connection with the Debt Financing, Seller’s independent registered public accounting firm consents to the use of its audit opinions with respect to any Required Financing Information audited by such firm; (c) Seller shall have not been informed by such independent registered public accounting firm of Seller that it is required to restate, and neither Seller nor the Business has restated, any audited or unaudited financial statements included in such Required Financing Information; provided that if any such restatement occurs, the Required Financing Information shall be deemed to be Compliant if and when such restatement has been completed and the relevant financial statements have been amended (so long as Seller or the Business does not subsequently restate the financial statements included in such Required Financing Information); and (d) the financial statements included in the Required Financing Information that is available to Buyer on the first day of the 15 consecutive Business Day period in the Marketing Period are sufficiently current on any day during such 15 consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on any day during the Marketing Period and are through and as of a date that is no more than 134 days prior to the last day of the Marketing Period

“Confidential Information” means any confidential or proprietary information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, other trade secrets and any other documents or materials embodying such information, employee census information and, as required by applicable Law, other employee information.

“Consent” means any required consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption or waiver by, any third party or Governmental Authority.

“Constructive Termination” has the meaning set forth on Schedule 1.1(a)(ix) of the Disclosure Letter.

“Contract” means any legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking (in each case, whether written or oral), other than any Seller Benefit Plan (for purposes of Section 4.5, other than individual employment agreements) or New Benefit Plan.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Customer Contracts” means any Contract pursuant to which a third party purchases or is entitled to receive products or services of Seller and/or its Affiliates.

“Data Redirection Agreement” means that certain Data Redirection Agreement entered into between Seller and Buyer on the Agreement Date, pursuant to which Seller will provide data redirection and other associated services relating to the Business to Buyer following the Closing.

“Database Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Deal Related Severance” means (A) the Termination Amounts required to be paid under applicable Law or under any Seller Benefit Plan to any Business Employee (i) by reason of the cessation of his or her employment with Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, including the Operational Separation Activities or (ii) by reason of operation of, or under, applicable Law in connection with the consummation of the transactions contemplated by this Agreement, including the Operational Separation Activities and (B) monetary settlements, including statutory and non-statutory severance, retention, sign-on or other similar payments, paid to any Business Employee in connection with the transfer of his or her employment in connection with the transactions contemplated by this Agreement (including the Operational Separation Activities) even if not required by applicable Law (or in excess of such required amount), in each of the foregoing cases, together with any Taxes or social or national insurance contributions or similar obligations imposed on the employer as a result thereof.

“Debt Financing Sources” means the financing sources party to the Debt Financing Commitment and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing.

“Deemed Vested Awards” means, with respect to each RSU award or other equity-based award other than the performance-based RSUs and the Retention RSUs, the number of RSUs (or underlying shares of stock) under such award equal to the product of (A) the total number of RSUs (or underlying shares of stock) that are scheduled to vest on the next vesting date under such award scheduled to occur following the Closing Date multiplied by (B) a fraction, (x) the numerator of which is the total number of days in the period (1) beginning on the last regularly scheduled vesting date under such award that occurred prior to the Closing Date (or, if no such regularly scheduled vesting date has yet occurred under such award as of the Closing Date, the grant date of such award) (such date, as applicable, the “Reference Date”) and (2) ending on the Closing Date and (y) the denominator of which is the total number of days in the period (1) beginning on the Reference Date of such award and (2) ending on the next vesting date under such award scheduled to occur following the Closing Date.

“Defect Resolution Obligation” has the meaning set forth in Schedule 2.7(a) of the Disclosure Letter.

“Designated Exchange Rate” means, in respect of any date, the rate of exchange from the applicable foreign currency to Dollars as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2_3021-forex.html for the Business Day prior to such date.

“Deferred Revenue” means prepayment or pre-billing for services of the Business which have not yet been earned by the Business, with respect to which a liability is recorded in the financial statements in accordance with GAAP.

“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.

“Electronic Data” means all electronic files, data, databases, documents, catalogs, memoranda, e-mails, manuals, guides, materials, plans, photographs, graphics, specifications, timelines, flow charts, comments, programs, records, Business Records, and other electronic information, including, without limitation, master data, current and historical transaction data, archived data, planning data, reporting data, employee data, payroll data, customer support and warranty data, metadata, data utilized in connection with the applications in Information Technology assets or in the Enterprise Resource Planning (ERP) used by the Business, data required to be retained for legal, regulatory, or contractual requirements, and other types of electronic data used by the Business or which Buyer or its Affiliates acquires any right, title, or interest under this Agreement.

“Environmental Claim” means any written claim, Proceeding, complaint, or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding, the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including without limitation protection of health and safety of employees. Environmental Laws shall include, without limitation, the following United States statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or similar foreign, federal state or local Laws, each as amended.

“ERISA” has the meaning set forth in the definition of “Seller Benefit Plans” in this Section 1.1.

“ERISA Affiliate” means any Person which would be treated as a single employer with the Seller or its Affiliates under Section 414 of the Code or Section 4001(b) of ERISA.

“Excess Cash” means the aggregate amount by which the Business Cash held in (x) all jurisdictions (other than in the Key Cash Jurisdictions) exceeds $50,000,000 and (y) a jurisdiction (or group of jurisdictions) set forth on Schedule 1.1(a)(vii) of the Disclosure Letter exceeds the amount set forth opposite such jurisdiction (or such group of jurisdictions) on Schedule 1.1(a)(vii) of the Disclosure Letter.

“Excluded Shared Contracts” means the Shared Contracts that are Retained Contracts, Patent Cross-License Agreements (for the avoidance of doubt, other than those set forth on Schedule A-(ii) of the Disclosure Letter), offer letters, invention assignment agreements and confidentiality agreements with Business Employees, Seller Benefit Plans, insurance policies and real property leases and subleases (other than Real Property Leases and Subleases).

“Exon-Florio” means the Exon-Florio amendments to the Omnibus Trade and Competitiveness Act of 1988, as amended by the Defense Authorization Act for Fiscal Year 1993, as amended, the Foreign Investment and National Security Act of 2007 and Sec. 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. 2170), as amended.

“Former Business” means any corporation, partnership, entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not Seller or an Affiliate of Seller or the operations, activities or production of such Person which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Effective Time.

“Fundamental Representations” means, with respect to Buyer, the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority) and Section 5.6 (Finders; Brokers), and with respect to Seller, the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority), Section 4.4 (Purchased Entities; Capitalization) and Section 4.17 (Finders; Brokers).

“GAAP” means generally accepted accounting principles in the United States of America.

“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including, without limitation, petroleum, petroleum products, by products or derivatives and asbestos and any other substance, material or waste listed, classified or regulated as a “solid waste,” “hazardous” “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste”, “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms, or that is otherwise subject to regulation, control or remediation, under any Environmental Law.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means all Taxes together with any interest, penalties, or additions imposed with respect thereto, whether disputed or not, based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum Taxes, income Taxes collected by withholding, and any Taxes on items of tax preference, but not including value added, sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding taxes measured by, or calculated with respect to, any payments or distributions.

“Indebtedness” means (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any obligations with respect to letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities (in each case, to the extent drawn or to the extent the subject of a pending claim), (c) any cash overdrafts, (d) obligations secured by Liens (other than Permitted Liens), (e) obligations to pay deferred purchase price of property or services (including the maximum amount of any remaining earn-outs for past acquisitions), whether or not contingent (if any), but excluding trade payables and accrued expenses incurred in the ordinary course of business, (f) obligations under capitalized leases (the amount of such obligations being the capitalized amount thereof determined in accordance with GAAP), (g) obligations under conditional sales contracts and similar title retention instruments, (h) obligations respecting accrued but unpaid dividends (other than any dividends payable to a Purchased Entity), (i) all Liabilities required to settle (as of the applicable time of determination) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, currency swap, forward currency agreement, currency hedging agreement or other hedging, derivative or swap agreement or other similar agreement, (j) all interest, fees, penalties and other expenses with respect to indebtedness described in the foregoing clauses (a)-(i), including all prepayment premiums or fees or debt breakage costs payable with respect thereto, which are or would be owed to fully discharge such indebtedness as of the applicable time of determination, and (k) any outstanding guarantees of obligations of the type described in clauses (a) through (j) above.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Party obligated to indemnify a Notifying Party and its related Indemnified Parties.

“Industrial Designs” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Information Technology” shall mean any equipment or interconnected system or subsystem of equipment that is used in the acquisition, storage, manipulation, management, movement, control, display, switching, interchange, transmission, or reception of data or information, or interface therewith, and any Software, firmware, circuitry, logic, algorithms, source code, object code, other code variants, libraries and related documentation, databases, manuals, user guides, specifications, training materials and any websites. For the avoidance of doubt, Information Technology includes printers, storage devices, mobile devices, computers, computer equipment and systems, including laptops and desktops, network equipment and systems, phone equipment and systems, email equipment and systems, printer equipment and systems, backup and disaster recovery equipment and systems, as well as firewall devices, wireless access points, switches, routers, and servers, and any hardware or Software associated with any of the above.

“Industry Wide Plan” means any scheme, plan, fund or arrangement, which provides Retirement Benefits to or in respect of Automatic Transferred Employees in which employers may participate even if they are not within the same corporate group as the other participating employers.

“Intellectual Property Rights” or “IPR” means the rights, titles and interests associated with the following anywhere in the world: (a) patents, statutory invention registrations and utility models, and applications therefor (including any provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, continued prosecutions, renewals, extensions or modifications for any of the foregoing) and all patents, registrations and statutory invention registrations resulting from any of the foregoing patents and patent applications, as well as any other patents and applications that claim priority therefrom throughout the world, whether such priority claim is direct or indirect and whether such priority claim is express or inherent, and all domestic and foreign patents, patent applications, and counterparts thereof (“Patents”), (b) trade secrets and all other rights in or to confidential business, financial, marketing, sales, or technical information (“Trade Secrets”), (c) copyrights, copyright registrations and applications therefor (including any renewals or extensions thereof), moral rights and all other rights corresponding to the foregoing (“Copyrights”), (d) uniform resource locators, internet accounts and names, social media accounts and names, website content, and registered internet domain names and registrations and applications therefor (“Internet Properties”), (e) industrial design rights and any registrations, patents, and applications therefor (“Industrial Designs”), (f) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”), (g) mask works, and mask work registrations and applications therefor (“Mask Work Rights”), (h) trademarks, trade dress, trade names, brand names, logos, slogans, and service marks, whether registered or unregistered, and including registrations and applications therefor and renewals thereof, and including all common law rights thereto and the goodwill appurtenant to each of the foregoing (“Trademarks”), and (i) any similar, corresponding or equivalent rights to any of the foregoing, including in inventions (whether or not patentable or reduced to practice), know-how, shop rights, processes, methods, techniques, designs, protocols, formulae, algorithms, compositions, specifications, research and development information, cellular texting short codes, and toll and vanity phone registration numbers. Intellectual Property Rights specifically excludes contractual rights (including license grants from third parties).

“Intercompany Agreements” means the Contracts, agreements, arrangements, commitments or understandings, whether or not in writing, between or among Seller and any Subsidiary thereof in respect of the Business, any Purchased Assets, any Purchased Shares or any Assumed Liabilities, or which involved any Purchased Entity (unless amended to exclude such Purchased Entity prior to Closing without any further Liability or obligation of such Purchased Entity) or which would constitute a Purchased Asset or which provides for any Liabilities which would constitute Assumed Liabilities, that are effective as of immediately prior to the Effective Time.

“Internet Properties” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Investors” means, collectively, Sponsor, C-H Holdings and GIC.

“IRS” means the United States Internal Revenue Service.

“Key Cash Jurisdictions” means Ireland, the United States and Singapore.

“knowledge” of a Party means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a)(iii) of the Disclosure Letter, and with respect to Buyer, the actual knowledge of the senior executive officers of Buyer.

“Law” means any law, treaty, statute, ordinance, rule, constitution, administrative interpretation, code or regulation of a Governmental Authority or judgment, decree, order, rule of common law, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” means any Indebtedness, liability or other obligation (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest, option, right of first refusal or negotiation, preemptive right, conditional sale agreement, judgment, attachment, encroachment, servitude, restriction on transfer or any other encumbrance, exception to title or charge of any kind. For the avoidance of doubt, a non-exclusive license of Intellectual Property Rights shall not be deemed to constitute a Lien.

“Losses” means any and all losses, damages, settlements, judgments, awards, penalties, claims, actions, causes of action, assessments, interests, fines, costs or expenses (including, without limitation, reasonable legal, accounting, expert and consultant fees and expenses, costs of investigation and litigation and defense and court costs) but excluding any special, indirect, incidental (other than arising by reason of or resulting from efforts to mitigate losses), exemplary, punitive or consequential damages (including, without limitation, diminutions or reductions in value, lost profits, lost opportunities, loss of revenue, lost sales or other speculative damages); provided, however, that notwithstanding the foregoing, “Losses” shall not exclude (and shall specifically include) special, indirect, incidental, exemplary, punitive or consequential damages to the extent awarded to a third party by a Governmental Authority or arbitrator in connection with a Third-Party Claim.

“Marketing Period” means the first period of 15 consecutive Business Days after the Agreement Date (i) commencing on the later of (A) the date immediately following the date Buyer has received the Required Financing Information, (B) the earliest date on which such 15 Business Day period can commence in order that the Closing (determined in accordance with Section 8.1 hereof) could occur within 10 Business Days after expiration of such 15 Business Day period (which 15 Business Day period shall exclude any Excluded Days, as defined below) and (C) to the extent the Closing Date is prior to January 1, 2016, the receipt by Buyer of the Closing Date Waiver and (ii) throughout which period (x) the Required Financing Information shall remain Compliant and (y) the conditions set forth in Sections 7.1 and 7.3 (excluding conditions that by their nature cannot be satisfied until the Closing, but such conditions must be capable of being satisfied if the Closing were to occur as described herein) shall be satisfied, assuming the Closing were to be scheduled for any time during such 15 Business Day period; provided that (A) if the Marketing Period has not ended prior to August 15, 2015, then it will not commence until September 8, 2015, (B) if the Marketing Period has not ended prior to December 21, 2015, then it will not commence until January 4, 2016, and (C) the Marketing Period shall not be required to be consecutive to the extent it would include November 26, 2015 through November 29, 2015 (which dates (“Excluded Days”) shall be excluded for purposes of the 15 consecutive Business Day period); provided, further, that (a) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is funded, and (b) if the Closing does not occur within 10 Business Days after expiration of such 15 Business Day period (which 15 Business Day period shall exclude any Excluded Days), the Marketing Period shall be deemed not to have commenced (it being understood that the Company shall be entitled to commence a new Marketing Period by delivering the Required Financing Information thereafter). If Seller reasonably believes in good faith that it has delivered the Required Financing Information, it may deliver to Buyer written notice to that effect (stating when it believes it completed such delivery), in which case Buyer will be deemed to have received the Required Financing Information on such date, unless Buyer in good faith reasonably believes in good faith that the information delivered by Seller does not constitute the Required Financing Information and, within three Business Days after Buyer’s receipt of such notice from Seller, Buyer delivers a written notice to Seller to that effect (stating with reasonable specificity those portions of the Required Financing Information that are missing or do not comply with the definition thereof), in which case the determination of whether and when Buyer has received the Required Financing Information shall be determined without reference to this sentence.

“Mask Work Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Material Adverse Effect” means any change, development, circumstance, occurrence, event or effect (“Effect”) that, individually or in the aggregate with all other Effects, is, or would reasonably be expected to be, materially adverse to (A) the operations, condition (financial or otherwise), assets (including intangible assets and rights), liabilities or results of operations of the Business, taken as a whole; provided that, for purposes of this clause (A) only, none of the following shall, either alone or in combination, be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred: any Effect resulting from or arising out of (a) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents, and/or the pendency of the transactions contemplated hereby or thereby or any other publicity, leak or rumor with respect thereto, including the impact of any of the foregoing on relationships with customers, suppliers, partners, lenders, officers, employees, regulators or other third party or any suit, action or other Proceeding arising therefrom or in connection therewith (other than in the case of this clause (a), in connection with the representation and warranty set forth in Section 4.3(b) for purposes of determining whether the condition set forth in the first sentence of Section 7.3(a) has been satisfied), (b) the performance by Seller or any Other Seller of its obligations under this Agreement or the other Transaction Documents (other than Seller’s obligations to operate in the ordinary course of business pursuant to Section 6.1(a)(X)), (c) any actions taken or omitted to be taken by Seller or its Affiliates to comply with, or that are required by, the express terms of this Agreement or any actions taken or omitted to be taken by Seller or its Affiliates at Buyer’s request or with the prior written consent of Buyer, (d) general business, regulatory, financial or economic conditions in the United States or other foreign locations where the Business is operated, including changes in prevailing interest rates or fluctuations in currency, (e) general conditions in the industry or markets in which the Business is conducted, (f) any change or development in Laws (including proposed changes or developments) applicable to the Business, the Purchased Shares or the Purchased Assets, any changes or proposed changes in GAAP (or the applicable accounting standards in any jurisdictions outside of the United States), or the enforcement or interpretation of any of the foregoing, (g) any changes in the economy in general, or the financial, banking or securities markets (including any disruption thereof), (h) any change related to the Excluded Assets or the Excluded Liabilities (including the Liabilities described in Schedule E-(vi) of the Disclosure Letter), except to the extent of any resulting effect on the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities from such changes, (i) any outbreak or escalation of war, armed hostilities, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof, (j) any earthquakes, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments, (k) any criminal activities, acts of terrorism or sabotage and (l) the failure of the financial or operating performance of the Business to meet public estimates or expectations or internal forecasts, plans, projections or budgets for any period prior to, on or after the Agreement Date (but the underlying reason for such failure to meet such estimates or expectations or forecasts, plans, projections or budgets may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred; provided such reason is not otherwise described in clauses (a) through (k) of this definition); provided that in the case of the foregoing clauses (d), (e), (f), (g), (i) and (k), Effects referred to therein shall be excluded only to the extent they do not, or would not reasonably be expected to, disproportionately impact the Business in a material manner relative to the competitors of the Business or other Business Entities in the industry or market in which the Business operates or (B) the ability of Seller and its Subsidiaries to consummate the transactions contemplated hereby by the Outside Date.

“Net Pension Liabilities” means an amount equal to (a) the aggregate amount of Transferred Pension Liabilities relating to the plans listed on Schedule 3.6 of the Disclosure Letter minus

(b) the aggregate fair market value of the Transferred Pension Assets relating to the plans listed on Schedule 3.6 of the Disclosure Letter, in each case, for purposes of this definition, calculated as of the dates, and pursuant to the methodology, assumptions and procedures set forth in the Pension Calculation Principles.

“Net Pension Liabilities Target” means $11,524,000.

“New Benefit Plans” has the meaning set forth on Schedule 2.7(a) of the Disclosure Letter.

“NISPOM” means the National Industrial Security Program Operating Manual or other applicable national or industrial security regulations.

“Non U.S. Benefit Plans” means each Seller Benefit Plan or other plan, scheme, fund or arrangement of Seller and/or any of its Subsidiaries operated outside of the United States (including any such plan which provides Retirement Benefits to or in respect of Non U.S. Employees, including any such plan, scheme, fund or arrangement which has not been disclosed to Buyer and any termination indemnity and seniority premium arrangements and mandatory government and social security pension arrangements that provide benefits to Non U.S. Employees upon any voluntary cessation of employment by any such employee), but not including any plans, funds or arrangements operated entirely within the United States or exclusively for the benefit of employees of Seller and its Subsidiaries who are not Non U.S. Employees and not including any plans, funds or arrangements to the extent funded by employer-sided employment taxes, social or national insurance contributions or similar obligations.

“Non U.S. Employees” means each Business Employee employed other than in the United States by Seller or any of its Affiliates, other than any employees reasonably considered to be U.S. expatriates.

“Non-Wholly Owned Entity” means any Purchased Entity that is not, as of immediately prior to the Closing, wholly owned by Seller, directly or indirectly through one or more wholly-owned Subsidiaries (other than de minimis holdings by a corporate agent or similar Person in connection with statutory requirements in an applicable jurisdiction).

“Notifying Party” means (a) Seller in the case of any matter for which any Seller Indemnified Party may be entitled to indemnification hereunder, and (b) Buyer in the case of any matter for which any Buyer Indemnified Party may be entitled to indemnification hereunder.

“Open Source Software” means any freeware, shareware, open source software (e.g., Linux) or software that is distributed under similar licensing or distribution models. For the avoidance of doubt, “Open Source Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (a) the GNU General Public License (GPL), Lesser/Library GPL (LGPL) or Affero General Public License (Affero GPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards Source License (SISSL); (g) the BSD License; (h) Red Hat Linux; (i) the Apache License; and (j) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Operational Separation” has the meaning set forth on Schedule 2.7(a) of the Disclosure Letter.

“ordinary course of business” means in the ordinary course of the operation of the Business consistent with past practices.

“Ordinary Course Inbound License” means any of the following to the extent the underlying license is to Seller or its Affiliates: (a) a Contract containing a license to Seller or its Affiliates to use, copy, or distribute any generally commercially available software or to use any generally commercially available service, including click wrap or shrink wrap licenses, in each case, where payments by Seller or its Affiliates under such Contracts have been (and are reasonably expected to be) less than $250,000 per year, (b) a license to Seller or its Affiliates to use open source software, (c) a Contract containing an inbound license to Seller or its Affiliates to use third party Technology or Intellectual Property Rights (other than Patents), where such license is incidental to the primary purpose of such Contract (such as an inbound license to use a customer’s trademarks in a Contract for which the primary purpose is granting the customer a right to use the Products), and (d) a Contract pursuant to which Seller or its Affiliates received a license under a third party’s Patents based on settlement of any litigation or a cross licensing arrangement where such license is related or applicable to the Business but would not reasonably be expected to be material to the Business.

“Ordinary Course Outbound License” means any of the following to the extent the underlying license is from Seller or its Affiliates: (a) a Contract substantially in the form of any of Seller or its Subsidiaries’ standard terms or agreements for end users, customers, distributors, resellers, value added resellers, or original equipment manufacturers, (b) a Contract containing an outbound license from Seller or its Affiliates to use Transferred Intellectual Property Rights (other than Patents), where such license is incidental to the primary purpose of such Contract (such as an outbound license to use trademarks in an inbound services Contract), and (c) a Contract pursuant to which Seller or its Affiliates provided a license under Seller’s Patents based on settlement of any litigation or a cross licensing arrangement where such license, litigation or claims are related or applicable to the Business, in each case, providing only non-exclusive rights to Intellectual Property Rights of Seller and its Affiliates.

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement and/or certificates of existence, as applicable.

“Patent Cross-License Agreements” means Contracts pursuant to which Seller or its Subsidiaries received a license under a third party’s Patents based on settlement of any litigation or a cross licensing arrangement.

“Patents” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, are being contested in good faith by appropriate proceedings, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not overdue or being contested in good faith by appropriate proceedings, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title that, in each case, only affect real property and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (e) Liens in favor of the landlord on real property demised that are set forth in the terms of the applicable lease and which do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs, in each case, mandated under applicable Laws or other social security programs, (g) Liens listed on Schedule 1.1(a)(iv) of the Disclosure Letter and (h) other Liens (other than monetary liens) arising in the ordinary course of business that are not incurred in connection with Indebtedness for borrowed money, that do not relate to Excluded Liabilities, and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with ownership or use of the subject asset in the Business as currently conducted.

“Person” means an individual, Business Entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date (with the Taxes attributable to such portion of a Straddle Period determined in accordance with Section 6.8(a)(iii)).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date (with the Taxes attributable to such portion of a Straddle Period determined in accordance with Section 6.8(a)(iii)).

“Principal Jurisdictions” shall mean Australia, Belgium, Brazil, Canada, China, France, Germany, India, Ireland, Israel, Italy, Japan, Netherlands, Russia, Singapore, South Korea, Spain, Sweden, United Kingdom, and the United States.

“Proceeding” means any complaint, claim, action, arbitration, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Product Purchase Agreements” means those certain Product Purchase Agreements entered into between Seller and Buyer on the Agreement Date pursuant to which Seller shall be permitted to use and purchase certain products and services set forth therein from Buyer following the Closing and Buyer shall be permitted to use and purchase certain products and services set forth therein from Seller following the Closing, in each case, in accordance with the terms thereof.

“Purchased Entities” has the meaning set forth in the definition of “Purchased Shares” in this Section 1.1.

“Purchased Entity Employees” means the employees of the Purchased Entities (including Automatic Transferred Employees) as of immediately prior to the Closing that are Business Employees.

“Purchased Minority Interests” has the meaning set forth in the definition of “Purchased Shares” in this Section 1.1.

“Purchased Shares” means (a) the shares of capital stock of, or any other equity or ownership interests in, (x) the Acquisition Entities and (y) the Subsidiaries held, directly or indirectly, by Seller listed on Section 1 of Appendix B (the Business Entities described in clauses (x) and (y), collectively, together with all Subsidiaries and controlled Affiliates thereof, the “Purchased Entities”) and (b) the shares of capital stock of, or any other equity interests in, the Business Entities held, directly or indirectly, by Seller (other than the Purchased Entities) listed on Section 2 of Appendix B (such Business Entities, the “Purchased Minority InterestsError! Bookmark not defined.”).

“Reference Date” has the meaning set forth in the definition of “Deemed Vested Awards” in this Section 1.1.

“Representatives” of any Person means such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Required Financing Information” shall mean such financial and other pertinent information regarding the Business of the type and form customarily included in an offering memorandum with respect to a private placement pursuant to Rule 144A promulgated under the Securities Act, to the extent reasonably requested by Buyer, including (A) all financial statements and financial and other data and other information (including a customary “MD&A” with respect to such financial statements and that shall include customary qualitative narrative disclosure regarding the principal lines of business of the Business as well as the geographies in which the Business operates) relating to the Business of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offering of debt or equity securities on Form S-1 and Form S-3 (or any successor forms thereto) under the Securities Act, to the extent, and of the type and form, customarily included in offering memoranda for private placements under Rule 144A promulgated under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, including the historical financial and other historical information relating to the Business reasonably necessary to prepare the pro forma financial statements for historical periods (which, for the avoidance of doubt, give effect to the consummation of the transactions contemplated by this Agreement, including as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the end of such most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date) (it being understood that Buyer shall be responsible for any post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Debt Financing)), (B) all such financial information and data relating to the Business as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in the foregoing clause (A) (including customary “negative assurance” comfort) from Seller’s independent auditors (including drafts of such “comfort” letters which such auditors are prepared to issue upon completion of customary procedures, in each form and substance customary for high yield securities offerings) and it being understood that financial statements for any interim period shall be reviewed by Seller’s independent auditors in accordance with AU-C Section 930, (C) all information and data required by numbered paragraphs 4 (including the 2013 Audited Financial Statements) and 9 of Exhibit D of the Debt Financing Commitment, (D) sales, EBITDA, total assets and total liabilities for (and as of the end of) the most recently completed fiscal year and, if quarterly financial statements are required, fiscal quarter, for which financial statements are included in the Required Financing Information with respect to entities that are guarantors and those that are non-guarantors under the Debt Financing, and (E) if available, (i) if the Marketing Period commences on or after October 25, 2015, customary “flash” or “recent development” revenue information (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis) for the completed three and six month periods ended October 2, 2015 or, (ii) if the Marketing Period commences on or after January 25, 2016, the completed three and nine month periods ended January 1, 2016; and which, for the avoidance of doubt, shall not include (a) historical or pro forma financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b), or other information required by Regulation S-K Item 402, or other information or financial data customarily excluded from a Rule 144A offering memorandum; provided that the Required Financing Information shall exclude (i) any financial information (other than the financial statements described above) concerning the Business that Seller does not maintain in the ordinary course of business, (ii) any other information not reasonably available to Seller under its current reporting systems or (iii) information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, Seller, Buyer or any of its respective affiliates; unless any such information referred to in clause (i), (ii) or (iii) above would be required to ensure that any offering document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

“Retained Contracts” means those Customer Contracts that are the subject of and defined in the Retained Contracts Agreement, including, to the extent required by Section 6.3(b), the Classified Government Contracts and such Contracts under the Retained Contracts Agreement, pursuant to which a customer is entitled to purchase or receive both (x) Products included in the Purchased Assets or provided by the Business and (y) other products or services of Seller or its Affiliates; provided, that, to the extent that a consent is obtained to Transfer any Retained Contract that is exclusively related to the Business, such Contract shall, from and after the date such consent is obtained, be deemed an “Assigned Contract” (and cease to be deemed a “Retained Contract”) for all purposes hereof.

“Retirement Benefits” means any pension, lump sum, gratuity, annuity, indemnity, compensation or similar benefit provided or to be provided on or after retirement (including early retirement), death, disability or termination of employment based on service with an employer (excluding the Seller NQDCP and Seller 401(k) Plan), including for the avoidance of doubt, termination indemnity and seniority premium arrangements and mandatory government and social security pension arrangements that provide benefits to employees of Seller or its Affiliates (including any Business Employees) upon any voluntary cessation of employment by any such employee, but excluding benefits provided under an arrangement, the sole purpose of which is to provide benefits on the accidental injury or death of a Business Employee or to provide continuation coverage pursuant to Section 4980B of the Code (or similar foreign law) and excluding benefits provided under any plans, funds or arrangements to the extent funded by employer-sided employment Taxes, social or national insurance contributions or similar obligations.

“RSUs” means restricted stock units of Seller granted to Business Employees and service providers of Seller and its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended.

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, (b) any Person operating, organized, citizen of, or resident in a sanctioned country, (c) any Person owned 50% or more by such Persons described in clauses (a) or (b), or (d) an agency or instrumentality of, or entity owned 50% or more by, the government of a sanctioned country.

“Seller Annual Bonus Plans” means those Seller Benefit Plans identified as Seller Annual Bonus Plans on Schedule 6.6(s) of the Disclosure Letter.

“Seller Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA and whether or not located or operated in the US), and each other severance, termination indemnity, redundancy pay, change in control, medical, dental, vision, sick leave, prescription, life insurance, fringe benefits plan, deferred compensation, retention or employment plan, program or agreement, each vacation, insurance coverage, disability coverage, disability benefits, death benefits, workers’ benefits, pension, profit sharing, retirement, incentive, bonus plan, commission plan, other Contract, program or policy that provides benefits to a service provider of Seller or its Subsidiaries, and each stock option, stock purchase, and restricted stock plan, program or policy, in each case, under which any Business Employee, or current or former service provider, consultant, director or employee of the Business (or any spouse, dependent or beneficiary thereof) has any present or future right to benefits and that is contributed to, sponsored or maintained (in whole or in part) or entered into by Seller or any of its ERISA Affiliates or under which Seller or any of its ERISA Affiliates has had or has any present or future Liability, in each case, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory.

“Seller NQDCP” shall mean the Symantec Corporation Deferred Compensation Plan (DCP).

“Seller Rabbi Trust” shall mean the trust established pursuant to the trust agreement between Symantec Corporation and Putnam Fiduciary Trust Company, dated January 1, 2010, as amended.

“Seller Retention Bonus Agreements” means those agreements identified as Seller Retention Bonus Agreements on Schedule 6.6(s) of the Disclosure Letter.

“Seller Retirement Plan” means each “pension plan” as defined in Section 3(2) of ERISA (whether or not subject to ERISA and whether or not operated in the United States) (excluding the Seller NQDCP and Seller 401(k) Plan) and each other Seller Benefit Plan (and any other scheme, plan, fund or arrangement of Seller or its Subsidiaries or which provides benefits to employees of Seller and its Subsidiaries), which provides Retirement Benefits and in which Business Employees are participants or have accrued benefits (including any mandatory state or social security plan or Industry Wide Plan in which Seller or any of its Subsidiaries participates).

“Seller Party” means each of Seller, its Subsidiaries, any Other Seller and any Purchased Entity.

“Seller Sales and Commission Plans” means those Seller Benefit Plans identified as Seller Sales and Commission Plans on Schedule 6.6(s) of the Disclosure Letter.

“Shared Contracts” means Contracts of Seller or any of its Subsidiaries with one or more third parties that relate to, or under which the rights of Seller or its Subsidiaries are exercised for the benefit of, both (x) any Purchased Assets or the Business and (y) any Excluded Assets or any business(es) of Seller and its Subsidiaries other than the Business, including without limitation any such Shared Contracts described on Schedule 1.1(a)(v) of the Disclosure Letter; provided that with respect to any Shared Contract for which Seller has received a signed acknowledgment from the counterparty thereof consenting to the assignment or replication of the rights and obligations under Shared Contract relating to the Business, such assigned or replicated Contract shall be treated as an Assigned Contract for purposes of this Agreement from the date such acknowledgement is received by Seller.

“Shared Services” means corporate or shared services provided to, or in support of the Business, that are general corporate or other overhead services and that are provided by Seller (or its Subsidiaries) to the Business and other businesses of Seller and its Subsidiaries, including, to the extent used by both the Business and other businesses of Seller and its Subsidiaries, access to and use of computer hardware and software related to any business function, travel and entertainment services, telecommunications services, temporary labor services, logistics services, fleet services, procurement and supply arrangements, treasury services, accounting and finance services, public relations, legal and risk management services, workers’ compensation arrangements, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and account payable services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases, in each case, other than to the extent provided through Purchased Entities, Purchased Assets or Continuing Employees (assuming their job functions remain unchanged).

“Signing Date Agreements” means this Agreement, the IPMA, the Transition Services Agreement, the Retained Contracts Agreement, the Buyer and Seller Reseller/OEM Agreements, the Product Purchase Agreements, the Data Redirection Agreement, and any other agreement, document, certificate or instrument contemplated hereby to be executed and delivered by the Parties or their Affiliates in connection with execution of this Agreement and the Exhibits, Appendices and Schedules hereto and thereto.

“Specified Qualifications” means the following: (a) the instances of the word “material” in the phrases “material Permit” and “material Patent Cross License Agreement” in Section 4.3(b)(ii) and instance of the phrase “Material Adverse Effect” in Section 4.3(b)(ii); (b) all instances of the word “material” in Section 4.5(a); (c) the instances of the word “materially” in Section 4.6; (d) the instance of the word “material” in the last sentence of Section 4.9(a); (e) the instance of the word “material” in the second sentence of Section 4.9(c); (f) the instance of the word “material” in Section 4.11(a); (g) the instance of the word “material” in Section 4.12(a) and Section 4.12(c); (h) the instance of the word “material” in Section 4.13(b); (i) the instance of the phrase “Material Adverse Effect” in Section 4.16(a) and the instance of the word “material” in Section 4.16(b); (j) the use of the word “materially” or “material” when used in defining the terms “Material Adverse Effect”, “Assigned Material Contract”, “Material Shared Contracts”, and “Material Contracts”; and (k) the use of the word “Material” when used as part of a capitalized defined term herein.

“Software” means computer software, computer programs, applications (including mobile apps) and databases in any form, including source code, object code, firmware, operating systems and specifications, algorithms, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, libraries and library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation (including manuals, user guides, flow charts, comments, and training materials), developer notes, comments and annotations.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the consolidated assets of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of consolidated Liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (c) such Person and its Subsidiaries, on a consolidated basis, shall have adequate capital for conducting the business. For purposes of this definition, in computing the amount of Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing and known at such time, represents the amount that can reasonably be expected to become an actual and matured Liability.

“Statutory Minimums” means prohibitions or restrictions by Law against distributions or dividends due to surplus, minimum capital, thin capitalization, maintenance of capital or similar requirements.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other Business Entity of which Buyer, Seller or such other Person, as applicable (either alone or through or together with any other Subsidiary), (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other Business Entity or (y) is the general partner or managing member (and all Subsidiaries of such Person). For the avoidance of doubt, as used in this Agreement, the term “Subsidiary” shall, with respect to Buyer for all periods following the consummation of the transactions contemplated by this Agreement, include each Purchased Entity to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement, in each case, provided that such Person otherwise satisfies the definition of “Subsidiary” due to the criteria set forth above; provided that no Purchased Entity shall be deemed to be a “Subsidiary” of Buyer unless and until legal title to the equity interests of such Person has, directly or indirectly, transferred to Buyer or an Other Buyer in accordance with the terms and provisions of this Agreement and the Equity Transfer Documents.

“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement.

“Tax” or “Taxes” means any and all federal, state, county, local or foreign tax (including any Transfer Tax), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, recording, payroll, highway use, commercial rent, capital stock, paid-up capital, capital gains, single business, disability, registration, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security or similar social insurance obligations or contributions, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, documentary, stamp, occupation, windfall profits, customs, duties, franchise, alternative or add-on minimum, estimated or other tax or governmental fee in the nature of a tax imposed or required to be withheld by any Taxing Authority including any estimated payments related thereto, any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person as transferee or successor, by Contract or otherwise.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Tax Return” means any return, declaration, report, election, disclosure, form, assessment, estimated return and information statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means Software, whether in electronic, written or other media, technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals, user manuals), schematics, algorithms, routines, databases, lab notebooks, development and lab equipment, processes, prototypes, devices, appliances, equipment, methods, technologies, schematics, and systems.

“Termination Amounts” means all severance, termination amounts (including notice or other termination indemnities) and similar amounts (including, for the avoidance of doubt, accrued vacation, paid time off and similar items or payments by an employer of amounts to compensate for costs of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and applicable state or similar Laws) that are required to be paid in connection with the termination of employment and, in each case, together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.

“Transaction Documents” means the Signing Date Agreements, the Closing Transfer Documents, the Subleases, and any other agreement, document, certificate or instrument contemplated hereby to be executed and delivered by the Parties or their Affiliates in connection with the transactions contemplated hereby, and the Exhibits, Appendices and Schedules hereto and thereto.

“Transfer Regulations” means any Law related to the automatic transfer, or liability related to transfer, in connection with the event of transfers of undertakings, businesses or parts of businesses, or acquisition, sales or mergers, including the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States (as defined therein) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”), the legislation and regulations of any EU Member State implementing such Acquired Rights Directive and other similar or comparable Laws.

“Transfer Taxes” means all stamp, transfer, real property transfer, recordation, grantee/grantor, documentary, sales and use, registration, occupation, privilege, or other such similar Taxes, fees and costs (including any interest, penalties and additions imposed thereon or with respect thereto) or the recording of any sale, transfer, or assignment of property (or any interest therein) but excluding any direct or indirect capital gains Taxes, any Income Taxes, and any withholding taxes related thereto.

“Transferred Pension Assets” means (without duplication) the sum of (x) the assets of the Seller Retirement Plans that are transferred to Business Retirement Plans pursuant to, and in accordance with, Section 6.6(x) and (y) the assets held in or by the Business Retirement Plans which are transferred or contributed to such plans by Seller or its Subsidiaries pursuant to, and in accordance with, Section 6.6(x).

“Transferred Pension Liabilities” means the sum of (A) the benefit liabilities, regardless of whether such benefits are vested or unvested, under (without duplication) (x) the Applicable Seller Retirement Plans to the extent relating to Business Employees and (y) the Business Retirement Plans and (B) 50% of the amount of all Taxes or other surcharges payable by Buyer or any of its Affiliates to the extent they are required by applicable Law to make any contribution of any amounts to, or with respect to, any of the Business Retirement Plans in connection with the assumption of Liabilities thereunder, or acceptance of assets thereby, in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S. Benefit Plans” means each Seller Benefit Plan, whether or not disclosed to Buyer, but not including (i) any mandatory government or social security pension arrangements, (ii) plans, funds or arrangements operated entirely outside the United States or (iii) plans, funds or arrangements operated primarily for the benefit of employees of Seller and its Subsidiaries who are not U.S. Employees.

“U.S. Employees” means each Business Employee employed in the United States by Seller or any of its Subsidiaries, including any employees reasonably considered to be U.S. expatriates.

“VAT” means value added Tax, goods and services Tax, or other similar Tax, including such Taxes imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any Laws authorized by that Directive) and any similar value added Tax pursuant to the Laws of any jurisdiction which is not a member of the European Union (including Canadian GST and Quebec Sales Tax), and any interest or penalties in respect thereof, but excluding any direct or indirect capital gains Taxes, any Income Taxes, and any withholding Taxes.

“Veritas Former Businesses” means the Former Businesses set forth on Schedule 1.1(a)(vi) of the Disclosure Letter and any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was primarily managed by or primarily associated with the Business as then conducted.

Section 1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the location set forth below:

Definition	Location
2013 Audited Financial Statements	6.14
2015 Quarterly Statements	6.14
Accountant’s Determination	6.8(f)(ii)
Acquisition Proposal	6.20
Affected Foreign Employees	6.6(u)
After-Acquired Business Real Property	Appendix A
After-Identified Common Software	6.11(c)(ii)
After-Identified E-4 Software	6.11(c)
After-Identified IPR	6.11(c)(i)
Agreement	Preamble
Agreement Date	Preamble
Allocation	3.3(a)
Allocation Methodology	3.3(a)
Allocation Statement	3.3(a)
Antitrust Order	6.3(c)
Applicable IM Business Property	6.11(d)
Applicable Seller Retirement Plan	6.6(x)(i)
Applicable Shared Contracts	4.18(a)
Assigned Contracts	Appendix A

Assigned Material Contract	4.5(a)
Assumed Debt	Appendix C
Assumed Liabilities	Appendix C
Assumed Pending Litigation	Appendix C
Audited Financial Statements	4.11(a)
Bill of Sale	2.5(a)
Books and Records	6.5(a)
Business Guarantees	6.17
Business Indemnitees	6.9(a)
Business Real Property	Appendix A
Business Retirement Plans	6.6(x)(ii)
Buyer	Preamble
Buyer Benefit Plans	6.6(n)
Buyer Equity Commitments	5.5(a)
Buyer Equity Financing	5.5(a)
Buyer Indemnified Parties	9.1(a)
Buyer Indemnified Party	9.1(a)
Buyer Long Term Incentive Program	6.6(d)
Buyer Losses	9.1(a)
Buyer NQDCP	6.6(w)
Buyer Rabbi Trust	6.6(w)
Buyer Related Parties	10.3(d)
Buyer’s 401(k) Plan	6.6(r)
Buyer’s FSA	6.6(p)
Buyer-Signed Tax Returns	6.8(c)(ii)
Calculation Principles	3.2(b)
Cap	9.2(a)
CFO Certificate	6.15(f)
C-H Holdings	5.5(a)
C-H Holdings Equity Financing Commitment	5.5(a)
Channel Agreements	4.5(a)
Classified Government Contracts Retention Election	6.3(b)
Cleared Employees	6.3(b)
Closing	8.1
Closing Business Cash Deficit Amount	3.5(a)
Closing Business Cash Surplus Amount	3.5(a)
Closing Business Indebtedness	3.5(a)
Closing Date	8.1
Closing Date Waiver	8.1
Closing Statement	3.5(a)
Competing Activity	6.10(a)
Compliant Offer	6.6(b)
Confidentiality Agreement	6.2(b)
Continuation Period	6.6(c)
Continuing Employee	6.6(b)
Copyright and Mask Work Assignment Agreement	2.5(a)
D&O Indemnity Arrangements	6.9(a)
Debt Financing	5.5(a)
Debt Financing Commitment	5.5(a)
Deductible	9.2(b)
Delayed Matching Contributions	6.6(r)

Delayed Transfer Closing	2.7(c)
Delayed Transfer Jurisdiction	2.7(c)
Determination Date	3.5(f)
DHS	6.6(u)
Disclosure Letter	Article 4
Discontinued Products	Appendix A
Dispute Notice	3.5(c)
DOL	6.6(u)
DSS	6.3(b)
DSS Approval	6.3(b)
Effective Time	8.1
Employee Census	4.12(n)
Employing Entity	6.6(b)
Equity Financing	5.5(a)
Equity Financing Commitments	5.5(a)
Equity Transfer Documents	3.4(a)
Estimated Business Indebtedness	3.2(b)
Estimated Closing Net Working Capital	3.2(b)
Estimated Closing Statement	3.2(b)
Estimated Consideration	3.2(a)
Estimated Net Pension Liabilities	3.6(a)
Estimated Net Pension Liabilities Adjustment Amount	3.6(a)
Estimated Pension Statement	3.6(a)
Estimated Working Capital Adjustment Amount	3.2(a)
Excluded Assets	Appendix D
Excluded Contracts	Appendix D
Excluded Employee Liabilities	6.6(k)
Excluded Liabilities	Appendix E
Excluded Pending Litigation	Appendix E
Excluded Software	Appendix D
Excluded Tax Liabilities	6.8(a)(i)
Exclusive Period	6.20
Exon-Florio Filing	6.3(b)
FAR	4.20(c)
Final Business Cash Deficit Amount	3.5(f)
Final Business Cash Surplus Amount	3.5(f)
Final Business Indebtedness	3.5(f)
Final Closing Net Working Capital	3.5(f)
Final Closing Statement	3.5(f)
Final Consideration	3.5(f)
Final Net Pension Liabilities	3.6(e)
Final Net Pension Liabilities Adjustment Amount	3.6(e)
Final Working Capital Adjustment Amount	3.5(f)
Financing	5.5(a)
Financing Agreements	6.15
Financing Commitments	5.5(a)
FOCI	6.3(b)
Foreign Continuing Employee	6.6(b)
GIC	Preamble
GIC Equity Financing Commitment	5.5(a)
Government Contract	4.20(a)

Government Contract Bid(s)	4.20(c)
Governmental Authority	4.3(a)
Governmental Consent	6.3(a)
GSA Contract	4.20(b)
Independent Accountant	3.5(e)
Independent Actuary	3.6(d)
Information	6.12
Information Management Applications	6.10(a)
Infringement Claims	9.1(c)
Inventory	Appendix A
IPMA	Preamble
Key Separation Obligations	9.5
Leased Real Property	Appendix A
Lenders	5.5(a)
Limited Guarantees	Preamble
Local Transfer Agreement	2.5(a)
Material Blended Pricing Agreements	4.18(b)
Material Contracts	4.5(a)
Material Shared Contracts	4.5(a)
Minimum Amount	9.2(b)
Negative Adjustment Amount	3.5(g)
New Business Retirement Plan	6.6(x)(i)
New U.S. Transition Health and Welfare Plans	6.6(dd)
Notification	6.8(g)
OFAC	4.22(a)
Offer Recipient Employee	6.6(b)
Officer Certificates	6.15(f)
Operational Separation Activities	2.7(a)
Other Asset Sellers	2.1
Other Buyer	2.1
Other Sellers	2.2
Other Share Sellers	2.2
Other Transfer Documents	2.5(a)
Outside Date	10.1(b)
Parties	Preamble
Party	Preamble
Patent Assignment	2.5(a)
Paying Party	6.6(aa)
Pension Calculation Principles	3.6(a)
Pension Determination Date	3.6(e)
Pension Dispute Notice	3.6(b)
Positive Adjustment Amount	3.5(g)
Post-Closing Tax Action	6.8(e)(ii)
Post-Transaction Severance Benefits	6.6(i)
Potential Contributor	9.2(h)
Preliminary Allocation	3.3(a)
Privileged Information	6.12
Privileges	6.12
Products	Appendix A
Proposed Spin-Off	4.16
Purchase Price	3.1

Purchase Transaction	Preamble
Purchased Assets	Appendix A
Qualified Representations	9.2(e)
Qualifying Termination	6.6(i)
Real Property Leases	Appendix A
Refund Recipient	6.8(e)(i)
Registered Transferred IPR	4.7(a)
Releasee	6.18(d)
Releasors	6.18(d)
Required Amount	5.5(d)
Responsible Party	6.6(aa)
Restricted Assets	2.6(a)
Restricted Split Interest	2.6(c)
Retained Contracts Agreement	2.6(d)
Retention RSUs	6.6(d)
Scheduled Guarantees	6.17
SEC	4.3(a)
Section 3.3 Assets	3.3(a)
Section 338(g) Elections	6.8(h)
Securities Purchase Agreement Officer’s Certificate	6.15(f)
Seller	Preamble
Seller 401(k) Plan	6.6(r)
Seller Indemnified Party	9.1(b)
Seller Losses	9.1(b)
Seller Related Parties	11.5
Seller Severance Policies	6.6(i)
Seller U.S. Benefits Transition Plans	6.6(dd)
Seller’s FSA	6.6(p)
Seller-Paid Transferred Pension Assets	Appendix G
Seller-Signed Tax Returns	6.8(d)(i)
Split Interest	2.6(c)
Sponsor	Preamble
Sponsor Equity Financing	5.5(a)
Sponsor Equity Financing Commitment	5.5(a)
Statutory Financial Statements	6.14
Straddle Period Tax Returns	6.8(c)(iii)
Subcontracted Work	2.6(e)
Subleases	2.5(a)
Substitute Unvested Award	6.6(d)
Tangible Assets	Appendix A
Tax Attribute	6.8(e)(ii)
Tax Benefit	9.2(i)
Tax Claim	6.8(g)
Tax Restoration Amount	10.3(b)(ii)
Tax Return Filer	6.8(d)(iv)
Termination Fee	10.3(b)(i)
Third Party Claim	9.3(c)(i)
Third Party Claim Notice	9.3(c)(i)
Trade Secret Assignment Agreement	2.5(a)
Trademark Assignment	2.5(a)

Transfer	2.6(a)
Transfer Date	6.6(x)(iii)
Transfer Tax Returns	6.8(b)(v)
Transferred Intellectual Property Rights	Appendix A
Transferred IT Asset	Appendix A
Transferred Technology	Appendix A
Transition Services Agreement	Preamble
U.S. Benefits Transition Date	6.6(dd)
U.S. Continuing Employee	6.6(b)
U.S. Health and Welfare Transition Date	6.6(p)
Unvested RSUs	6.6(d)
Withholding Party	3.7(a)

ARTICLE 2

SALE OF ASSETS AND SHARES AND ASSUMPTION OF LIABILITIES

Section 2.1 Asset Purchase. Upon the terms and subject to the conditions set forth in this Agreement (including Section 2.6 and Section 2.7(c)), at the Closing, Seller shall, or shall cause one or more of its Subsidiaries (such Subsidiaries, the “Other Asset Sellers”) to, sell, assign, transfer, convey and deliver to Buyer (or any direct or indirect wholly-owned (which for this purpose, shall include any Subsidiary in which there exists a de minimis shareholder as required by local law) Subsidiary of Buyer designated by Buyer (such Subsidiary, an “Other Buyer”)), and Buyer shall, or shall cause such Other Buyer to, acquire and accept from Seller or such Other Asset Seller, all of Seller’s and such Other Asset Sellers’ respective right, title and interest in and to all the Purchased Assets as they exist at the Closing, free and clear of Liens other than Permitted Liens and Liens arising under the Assumed Debt.

Section 2.2 Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement (including Section 2.7(c)), at the Closing, Seller shall, or shall cause one or more of its Subsidiaries (such Subsidiaries, the “Other Share Sellers” and, together with the Other Asset Sellers, the “Other Sellers”) to, sell, assign, transfer, convey and deliver to Buyer (or an Other Buyer designated by Buyer), and Buyer shall acquire and accept, or shall cause such Other Buyer to acquire and accept, from Seller or such Other Share Sellers, all of Seller’s and such Other Share Sellers’ respective right, title and interest in and to all of the Purchased Shares, free and clear of Liens.

Section 2.3 Excluded Assets. All Excluded Assets shall be retained by Seller and its Affiliates and are not being acquired by Buyer.

Section 2.4 Assumed Liabilities; Excluded Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall accept, assume and agree to pay, perform, fulfill and discharge when due any and all Assumed Liabilities. Following the Closing, Buyer shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Assumed Liabilities are asserted or determined or whether asserted or determined prior to the Agreement Date. Buyer shall not be released from any Liability hereunder if it assigns any of its rights or Liabilities hereunder to any of its Affiliates. Buyer shall indemnify Seller for the performance by Seller or any of its Subsidiaries of any Assumed Liability, including any Assumed Liability that Seller or its Subsidiaries performs due to applicable obligee’s exercise of its lawful rights not to accept the performance of such

Assumed Liability by, or on behalf of, Buyer or any of its Affiliates, subject to, and in accordance with, Article 9. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) nothing contained in this Agreement shall require Buyer or its Affiliates to pay, perform or satisfy any of the Assumed Liabilities so long as Buyer or its Affiliates shall in good faith contest, or cause to be contested, with the relevant third party that is the obligee of such Assumed Liability the amount or validity thereof or shall in good faith assert any defense or offset thereto, and (ii) the fact that a Liability may fall under the definition of “Assumed Liabilities” and may have been assumed by Buyer or its Affiliates hereunder shall not in any respect prevent Buyer or any other Buyer Indemnified Party from seeking or receiving indemnification hereunder with respect to such Liability to the extent such Person is entitled to indemnification with respect to such Liability or obligation pursuant to the terms of Article 9.

(b) The Parties agree that, except for the Assumed Liabilities, Buyer shall not accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability for, any Liabilities of Seller or any Affiliate of Seller (whether now existing or hereafter arising), and Seller and its Affiliates shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all such other Liabilities of Seller or its Affiliates and the Excluded Liabilities.

Section 2.5 Transfer.

(a) The right, title and interest in and to the Purchased Assets and the Purchased Shares shall be sold, assigned, transferred, conveyed and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Shares and the Purchased Assets and an assumption of the Assumed Liabilities in accordance with the terms set forth herein in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be in a form mutually agreed by the Parties as between Seller and/or one or more of its Other Sellers and Buyer and/or one or more of its Other Buyers, as required in each jurisdiction, and shall include: (i) with respect to the Purchased Assets and Assumed Liabilities, a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), (ii) to the extent required by Law or otherwise agreed by the Parties and in compliance with Section 2.5(b), a local transfer agreement for each jurisdiction other than the United States in which Purchased Assets or Assumed Liabilities are located or the Purchased Entities or Purchased Minority Interests are organized (each such agreement, a “Local Transfer Agreement”) (provided that if such Purchased Assets, Purchased Shares or Assumed Liabilities are of a type or nature that are not transferable under local Law or custom pursuant to a Local Transfer Agreement, or if a Local Transfer Agreement is not sufficient under local Law or custom to transfer to Buyer or the applicable Other Buyer such applicable Purchased Assets, Purchased Shares or Assumed Liabilities, the transfer of such Purchased Assets, Purchased Shares or Assumed Liabilities shall be effected or further substantiated, as applicable, pursuant to Other Transfer Documents), (iii) the sublease agreements with respect to all Business Real Property set forth on Schedule A-(v)(c) of the Disclosure Letter in accordance with Schedule 2.7(a) of the Disclosure Letter (collectively, the “Subleases”) that shall be entered into and executed no later than at or as of the Closing by Seller and/or one or more of its Other Sellers, as appropriate, and Buyer or one or more of its Other Buyers, or to the extent entered into and executed prior to the Closing, by a Purchased Entity, (iv) with respect to the Purchased Shares, the Equity Transfer Documents, (v) with respect to applicable Patents, a patent assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Patent Assignment”), (vi) with respect to applicable Trademarks, a trademark assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Trademark Assignment”), (vii) with respect to applicable Copyright and Mask Works, a copyright and mask works assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Copyright and Mask Work Assignment Agreement”), (viii) with respect to applicable Trade Secrets, a trade secret assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Trade Secret Assignment Agreement”) and (ix) such other deeds, bills of sale, asset transfer agreements, demerger deeds or plans, Intellectual Property Rights transfer agreements, endorsements, assignments, assumptions, leases, subleases, affidavits and other instruments of sale, conveyance, lease, transfer and assignment as may be required by local Law or custom, or reasonably requested by Buyer, to effect the transfer of the Purchased Assets or Purchased Shares in accordance with this Agreement, in each case, in such form as is reasonably satisfactory to the Parties (and, for the avoidance of doubt, which shall not contain provisions expanding the scope of the Parties’ respective obligations as set forth in this Agreement) (the “Other Transfer Documents”). To the extent resolutions of Seller’s or any of its Subsidiaries’ board of directors (or local equivalent) and stockholders (or local equivalent) authorizing and approving the transactions contemplated by this Agreement or the Transaction Documents are required by Law to effect the transactions contemplated by this Agreement or the Transaction Documents, at Closing, Seller shall provide to Buyer a certificate from Seller and each such Subsidiary dated as of the Closing Date and attaching with respect to each such Person such resolutions.

(b) Each Local Transfer Agreement shall be in form and substance in the form mutually agreed which shall maintain the same legal meaning and effect under local Law as provided in this Agreement (or as otherwise mutually acceptable to Buyer and Seller (and the relevant Other Sellers and Other Buyers, as required under applicable local Law) in all respects); provided that in each case that (i) to the extent permissible under local Law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Purchased Assets or Purchased Shares and shall not have any effect on the value being received by Seller or given by Buyer in the Purchase Transaction, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, except where required by local Law (and any consideration paid by Buyer or any of its Affiliates to Seller or any of its Subsidiaries pursuant to any Equity Transfer Documents or Local Transfer Agreement shall be deemed for all purposes to comprise part of, and not be in addition to, the amounts payable hereunder), (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement (except to the extent required by Law of the applicable jurisdiction) and (iii) no such Local Transfer Agreement shall include any additional representations or warranties, covenants or agreements except to the extent required by Law of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, this Agreement will control to the extent permissible under Law of an applicable jurisdiction. Such Transfer pursuant to this Agreement or any other Transaction Document will be effective as of Closing or at such other times as specifically provided in each respective Transaction Document and will be subject to the terms and conditions of this Agreement and the applicable Transaction Document.

Section 2.6 Approvals and Consents.

(a) Notwithstanding anything in this Agreement or any other Closing Transfer Document to the contrary, neither this Agreement nor any other Closing Transfer Document shall constitute an agreement to sell, convey, transfer, assign or deliver (a “Transfer”) to Buyer or any Other Buyer (or, in connection with Operational Separation, to any Purchased Entity) any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset if and for so long as the Transfer or attempted Transfer to Buyer or any Other Buyer (or, in connection with Operational Separation, to any Purchased Entity), without the Consent of a third party, under applicable Law or the express terms of the applicable Contract, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Purchased Asset, or, unless waived by Buyer, would in any material way adversely affect the rights, upon Transfer, of Buyer or its Affiliates with respect to such Purchased Asset (such assets being referred to herein as “Restricted Assets”). Notwithstanding anything in this Agreement to the contrary, unless and until any such Consent with respect to any Restricted Asset is obtained, such Restricted Asset shall not constitute a Purchased Asset; provided that at no time on or after the Closing shall any Restricted Assets for which Consent has not been obtained constitute Excluded Assets nor shall any Liability arising out of, or related to, such Restricted Assets constitute an Excluded Liability solely by virtue of being Restricted Assets, in each case for purposes of this Agreement; provided, further, that any Liability (other than an Excluded Liability) arising from such Restricted Assets on or after the Closing, including any Taxes to the extent related thereto, shall be an Assumed Liability for purposes of this Agreement to the same extent as would have been the case had such Restricted Asset been Transferred to Buyer at Closing, and Buyer shall indemnify Seller for all such Taxes (including any additional amount sufficient to place Seller in the same after-Tax position as it would have been had the Restricted Assets been actually Transferred to Buyer at Closing), provided that Seller shall cooperate, as reasonably requested by Buyer, to minimize the amount of such Taxes, including by claiming any available exemption or any available refund, relief, credit or other recovery, and by executing and filing any invoices, forms or certificates (including residency certificates) reasonably required and shall, or shall cause its Subsidiaries to, enter into all Contracts or other arrangements reasonably requested by Buyer to minimize any such Tax and any Tax imposed on Buyer as a result of the transfer of benefits under such Restricted Assets to Buyer in accordance with this Section 2.6. For the avoidance of doubt, such cooperation shall not include any change to the operations of Seller or its Subsidiaries or require Seller or its Subsidiaries to carry out any other restructuring activities and Buyer shall indemnify Seller for all of its reasonable, out-of-pocket costs (including Taxes) incurred to implement any Tax planning techniques requested by Buyer pursuant to the preceding sentence. Once such Consent is obtained (or such other impediment to Transfer ceases to exist), Seller shall, or shall cause its Subsidiaries to, Transfer at Closing (or, if to be transferred in connection with Operational Separation, at Operational Separation in the applicable jurisdiction) or as promptly as reasonable practicable thereafter the relevant Purchased Asset to which such Consent or other impediment to Transfer relates to Buyer or the applicable Other Buyer (or, if to be transferred in connection with Operational Separation, to the applicable Purchased Entity) for no additional consideration. Applicable Transfer Taxes and VAT in connection with such Transfer shall be paid in accordance with Section 6.8. This Section 2.6(a) does not relate to Shared Contracts which are addressed in Section 2.6(c) and Section 2.6(d).

(b) Each Party shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts, and shall, to the extent permitted under applicable Law, reasonably cooperate with each other, to obtain or to cause to be obtained any requisite Consent, substitution, or amendment required to Transfer and novate to Buyer (or, if to be transferred in connection with Operational Separation, the applicable Purchased Entity) all rights and obligations of Seller and its Subsidiaries with respect to the Purchased Assets and the Assumed Liabilities such that, in any case, Buyer (or, if to be transferred in connection with Operational Separation, the applicable Purchased Entity) will be solely benefited by and responsible for such rights and obligations from and after the Closing Date (or, if to be transferred in connection with Operational Separation, Operational Separation in the applicable jurisdiction), in each case, other than Excluded Assets and Excluded Liabilities and otherwise to the extent such rights and obligations would have Transferred to Buyer at the Closing pursuant to this Agreement had no restriction on such Transfer been imposed. Nothing in this Section 2.6 shall require Buyer, Seller or any of their Subsidiaries to pay any amount, grant or alter any rights or contractual provisions, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such Consent or any novation, other than general reasonable internal costs, overhead and reasonable use of internal personnel and assets or infrastructure. Further, in no event will Seller, and Seller shall cause its Subsidiaries not to, (A) commit to make any payments other than cash payments that are Excluded Liabilities or otherwise paid in full prior to the Closing or (B) make any non-monetary concession that would purport to bind Buyer, its Subsidiaries, the Business or any Purchased Entities following the Closing beyond that which would have otherwise constituted an Assumed Liability had such Restricted Assets been Transferred to Buyer at Closing. In the event that Seller determines to seek a novation with respect to any Assigned Contract, then, subject to the same limitations under this Section 2.6(b) applicable to the Parties’ obligations to seek a Consent, Buyer shall, to the extent permitted under applicable Law, reasonably cooperate with, and shall cause its Subsidiaries to reasonably cooperate with, Seller and the Other Sellers (including, where necessary, entering into appropriate instruments of assumption) to cause such novation to be obtained and to have Seller and the Other Sellers released from all liability that constitutes Assumed Liabilities to third parties with respect to such Assigned Contract, in each case, to the extent consistent with the terms of this Agreement and with effect to occur from and after Closing. With respect to any Assumed Liabilities for which Seller, or any Affiliate of Seller, has any secondary liability to third parties, Buyer shall provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer and its Subsidiaries with all material contract terms and conditions applicable thereto. Notwithstanding anything else set forth in this Section 2.6, no Party shall be required to take any action that (i) violates any contractual obligation of such Party that is in effect on the Agreement Date in a manner that would reasonably be expected to materially and adversely impact such Party or (ii) violates applicable Law. The obligations of each Party under this Section 2.6(b) shall expire 12 months after the Closing Date except those obligations under this Section 2.6(b) with respect to any Government Contract necessary or relating to the Business, which obligations shall not expire until 24 months after the Closing Date.

(c) Prior to the Closing Date, Seller shall use reasonable best efforts to separate the rights and obligations under each Shared Contract (other than any Excluded Shared Contract) to the extent that they relate to the Business (a “Split Interest”) and Transfer to Buyer or its designee (or, if to be transferred in connection with Operational Separation, the applicable Purchased Entity) any Split Interest and replicate such Shared Contract for the benefit of Buyer or its designee (or, if to be transferred in connection with Operational Separation, the applicable Purchased Entity) (with such replicated Contract imposing no additional or differing obligations (except arising from different volume-based arrangements) than, and otherwise on substantially the same terms as, the applicable Shared Contract (except that the replicated Contract will only pertain to the Business) or other terms mutually agreeable to the Parties in accordance with the terms and subject to the conditions set forth herein) such that as of the Effective Time, Buyer or such designee (or, if to be transferred in connection with Operational Separation, as of Operational Separation, the applicable Purchased Entity) shall be entitled to such Split Interest and replicated Contract, each of which, being deemed a Purchased Asset for all purposes of this Agreement, subject to this Section 2.6(c). If an attempted Transfer of a Split Interest or replication of such Shared Contract, without the Consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning the applicable Shared Contract, or, unless waived by Buyer, would in any way adversely affect the rights (except such differences under volume-based arrangements as a result of changes to volume), upon Transfer, of Buyer or its Subsidiaries with respect to such Split Interest, as applicable (each, a “Restricted Split Interest”), then (i) until such Consent (or replication and transfer to Buyer or the Purchased Entity) has occurred, such Restricted Split Interest shall not constitute a Purchased Asset nor shall any Liability arising out of, or related to such Restricted Split Interest constitute an Excluded Liability solely by virtue of being Restricted Split Interests, (ii) Seller shall use reasonable best efforts to obtain all requisite Consents to Transfer to Buyer (or, if to be transferred in connection with Operational Separation, the applicable Purchased Entity) such Restricted Split Interest on the Closing Date (or, if to be transferred in connection with Operational Separation, at Operational Separation for such jurisdiction) or (to the extent not completed by such date), for 12 months after the Closing Date (or in the case of Government Contracts, 24 months after the Closing Date), as promptly thereafter as reasonably practicable, and (iii) Buyer shall reasonably cooperate and use reasonable best efforts to assist Seller in obtaining such Consents; provided that (A) nothing in this Section 2.6(c) shall require Buyer, Seller or any of their Subsidiaries to pay any amount, grant any rights, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such Consent, other than general reasonable internal costs, overhead and reasonable use of internal personnel and assets or infrastructure and (B) in no event will Seller, and Seller shall cause its Subsidiaries not to,

(x) commit to make any payments other than cash payments that are Excluded Liabilities or otherwise paid in full prior to the Closing or (y) make any non-monetary concession that would purport to bind Buyer, its Subsidiaries, the Business or any Purchased Entities following the Closing beyond that which would have otherwise constituted an Assumed Liability had such Restricted Split Interest been Transferred to Buyer at Closing. Once the Transfer of a Split Interest and replicated Contract has occurred, and once Consent is obtained for the Transfer of a Restricted Split Interest (including replication of the Shared Contract relating thereto as described herein) or such other impediment to Transfer ceases to exist, such Split Interest, replicated Contract or Restricted Split Interest shall be Transferred to or assumed through the replicated Contract by Buyer (but not before such time and not before the Closing Date) (or, if to be transferred in connection with Operational Separation, the applicable Purchased Entity) for no additional consideration, and, in each case, the rights to such Split Interest, replicated Contract or Restricted Split Interest shall be deemed to be a Purchased Asset for purposes of this Agreement and the obligations (other than Excluded Liabilities or Liabilities under a replicated Shared Contract that deviate from the applicable Shared Contract) under such Split Interest, replicated Contract or Restricted Split Interest that would have otherwise constituted Assumed Liabilities at the Closing, shall, upon such Transfer to Buyer, be deemed to be an Assumed Liability for purposes of this Agreement to the same extent as if Transferred to Buyer at Closing; provided that at no time on or after the Closing shall the rights to any Restricted Split Interest for which Consent has not been obtained constitute Excluded Assets nor shall any Liability arising out of, or related to, such Restricted Split Interest constitute an Excluded Liability solely by virtue of being a Restricted Split Interest, in each case for purposes of this Agreement; provided, further, that any Liability (other than an Excluded Liability) arising from or related to any Restricted Split Interest on or after the Closing, including any Taxes to the extent related thereto, shall be an Assumed Liability for purposes of this Agreement to the same extent as would have been the case had such underlying Split Interest been able to be Transferred to Buyer at Closing, and Buyer shall indemnify Seller for all such Taxes (including any additional amount sufficient to place Seller in the same after-Tax position as it would have been had the underlying Split Interest been able to be Transferred to Buyer at Closing), provided Seller shall cooperate, as reasonably requested by Buyer, to minimize the amount of such Taxes, including by claiming any available exemption or any available refund, relief, credit or other recovery, and by executing and filing any invoices, forms or certificates (including residency certificates) reasonably required and shall, or shall cause its Subsidiaries to, enter into all Contracts or other arrangements reasonably requested by Buyer to minimize any such Tax and any Tax imposed on Buyer as a result of the transfer of benefits under such Restricted Split Interest to Buyer in accordance with this Section 2.6. For the avoidance of doubt, such cooperation shall not include any change to the operations of Seller or its Subsidiaries or require Seller or its Subsidiaries to carry out any restructuring activities and Buyer shall indemnify Seller for all of its reasonable, out-of-pocket costs (including Taxes) incurred to implement any Tax planning techniques requested by Buyer pursuant to the preceding sentence. Notwithstanding anything to the contrary herein, after the Agreement Date, without the prior written consent of Buyer, (i) Seller shall use its reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, not to enter into any Shared Contract (other than Contracts obtained at the corporate parent level which are not intended to benefit or encumber the Business disproportionately to Seller’s other businesses and entered into in the ordinary course of business) and (ii) Seller shall not, and shall cause its Subsidiaries not to, amend, modify or separate or replicate any Shared Contract in any manner that is disproportionately adverse to the Business, Purchased Assets or any Purchased Entity as compared to Seller’s other businesses, assets or Subsidiaries.

(d) With respect to any Retained Contract, on the Agreement Date, Buyer and Seller have entered into a Retained Contracts Agreement in the form mutually agreed upon and executed by the Parties (the “Retained Contracts Agreement”), pursuant to which, subject to the terms and conditions thereof, the applicable Purchased Entities shall agree to, or cause its Subsidiaries to, perform the obligations of Seller under each Retained Contract to the extent exclusively relating to (including to provide applicable maintenance and support for, and provide other services in respect of) the Products to or on behalf of

Seller. Notwithstanding anything to the contrary herein, after the Agreement Date, without the prior written consent of Buyer, (i) Seller shall use reasonable best efforts, and shall cause its Affiliates to use reasonable best efforts, not to enter into any Retained Contract and (ii) Seller shall not, and shall cause its Affiliates not to, amend, modify or separate or replicate any Retained Contract in any manner that is disproportionately adverse to the Business, Purchased Assets or any Purchased Entity as compared to Seller’s other businesses, assets or Subsidiaries.

(e) If any required Consent to Transfer a Restricted Asset or a Restricted Split Interest or replicate a Shared Contract in respect of any Restricted Split Interest is not obtained on or prior to the Closing Date, then, other than with respect to an Excluded Shared Contract, for 12 months following the Closing (or in the case of Government Contracts, 24 months after the Closing Date), the Parties shall continue to use their reasonable best efforts to obtain such Consent in accordance with Section 2.6(b) and Section 2.6(c); provided that from and after Closing, neither Seller nor any Subsidiary of Seller shall be required to obtain, or make any efforts to obtain, any Consent with respect to the Excluded Shared Contracts. The Parties hereby further agree to implement such reasonable arrangements (including subleasing, sublicensing or subcontracting or other arrangements through the Transaction Services Agreement or IPMA) with respect to the underlying rights and obligations related to such Restricted Asset or Restricted Split Interest in respect of a Shared Contracts (other than the Excluded Shared Contracts), to the extent permitted by applicable Law, as shall enable Buyer, on and following the Closing Date, to enjoy the benefits and detriments of the applicable Restricted Asset or Restricted Split Interest held by Seller or applicable Other Seller and for Buyer, from and after the Closing, to perform (and Buyer shall agree to perform) the obligations of Seller or any applicable Other Seller in respect thereof (to the extent they would otherwise constitute Assumed Liabilities), for no additional consideration, and for Buyer to assume, from and after the Closing, the payment, performance and other obligations thereof, in each case, to provide for Buyer or the applicable Other Buyer substantially comparable benefits, and to otherwise put Buyer and Seller (and their respective Subsidiaries) in substantially the position they would have been in, had such Restricted Asset or Restricted Split Interest been transferred at the Closing (such obligations of Buyer, the “Subcontracted Work”), until the earlier of (i) such time as such Consent to Transfer the applicable Restricted Asset or Restricted Split Interest (or replicate and Transfer the Shared Contract (other than the Excluded Shared Contract) in respect thereof) shall have been obtained and (ii) in the case of a Restricted Asset that is a Contract or a Restricted Split Interest, such time as such Contract or Restricted Split Interest shall have lapsed, expired or not have been renewed in accordance with its terms. Buyer agrees to diligently perform and discharge, and shall cause its Subsidiaries to perform and discharge with certainty, the obligations of Seller and its Subsidiaries in connection with the Subcontracted Work and shall indemnify and hold harmless Seller and its Subsidiaries for any Losses arising out of or relating to (x) any Purchased Assets held by Seller or any of its Other Sellers for the benefit of Buyer pursuant to any such arrangement and (y) any failure of Buyer and its Subsidiaries to perform and discharge such Subcontracted Work, in each case, except to the extent constituting Excluded Liabilities. Seller shall be permitted to set-off against any amounts held for the benefit of Buyer pursuant to this arrangement all direct out-of-pocket costs and expenses (including Taxes) associated with the retention and maintenance of such Purchased Assets following the Closing. From and after the Closing, to the extent permitted under applicable Law, Seller shall, and shall cause its Affiliates to, hold in trust (or such equivalent mechanism permissible under local Law in each relevant jurisdiction) for and exercise at the direction of Buyer, and pay or deliver to Buyer promptly upon receipt thereof (as applicable), all benefits, rights, goods, services, income, proceeds and monies received by, or provided to, Seller or its Affiliates to the extent related to any Purchased Asset and/or the conduct of the Business (i) in connection with the arrangements under this Section 2.6(e) or (ii) otherwise relating to the Restricted Assets or Restricted Split Interests; provided that the foregoing will not apply to rights, goods, services, income, proceeds, and other monies received by Seller under any Retained Contracts, which shall be governed solely by Section 2.6(d) and the Retained Contracts Agreement. To the extent that a Consent to Transfer to Buyer with respect to a particular Restricted Asset or Restricted Split Interest (or replicated Shared Contract) is obtained after the Closing Date, the Parties agree that such obligations relating thereto will no longer be considered to be Subcontracted Work at such time, but, to the extent such obligations would have been deemed to be Assumed Liabilities at the Closing had such particular Restricted Asset or Restricted Split Interest (or replicated Shared Contract) been Transferred at the Closing, will instead be deemed to be Assumed Liabilities for all purposes of this Agreement. The Parties shall enter into such reasonable arrangements, including with respect to Continuing Employees performing services under any Restricted Asset or Restricted Split Interest, as are necessary and appropriate to give effect to the arrangements provided for under this Section 2.6(e). This Section 2.6(e) shall not apply to any Retained Contracts, which shall be governed solely by Section 2.6(d) and the Retained Contracts Agreement; provided, that, prior to the Closing, each Party shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts, to the extent permitted under applicable Law, and reasonably cooperate with each other, to obtain or to cause to be obtained any requisite Consent, substitution, or amendment required to Transfer and novate to Buyer (or, if to be transferred in connection with Operational Separation, the applicable Purchased Entity) all rights and obligations of Seller and its Subsidiaries with respect to any Retained Contract that relates exclusively to the Business (subject to the second and third sentences of Section 2.6(b), mutatis mutandis).

(f) Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any Consent required under any Antitrust Laws, which Consents shall be governed solely by Section 6.3.

(g) Buyer acknowledges that certain Consents for the Purchase Transaction may be required and that certain of such Consents may not be obtained. Notwithstanding anything in this Agreement to the contrary, failures to obtain any Consent (other than a Governmental Consent required to be obtained pursuant to Section 7.1(b), Section 7.3(f) or necessary for satisfaction of the conditions set forth in Section 7.1(a)) or any resulting termination of any Contract shall not in and of themselves, individually or in the aggregate, constitute a Material Adverse Effect, a breach by Seller of any representation, warranty or covenant under this Agreement or any of the other Transaction Documents, or a failure of any condition under this Agreement or any of the other Transaction Documents, including those in Article 7.

Section 2.7 Operational Separation; Pre-Closing Restructuring.

(a) Seller shall use reasonable best efforts to perform restructuring activities to effect the separation of the Business from Seller’s other businesses in order for the Business to complete Operational Separation in each jurisdiction on or prior to the Closing (or, if not completed prior to Closing, to continue to use its reasonable best efforts to perform such activities in order for the Business to complete Operational Separation in such jurisdiction as promptly as reasonable practicable thereafter), which activities (and restrictions thereon) are described on Schedule 2.7(a) of the Disclosure Letter (as amended from time to time in accordance with this Section 2.7(a), the “Operational Separation Activities”), with the objective of effectuating the Operational Separation Activities in all material respects on or about October 3, 2015, or as soon as reasonably practicable (in Seller’s reasonable discretion) thereafter. Seller shall not be required to perform any Operational Separation Activity to the extent that it would violate applicable Law or any other operational separation activity not required by Schedule 2.7(a) of the Disclosure Letter. From time to time after the Agreement Date and prior to the Closing (or Delayed Transfer Closing, with respect to any Delayed Transfer Jurisdiction), Seller shall be permitted to amend Schedule 2.7(a) of the Disclosure Letter (and the exhibits thereto) without the prior consent of Buyer (i) so that the transactions contemplated hereby do not violate applicable Law, (ii) to add transfers of cash and cash equivalents, Excluded Assets or Excluded Liabilities from the Purchased Entities to Seller or an Affiliate of Seller (other than a Purchased Entity) by dividend, distribution, sale, payment of intercompany advances or Indebtedness, or other transfer, (iii) secure the consent or approval of a Governmental Authority, works council in non-U.S. jurisdictions or other regulatory body to the extent necessary to complete Operational Separation or the other transactions contemplated by this Agreement and (iv) in all other circumstances not prohibited by the following sentence. Notwithstanding the foregoing, any amendment to Schedule 2.7(a) of the Disclosure Letter (or the exhibits thereto) otherwise permitted hereunder shall require the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) if (a) such amendment includes any steps or actions that would cause any representation or warranty of Seller in Article 4 to become (x) materially untrue or incorrect for representations and warranties not qualified by “material” or derivations thereof or (y) untrue or incorrect for representations and warranties qualified by “material” or derivations thereof, (b) such amendment would create or result in any increase in any Assumed Liabilities or any other Liabilities or obligations of Buyer with respect to which Buyer is not entitled to indemnification pursuant to this Agreement for the full amount thereof (or Seller otherwise agrees to fully indemnify Buyer therefor) and Seller acknowledges in writing such indemnity obligation (including any incremental Transfer Taxes required to be paid by Buyer hereunder, other than any Transfer Taxes reasonably likely to be recovered within two years by Buyer or its Affiliates under applicable Law without material cost or expense or restructuring or the implementation of further Tax planning techniques by Buyer or any of its Subsidiaries), (c) other than in any de minimis respect, such amendment would have any adverse Tax impact on Buyer, any of its Subsidiaries or, following the Closing, any Purchased Entities with respect to which Buyer is not entitled to indemnification pursuant to this Agreement for the full amount thereof (or Seller otherwise agrees to fully indemnify Buyer therefor) and Seller acknowledges in writing such indemnity obligation, (d) other than in any de minimis respect, such amendment would impose restrictions or limitations on Buyer, any of its Subsidiaries or any Purchased Entities not otherwise expressly set forth in this Agreement (taking into account the transactions contemplated by this Agreement), (e) such amendment would create or give rise to any loans or balances (x) between any Purchased Entity, on one hand, and another Purchased Entity, on the other hand, or (y) between any Purchased Entity, on one hand, and Seller or any of its Subsidiaries (other than Purchased Entities), on the other hand, in each case that would not be canceled or terminated without further liability (other than a de minimis liability) or obligation on or before the Closing pursuant to this Agreement (unless such amendment would not have any adverse Tax impact on Buyer, any of its Subsidiaries or, following the Closing, any Purchased Entities, or if there would be any such adverse Tax impact, Buyer would be entitled to indemnification pursuant to this Agreement for the full amount thereof (or Seller otherwise agrees to fully indemnify Buyer therefor) and Seller acknowledges in writing such indemnity obligation), (f) such amendment would (x) reduce the paid in capital, statutory capital or other local Law equivalent with respect to any Purchased Entity below (A) the Statutory Minimums with respect to such Purchased Entity or (B) an amount which would result in Buyer or any of its Subsidiaries (including any Purchased Entity) being required by applicable Law to contribute additional capital to such Purchased Entity, or (y) result in negative equity or negative retained earnings, distributable reserves or other local Law equivalent, (g) such amendment would involve entering into any Contract, covenant or agreement with any Taxing Authority that would bind Buyer, its Subsidiaries or any Purchased Entity with respect to any period (or portion thereof) beginning on or after the Closing Date, (h) such amendment would cause Buyer or any of its Subsidiaries (including, following the Closing, any of the Purchased Entities) to violate any Law or Contract, (i) such amendment would reasonably be expected to prevent, impede or delay beyond the Outside Date the consummation of the Purchase Transaction in any of the Principal Jurisdictions, or (j) such amendment would reasonably be expected to make less likely to occur the consummation of the Purchase Transaction or the other transactions contemplated hereby or by the other Transaction Documents (or the satisfaction of the conditions in Article 7) in any jurisdiction. Without the prior written consent of Buyer (which consent shall not be unreasonably conditioned, delayed or withheld), Seller shall not take any valuation positions in the Operational Separation Activities that are inconsistent with the Allocation Methodology as described in and as permitted by Section 3.3 and Schedule 3.3 of the Disclosure Letter. Subject to the foregoing provisions of this Section 2.7(a) and the provisions of Schedule 2.7(a) of the Disclosure Letter, Seller may consummate such Operational Separation Activities at any time prior to the Closing Date for consideration or for no consideration, including the issuance of debt or equity interests in any entities involved in any such Operational Separation Activities, as may be determined by Seller in its sole discretion. Seller shall reasonably respond to reasonable questions by Buyer regarding the status of the Operational Separation Activities and progress regarding the achievement of Operational Separation.

(b) With respect to any material amendments to Schedule 2.7(a) of the Disclosure Letter proposed by Seller that do not require Buyer’s consent pursuant to Section 2.7(a), to the extent reasonably practicable, Seller shall in good faith consult with Buyer as to such proposed amendment. To the extent Buyer has any reasonable concerns with any such amendment proposed by Seller, Buyer shall provide to Seller any information reasonably available to Buyer that is reasonably requested in writing by Seller to enable Seller to understand the impact of such amendment on Buyer, its Subsidiaries or any Purchased Entity, and Seller shall consider in good faith suggestions by Buyer. Any executed documents, instruments or certificates (or forms thereof) to implement Operational Separation that affect or that would Transfer Purchased Assets or assets of a Purchased Entity (X) other than in any de minimis respect, shall not impose Liabilities, restrictions or limitations on Buyer, its Subsidiaries or the Purchased Entities not expressly contemplated by this Agreement (taking into account the transactions contemplated by this Agreement, including the assumption of the Assumed Liabilities by Buyer) and (Y) shall be made available to Buyer reasonably promptly following their completion. The form business transfer agreement to be used to effect the transactions contemplated by the Step Plan shall be mutually agreed by the Parties.

(c) Further, to the extent Operational Separation is not completed in a particular jurisdiction (other than a Principal Jurisdiction) as of the Closing, the Parties shall, in accordance with Appendix H, delay the Closing of the Purchase Transaction with respect to the Purchased Entities, Purchased Assets and/or Assumed Liabilities related to such jurisdiction (each, a “Delayed Transfer Jurisdiction” and the Closing of the Purchase Transaction therein, a “Delayed Transfer Closing”) until such time as Operational Separation has been completed in such jurisdiction in all material respects. Notwithstanding the foregoing, in no event will any Principal Jurisdiction be a Delayed Transfer Jurisdiction without the written consent of Buyer.

(d) Notwithstanding anything to the contrary in this Agreement and subject to applicable Law, no action taken by Seller in accordance with Section 2.7 in and of itself will be deemed to violate any provision of Section 6.1(a).

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price. The total consideration for the Purchased Shares and the Purchased Assets shall consist of (a) an amount equal to $8,000,000,000 (the “Purchase Price”), as adjusted pursuant to Section 3.5 and Section 3.6, payable as described in this Agreement, and (b) the assumption by Buyer of the Assumed Liabilities. VAT or Transfer Taxes payable in connection with the consummation of the Purchase Transaction and the transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement are addressed in Section 6.8 and Section 10.3.

Section 3.2 Payment of Purchase Price.

(a) On the Closing Date (or in the event the Closing Date is January 1, 2016, then on January 4, 2016), Buyer shall pay, or caused to be paid (including through an Other Buyer), an amount equal to the sum of (1) the Purchase Price, minus (2) the Estimated Business Indebtedness, plus (3) the Estimated Working Capital Adjustment Amount (such amount, the “Estimated Consideration”) to Seller

(for its own account and as agent for any Other Seller unless otherwise provided in any Local Transfer Agreement). Such Estimated Consideration shall be payable in United States dollars in immediately available federal funds and delivered by, or on behalf of, Buyer (or an applicable Other Buyer) to such bank account or accounts as shall be designated in writing by Seller no later than the second Business Day prior to the Closing (or such later time as may be agreed by Seller and Buyer). Notwithstanding the foregoing, if any portion of the Estimated Consideration is required under applicable Law to be paid in a currency other than United States dollars and/or to a specific Other Seller, the applicable United States dollar amount (as allocated pursuant to Section 3.3 or otherwise mutually agreed by the Parties) shall be converted into the applicable other currency at the Designated Exchange Rate and paid by, or on behalf of, Buyer or the applicable Other Buyer to Seller or the appropriate Other Seller by wire transfer to one or more bank accounts designated in writing by Seller no later than the second Business Day prior to the Closing (or such later time as may be agreed by Seller and Buyer) in lieu of the payment of such amount in United States dollars pursuant to this Section 3.2(a). As used herein, “Estimated Working Capital Adjustment Amount” shall mean, (i) if the amount of the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital Upper Collar, the dollar amount of such difference (expressed as a positive number) and (ii) if the amount of the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Lower Collar, the dollar amount of such difference (expressed as a negative number).

(b) No later than five Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”) which will set forth Seller’s good faith estimate of (i) the estimated amount of Business Indebtedness outstanding as of immediately prior to the Effective Time (the “Estimated Business Indebtedness”) and (ii) the estimated amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), including the calculation thereof, in each case (A) calculated in accordance with this Agreement and GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the Audited Financial Statements, as modified by the principles set forth on Appendix F (collectively, the “Calculation Principles”) and (B) together with supporting documentation used by Seller in calculating such amount and such other documentation as Buyer may reasonably request. In the event the Closing Date is January 1, 2016, then (i) on December 31, 2015, Buyer shall deliver evidence reasonably satisfactory to Seller that it will have cash in an aggregate amount equal to or greater than the Financing which will be available to Buyer on January 4, 2016 to pay the Estimated Consideration and (ii) within five Business Days following the Determination Date, Buyer shall pay to Seller an amount equal to $500,000 as interest on the Purchase Price from the Closing Date to January 4, 2016.

Section 3.3 Allocation of Purchase Price. To the extent permitted by applicable Law, Seller, on behalf of itself and the Other Sellers, and Buyer, on behalf of itself and Other Buyers, have agreed to allocate the Final Consideration, the amount of Assumed Liabilities and other relevant amounts among the Purchased Shares (and to the extent required or permitted by applicable Tax Law, the underlying assets held by any Purchased Entity or Purchased Minority Interest) and the Purchased Assets (and to the extent required or permitted by applicable Tax Law, the non-competition covenant contained in Section 6.10 and any licenses acquired pursuant to this Agreement) (collectively, the “Section 3.3 Assets”), in a manner consistent with Sections 1060 and 338 of the Code (as applicable) (and any other applicable Tax Law) (for the avoidance of doubt, an allocation different than an allocation under Section 1060 may be required by applicable Tax Law to be taken for local country Tax purposes) and the methodology set forth in Schedule 3.3 of the Disclosure Letter (the “Allocation Methodology”). Buyer and Seller shall agree on a preliminary allocation of the Purchase Price, the Assumed Liabilities and other relevant amounts (the “Preliminary Allocation”) prior to the Closing Date among the Section 3.3 Assets, in a manner consistent with Sections 1060 and 338 of the Code (and any other applicable Tax Law), the Allocation Methodology and this Section 3.3. As soon as reasonably practicable after the Closing, Seller shall deliver to Buyer a statement (the “Allocation Statement”) which shall allocate the Final

Consideration, Assumed Liabilities and other relevant amounts among the Purchased Shares and the Purchased Assets (and, where appropriate, the assets of any Purchased Entity or Purchased Minority Interest) as of the Effective Time in accordance with the allocation requirements of Sections 1060 and 338 of the Code (as applicable) (and any other applicable Tax Law) among the Section 3.3 Assets (the “Allocation”). Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Allocation Statement (and computation of the Allocation) will be consistent with the methodologies, policies and principles of the Allocation Methodology and used in the Preliminary Allocation. If, within 20 Business Days after the delivery of the Allocation Statement, Buyer notifies Seller that Buyer objects to the Allocation set forth in the Allocation Statement, Buyer and Seller shall seek in good faith to resolve such dispute within 20 Business Days. In the event that Buyer and Seller are unable to resolve such dispute within 20 Business Days, Seller and Buyer shall jointly retain a nationally recognized accounting firm to resolve the disputed items. Upon resolution of the disputed items, the Allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The fees and expenses of the accounting firm shall be borne equally by Seller and Buyer. In the event that Buyer notifies Seller that it accepts the Allocation Statement, or does not notify Seller of any objections to the Allocation Statement during such 20 Business Day period, Buyer shall be considered to have accepted the accuracy of the Allocation Statement delivered by Seller and such Allocation Statement (and the Allocation set forth therein) shall be final, conclusive and binding upon the Parties. Any adjustments to the Final Consideration paid by Buyer in consideration for the sale and purchase of the Purchased Shares and the Purchased Assets (including any adjustments made pursuant to Section 3.5) shall be reflected in the Allocation Statement in a manner consistent with the Allocation Methodology, Sections 1060 and 338 of the Code and the regulations promulgated thereunder (and any other similar provisions under applicable Tax Law) and, subject to foregoing, as mutually agreed by the Parties (it being understood that no Party will unreasonably withhold, condition or delay such agreement). In the event that an adjustment to the Final Consideration is made pursuant to this Agreement, Buyer and Seller shall use their reasonable best efforts to mutually agree to an allocation of any such post-Closing adjustment in a manner consistent with the Allocation and this Section 3.3. For all Tax purposes, Seller and Buyer agree to report, and cause their respective Subsidiaries to report, the transactions contemplated by this Agreement in a manner consistent with the Allocation, and will not take, or permit their respective Subsidiaries to take, any position inconsistent therewith in any Tax Return in any audit or refund claim, in any litigation or otherwise, unless required to do so by a Taxing Authority. In addition, Seller and Buyer shall, and cause their respective Subsidiaries to, act in accordance with the Allocation Statement (and the Allocation set forth therein) in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position and cause their Subsidiaries not to take any position inconsistent with the Allocation Statement (or the Allocation set forth therein) for Income Tax purposes in any jurisdiction, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or other similar provision under applicable Tax Law. Seller and Buyer shall each be responsible for the preparation of their own Section 1060 and 338 statements (and analogous foreign statements, as applicable) and forms in accordance with applicable Tax Laws and in a manner consistent with the Allocation Statement (and the Allocation set forth therein), and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other Party. In the event that the Allocation is disputed by any Taxing Authority, (a) the Party receiving notice of the dispute shall promptly notify the other Party of such notice and (b) both Seller and Buyer shall use reasonable efforts to defend the Allocation in any Proceedings or settle such dispute in a manner mutually acceptable to Seller and Buyer. Seller and Buyer shall each instruct their employees and Representatives to cooperate with, and promptly respond to all reasonable requests and inquiries of, the other, and to provide, upon execution of a customary access letter if required by Seller’s or Buyer’s (as applicable) outside accountants, Buyer and its Representatives or Seller and its Representatives (as applicable) with reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with the conduct of the other Party’s business, upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by the other to the extent such materials have been prepared and relate to the Allocation in any respect or questions concerning or disagreements with the Allocation. For the avoidance of doubt, the Parties shall respect the Allocation agreed upon pursuant to this Section 3.3 with respect to the Purchased Assets sold by Other Sellers that are organized in the People’s Republic of China and for the sale of Purchased Shares of Purchased Entities that are organized in the People’s Republic of China and in no event shall the Parties adjust the Allocation with respect to such Purchased Assets or Purchased Shares. Notwithstanding the foregoing, Buyer and Seller agree that, for purposes of the Allocation only (and not Appendix C), the amount of any Deferred Revenue included in the Assumed Liabilities shall be zero, and that no cash payment is being made actually or constructively by Seller to Buyer for the assumption of any such Deferred Revenue.

Section 3.4 Title Passage; Delivery of Purchased Shares and Purchased Assets.

(a) Title Passage. Upon the Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), all of the right, title and interest of Seller, (including any risk of loss) in and to all of the Purchased Shares and the Purchased Assets shall pass to Buyer or such Other Buyer; provided that Buyer may elect to require Seller to convey any of the Purchased Shares and the Purchased Assets to an Other Buyer, and Seller shall comply with any such election. At Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Seller shall deliver, or cause to be delivered, to Buyer or an Other Buyer, as applicable, (i)(1) to the extent that such Purchased Shares are in certificated form, certificates evidencing the Purchased Shares duly endorsed in blank or with stock powers duly executed in proper form for transfer, or any other equivalent or alternative procedure required under local Law to effect valid transfer of the Purchased Shares, (2) to the extent that such Purchased Shares are not in certificated form, stock powers or other instruments of transfer duly executed in blank, and (3) in either case, any short-form equity transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer to Buyer or the applicable Other Buyer the Purchased Shares in accordance with the Laws of the jurisdiction of organization, incorporation or formation of such Purchased Entities or Purchased Minority Interests (including any necessary notarizations, legalizations or other attestation and execution formalities to the extent required by applicable Law), in each case, in a form reasonably acceptable to the Parties and with any appropriate stock transfer stamps affixed thereto, or other equivalent or alternative procedure required under local Law to effect valid transfer of the Purchased Shares (the items described in clauses (1) through (3), collectively, the “Equity Transfer Documents”), (ii) possession of the Purchased Assets and (iii) the Other Transfer Documents required to convey to Buyer or an Other Buyer, as applicable, good and marketable title to all of the Purchased Shares and the Purchased Assets, free and clear of all Liens, other than, in the case of Purchased Assets, Permitted Liens and Liens arising under the Assumed Debt. Where the operation of applicable Law requires that any obligation of Seller or Other Seller to perfect the transfer of title to the Purchased Shares or Purchased Asset to Buyer or the applicable Other Buyer can only be satisfied following Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Seller shall take, or cause the applicable Other Seller to take, all such actions as may be required as soon as reasonably practicable following Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing).

(b) Method of Delivery of Purchased Shares and Purchased Assets. The Purchased Shares shall be delivered to Buyer or an Other Buyer, as applicable, in the manner described in Section 3.4(a). The Purchased Assets shall be delivered to Buyer or an Other Buyer, as applicable, in the form and to the location reasonably directed by Buyer and (if any location other than their respective location as of immediately prior to Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing)) consented to by Seller before the Closing Date (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing); provided, that, to the extent practicable, Seller shall deliver all of the Transferred Technology through electronic delivery or in another reasonable manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any Transfer Taxes and VAT if such method of delivery does not adversely affect costs (including Taxes) of Seller, Buyer or their respective Subsidiaries, or the condition, operability or usefulness or benefit of any Purchased Asset to Buyer or its Subsidiaries.

Section 3.5 Post-Closing Net Working Capital Adjustment; Other Adjustment.

(a) As promptly as practicable and in any event within 60 Business Days following the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) which will set forth Buyer’s good faith determination of the following: (i) the Business Cash Surplus Amount (the “Closing Business Cash Surplus Amount”) or the Business Cash Deficit Amount (the “Closing Business Cash Deficit Amount”), (ii) the amount of Business Indebtedness outstanding as of immediately prior to the Effective Time (the “Closing Business Indebtedness”) and (iii) the amount of Closing Net Working Capital, including the calculation thereof. The items set forth on the Closing Statement shall be prepared in accordance with the Calculation Principles and this Agreement. With respect to any items and amounts in the Estimated Closing Statement which are not disputed by Buyer in the Closing Statement, Buyer shall have deemed to have agreed with such items and amounts in the Estimated Closing Statement. From the Closing Date through the Determination Date, Seller shall give, and shall cause its Subsidiaries to give, and instruct its representatives and auditors to give (upon execution by Buyer and its representatives of a customary access letter if required by Seller’s outside accountants), Buyer and its Subsidiaries, and its representatives and auditors, upon reasonable advance notice, all such reasonable access (including electronic access, to the extent reasonably available) during normal business hours (or such other times as the Parties may agree) and in a manner so as not to unreasonably interfere with the conduct of Seller’s or its Subsidiaries’ business, as Buyer may reasonably require to the books and records of Seller or its Subsidiaries and to personnel or representatives of Seller (including but not limited to finance personnel) for any purpose relating to the determination of the Closing Statement and the adjustments contemplated by this Section 3.5 (all such information shall be deemed Confidential Information of Seller and therefore subject to Section 6.2(b)).

(b) From the Closing Date through the Determination Date, Buyer shall give, and shall cause its Subsidiaries to give, and instruct its representatives and auditors to give (upon execution by Seller and its representatives of a customary access letter if required by Buyer’s outside accountants), Seller and its Subsidiaries, and its representatives and auditors, upon reasonable advance notice, all such reasonable access (including electronic access, to the extent reasonably available) during normal business hours (or such other times as the Parties may agree) and in a manner so as not to unreasonably interfere with the conduct of Buyer’s or its Subsidiaries’ business, as Seller may reasonably require to the books and records of the Business and to the appropriate Continuing Employees and other personnel or representatives of Buyer (including but not limited to finance personnel) for any purpose relating to the determination of the Closing Statement and the adjustments contemplated by this Section 3.5 (all such information shall be deemed Confidential Information of Buyer and therefore subject to Section 6.2(c)).

(c) Within 45 Business Days after Seller’s receipt of the Closing Statement, Seller shall notify Buyer whether it accepts or disputes the accuracy of the Closing Statement. In the event that Seller disputes the accuracy of the Closing Statement, Seller shall deliver a written notice to Buyer specifying in reasonable detail those items and amounts as to which Seller disagrees and setting forth Seller’s calculation of such disputed amounts (a “Dispute Notice”) and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. In the event that Seller notifies Buyer that it accepts the Closing Statement, or does not deliver a Dispute Notice to Buyer, during such 45 Business Day period, Seller shall be considered to have accepted the accuracy of the Closing Statement delivered by Buyer and such Closing Statement shall be final, conclusive and binding upon the Parties, absent fraud.

(d) If a Dispute Notice shall be timely delivered by Seller pursuant to Section 3.5(c) above, Seller and Buyer shall, during the 20 Business Days following such delivery (as such time period may be extended by the mutual agreement of the Parties), seek in good faith to reach agreement on the disputed items and amounts. During such 20 Business Day period and until the final determination of the Closing Business Indebtedness, the Closing Business Cash Surplus Amount, the Closing Business Cash Deficit Amount and the Closing Net Working Capital in accordance with this Section 3.5, Seller and its representatives shall be provided with such access to the books and records of the Business and the Continuing Employees as it may reasonably request to enable it to address all matters set forth in any Dispute Notice as described in Section 3.5(c). If Buyer and Seller resolve their differences over the disputed items in the Closing Statement in accordance with the foregoing procedure, the Closing Statement shall be revised to reflect such resolution and the amount of the Closing Business Indebtedness, the Closing Business Cash Surplus Amount, the Closing Business Cash Deficit Amount and the Closing Net Working Capital agreed upon by Seller and Buyer as reflected in such revised Closing Statement shall be final, conclusive and binding on the Parties, absent fraud.

(e) If the Parties fail to resolve their differences over the disputed items and amounts in the Closing Statement within such 20 Business Day period (as such time period may be extended by the mutual agreement of the Parties), then Buyer and Seller shall forthwith jointly request that Grant Thornton LLP, or if such firm is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be mutually agreed by the Parties (the “Independent Accountant”), make a binding determination only as to the disputed items and amounts in the Closing Statement in accordance with the terms of this Agreement. The Independent Accountant will under the terms of its engagement have no more than 20 Business Days from the date of referral within which to render its written decision with respect to such disputed items and amounts. The Independent Accountant shall consider only those items or amounts in the Closing Statement as to which Seller and Buyer are in disagreement. The Independent Accountant shall deliver to Seller and Buyer a written report setting forth its adjustments, if any, to the Closing Statement based on the Independent Accountant’s determination with respect to the disputed items and amounts in accordance with this Agreement and the Calculation Principles and such report shall include the calculations supporting such adjustments; provided that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by one of the Parties. Such report shall be final, conclusive and binding on the Parties, absent fraud or manifest error. The fees and expenses of the Independent Accountant shall be allocated to be paid by Buyer and Seller in inverse proportion (based on the disputed amounts proposed by each to the Independent Accountant) as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted. Promptly after any matter is referred to the Independent Accountant under this Section 3.5(e), Seller and Buyer shall deliver to the Independent Accountant copies of any schedules or documentation that may reasonably be required or requested by the Independent Accountant to make its determination. Each of Buyer and Seller shall be entitled to submit to the Independent Accountant a memorandum setting forth its position with respect to the disputed items.

(f) The date on which the Closing Statement is finally determined in accordance with this Section 3.5 shall be referred to as the “Determination Date” and the Closing Statement as so finally determined shall be referred to as the “Final Closing Statement” and each of the Closing Business Cash Surplus Amount, the Closing Business Cash Deficit Amount, the Closing Business Indebtedness and the Closing Net Working Capital, as so finally determined in the Final Closing Statement shall be referred to as the “Final Business Cash Surplus Amount”, “Final Business Cash Deficit Amount” the “Final Business Indebtedness” and the “Final Closing Net Working Capital”, respectively. As used herein, (i) the “Final Working Capital Adjustment Amount” shall mean, (1) if the amount of the Final Closing Net Working Capital is greater than the Closing Net Working Capital Upper Collar, the dollar amount of such difference (expressed as a positive number) and (2) if the amount of the Final Closing Net Working Capital is less than the Closing Net Working Lower Collar, the dollar amount of such difference (expressed as a negative number), and (ii) the “Final Consideration” shall mean an amount equal to the sum of (A) the Purchase Price, plus (B) the Final Business Cash Surplus Amount (if any), minus (C) the Final Business Cash Deficit Amount (if any), minus (D) the Final Business Indebtedness, plus (E) the Final Working Capital Adjustment Amount.

(g) Within five Business Days following the Determination Date, (i) if the Estimated Consideration exceeds the Final Consideration (the amount of such excess, the “Negative Adjustment Amount”), Seller shall pay, or caused to be paid, to Buyer the Negative Adjustment Amount or (ii) if the Final Consideration exceeds the Estimated Consideration (the amount of such excess, the “Positive Adjustment Amount”), Buyer shall pay, or caused to be paid, to Seller the Positive Adjustment Amount. Any payment under this Section 3.5(g) shall be payable in United States dollars in immediately available federal funds and delivered to such bank account or accounts as shall be designated in writing by the receiving party and such payments shall be accompanied by interest at a fixed annual rate equal to the rate of interest from time to time announced publicly by J.P. Morgan Chase Bank, N.A. as its prime rate and shall be calculated on the basis of the actual days elapsed between the Closing Date and the payment date based on a 365-day year; provided, that, if any portion of the Negative Adjustment Amount or Positive Adjustment Amount (or interest thereon) is required under applicable Law to be paid in a currency other than United States dollars and/or to a specific Other Seller or Other Buyer, such applicable United States dollar amount shall be converted into the applicable other currency at the Designated Exchange Rate and paid by, or on behalf of, Buyer or Seller (as applicable) to the other (or the appropriate Other Buyer or Other Seller, as applicable) by wire transfer to one or more bank accounts designated in writing by Buyer or Seller (as applicable) no later than the second Business Day prior to the date of payment (or such later time as may be agreed by Seller and Buyer) in lieu of the payment of such amount in United States dollars pursuant to this Section 3.5(g).

(h) The process set forth in Section 3.5(e) shall be the exclusive remedy of Seller and Buyer for any disputes related to any amounts set forth on the Closing Statement.

Section 3.6 Net Pension Liabilities Adjustment Amount

(a) As promptly as practicable following the completion of the assumption of the Business Retirement Plans set forth on Schedule 3.6 of the Disclosure Letter by Buyer and the transfers of the assets and obligations of the Applicable Seller Retirement Plans corresponding to the Business Retirement Plans set forth on Schedule 3.6 of the Disclosure Letter, in each case, as contemplated by Section 6.6(x), but in no event more than one year after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Pension Statement”) that sets forth (together with information to demonstrate how it determined such amount, including the names of the Business Retirement Plans and the associated Transferred Pension Liabilities, Transferred Pension Assets and Net Pension Liabilities respecting each such plan) the estimated amount of Net Pension Liabilities (the “Estimated Net Pension Liabilities”) and the amount of Estimated Net Pension Liabilities Adjustment Amount. As used herein, “Estimated Net Pension Liabilities Adjustment Amount” means, (i) if the amount of the Estimated Net Pension Liabilities is greater than the Net Pension Liabilities Target, the dollar amount of such difference (rounded to the nearest whole dollar) and (ii) if the amount of the Estimated Net Pension Liabilities is less than the Net Pension Liabilities Target, the dollar amount of such difference (rounded to the nearest whole dollar). In connection with Seller’s preparation of the Estimated Pension Statement, Buyer shall, and shall cause the Purchased Entities and their Subsidiaries to, provide reasonable access, during normal business hours and in a manner so as not to unreasonably interfere with the conduct of Buyer’s or its Subsidiaries’ business, and upon reasonable advance notice, to their employees and all work papers, schedules, memoranda and other documents which are relevant to the preparation of the Estimated

Pension Statement (which access shall be provided promptly after request by Seller and/or its representatives), subject to execution of a customary access letter if required by Buyer’s outside accountants. For purposes of this Agreement, Net Pension Liabilities shall be determined on the basis of the methodology, assumptions and procedures set forth on Appendix G (the “Pension Calculation Principles”).

(b) Within 60 Business Days after Buyer’s receipt of the Estimated Pension Statement, Buyer shall notify Seller whether it accepts or disputes the accuracy of the Estimated Pension Statement. In connection with Buyer’s review of the Estimated Pension Statement, Seller shall, and shall cause its Subsidiaries to, provide reasonable access, during normal business hours and in a manner so as not to unreasonably interfere with the conduct of Seller’s or its Subsidiaries’ business, and upon reasonable advance notice, to its employees and all work papers, schedules, memoranda and other documents and supporting material which are relevant to the accuracy of the Estimated Pension Statement (which access shall be provided promptly after request by Buyer and/or its Representatives), subject to execution of a customary access letter if required by Seller’s outside accountants. In the event that Buyer disputes the Estimated Pension Statement, Buyer shall deliver a written notice to Seller specifying in reasonable detail those items or amounts as to which Buyer disagrees and setting forth Buyer’s calculation of such disputed amounts (a “Pension Dispute Notice”) and Buyer shall be deemed to have agreed with all other items and amounts contained in the Estimated Pension Statement. In the event that Buyer notifies Seller that it accepts the Estimated Pension Statement, or does not deliver a Pension Dispute Notice to Seller during such 60 Business Day period, Buyer shall be considered to have accepted the accuracy of the Estimated Pension Statement delivered by Seller and such Estimated Pension Statement shall be final, conclusive and binding upon the Parties and the Estimated Net Pension Liabilities Adjustment Amount (as calculated based thereon) shall be deemed to be the Final Net Pension Liabilities Adjustment, absent fraud.

(c) If a Pension Dispute Notice shall be timely delivered by Buyer pursuant to Section 3.6(b) above, Buyer and Seller shall, during the 20 Business Days following such delivery (as such time period may be extended by the mutual agreement of the Parties), seek in good faith to reach agreement on the disputed items and amounts. If Buyer and Seller resolve their differences over the disputed items and amounts in the Estimated Pension Statement in accordance with the foregoing procedure, the Estimated Pension Statement shall be revised to reflect such resolution and the amount of the Net Pension Liabilities agreed upon by Seller and Buyer as reflected in such revised Estimated Pension Statement shall be final, conclusive and binding on the Parties, absent fraud.

(d) If the Parties fail to resolve their differences over the amount of Net Pension Liabilities and the calculation thereof in the Estimated Pension Statement within such 20 Business Day period (or such extended time period as may be agreed by the Parties), then Buyer and Seller shall forthwith jointly request a nationally recognized independent actuarial firm as shall be mutually agreed by the Parties (the “Independent Actuary”), make a binding determination only as to the amount of Net Pension Liabilities in accordance with the terms of this Agreement. The Independent Actuary will under the terms of its engagement have no more than 20 Business Days (or such extended time period as may be agreed by the Parties) from the date of referral within which to render its written decision with respect to such disputed amount. The Independent Actuary shall consider only the disputed items or amounts. The Independent Actuary shall deliver to Seller and Buyer a written report setting forth its adjustments, if any, to the Estimated Pension Statement based on the Independent Actuary’s determination with respect to the disputed items or amounts in accordance with the Pension Calculation Principles (and without regard to any determination of whether such principles are appropriate in the circumstances) and such report shall include the calculations supporting such adjustments; provided that the Independent Actuary may not assign a value to any item or amount greater than the greatest value for such item or amount claimed by either Party or less than the smallest value for such item or amount claimed by one of the Parties. Such report shall be final, conclusive and binding on the Parties, absent fraud or manifest error. The fees and expenses of the Independent Actuary shall be allocated to be paid by Buyer and Seller in inverse proportion (based on the disputed amounts proposed by each to the Independent Actuary) as they may each prevail on matters resolved by the Independent Actuary, which proportionate allocations shall also be determined by the Independent Actuary at the time the determination of the Independent Actuary is rendered on the merits of the matters submitted.

(e) The date on which the Estimated Pension Statement is finally determined in accordance with this Section 3.6 shall be referred to as the “Pension Determination Date” and the amount of Net Pension Liabilities as finally determined in accordance with this Section 3.6 shall be referred to as the “Final Net Pension Liabilities”. As used herein, the “Final Net Pension Liabilities Adjustment Amount” shall mean, (i) if the amount of the Final Net Pension Liabilities is greater than the Net Pension Liabilities Target, the dollar amount of such difference (rounded to the nearest whole dollar) and (ii) if the amount of the Final Net Pension Liabilities is less than the Net Pension Liabilities Target, the dollar amount of such difference (rounded to the nearest whole dollar).

(f) Within five Business Days following the Pension Determination Date, (i) if the amount of Final Net Pension Liabilities is greater than the Net Pension Liabilities Target, Seller shall pay to Buyer such Final Net Pension Liabilities Adjustment Amount or (ii) if the amount of the Final Net Pension Liabilities is less than the Net Pension Liabilities Target, Buyer shall pay to Seller such Final Net Pension Liabilities Adjustment Amount. Any payment under this Section 3.6(f) shall be payable in United States dollars in immediately available federal funds and delivered to such bank account or accounts as shall be designated in writing by the receiving party; provided, that, if any portion of the Final Net Pension Liabilities Adjustment Amount is required under applicable Law to be paid in a currency other than United States dollars and/or to a specific Other Seller or Other Buyer, such applicable United States dollar amount shall be converted into the applicable other currency at the Designated Exchange Rate and paid by, or on behalf of, Buyer or Seller (as applicable) to the other (or the appropriate Other Buyer or Other Seller, as applicable) by wire transfer to one or more bank accounts designated in writing by Buyer or Seller (as applicable) no later than the second Business Day prior to the date of payment (or such later time as may be agreed by Seller and Buyer) in lieu of the payment of such amount in United States dollars pursuant to this Section 3.6(f).

Section 3.7 Withholding.

(a) Notwithstanding anything to the contrary herein, each Party shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the other Transaction Documents such amounts as are required to be deducted and withheld under applicable Law (such Party that deducts and withholds, the “Withholding Party”). The Withholding Party shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority, in accordance with applicable Law. As soon as practicable after any such payment, the Withholding Party shall deliver to the other Party the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such other Party.

(b) The Parties shall cooperate in good faith to identify jurisdictions that may trigger withholding taxes under this Section 3.7 and shall consult with each other in good faith as to the nature of such withholding Taxes so identified and the basis upon which such withholding is required or if any reasonable steps can be taken to claim an exemption from such withholding Taxes; provided that, in no event shall a failure to provide any notice by Buyer or the level at which Buyer has consulted with Seller give rise to any additional liability by Buyer for such withholding Taxes. Seller shall, and shall cause its Subsidiaries to, and Buyer shall, and shall cause its Subsidiaries to, cooperate in good faith taking reasonable measures available to it or them to minimize any withholding that may be applied to any payments described in this Section 3.7. For the avoidance of doubt, such reasonable measures shall not include any change to the operations of either Party (or any of its Subsidiaries) or require either Party (or any of its Subsidiaries) to carry out any restructuring activities or implement any Tax planning techniques.

(c) To the extent such amounts are so deducted or withheld under this Section 3.7, such amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by the Withholding Party to the other Party to the extent so paid to the appropriate Governmental Authority.

(d) If following the Closing a Taxing Authority asserts that there is a requirement to make a deduction or withholding from any part of the Purchase Price payable for the Purchased Assets or the Purchased Shares under this Agreement for or on account of any Tax incurred, suffered or sustained by Seller or any of its Subsidiaries on or in respect of the sale of the Purchased Assets or the Purchased Shares, and Buyer has not made such deduction or withholding, such matter shall be treated as a Tax controversy under Section 6.8(g), and if the Taxing Authority ultimately prevails or the Parties otherwise agree that such amount must be paid, Seller shall either pay the Taxing Authority directly or indemnify Buyer for the applicable amount of Taxes paid by Buyer or the applicable Other Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth specifically on the disclosure letter delivered by Seller on the Agreement Date and attached hereto (the “Disclosure Letter”) (with the disclosure in any section or subsection of the Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article 4 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), Seller represents and warrants to Buyer as follows:

Section 4.1 Corporate Existence. Each of Seller and each Other Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Seller and each Other Seller has the requisite corporate, partnership or similar power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it and to carry on the Business. With respect to the Business, each of Seller and each Other Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Authority. This Agreement and the other Transaction Documents to which Seller or any Other Seller is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Seller and will be duly authorized by each applicable Other Seller by all requisite corporate, limited liability company, partnership or other action prior to Closing and no other Proceedings on the part of Seller or its stockholders are (and no other Proceedings on the part of any Other Seller or any of its equity holders will be) necessary for Seller or any Other Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder. Seller has, and each of the Other Sellers will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

Each Signing Date Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller and any Other Seller party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Buyer or the relevant Other Buyer of this Agreement or any other Transaction Document, as applicable, each Signing Date Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller and/or any Other Seller, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

Section 4.3 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order, or license or permit from, notice to or registration, declaration or filing with, any United States, foreign, federal, state, provincial, municipal or local government, government agency, instrumentality, subdivision, court, administrative agency, commission, ministry, department, official or other authority or political subdivision thereof, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or regulatory or quasi-governmental authority (“Governmental Authority”) is required on the part of any Seller Party in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) if determined to be necessary by Seller, the filing of a Current Report on Form 8-K and the filing of this Agreement with the Securities and Exchange Commission (the “SEC”) (ii) such filings and notifications as may be required under the HSR Act and as otherwise set forth on Schedule 4.3(a) of the Disclosure Letter, (iii) the Exon-Florio Filing, CFIUS Approval and DSS Approval or (iv) to the extent the failure to obtain such Consent, order or license or effect such notice to or registration, declaration or filing with such Governmental Authority would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Seller, each of the Other Sellers and/or any Purchased Entity party thereto, the performance by Seller, each Other Seller and/or any such Purchased Entity of its respective obligations hereunder and thereunder and the consummation by Seller, each of the Other Sellers and/or any such Purchased Entity of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the respective Organizational Documents of Seller, any Other Seller and/or any such Purchased Entity, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, any material Permit or Material Contract, (iii) assuming compliance with the matters described in Section 4.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Seller, any Other Seller and/or any Purchased Entity or the Purchased Shares or the Purchased Assets or any assets of the Purchased Entities, (iv) result in the imposition or creation of any Lien (other than Permitted Liens) upon the Purchased Shares, any Purchased Assets or any assets of the Purchased Entities except, in the cases of subclauses (ii), (iii) and (iv), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent or Lien would not have a Material Adverse Effect.

Section 4.4 Purchased Entities; Capitalization.

(a) Each Purchased Entity is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each Purchased Entity has the requisite corporate, partnership or similar power and authority to own and operate its properties and assets and to carry on the business it now conducts. Each Purchased Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Schedule 4.4(b) of the Disclosure Letter sets forth, as of the Agreement Date (x) with respect to each Purchased Entity in existence as of such Agreement Date, the authorized, issued and outstanding shares of capital stock (or other equity interests) of each Purchased Entity and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of each Purchased Entity and (y) with respect to each Purchased Minority Interest the shares of capital stock (or other equity interests) of such Purchased Minority Interest held by Seller and its Subsidiaries therein and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of such Purchased Minority Interest; provided that such Schedule 4.4(b) of the Disclosure Letter shall be supplemented prior to the Closing Date to add any Acquisition Entities that are formed after the Agreement Date and reflect changes regarding capital stock (or other equity interests) of Purchased Entities in existence as of the Agreement Date resulting from Operational Separation Activities, and, as updated, shall reflect the authorized, issued and outstanding shares of capital stock (or other equity interests) of each Purchased Entity and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of each Purchased Entity, in each case, as of the Closing. Any such Purchased Entities to be formed after the Agreement Date will be formed solely in connection with the Purchase Transaction to acquire and accept the Purchased Assets and will not conduct any business other than the Business. All of the issued and outstanding shares of capital stock (or other equity interests) of the Purchased Entities are, or as of immediately prior to the Closing will be, duly authorized and validly issued, are fully paid and nonassessable and free of preemptive or similar rights. All of the issued and outstanding shares of capital stock (or other equity interests) of the Purchased Minority Interests held by Seller and its Subsidiaries are duly authorized and validly issued, are fully paid and nonassessable and free of preemptive or similar rights.

(c) With respect to any Business Employee that holds any RSUs, performance-based RSUs, stock options or other equity-based interests or awards in Seller, or any other holder of an award that would be an Unvested RSU, Schedule 4.4(c) of the Disclosure Letter sets forth, as of July 27, 2015, such holder’s identification number and, for each such award held by him or her, the incentive plan under which such award was issued, the number of shares subject to such award, the type of such award, the date of grant thereof, the exercise price therefor (as applicable) and the vesting schedule therefor.

(d) Except for the Purchased Shares and as otherwise set forth on Schedule 4.4(b) of the Disclosure Letter (as supplemented from time to time solely in accordance with clause (b) above), there are no equity interests in a Purchased Entity issued, reserved for issuance or outstanding and there are no preemptive or similar rights on the part of any holder of any class of securities of any Purchased Entity. Seller or the applicable Other Share Seller has, or as of immediately prior to Closing will have, good and valid title to all of the Purchased Shares, in each case free and clear of all Liens other than Liens that will be released in full prior to the Closing and transfer restrictions imposed by applicable securities Laws, and are the record and beneficial owners thereof. Except as set forth in Schedule 4.4(b) of the Disclosure Letter (as supplemented from time to time solely in accordance with clause (b) above), (i) there is no Indebtedness of any Purchased Entity having the right to vote (or that is convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Purchased Shares may vote, and (ii) there are no options, warrants, preemptive or similar rights, rights of first refusal, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, subscriptions, commitments, Contracts, arrangements or undertakings to which any Purchased Entity is a party or by which any of them is bound that (1) obligate any Purchased Entity to issue, deliver, sell, purchase or redeem, or cause to be issued, delivered, sold, purchased or redeemed, any of its equity interests or any security convertible into, or exercisable or exchangeable for, any of its equity interests, (2) obligate any Purchased Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (3) gives any Person voting rights or the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Purchased Shares.

Section 4.5 Contracts.

(a) Schedule 4.5(a) of the Disclosure Letter identifies each of the Assigned Contracts (each, an “Assigned Material Contract”) and each Shared Contract (other than with respect to the Contracts described in clauses (ii), (iv), (v), and (vi) below) to which any Seller Party is a party as of the Agreement Date and which meets the following criteria (such Contracts, together with the Applicable Shared Contracts, the “Material Shared Contracts”, and the Material Shared Contracts and Assigned Material Contracts, together, the “Material Contracts”)

(i) a Contract granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract materially limiting the freedom of such Seller Party to engage in the Business or compete with any Person in connection with such Seller Party’s conduct of the Business, in each case, that (x) apply to any material Purchased Asset or any Purchased Shares or (y) apply to the activities of Buyer or its Subsidiaries after the Closing with respect to the Business and that is not terminable by Seller or its applicable Subsidiary on 90 days’ notice or less without premium or penalty;

(ii) a Contract pursuant to which such Seller Party is a lessor or lessee of any real property or any office furniture, fixtures or other personal property involving payments in excess of $2,000,000 per annum;

(iii) a Contract granting a Lien upon any Purchased Asset, which Lien secures an obligation in excess of $1,000,000, other than Permitted Liens, or granting a Lien upon any Purchased Shares;

(iv) a Contract for the sale by such Seller Party of Products (other than sales or purchase orders, rebate agreements or invoices under such Contracts entered in the ordinary course of business and that do not deviate in any material respect from standard forms made available to Buyer prior to the Agreement Date) to any customer involving payments in excess of $2,000,000 for the most recently completed fiscal year;

(v) a Contract for the purchase by such Seller Party of materials, supplies, equipment or services for use in the Business (other than sales or purchase orders, rebate agreements or invoices under such Contracts entered in the ordinary course of business and that do not deviate in any material respect from standard forms made available to Buyer prior to the Agreement Date), from any supplier involving payments in excess of $10,000,000 for the most recently completed fiscal year;

(vi) a Contract with (A) any distributor, (B) any of the original equipment manufacturers or (C) any reseller, pursuant to which such third party is authorized to sell or sublicense the Products (collectively, the “Channel Agreements”) involving payments in excess of $2,000,000 for the most recently completed fiscal year;

(vii) a Contract pursuant to which such Seller Party has licensed from a third party or is authorized by a third party to use any Intellectual Property Rights material to the Business, other than Ordinary Course Inbound Licenses and Channel Agreements;

(viii) any partnership, joint venture, or other similar equity investment Contracts that involve a sharing of profits or losses with a third party;

(ix) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) related to the Business in excess of $2,000,000;

(x) any settlement agreement imposing material limitations on the operation of the Business;

(xi) each Contract for the employment of, or receipt of any services from, any Purchased Entity Employee or any other Business Employee on a full-time, part-time, consulting or other basis providing for an annual base salary in excess of $300,000, and each Contract which provides for a severance, termination, retention or Change of Control Bonus in excess of $100,000 to any Business Employee but excluding any obligations or entitlements required by applicable Law, by collective bargaining agreement or by Seller Severance Policies;

(xii) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee or other Contract in respect of or evidencing any Business Indebtedness in excess of $500,000;

(xiii) each acquisition, merger, consolidation, recapitalization or similar agreement related to the acquisition by such party of a business or line of business with respect to the Business in the previous three years for aggregate consideration under such Contract in excess of $25,000,000, other than Contracts in which the applicable transaction has been consummated and there are no earnouts, contingent payments, indemnification or other obligations ongoing or outstanding;

(xiv) each inbound Contract for the purchase by a Seller Party of Information Technology (including Software licenses) used in the Business which involves payments in excess of $25,000,000 for Seller’s last completed fiscal year, other than Ordinary Course Inbound Licenses; and

(xv) each Contract under which (A) any Purchased Entity has directly or indirectly guaranteed any liabilities or obligations of Seller or any of its Subsidiaries (other than a Purchased Entity), including any Other Seller, or (B) Seller or any of its Subsidiaries (other than a Purchased Entity), including any Other Seller, has guaranteed any liabilities or obligations of any Purchased Entity, in each case in excess of $4,000,000.

(b) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business: (i) all Material Contracts are valid, binding and in full force and effect with respect to, and is enforceable against, each Seller Party that is party thereto and, to the knowledge of Seller, each other party thereto, subject to and except as such enforceability may limited by the effect, if any, of applicable bankruptcy and other similar Laws and equitable principles affecting the rights of creditors generally and rules of Law and equitable principles governing specific performance, injunctive relief and other equitable remedies; (ii) none of the Material Contracts have been amended or modified except as set forth therein; (iii) no Seller Party is in breach or default in the performance of any of its obligations under any Material Contract and, to the knowledge of Seller, as of the Agreement Date, no other party to such Material Contract is in breach or default thereunder; and (iv) no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of any Seller Party under any Material Contract to which it is a party or, to the knowledge of Seller, as of the Agreement Date, any other party thereto. Seller has provided Buyer true, complete and correct copies of all written Material Contracts (other than amendments, addenda, exhibits or schedules thereto that are not material to the Business) or descriptions of the material terms of all oral Material Contracts. With respect to each such Person that is a counterparty to the Material Contracts described in clauses (iv), (v) and/or (vi), as of the Agreement Date, (x) there are no outstanding or threatened disputes or controversies with such Person, other than disputes which would not, individually or in the aggregate, be reasonably expected to be material to the Business, and (y) such Person has not terminated or, to the knowledge of Seller, threatened or stated an intention to terminate in writing, or materially decreased or adversely altered, its relationship with Seller or any Subsidiary of Seller, with respect to the Business or any Purchased Entity or, to the knowledge of Seller, threatened or stated an intention to do any of the foregoing in writing.

Section 4.6 Litigation. As of the Agreement Date, no Seller Party is subject to any order, judgment, stipulation, injunction, decree of, or Contract with, any Governmental Authority which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or would, individually or in the aggregate, materially affect, impede or restrain the operation of the Business. As of the Agreement Date, no Proceeding is pending or, to the knowledge of Seller, threatened in writing against any Seller Party which, if adversely determined, would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents or, individually or in the aggregate, be reasonably expected to be material to the Business.

Section 4.7 Intellectual Property Rights.

(a) Registered IP. Schedule 4.7(a) of the Disclosure Letter sets forth each item of registered (including pending applications therefor) Intellectual Property Rights that is included in and is part of the Transferred Intellectual Property Rights (“Registered Transferred IPR”), and indicates for each item the registration and application numbers and dates, the applicable filing jurisdiction, title, registered owner, and the status of such application or registration, as applicable. All necessary filing, examination, registration, maintenance and renewal fees currently due in connection with such Registered Transferred IPR have been made, and all necessary documents, proofs of working or use, recordations, affidavits, and certificates in connection with such Registered Transferred IPR have been timely filed with the relevant authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, registering, or maintaining such Registered Transferred IPR, except in each case as would not, individually or in the aggregate, be reasonably expected to be material to the Business. The registered owner of each Registered Transferred IPR is the legal owner of each such Registered Transferred IPR. All Registered Transferred IPR are subsisting and, to the knowledge of Seller, valid and enforceable. No interference, opposition, reissue, reexamination or other similar Proceeding has been instituted or, to Seller’s knowledge, is pending or has been requested, in which any Registered Transferred IPR is being contested or challenged.

(b) Ownership of Transferred Intellectual Property Rights. To Seller’s knowledge, no current or former employee (including all Business Employees), consultant, or independent contractor of any Seller Party possesses any rights with respect to any of the Transferred Intellectual Property Rights. Each Seller Party has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in or held for the benefit of the Business and has used commercially reasonable efforts to implement and enforce a policy of (i) obtaining from all current and former employees, consultants, or independent contractors (including all Business Employees), a binding confidentiality agreement and (ii) obtaining from all current and former employees, including all Business Employees, and all consultants or independent contractors that have been engaged by it to develop Intellectual Property Rights for the Business, executed written agreements that assign all rights, title, and interest in and to any such Intellectual Property Rights, including all Transferred Intellectual Property Rights related to the Business or any Purchased Asset, to it. No funding, facilities, or resources of a government or university, college, or other educational institution or research center were used in the creation, design, or development of any Transferred Intellectual Property in such a way that would grant such Person ownership rights therein. No Seller Party has made any contribution to any standards setting organization that requires or creates obligations that it license or offer a license to any Transferred Intellectual Property Rights, except as would not, individually or in the aggregate, be reasonably expected to be material to the Business. No Seller Party has, in the previous two (2) years, transferred ownership of, or agreed to transfer ownership of, any registered Intellectual Property Right (other than registered internet domain names) to any third party that, if transferred, would, individually or in the aggregate, be reasonably expected to be material to the Business.

(c) Liens over Transferred Intellectual Property. The Seller Parties own the Transferred Intellectual Property Rights free and clear of any Liens (other than Permitted Liens) except as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(d) No Infringement. The conduct of the Business does not infringe, dilute, or misappropriate the Intellectual Property Rights of any third party except as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(e) No Proceedings. No Proceedings before any Governmental Authority or arbitrator have been filed against any Seller Party, and no Seller Party has received written notice in the three years prior to the Agreement Date: (i) challenging the scope, ownership, validity or enforceability of the Transferred Intellectual Property Rights, or (ii) alleging that the conduct of the Business infringes, dilutes or misappropriates the Intellectual Property Rights of any third party.

(f) No Infringement of Transferred Intellectual Property Rights. To the knowledge of Seller, no Person has infringed, diluted, or misappropriated, or is infringing, diluting, or misappropriating, any Transferred Intellectual Property Rights, except as would not, individually or in the aggregate, be reasonably expected to be material to the Business and no Seller Party has brought or threatened in the three years prior to the Agreement Date any action against any third party based on any allegations of such infringement, dilution, or misappropriation.

(g) Third Party Software. Schedule 4.7(g) of the Disclosure Letter identifies each contract pursuant to which Seller has licensed from another Person any third party owned Software (other than Software that is the subject of an Ordinary Course Inbound License) that is incorporated into, embedded in, or distributed for use with any Products that are not Discontinued Products.

(h) Open Source Software. The Seller Parties have complied with the conditions of any licenses for any Open Source Software that is incorporated into or bundled with any Products except as would not, individually or in the aggregate, be reasonably expected to be material to the Business. No past or current use of Open Source Software requires or creates obligations that any Software, or portion of component thereof, owned by any Seller Party with respect to the Business be licensed, made available, offered, delivered, or disclosed in any way to any third party or immunizing any third party, except as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(i) Software and Firmware. The Seller Parties have exercised reasonable efforts to protect all Software that is material to the conduct of the Business as currently conducted from harmful code, including without limitation self-replicating and self-propagating programming instructions commonly called “viruses” or “worms” (which has the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent or intent of the computer user), “time bombs”, “key locks” or any other code that could disrupt, disable, or otherwise interfere with the operation of such Software or the integrity of the data, information, or signals used or produced by such Software. To the Seller’s knowledge, none of the Software included in the Purchased Assets contains or links to any harmful code. No Seller Party has directly or indirectly granted any exclusive licenses to any Software included in the Purchased Assets. No Seller Party has provided or disclosed the source code of any Software included in the Purchased Assets, except pursuant to the terms of a license agreement or non-disclosure obligations, in each case as appropriate and customary for the transaction and as would not, individually or in the aggregate, be reasonably expected to be material to the Business, or had any such source code released from escrow under any source code escrow agreement or arrangement to any third party.

(j) Patent-Cross License Agreements. To the knowledge of Seller, the Applicable Patent Cross-License Agreements are the only Patent Cross-License Agreements to which Veritas Software Corporation (or any entity that comprised part of the Veritas Former Businesses prior to its acquisition by Seller) or any of its successors, predecessors, or Affiliates is or was a party, or that resulted from allegations that any Products infringed a third party’s Patents. None of the patents licensed to Seller under any Patent Cross-License Agreements that are not Applicable Patent Cross License Agreements apply to the Products in a way that would be reasonably expected to be material to the Business. Except as set forth on Schedule 4.7(j), each of the Applicable Patent Cross-License Agreements includes terms permitting Seller to extend to a Buyer of a divested entity certain rights under such Applicable Patent Cross-License Agreements in the manner contemplated by the IPMA.

(k) Transferred Technology and Transferred Patents. The Technology to be transferred to Buyer (or the applicable other Buyer) pursuant to clause (viii) of Appendix A constitutes all of the Technology owned by Seller and its Subsidiaries that is either (i) included in, embedded in, bundled with, or distributed with any Products, other than Licensed Symantec Software (as defined in the IPMA), or (ii) otherwise used in the Business, other than the Licensed Symantec Software; provided that the sole remedy for any failure of the foregoing representations to be true will be as set forth in Section 6.11(c) of this Agreement. To the knowledge of Seller, the Patents to be transferred to Buyer (or the applicable other Buyer) pursuant to clause (viii) of Appendix A constitute all of the Patents of Seller and its Subsidiaries primarily related to the Business.

Section 4.8 Tax Matters.

Except as set forth in Schedule 4.8 of the Disclosure Letter, Seller represents the following:

(a) Each Purchased Entity has timely filed or caused to be timely filed all material Tax Returns that any such entity was required to file on or prior to the Closing Date and has timely paid all Taxes due and owing whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects. None of the Purchased Entities is currently the beneficiary of any extension of time within which to file any Income Tax Return or other material Tax Return, other than automatic extensions of time not requiring the consent of any Taxing Authority.

(b) Each Purchased Entity has withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, former employee, creditor, shareholder, Affiliate, customer, supplier or other third party.

(c) No closing agreements, private letter rulings, technical advice memorandums or similar agreements or rulings have been received from any Taxing Authority by any Purchased Entity within the previous six (6) years.

(d) Neither Seller nor any of its Subsidiaries, including any of the Purchased Entities, has any material Liability for unpaid Taxes in respect of the Purchased Assets or the assets, properties or rights of any Purchased Entity other than Taxes that are not yet due and payable.

(e) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any Purchased Entity.

(f) There are no outstanding Tax Liens against any of the Purchased Assets or the assets, properties or rights of any Purchased Entity (other than Permitted Liens) and no written claims are currently being asserted by any Taxing Authority with respect to any Taxes related to the Business or any of the Purchased Assets or the assets, properties or rights of any Purchased Entity, which written claims have been received by Seller or any of its Subsidiaries.

(g) There are no audits presently pending by any Taxing Authority with respect to Taxes or Tax Returns of any Purchased Entity, and neither Seller nor any Purchased Entity has received written notice as of the Agreement Date from any Taxing Authority that any such audit is planned or proposed.

(h) No claim with respect to any Purchased Entity has been made in writing within the previous six (6) years by any Taxing Authority in a jurisdiction where such Purchased Entity does not file Tax Returns that such Purchased Entity is or may be subject to taxation (including under any double taxation arrangement) by such jurisdiction as resident for any Tax purpose, or as subject to Tax by virtue of having a permanent establishment or other place of business in such jurisdiction. To the knowledge of Seller, none of the activities of any Purchased Entity organized outside the United States constitutes a permanent establishment or engaged in a trade or business in the United States for any Tax purpose.

(i) None of the Purchased Entities (i) is or has been a member of an affiliated group filing a U.S. consolidated federal income Tax Return (other than a group the common parent of which was Seller) within the previous six (6) years or (ii) has any Liability for the Taxes of any Person (other than Seller or a Purchased Entity) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, or (C) under any Tax Sharing Agreement.

(j) No Purchased Entity has participated in any transaction, scheme, or arrangement which constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or of which the or a main purpose or effect is the avoidance or evasion of a liability to Tax or which could be re-characterized or treated as unenforceable for Tax purposes.

(k) None of the Purchased Entities has constituted a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as it relates to Section 355 of the Code) within the last two (2) years prior to the date hereof.

(l) No Business Employee or Shared Service Employee has any Contract or arrangement with the Seller or any of its Affiliates that would entitle such Business Employee or Shared Service Employee to any gross-up of any Taxes imposed by Section 4999 of the Code.

(m) None of the Purchased Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local, or foreign Law), (ii) use of an improper method of accounting as determined by a Taxing Authority for a taxable period ending on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law), (iv) any installment sale or open transaction, (v) any prepaid amount received or paid, or (vi) any election pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(n) None of the Purchased Assets or the assets, properties or rights of any Purchased Entity is property that is required to be treated for Tax purposes as being owned by any other Person (other than those Purchased Assets that are leased).

(o) None of the Purchased Entities is or has been within the five (5) year period described in Section 897(c)(1) of the Code a “U.S. Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code. None of the Purchased Entities has elected under Section 897(i) of the Code to be treated as a “domestic corporation.”

(p) None of the Purchased Entities is or has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code or the Treasury Regulations promulgated thereunder.

(q) Either no power of attorney or other written authorization is in effect that grants to any person the authority to represent the Purchased Entities in connection with any Tax contest, or any such power of attorney or written authorization that is in effect shall be revoked as of the Closing Date.

(r) No Purchased Entity is a party to any Tax Sharing Agreement or has any obligations (other than with respect to Pre-Closing Taxes) under a Tax Sharing Agreement.

(s) All elections made under Treasury Regulations Section 301.7701-3 for any of the Purchased Entities to be classified other than under the default classification will be identified in Schedule 2.7(a) of the Disclosure Letter and Seller will provide Buyer true, correct and complete copies of the relevant election prior to the Closing Date. All such elections made under Treasury Regulations Section 301.7701-3 for any of the Purchased Entities will be valid and currently in effect as of the Closing Date.

(t) No Taxing Authority has asserted a material assessment against any Purchased Entity with respect to compliance with transfer pricing rules, including the timely preparation and maintenance of any transfer pricing documentation required under Law. Seller or the relevant Purchased Entity has timely responded to all requests from Taxing Authorities for transfer pricing documentation with respect to intangible transactions relating to the Business or any Purchased Entity.

(u) None of the Purchased Minority Interests is (1) classified as a partnership for U.S. federal income tax purposes, (2) a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, or (3) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(v) No Purchased Entity is or will become liable to pay, reimburse or indemnify any person (including a Taxing Authority) an amount in respect of Tax which is the primary liability of or joint and several liability of any other Person and which arose as a result of a transaction, event, act or omission occurring on or before the Closing (including those deemed to have occurred on or before the Closing) or by reference to any profits earned (or deemed to have been earned) on or before the Closing.

Section 4.9 Compliance with Laws; Permits.

(a) The Business is being and, for the three years prior to the Agreement Date, has been conducted by the Seller Parties in compliance with the Laws applicable thereto, and the Seller Parties are in compliance with the Laws applicable to its ownership of the Purchased Assets, the Purchased Shares and the assets of the Purchased Entities, in each case except to the extent that the failure to comply therewith would not, individually or in the aggregate, be reasonably expected to be material to the Business. Within the three year period prior to the Agreement Date, no Seller Party has received any written notices of violation with respect to any Laws applicable to the conduct of the Business or the ownership of the Purchased Assets, the Purchased Shares and any assets of the Purchased Entities, in each case other than as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(b) As of the Agreement Date, no Seller Party, with respect to the Business and ownership and use of the Purchased Assets, is conducting or has pending any internal investigation in connection with which outside legal counsel has been retained for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any applicable Laws, except as to which, if any such violation under investigation in fact existed, such violation (or the remedy thereof) would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(c) The Seller Parties collectively have all Permits necessary to conduct the Business as presently conducted and are in compliance with all of the terms and requirements of each such Permit and each such Permit is valid, in full force and effect and has not been revoked, reversed, stayed, set aside, annulled or suspended, in each case except as would not, individually or in the aggregate, be reasonably expected to be material to the Business. Within the three year period prior to the Agreement Date, no Seller Party has received any written notice from any Governmental Authority regarding (i) any actual or possible violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit, in each case related to the Business or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, non-renewal, termination or modification of any Permit related to the Business, in each case other than as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

Section 4.10 Environmental Matters. Except as disclosed in Schedule 4.10 of the Disclosure Letter and other than with respect to any Excluded Assets or Excluded Liabilities and solely to the extent relating to the Business, the Purchased Assets and the Hazardous Materials Activities relating to the Business Real Property or the After-Acquired Business Real Property: (a) the Seller Parties are and have been, for the three years prior to the Agreement Date, in compliance with all Environmental Laws, including the possession of, and the compliance with, for the three years prior to the Agreement Date, all Permits required under Environmental Law, (b) no Seller Party has any Liability under any Environmental Laws, (c) in the three years prior to the Agreement Date, there has not been any Release of Hazardous Materials by any Seller Party or at or from the Business Real Property in violation of

Environmental Laws or in a manner that would reasonably be expected to give rise to Liability under any Environmental Laws, and (d) no Seller Party has received any Environmental Claim in the three years prior to the Agreement Date, and to the knowledge of Seller, there are no such Environmental Claims threatened in writing, except, in each case for subclause (a), (b), (c) or (d), where such non-compliance, Liability, violation, or Environmental Claim would not, individually or in the aggregate, be reasonably expected to be material to the Business.

Section 4.11 Financial Information; Liabilities.

(a) Seller has made available to Buyer true, correct and complete copies of the audited combined balance sheets of the Business as of March 28, 2014 and April 3, 2015 and the related audited combined statements of income, comprehensive income, invested equity and cash flows of the Business for the fiscal years ended on March 28, 2014 and April 3, 2015 (collectively, the “Audited Financial Statements”). The Audited Financial Statements (i) present fairly, in all material respects, the combined financial position, results of operations and cash flows of the Business as of the respective dates thereof and for such periods indicated therein, (ii) have been prepared based on the books and records of the Business and the Seller Parties and (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. Except as described in the Audited Financial Statements, including the notes thereto, the Audited Financial Statements do not reflect the assets, Liabilities or operations of any entity or business other than the Business. This Section 4.11(a) is qualified by the fact that the Business has not operated as a separate “stand alone” entity within Seller and, as a result, the Business has been allocated certain charges and credits for purposes of the preparation of the Audited Financial Statements, which allocations of charges and credits were made in accordance with GAAP but do not necessarily reflect the amounts that would have resulted from arms’ length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.

(b) There are no Liabilities of the Purchased Entities or Liabilities arising out of the Business that would be required by GAAP to be reflected or reserved against on a combined and consolidated audited balance sheet of the Business or disclosed in the footnotes thereto, other than those that (i) are reflected or reserved against on the Audited Financial Statements, (ii) have been incurred in the ordinary course of business, consistent with the past practices of the Business, since the date of the most recent balance sheet included in the Audited Financial Statements, (iii) incurred in connection with this Agreement, any other Transaction Documents or the transactions contemplated hereby and thereby (including Operational Separation Activities) or disclosed on Schedule 4.11(b) of the Disclosure Letter, (iv) have been discharged or paid off in full or (v) individually or in the aggregate, do not, and would not be reasonably expected to be material to the Business.

Section 4.12 Employee Benefits; Labor and Employment.

(a) Schedule 4.12(a) of the Disclosure Letter, as of the Agreement Date, sets forth a true, complete and correct list of each material U.S. Benefit Plan and except pursuant to the U.S. Benefit Plans so listed, the Seller has not paid, provided or contributed in any material respect towards (and has been under no obligation to do so) any retirement or other benefit arrangement in respect of the U.S. Employees. Each U.S. Benefit Plan set forth on Schedule 4.12(a) of the Disclosure Letter that is an Assumed Benefit Plan or New Benefit Plan is marked with an asterisk on such Schedule 4.12(a).

(b) With respect to each Seller Benefit Plan listed on Schedule 4.12(a) of the Disclosure Letter or Schedule 4.12(c) of the Disclosure Letter, Seller has made available to Buyer to the extent applicable and reasonably available (i) all governing plan documents or, if the plan is not maintained pursuant to a written plan document, a summary of such plan’s material terms, (ii) all current summary plan descriptions and, (iii) all current trust agreements, declarations of trust and other documents establishing funding arrangements (including any group annuity contracts or insurance contracts), and the latest financial statements thereof and, with respect to each defined benefit pension plan, the funded status thereof, (iv) the most recent actuarial valuation report, (v) the most recent determination letter, opinion letter, or similar letter or instrument issued by the IRS or other applicable Governmental Authority, (vi) any written notice relating to any government investigation or audit or initial submissions under any voluntary compliance procedures within the last three years, (vii) annual reports and returns, including Form 5500 filings (as applicable) for the previous year, and (viii) material Contracts relating to such plans, including service provider agreements, insurance contracts, annuity contracts, investment management agreements and collective bargaining agreement; provided, that, with respect to each Seller Benefit Plan that is not an Assumed Benefit Plan or New Benefit Plan, Seller need not have made available the items set forth in clauses (iii), (iv) or (viii). Notwithstanding anything to the contrary herein, employment agreements exclusively between an individual Business Employee and Seller, any Other Seller or any Purchased Entity need not be set forth on Schedule 4.12(a) of the Disclosure Letter or Schedule 4.12(c) of the Disclosure Letter. The “Club 116” and the “VIP Achievers Plan” maintained by Seller and its Subsidiaries is as described on Schedule 6.6(e) of the Disclosure Letter and the annual cash incentive plan of the Seller and its Subsidiaries is as described on Schedule 6.6(s) of the Disclosure Letter.

(c) Schedule 4.12(c) of the Disclosure Letter sets forth a list of the material Seller Benefit Plans that are Non U.S. Benefit Plans, excluding, for the avoidance of doubt, any such plans that provide benefits under a sector or national collective bargaining agreement and, except pursuant to the Non U.S. Benefit Plans so listed, any plans that provide benefits under a sector or national collective bargaining agreement, the Seller has not paid, provided or contributed in any material respect towards (and has been under no obligation to do so) any material retirement or other benefit arrangement in respect of the Non U.S. Employees. Each Non U.S. Benefit Plan set forth on Schedule 4.12(c) of the Disclosure Letter that is an Assumed Benefit Plan or New Benefit Plan is marked with an asterisk on such Schedule 4.12(c).

(d) To the knowledge of Seller, neither Seller nor any of its Affiliates has received any written notice that any Business Employee at a level of senior vice president or above intends to terminate his or her employment with Seller or any of its Affiliates.

(e) The Seller Parties with respect to the Business Employees are in compliance with all applicable Laws regarding employment practices, terms and conditions of employment (including such Laws and policies relating to labor relations, immigration, equal employment opportunities, wages and hours, fair employment practices, background screening and drug testing, prohibited discrimination, consultation and/or information obligations, employee classification, use of temporary employees, data protection, safety and health and worker’s compensation, payment of social security and other Taxes, employee termination (actual or constructive), occupational safety, including without limitation Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA, COBRA and the Fair Labor Standards Act of 1938, as amended, and is not engaged in any unfair labor practice, except for any such non-compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Business. To the knowledge of the Company, no material unfair labor practice complaint is pending with respect to any Business Employee has occurred since January 1, 2013 or, to the knowledge of Seller, is expressly threatened in writing before the National Labor Relations Board or any Governmental Authority. Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Purchased Entities or the Purchased Assets, to the knowledge of Seller, (i) no charges with respect to the Business or against Seller, an Other Seller or any Purchased Entity is pending or, to the knowledge of the Seller, threatened in writing, before the Equal Employment Opportunity Commission, any state fair employment practice agency or any other

Governmental Authority with respect to any Business Employee and (ii) no claims with respect to payment of wages, salary, overtime pay or other wage and hour issues are pending, or, to the knowledge of the Seller, threatened in writing, before any Governmental Authority with respect to any Business Employee, and to the knowledge of the Seller, no basis for any such claims exist.

(f) As of the Agreement Date, there is not presently pending or existing, and to the knowledge of Seller, there is not threatened in writing, any strike, slowdown, picketing, work stoppage or dispute that is material and is related to the Business Employees. Except as described in Schedule 4.12(f) of the Disclosure Letter, no Seller Party, with respect to the Business Employees and the conduct of the Business, is party to or bound by any collective bargaining agreement, works council or labor Contract, other than such agreements or Contracts that are mandated by applicable Law. As of the Agreement Date, (a) to the knowledge of Seller, no union organization effort is threatened in writing, initiated or is in progress with respect to the Business, the Business Employees or the Purchased Entities and Seller, the Other Sellers and (b) each Seller Party has materially complied with all applicable Laws to notify, consult or negotiate with all unions, works councils or other employee representative groups that were required to be notified, consulted or negotiated with prior to the execution of this Agreement or announcement thereof.

(g) None of Seller, the Other Sellers, the Purchased Entities or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or in the prior three years has sponsored, maintained or contributed to, a multiemployer plan within the meaning of Section 3(37) of ERISA that, in each case, could result in the imposition of any material Liability to Buyer or any of its Affiliates (including the Purchased Entities following the Closing). None of Seller, the Other Sellers, the Purchased Entities or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the knowledge of Seller, no circumstances exist that could result in any material Liability to Seller, any Other Seller, the Purchased Entities or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that would result in the imposition of any material Liability on Buyer or any of its Affiliates (including the Purchased Entities following the Closing).

(h) No Seller Party has any material Liability to provide or has any material Liability with respect to an obligation to provide, medical, dental or life insurance coverage or any other welfare benefits after termination of employment in respect of any Business Employees, except as may be required under Section 4980B of the Code or similar state or foreign Law.

(i) Except as described in Schedule 4.12(i) of the Disclosure Letter and any Deal Related Severance, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions hereunder and thereunder (including the consummation of the Purchase Transaction and the Operational Separation Activities) will not (alone or together with any other event, including termination of employment) entitle any Business Employee to, except as may otherwise be required under applicable Law relating to a government provided or social security type program, (i) severance pay under any Seller Benefit Plan, (ii) increased benefits under any Seller Benefit Plan, (iii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Business Employee under any Seller Benefit Plan or (iv) result in any forgiveness of Indebtedness, or trigger or accelerate any funding obligation or result in any debt or obligation under any Seller Benefit Plan with respect to any Business Employees.

(j) Each Seller Benefit Plan and each Assumed Benefit Plan (including each New Benefit Plan) that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies. Except as would not, individually or in the aggregate, be reasonably expected to have, individually or in the aggregate, a material liability, all contributions due with respect to each Business Retirement Plan,

New Benefit Plan and Assumed Benefit Plan have been timely made. Except as would not have, individually or in the aggregate, a material liability, wherever applicable according applicable Laws, the Seller Parties have paid and discharged all of its Liabilities arising under ERISA, the Code, or other applicable Law with respect to each Business Retirement Plan, New Benefit Plan and Assumed Benefit Plan (in each case that is a Seller Benefits Plan) with respect to Business Employees. There has been no amendment to, written interpretation or announcement (whether or not written) by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Seller Benefit Plan and that is an Assumed Benefit Plan or New Benefit Plan which (A) would materially increase the expense of maintaining such plan or (B) would materially increase the expense of maintaining a comparable employee benefit plan, program, agreement, or arrangement following Closing, in either case above at the level of the expense incurred in respect thereof for the twelve (12) months ending April 3, 2015.

(k) No Business Retirement Plan, New Benefit Plan or Assumed Benefit Plan, or any trustee, administrator, employee or “fiduciary” associated with such plans thereof has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any such plan, trustee, administrator, employee or fiduciary thereof, or any party dealing with any such plan, to a material Tax or material penalty on non-exempt prohibited transactions imposed by Section 4975 of the Code or Section 502 of ERISA. No securities of Seller or its Affiliates, or real property is included in the assets of any New Benefit Plan or Assumed Benefit Plan.

(l) Seller Parties, with respect to any U.S. Benefit Plan in effect as of Closing that is a group health plan and a New Benefit Plan or Assumed Benefit Plan, have at all times complied with the requirements of Code Section 4980H so that no “Employer Shared Responsibility” payments described in Code Section 4980H have been incurred or will be incurred for any period prior to Closing. Except as would not have, individually or in the aggregate, a material liability, with respect to any U.S. Benefit Plan that is or was an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, all premiums or other payments for all periods ending on or before the Closing have been paid with respect to the U.S. Benefit Plan, and the U.S. Benefit Plan has never been funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under the U.S. Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(m) Schedule 4.12(m) of the Disclosure Letter (such schedule as amended from time to time in accordance with this Agreement, the “Employee Census”) is a complete and accurate list of each Business Employee that is redacted to remove all employee names, setting forth, to the extent permitted by applicable Law, as of July 27, 2015, with respect to each Business Employee, the employer (e.g., Seller, the specific subsidiary of Seller or specific Purchased Entity), location of employment (city and country), country through which such employee’s payroll is run, status as active or inactive (including layoff status), current annual/hourly rate of salary and target annual bonus/commission, accrued but unused sick and vacation leave or paid time off, whether such employee is a temporary employee, whether such employee is an expatriate, whether such employee is full time or part time, date of hire, length of service, job title, group and function, and business unit.

(n) Except as would not have, individually or in the aggregate, a material liability, each Non U.S. Benefit Plan (i) has been established, maintained and administered in compliance with its terms and all applicable Laws; (ii) required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authority; (iii) required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law; and (iv) no claim, action or Proceeding has been made or commenced by or, to the knowledge of Seller, threatened with respect to any Non U.S. Benefit Plan (other than routine claims for benefits payable in the ordinary course of business and appeals of such denied claims).

(o) With respect to any Business Employee, neither Seller, any Other Seller, any Purchased Entity nor any ERISA Affiliate of any of them has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 409A of the Code.

(p) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former Business Employee or Shared Service Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1)of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(q) The aggregate amount of Transferred Pension Liabilities, net of any Transferred Pension Assets (including any Seller-Paid Transferred Pension Assets), does not exceed $5,450,000. For purposes of the foregoing representation, (i) the Transferred Pension Liabilities and Transferred Pension Assets shall be calculated in accordance with the Pension Calculation Principles and (ii) the Transferred Pension Liabilities and Transferred Pension Assets of the plans listed on Schedule 3.6 of the Disclosure Letter shall be disregarded.

Section 4.13 Real Property.

(a) Schedule 4.13(a) of the Disclosure Letter sets forth a list, as of the Agreement Date, of the Business Real Property, including all Real Property Leases and all Subleases executed on or prior to the date hereof, even if such Contract does not come into effect until a later date. Each of Seller, the Other Asset Sellers and the Purchased Entities, as applicable, has good and valid leasehold interests in or good, marketable fee title to, as applicable, all its material Business Real Property (in each case, other than those assets and interests disposed of since the Agreement Date in the ordinary course of business and in accordance with this Agreement) free and clear of any Liens other than Permitted Liens. All Real Property Leases and Subleases (and each lease underlying a Sublease) for the Business Real Property are in full force and effect, constitute legal, valid and binding obligations of Seller, an Other Seller or a Purchased Entity, as applicable, and to the knowledge of Seller, the other parties thereto, and such Contracts are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, except as would not, individually or in the aggregate, be reasonably expected to be material to the Business. There exists no breach, default or event of default (or occurrence or event that with notice or lapse of time or both would result in a breach, default or event of default) under any Real Property Lease or Sublease (or any lease underlying a Sublease) by Seller, an Other Seller or a Purchased Entity, as applicable, or, to the knowledge of Seller, any other party thereto, except as would not, individually or in the aggregate, be reasonably expected to be material to the Business.

(b) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, none of Seller, any Other Seller or any Purchased Entity has within the three years prior to the Agreement Date given to or received from any other Person any written notice (i) regarding any actual, alleged, possible, or potential breach of, or default under, any lease agreement in respect of any Business Real Property or (ii) announcing or threatening termination or cancellation of any lease agreement in respect of any Business Real Property.

(c) No Purchased Entity has an interest in any real property that is not Business Real Property or real properties set forth on Schedule 4.13(c) of the Disclosure Letter.

(d) Except as set forth on Schedule 4.13(d) of the Disclosure Letter or as would not, individually or in the aggregate, be reasonably expected to be material to the Business, as of the Agreement Date (i) there are no condemnation or eminent domain proceedings or compulsory purchase pending or, to the knowledge of Seller, threatened that would interfere with the present use of the Business Real Property, and (ii) none of Seller, any Other Asset Seller or any Purchased Entity has leased, subleased or licensed to any Person any Business Real Property to any Person (other than to a Purchased Entity). No Purchased Entity is obligated under any Contract (and there is no Assigned Contract) to purchase any real property or interest therein in excess of $8,000,000.

Section 4.14 Fair Consideration; No Fraudulent Conveyance. The transfer of the Purchased Assets and Purchased Shares to Buyer as contemplated by this Agreement and the other Transaction Documents is made in exchange for fair and equivalent consideration, and neither Seller nor any Other Seller is now insolvent nor will be rendered insolvent by the sale, transfer and assignment of the Purchased Assets and Purchased Shares as contemplated by this Agreement and the other Transaction Documents. Neither Seller nor any Other Seller is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other Transaction Documents will not have any such effect. The transactions contemplated by this Agreement or any other Transaction Document will not give rise to any right of any creditor of Seller or any Subsidiary of Seller to assert any claim for fraudulent conveyance against Buyer, any of its Subsidiaries or any of the Purchased Assets or Purchased Shares in the hands of Buyer or any of their respective successors and assigns following the Closing.

Section 4.15 Sufficiency of Assets.

(a) Seller or one of the Other Asset Sellers has, and Buyer or the relevant Other Buyer will at the Closing acquire, good, valid and marketable title to the Purchased Assets (or in the case of leased Purchased Assets, valid leasehold interests in such leased Purchased Assets), free and clear of all Liens except Permitted Liens and Liens arising solely out of actions of Buyer and its Affiliates. Each Purchased Entity has good, valid and marketable title to all of its assets (or in the case of leased assets, valid leasehold interests in such leased assets), free and clear of all Liens except Permitted Liens and Liens arising solely out of actions of Buyer and its Affiliates. The Tangible Assets (including the tangible assets of each Purchased Entity) are in good working condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently used.

(b) The Purchased Assets and the assets, properties and rights that will be owned, leased or licensed by the Purchased Entities immediately following the Closing, together with the assets, services, rights and other obligations that will be Transferred, leased, licensed or otherwise provided pursuant to the Transaction Documents constitute (x) all material assets, properties and rights used in or held for use in the Business by the Seller Parties, (y) all assets, properties and rights necessary to perform Buyer’s and its Subsidiaries’ (including Purchased Entities’) obligations under the Signing Date Agreements and the Subleases in all material respects and (z) all of the assets and rights necessary for Buyer to operate and conduct the Business immediately following the Closing in all material respects as currently conducted (other than, in each case of clause (x), (y) and (z), (i) services or Technology to be made available pursuant to the Transition Services Agreement, the IPMA, the Retained Contracts Agreement, Buyer and Seller Reseller/OEM Agreements, the Data Redirection Agreement, the Product Purchase Agreements and Section 2.6 of this Agreement, (ii) the Purchased Assets or Purchased Shares subject to Local Transfer Agreements pursuant to which the Transfer of such Purchased Assets or Purchased Shares will not be made until after the Closing, (iii) as set forth on Schedule 4.15 of the Disclosure Letter and (iv) as a result of any headcount or staffing level reductions implemented by Buyer); provided that (A) Buyer owns and forms Business Entities in any necessary jurisdictions to receive the Purchased Assets and Purchased Shares as contemplated by this Agreement and that such Business Entities obtain such necessary corporate qualifications to do business in such jurisdiction and (B) this Section 4.15 does not address and will not be construed as a representation or warranty regarding any Intellectual Property Rights infringement or misappropriation matters, which are addressed by Section 4.7.

Section 4.16 Absence of Certain Developments. Except for actions taken to effect the transactions contemplated by this Agreement and any other Transaction Documents (including the Operational Separation Activities) and actions taken in connection with the proposed spin-off of Seller’s information management business announced on October 9, 2014 (the “Proposed Spin-Off”), from April 3, 2015 (or July 2, 2015 with respect to Section 6.1(a)(viii)) through the Agreement Date, (a) there has not been any Material Adverse Effect, (b) the Business has been conducted in the ordinary course consistent with past practice in all material respects, and (c) none of Seller, any Other Seller or any Purchased Entity has taken (or omitted to take) any action that would, if taken by Seller, any Other Seller or any Purchased Entity from the Agreement Date through the Closing Date, require the consent of Buyer under Section 6.1(a)(i), Section 6.1(a)(ii), Section 6.1(a)(iii), Section 6.1(a)(iv), Section 6.1(a)(v), Section 6.1(a)(vi), Section 6.1(a)(viii), Section 6.1(a)(xiv) or Section 6.1(a)(xvii). Since April 3, 2015, neither Seller nor any of its Subsidiaries has entered into any Retained Contract that is a Shared Contract that would be material to the Business.

Section 4.17 Finders; Brokers. Neither Seller nor any of its Subsidiaries has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Buyer or its Affiliates (including, from and after the Closing, the Purchased Entities) in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

Section 4.18 Material Shared Contracts; Material Retained Contracts.

(a) Schedule 4.18(a) of the Disclosure Letter sets forth the identity of the following Persons (i) (A) the 10 largest customers, (B) the 10 largest distributors, (C) the 10 largest original equipment manufacturers, and (D) the 10 largest resellers, pursuant to which such Persons are authorized to sell or sublicense the Products, in each case, on the basis of allocated bookings which relate to the Business from any such Person under Shared Contracts for the three-year period ending April 3, 2015, and (ii) the 10 largest suppliers, in each case, on the basis of allocated payments which relate to the Business to any such Person under Shared Contracts for the three-year period ending April 3, 2015 (the Shared Contracts entered into with such Person, in their respective capacity described in clause (i) (and the subclauses therein) or clause (ii) (as applicable), the “Applicable Shared Contracts”). With respect to each such Person, as of the Agreement Date, (x) there are no outstanding or threatened disputes or controversies with such Person, other than disputes which would not, individually or in the aggregate, be reasonably expected to be material to the Business, and (y) such Person has not terminated or, to the knowledge of Seller, threatened or stated an intention to terminate in writing, or materially decreased or adversely altered, its relationship with Seller or any Subsidiary of Seller, with respect to the Business or any Purchased Entity or, to the knowledge of Seller, threatened or stated an intention to do any of the foregoing in writing.

(b) Schedule 4.18(b)(i) of the Disclosure Letter sets forth a true, correct and complete listing of the following information: the 25 largest Blended Retained Contracts measured by the aggregate amount of deferred revenue (“Material Blended Pricing Agreements”) with respect thereto as of March 31, 2015 (determined in accordance with GAAP applied in a manner consistent with the Audited Financial Statements). With respect to each customer that is party to such a Material Blended Pricing Agreement, as of the Agreement Date, (x) there are no outstanding or threatened disputes or controversies with such Person, other than disputes which would not, individually or in the aggregate, be reasonably expected to be material to the Business, and (y) such Person has not terminated or, to the knowledge of Seller, threatened or stated an intention to terminate in writing, or materially decreased or adversely altered, its relationship with Seller or any Subsidiary of Seller, with respect to the Business or any Purchased Entity or, to the knowledge of Seller, threatened or stated an intention to do any of the foregoing in writing. Schedule 4.18(b)(ii) of the Disclosure Letter sets forth a true, correct and complete listing of the following information with respect to each Material Blended Pricing Agreement: (i) the total amount of deferred revenue with respect to each such Material Blended Pricing Agreement as of March 31, 2015, together with the amount of such deferred revenue allocated to the Business and the amount thereof allocated to Seller’s businesses other than the Business, in each case, determined in accordance with principles and methods for allocating billings to Products as set forth in the Material Blended Pricing Agreement, (ii) the scheduled expiration date of such Material Blended Pricing Agreement (including the Deployment Period with respect to each Site License Agreement), (iii) any option of the counterparty to extend the term of such Material Blended Pricing Agreement beyond such scheduled expiration date (including any Grey Year), and (iv) whether such Material Blended Pricing Agreement is an ExSP Agreement, an Installment Addendum or a Site License Agreement. Capitalized terms used in this Section 4.18(b) and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Retained Contracts Agreement.

(c) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business: (i) all Applicable Shared Contracts that are material to the Business and all Material Blended Pricing Arrangements are valid, binding and in full force and effect with respect to, and are enforceable against, any Seller Party that is party thereto and, to the knowledge of Seller, each other party thereto, subject to and except as such enforceability may limited by the effect, if any, of applicable bankruptcy and other similar Laws and equitable principles affecting the rights of creditors generally and rules of Law and equitable principles governing specific performance, injunctive relief and other equitable remedies; (ii) none of the Applicable Shared Contracts that are material to the Business or Material Blended Pricing Arrangements have been amended or modified except as set forth therein; (iii) no Seller Party is in breach or default in the performance of any of its obligations under any Applicable Shared Contract that is material to the Business or any Material Blended Pricing Arrangement and, to the knowledge of Seller, as of the Agreement Date, no other party to such Applicable Shared Contract or Material Blended Pricing Arrangement is in breach or default thereunder; and (iv) no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of any Seller Party under any Applicable Shared Contract or Material Blended Pricing Arrangement to which it is a party or, to the knowledge of Seller, as of the Agreement Date, any other party thereto.

Section 4.19 Warranty Matters. Except as would not reasonably be expected to result in material Liability, all Products sold by Seller Parties in the Business conform in all material respects to applicable contractual commitments, and the Sellers do not have any material Liability and, to the knowledge of Seller, there are no product warranty claims pending by any customers of such Seller Parties, under any Assigned Material Contracts or, to the extent related to the Business, any Material Shared Contracts for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Seller Parties’ balance sheets.

Section 4.20 Government Contracts.

(a) Except as set forth on Schedule 4.20(a) of the Disclosure Letter, to the extent related to the Business or a Purchased Entity: (i) within the five year period prior to the Agreement Date, neither Seller nor its Subsidiaries, nor, to the knowledge of Seller, any current or former employees, officers, directors, consultants or agents of Seller or any of its Subsidiaries, has been excluded from participation in contracting with any Governmental Authority, including debarment, suspension or exclusion, nor has Seller or its Subsidiaries, nor, to the knowledge of Seller, have any current or former employees, officers, directors, consultants or agents of Seller or any of its Subsidiaries been threatened in writing with or proposed for exclusion from participation in contracting with any Governmental Authority, including threatened debarment, suspension or exclusion; (ii) neither Seller nor any of its Subsidiaries is the subject of a finding of nonresponsibility or ineligibility by any Governmental Authority or otherwise excluded from participation in the award of any Government Contract from federal procurement and non-procurement programs; and (iii) to the knowledge of Seller, as of the Agreement Date, there is no pending or, to the knowledge of Seller, threatened audit, investigation, or Proceeding involving Seller or any of its Subsidiaries by a Governmental Authority that has resulted or would reasonably be expected to result in an adverse finding or Liability, with respect to any alleged irregularity, misstatement, certification, representation, warranty, or omission arising under or relating to any Government Contract; except, in the case of each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, be reasonably be expected to be material to the Business. “Government Contract” shall mean any (A) prime contract, grant agreement, cooperative agreement, or other type of Contract or arrangement, including any modification, addendum or renewal, with a Governmental Authority to which Seller or any of its Subsidiaries is a party and which is related to the operation of the Business or to which any Purchased Entity is a party or (B) any subcontract under any such contract listed in subpart (A) above or under any distributor agreement, original equipment manufacturer agreement, reseller agreement, end user agreement, letter of supply or other type of contract, including any modification, addendum or renewal, with a Governmental Authority to which Seller or any of its Subsidiaries is a party and which is related to the operation of the Business or to which any Purchased Entity is a party or that otherwise constitutes an Assigned Contract.

(b) None of the Assigned Contracts are premised upon Seller’s prior U.S. General Services Administration Multiple Award Schedule Contract No. GS-35F-0240T effective January 24, 2007 (the “GSA Contract”), and, to the knowledge of Seller, no distributor, original equipment manufacturer, or reseller under a current Contract(s) with any Governmental Authority relies upon Seller’s prior GSA Contract in making any award of any current Contract for the benefit of a Governmental Authority. To Seller’s knowledge, any representation and/or certification made by Seller or any of its Subsidiaries to a Governmental Authority was current and accurate as of its effective date. Neither Seller nor any of its Subsidiaries has been required to recertify any proposal for, or award of, any Contract, task order, delivery order, purchase order or subcontract related to Seller’s prior GSA Contract.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, (i) Seller and each of its Subsidiaries has fully complied with all terms and conditions of each current Government Contract and Government Contract Bid to which it is a party, and has performed all obligations required to be performed by it thereunder; (ii) Seller and each of its Subsidiaries has complied with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Truth in Negotiations Act, any Federal Acquisition Regulation (“FAR”), any applicable agency-specific FAR supplement or acquisition regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the current Government Contracts and the Government Contract Bids; (iii) the representations, certifications and warranties made by Seller and/or its Subsidiaries with respect to the current Government Contracts or Government Contract Bids were accurate as of their effective dates, and Seller and its Subsidiaries have fully complied with all such certifications; (iv) in the five year period prior to the Agreement Date, neither Seller nor its Subsidiaries have received a substantially adverse or negative government past performance evaluation or rating that could reasonably be expected to adversely affect the evaluation by the Governmental Authority or other potential customers of bids or proposals for future Contracts with a Governmental Authority made or submitted with respect to the Business, the Purchased Assets or otherwise by any Purchased Entity; and (v) Seller and each of its Subsidiaries has undertaken the appropriate level of review or investigation to determine whether Seller or any of its Subsidiaries is required to make any disclosures to any Governmental Authority under the FAR Ethics Rules, and has not failed to make such disclosure with respect to Assigned Contracts. “Government Contract Bid(s)” shall mean any quotations, bids and/or proposals for awards of new Contracts with a Governmental Authority made by Seller or any of its Subsidiaries for which no award has been made and for which Seller believes there is a reasonable prospect that such an award to Seller and/or its Subsidiaries may yet be made.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, as of the Agreement Date, the Government Contract Bids are not currently the subject of bid or award protest Proceedings, and no Person has notified Seller or any of its Subsidiaries in writing that any Governmental Authority, distributor, original equipment manufacturer, or reseller under a Government Contract intends to seek Seller’s or its Subsidiaries’ agreement to lower rates under any of the Government Contract Bids.

(e) Except as described in Schedule 4.20(e) of the Disclosure Letter, as of the Agreement Date, with respect to any Government Contract that individually or in the aggregate would be reasonably expected to be material to the Business, neither Seller nor any of its Subsidiaries has received any termination for default.

(f) Except as set forth on Schedule 4.20(f) of the Disclosure Letter, to the extent related to the Business or a Purchased Entity: (i) none of the Government Contracts or Assigned Contracts under which Seller or any of its Subsidiaries is the prime contractor is a classified Contract with any level of security clearance (including any national security designation) and (ii) no Seller Party with respect to the Business holds any personal or facility security clearance. Except to the extent prohibited by applicable Law, Schedule 4.20(f) sets forth all personal and facility security clearances held by Seller and its Subsidiaries that are necessary to perform the Assigned Contracts.

Section 4.21 Unlawful Payments. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, none of the Seller Parties or any of their respective officers, directors or employees, or, to the knowledge of Seller, their respective agents or representatives, has, in the past five years, violated any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.) and the UK Bribery Act of 2010, or made, directly or indirectly, any illegal bribe or kickback, illegal political contribution, or any illegal offer, payment, gift, promise to pay, or promise to give to any government official, government employee, or any employee or agent of any government owned entity or any candidate for political office, in his or her official capacity, for the purpose of (a) improperly influencing their official action or the action of the government they represent; (b) obtaining any improper business advantage; or (c) improperly obtaining or retaining business.

Section 4.22 International Trade Matters. (a) None of the Seller Parties in any way related to the Business or any of their respective officers, directors or employees in any way related to the Business (i) is a Sanctioned Person; (ii) is owned or controlled by one or more Sanctioned Persons; or (iii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) the regulations or Executive Orders administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); (B) the United States Trading with the Enemy Act of 1917, as amended; or (C) the United States International Emergency Economic Powers Act of 1977.

(b) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, the Seller Parties are in compliance, and have been, for the five years prior to the Agreement Date, in compliance with all applicable Laws relating to the import and export of goods, software, services and technology, including but not limited to the Tariff Act of 1930 as amended, regulations issued or enforced by U.S. Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Sanctioned Persons, the embargoes, restrictions and regulations administered by OFAC, the antiboycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and the laws and regulations of governments or agencies of other countries relating to the same subject matter as the U.S. statutes and regulations described above. Without limiting the generality of the foregoing, none of the Seller Parties in any way related to the Business or, to the knowledge of the Seller, no distributor, reseller sales-intermediary, reseller or other third party acting on behalf of the Seller Parties in any way related to the Business, has ever exported or reexported, directly or indirectly, any software, products, services or technology to, or engaged in or otherwise participated in, or assisted or facilitated any transaction with, Cuba, Iran, Sudan, Syria, the Crimean region of Ukraine, North Korea, or any other country subject to comprehensive embargo or sanction by OFAC, or any Sanctioned Person.

Section 4.23 Buyer Representations. Except for the representations and warranties contained in Article 5, Seller acknowledges and agrees that neither Buyer, the Other Buyers, nor any Subsidiaries or Affiliates of Buyer nor any other Person makes any other express, implied or statutory representation or warranty with respect to Buyer, its Affiliates, its or their business or any other matter in connection with transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1 Corporate Existence. Each of Buyer and each Other Buyer is a duly organized and validly existing under its Laws of its jurisdiction of organization, with the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each of Buyer and each Other Buyer will have at or prior to the Closing the requisite corporate power and authority to own, lease and operate the Purchased Assets, own the Purchased Shares and to assume the Assumed Liabilities, and to carry on the Business in substantially the same manner as the same is now being conducted by Seller and its Subsidiaries except as would not prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.2 Corporate Authority. This Agreement and the other Transaction Documents to which Buyer or any Other Buyer is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Buyer and will be duly authorized by each applicable Other Buyer by all requisite corporate, partnership or other action prior to Closing. Buyer has, and each of the Other Buyers will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Signing Date Agreement has been duly executed and delivered by Buyer, and the other Transaction Documents will be duly executed and delivered by Buyer and the Other Buyer party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Seller or the relevant Other Seller of this Agreement or any other Transaction Document, as applicable, each Signing Date Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, valid and legally binding obligations of Buyer and/or any Other Buyer, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

Section 5.3 Governmental Approvals and Consents; Non-Contravention.

(a) Except for the Consents, orders and licenses, and the making of the registrations, declarations and filings, set forth on Schedule 4.3(a) of the Disclosure Letter, including filings and notifications as may be required under the HSR Act, and the Exon-Florio Filing, CFIUS Approval and DSS Approval, no Consent, order or license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Buyer or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except as would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(b) The execution and delivery of this Agreement and the other Transaction Documents by Buyer and/or each of the Other Buyers, the performance by Buyer and each Other Buyer of its respective obligations hereunder and thereunder and the consummation by Buyer and each of the Other Buyers of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) (i) violate or conflict with or result in any breach under any provision of the respective certificate of incorporation or bylaws or equityholders’ agreement or similar organizational documents of Buyer or any Other Buyer, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any Contract to which Buyer and/or any Other Buyer is subject or is a party, or (iii) assuming compliance with the matters described in Section 5.3(a), violate, conflict with or result in any breach under any provision of any Law applicable to Buyer or any of its properties or assets, except, in the case of subclauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.4 Litigation. Neither Buyer nor any of its Affiliates is subject to any order, judgment, stipulation, injunction, decree or Contract with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document. No Proceeding is pending or, to the knowledge of Buyer, threatened in writing against Buyer or any of its Affiliates which would reasonably be expected to prevent or materially interfere with or delay the consummation of the transactions contemplated hereby or by any of the other Transaction Documents.

Section 5.5 Financial Capacity.

(a) Buyer has delivered to Seller a true, accurate and complete copy of (i) the executed commitment letter, dated as of the Agreement Date, by and among Buyer and lenders party thereto (including the assignees thereof, the “Lenders”), including all exhibits, schedules, annexes and amendments thereto (the “Debt Financing Commitment”), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed, on a several but not joint basis, to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (such committed financing, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, the “Debt Financing”), (ii) an executed commitment letter, dated as of the Agreement Date, by and between Buyer and Carlyle-Havasu Cayman Holdings, L.P., a Cayman Islands exempted limited partnership (“C-H Holdings”), including all exhibits, schedules, annexes and amendments thereto (the “C-H Holdings Equity Financing Commitment”), (iii) an executed commitment letter, dated as of the Agreement Date, by and between Buyer and GIC, including all exhibits, schedules, annexes and amendments thereto (the “GIC Equity Financing Commitment” and, together with the C-H Holdings Equity Financing Commitment, the “Buyer Equity Commitments”), and (iv) an executed commitment letter, dated as of the Agreement Date, by and between C-H Holdings and Sponsor, including all exhibits, schedules, annexes and amendments thereto (the “Sponsor Equity Financing Commitment” and, together with the Buyer Equity Commitments, the “Equity Financing Commitments”, and the Equity Financing Commitments and the Debt Financing Commitment, collectively, the “Financing Commitments”). Pursuant to the Sponsor Equity Financing Commitment, and subject to the terms and conditions thereof, the Sponsor has committed to provide the amounts set forth therein to C-H Holdings for the purpose of funding the amounts contemplated by the C-H Holdings Equity Financing Commitment (the “Sponsor Equity Financing”). C-H Holdings and GIC have each committed, on a several but not joint basis, to provide the amounts set forth in its respective Buyer Equity Commitment, subject to the terms and conditions thereof, to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Buyer Equity Financing” and, together with the Sponsor Equity Financing, the “Equity Financing and, together with both the Buyer Equity Financing and the Debt Financing, the “Financing”).

(b) As of the Agreement Date, (i) the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect, (ii) each of the Debt Financing Commitment and the Buyer Equity Commitments, in the form so delivered, constitutes a legal, valid and binding obligation of Buyer, and, to the knowledge of Buyer, the other parties thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles and (iii) the Sponsor Equity Commitment, in the form so delivered, constitutes a legal, valid and binding obligation of C-H Holdings and, to the knowledge of Buyer, the other parties thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Except for fee letters with respect to fees and related arrangements with respect to the Debt Financing, of which Buyer has delivered true, accurate and complete copies to Seller on or prior to the Agreement Date (redacted to remove certain information (none of which could adversely affect the amount, availability or conditionality of the Debt Financing) in a manner reasonably satisfactory to the Debt Financing Sources) and customary engagement letters and fee rebate letters, the Financing Commitments are the only agreements relating to the Debt Financing as of the Agreement Date. Other than as expressly set forth in such Financing Commitments and customary engagement letters and fee rebate letters, there are no other agreements, side letters, or arrangements relating to the Financing Commitments that could adversely affect the amount, availability or conditionality of the Debt Financing or the Equity Financing. The Equity Financing Commitments provide that Seller is an express third-party beneficiary in connection with Buyer’s exercise of its rights under Section 11.7 of this Agreement, and that Buyer agrees not to oppose the grant of an injunction, specific performance or other equitable relief in connection with the exercise of such third party rights.

(c) As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitments or, to the knowledge of Buyer, would (i) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect, (ii) result in any of the conditions in the Financing Commitments not being satisfied or (iii) otherwise result in the Financing not being available on the Closing Date. As of the Agreement Date, no Investor or Lender party to any Debt Financing Commitment has notified Buyer in writing of its intention to terminate any of the Financing Commitments or not to provide the Financing. Assuming satisfaction of the conditions in Section 7.1 and Section 7.3, as of the Agreement Date, Buyer has no reason to believe that any of the conditions in the Financing Commitments will fail to be satisfied on a timely basis or that the full amounts committed pursuant to the Financing Commitments will not be available to be funded at the Closing.

(d) Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the Agreement Date. The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount for Buyer to pay the Purchase Price and all associated fees, costs and expenses in connection with the transactions contemplated by this Agreement, including the Financing (the “Required Amount”). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyer on the terms and subject only to the conditions set forth therein.

(e) Buyer’s obligation to consummate the Purchase Transaction is not contingent on Buyer’s ability to obtain any financing, whether pursuant to the Financing Commitments or otherwise, and Buyer’s failure to consummate the Financing or alternative financing for the Required Amount upon the satisfaction or waiver of the closing conditions shall constitute a material breach by Buyer of this Agreement.

Section 5.6 Finders; Brokers. None of Buyer or any of its Affiliates has employed any finder, broker or investment banker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee, commission or expenses from Seller in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

Section 5.7 Solvency. Assuming that the representations and warranties in Article 4 are true and correct, that Seller and Buyer have each complied with their respective obligations under this Agreement, the funding of the Debt Financing in accordance with the terms and conditions of the Debt Financing Commitment on the Closing Date and that the most recent financial forecasts made available to Buyer by Seller prior to the Agreement Date have been prepared in good faith based upon assumptions that were and continue to be reasonable and immediately prior to the Closing (provided that Seller is making no representation and warranty with respect to such financial forecasts), at and immediately after the Closing, and after giving effect to the transactions contemplated hereunder (including any financings being entered into in connection therewith), Buyer and its Subsidiaries (including the Purchased Entities), taken as a whole, on a consolidated basis, will be Solvent.

Section 5.8 Buyer Activity. Buyer and its Subsidiaries, including all Other Buyers, have been formed solely for the purpose of effecting the Purchase Transaction and the other transactions contemplated by the Transaction Documents. Neither Buyer nor any of its Subsidiaries have any liabilities or other obligations other than pursuant to the Transaction Documents and the Financing Commitments except as would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.9 Investor Guarantees. Concurrently with the execution of this Agreement, Buyer has delivered to Seller the Limited Guarantees. The Limited Guarantee of Sponsor is in full force and effect and is a valid, legal, binding and enforceable obligation of Sponsor, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. The Limited Guarantee of GIC is in full force and effect and is a valid, legal, binding and enforceable obligation of GIC, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Sponsor or GIC under its respective Limited Guarantee. Nothing in this Section 5.9 shall be construed to limit in any way Seller’s right to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 11.7.

Section 5.10 Securities Act. Buyer and the Other Buyers are acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.

Section 5.11 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Buyer and its Affiliates and representatives. Except for the representations and warranties contained in Article 4, Buyer acknowledges and agrees that (a) in entering into this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or its representatives and (b) none of Seller, any Other Seller, or any Subsidiaries or Affiliates of Seller nor any other Person makes any other express, implied or statutory representation or warranty (including in any information, document, or material made available to Buyer or its counsel or other representatives in Buyer’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations) with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement or any projections, estimates and budgets for the Business. Buyer acknowledges that there are assumptions inherent in making any such projections, estimates and budgets, Buyer is familiar with such uncertainties and that Buyer is responsible for making its own evaluation of the Business.

ARTICLE 6

AGREEMENTS OF BUYER AND SELLER

Section 6.1 Operation of the Business.

(a) Except as otherwise expressly provided in this Agreement or the other Transaction Documents or as disclosed in Schedule 6.1(a) of the Disclosure Letter or to the extent necessary to comply with applicable Laws or actions required to implement the Operational Separation Activities in accordance with Section 2.7 and Schedule 2.7(a) of the Disclosure Letter, from the Agreement Date until the Closing, without the prior written approval of Buyer (which approval shall not be unreasonably withheld or delayed), (X) Seller shall, and Seller shall cause its Subsidiaries to, continue to operate and conduct the Business in the ordinary course of business consistent with past practice and (Y) Seller shall not, and Seller shall cause its Subsidiaries not to, take any of the following actions with respect to (or which would impact or affect) the Purchased Shares, the Purchased Assets, the Assumed Liabilities or the Business; provided that any obligations of Seller and its Subsidiaries pursuant to this Section 6.1 to take or cause to be taken any action with respect to the Purchased Minority Interests shall be applicable only to the extent of Seller’s or its Subsidiary’s control of such Purchased Minority Interests and shall be subject to any fiduciary obligations of Seller or its Subsidiaries with respect to such Purchased Minority Interests):

(i) amend or modify the Organizational Documents of any Purchased Entity;

(ii) transfer, sell, lease, license or otherwise convey or dispose of, abandon or allow to lapse (other than at the expiration by its non-extendable and non-renewable term), or subject to any Lien (other than, with respect to the Purchased Assets, Permitted Liens), (x) any of the Purchased Shares or (y) the Purchased Assets (or assets or property which would have been Purchased Assets, but for such transfer or disposition), in each case, individually or in the aggregate, material to the Business, or any assets of Seller or its Subsidiaries that would be material to the applicable Purchased Entity’s rights under the Signing Date Agreements or proposed as of the Agreement Date to be subject to the IPMA or the Subleases, in each case other than (A) sales or non-exclusive licenses of Products and Intellectual Property Rights to customers or other business partners in the ordinary course of business, (B) sales or dispositions of obsolete or inoperable Purchased Assets in the ordinary course of business, or (C) other than with respect to material Intellectual Property Rights, any transfer, sell, lease, license or other transfers, sales, leases, licenses, conveyances and dispositions made in the ordinary course of business;

(iii) change, modify or issue any capital stock or other equity interests (including for all purposes of this Section 6.1(a) any restricted stock, restricted stock unit, performance stock unit, phantom stock, stock appreciation rights, rights to share in the profits or distributions or other similar rights), voting interest or securities convertible into or exchangeable or exercisable for, or subscriptions, rights or options with respect to, or warrants to purchase, or other similar agreements or commitments relating to, the capital stock or other equity interests or voting interest of any Purchased Entity or authorize any of the foregoing;

(iv)(x) with respect to any Purchased Entity (other than Symantec (UK) Limited), declare, set aside, or pay any dividend or other distribution other than to the extent paid in full in cash prior to the Effective Time; or (y) redeem, purchase or otherwise acquire any outstanding shares of any capital stock or other equity interest of any Purchased Entity, other than to the extent paid in full in cash prior to the Effective Time;

(v) with respect to any Purchased Entity, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;

(vi) with respect to any Purchased Entity, any of the following as would (a) reasonably be expected to have a continuing impact on any Purchased Entity following the Closing Date that would be material or (b) be a Purchased Asset or Assumed Liability that would be material or as would reasonably be expected to materially increase any Tax Liability (or materially decrease any Tax benefit) of the Business or Buyer and its Subsidiaries following the Closing: make or change any Tax election, change any annual Tax accounting period, adopt or change any method of accounting with respect to Taxes, file any amended Tax Return in a manner that would reasonably be expected to materially increase any Tax Liability (or materially decrease any Tax benefit) of the Business or Buyer and its Subsidiaries following the Closing, enter into or amend any Tax Sharing Agreement, initiate any voluntary disclosure to any Taxing Authority, enter into any written agreement with any Taxing Authority relating to Taxes, settle or compromise any Tax claim or assessment, surrender any right to claim a Tax refund, relief or credit, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax Liability (or reducing any Tax Asset) of any Purchased Entity or for which Buyer or any of its Subsidiaries would be responsible, or would otherwise acquire pursuant to this Agreement, where “Tax Asset” shall mean any net operating loss, net capital loss, investment Tax credit, or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes);

(vii)(x) create, incur, assume or guarantee any Indebtedness, in respect of which any Purchased Entity would be an obligor or which would constitute an Assumed Liability, other than (A) short-term Indebtedness less than $2,000,000 in principal amount in the aggregate, (B) Indebtedness, including ordinary interest accruals, incurred in the ordinary course of business under existing credit facilities that is incurred or committed to be incurred prior to the Effective Time in the ordinary course of business, (C) Indebtedness in respect of draws or claims under letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities or (y) make any loans, investments or advances to any other Person, other than (A) routine advances of business expenses to employees and (B) extensions of credit to customers, in each case of subclauses (A) and (B) of this clause (y), in the ordinary course of business;

(viii) except (x) as required by collective bargaining or other labor, works council or other similar agreements with such employees as in effect on the Agreement Date or (y) as required by applicable Law from time to time in effect or by the terms of any Seller Benefit Plan or New Benefit Plan, as in effect on the Agreement Date: (A) grant any increase in compensation or any material enhancement in benefits (including, in each case, with respect to cash or equity incentives, except as permitted by Section 6.1(a)(xvii) for equity incentives), other than in connection with (1) promotions in the ordinary course of business (including the ordinary activities related to the Operational Separation) where the increase or enhancement is commensurate with the promotion as compared to Seller’s other similarly situated employees in such jurisdiction for such position, (2) annual length-of-service raises for employees in the ordinary course of the business (and for employees in each applicable jurisdiction in amounts not greater than the salary and wage increases provided for Seller’s other similarly situated employees in such jurisdiction) or (3) increases or enhancements not to exceed both (x)

$100,000 per employee and (y) $2,000,000 for all Business Employees in the aggregate; (B) grant any new (or enhance any existing) retention, severance or termination pay to any Business Employee other than (1) in connection with promotions in the ordinary course of business where the grant or enhancement is commensurate with the promotion as compared to Seller’s other similarly situated employees in such jurisdiction for such position, or (2) not to exceed both (x) $100,000 per employee and (y) $2,000,000 for all Business Employees in the aggregate; or (C) enter into, assume, adopt, terminate or amend any employment, compensation, equity (other than as permitted by Section 6.1(a)(xvii) for equity incentives), indemnification, severance, retention or termination agreement or Contract with any Business Employee or any employee benefit plan, program or arrangement benefitting any Business Employee (including any Seller Benefit Plan and including by transfer of any Seller Benefit Plan from any Affiliate of Seller to a Purchased Entity), other than (1) entry into routine employment or offer letter Contracts for newly employed individuals on the same standard form used in the jurisdiction in question, (2) entry into indemnification agreements for newly appointed directors and officers (or equivalents) on the same standard form used in the jurisdiction in question, or (3) termination of any agreement or Contract in connection with a termination of employment;

(ix) enter into or amend any collective bargaining agreement, labor agreement, works council agreement or the equivalent in any applicable jurisdiction with respect to the Business Employees except (x) as required by collective bargaining, labor or other works council agreements with such employees as in effect on the Agreement Date, or (y) as required by applicable Law from time to time in effect;

(x) enter into any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar pre-emptive rights and/or terms to any Person related to the Business or the Purchased Assets;

(xi) amend, permit to lapse or fail to continue in full force and effect without material modification any existing policies or binders of insurance, in each case, in a manner disproportionately adverse to the Business or assets of the type that would be Purchased Assets in any material respect as compared to Seller’s other businesses or assets;

(xii)(x) waive, release or assign any material rights or claims, or settle or compromise any Proceeding, unless (A) such settlement or other action is not reasonably likely to impose material future restrictions or requirements on the Business or any Purchased Entity or any of their respective assets or properties and (B) all amounts paid in respect thereof are Excluded Liabilities or are paid or otherwise satisfied in full prior to the Closing, (y) enter into any consent decree or settlement agreement with any Governmental Authority or (z) cancel any third party Indebtedness owed to the Business or any Purchased Entity other than in the ordinary course of business;

(xiii)(x) commit to make any material capital expenditures or material research and development expenditures other than (A) in the ordinary course of business and reasonably necessary for the continued operation of the Business or (B) contemplated in the Business’s current budget or financial forecast attached as Schedule 6.1(a)(xiii) of the Disclosure Letter, or (y) delay or fail to make material capital expenditures or research and development expenditures in accordance with the Business’s budget or financial forecast attached as Schedule 6.1(a)(xiii) of the Disclosure Letter, except in the ordinary course of business;

(xiv) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or material portion of the assets of, any business or Person or division thereof;

(xv)(x) write-off as uncollectible any notes or accounts receivable of the Business, except write-offs in the ordinary course of business and any write-off of such notes and accounts receivable that are reserved for in a manner materially consistent with the GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the Audited Financial Statements or (y) delay collection of accounts receivable in violation of the Retained Contracts Agreement;

(xvi) except as is required by applicable Law or by GAAP, make any material change in the Business’ methods, principles and practices of accounting;

(xvii) issue, sell, grant or commit to issue, sell or grant any interest, equity security or other security that will be an Unvested RSU to (x) any individual who becomes a Business Employee prior to the Closing in accordance with this Section 6.1, other than equity or equity-based award grants to newly hired employees in the ordinary course of business and consistent with new hire grants for similarly situated employees of Seller’s other businesses at the same employment level or (y) any Business Employee as of the Agreement Date, other than in connection with the promotion of such Business Employee to vice president or higher position (consistent with promotion grants for similarly situated employees at the same title); provided, that, the aggregate grant date value of all grants permitted by the preceding clause (y) shall not exceed $2,000,000 (determined based on the average closing price of the common stock of Seller on the NASDAQ for the 20-trading day period ending on the date prior to such grants, multiplied by the number of shares subject to such award);

(xviii) except any hire of any individual made in the ordinary course of business in accordance with ordinary course hiring practices to fill a vacancy (on a one-to-one basis) arising due to cessation of employment of a Business Employee following the date of this Agreement (with such new hire to have a substantially comparable role and terms and conditions of employment as such former employee): (A) hire any individual that would be treated or characterized as a Business Employee with an annual base salary in excess of $300,000 other than to fill the vacant positions set forth on Schedule 6.1(a)(xviii) of the Disclosure Letter; and/or (B) hire more than the Applicable Net New Hire Number in the aggregate that would be treated or characterized as Business Employees (regardless of base salary);

(xix) except as would, individually and in the aggregate, be de minimis to the Business, (x) transfer or make provision for the transfer of the employment of any employee into the Business who, prior to such action, is not characterized as a Business Employee or otherwise provide for such employee to become characterized as a Business Employee (including changing the status of any employee of Seller or its Subsidiaries to that of a “Business Employee”), except transfers in order to fill a vacant position which arises as a result of the cessation of employment of a Business Employee on a one-to-one basis following the date of this Agreement, or (y) transfer or make provision for the transfer of the employment of any employee out of the Business who, prior to such action, is characterized as a Business Employee or otherwise provide for any such employee to cease to be characterized as a Business Employee, except for terminations for Cause or resignations by any such employees;

(xx) except in the ordinary course of business or as is not material to the Business, enter into any Contract with any Purchased Entity’s executive officer or director who is a Business Employee;

(xxi) except in the ordinary course of business, (x) enter into any Contract that if in effect on the Agreement Date would be an Assigned Material Contract, (y) amend in any material respect, renew or waive any material provision of any existing Assigned Material Contract (other than automatic renewals in accordance with the terms of such Assigned Material Contract), or (z) rescind or terminate any existing Assigned Material Contract (provided that expirations of Contracts in accordance with their terms shall not be deemed a termination);

(xxii)(x) purchase or acquire any real property that is primarily related to the Business, or transfer, convey, sell or dispose of any Business Real Property or any After-Acquired Business Real Property or (y) except in the ordinary course of business, (A) enter into any Contract for the lease of any real property that is primarily related to the Business (other than Real Property Leases and Subleases in respect of Business Real Property in accordance with this Agreement (including Schedule 2.7(a) of the Disclosure Letter)), (B) amend in any material respect, renew or waive any material provision of any Real Property Lease (other than automatic renewals in accordance with the terms of such lease), or (C) rescind, allow to expire or terminate any Real Property Lease;

(xxiii) not disclose any Confidential Information regarding the Business, the Purchased Entities, the Purchased Assets or the Assumed Liabilities, except in the ordinary course of business or as would not be materially adverse to the Business; or

(xxiv) agree or commit to do any of the foregoing.

If Seller or any of its Subsidiaries desires to take an action which would be prohibited pursuant to the foregoing clauses (i)-(xxiv) without the written consent of Buyer, prior to taking such action, Seller may request such written consent by sending an electronic mail or facsimile to the representative of Buyer listed on Schedule 6.1(b) of the Disclosure Letter and Buyer may deliver to Seller its written consent (to the extent granted) via electronic mail or facsimile.

(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business (including in the United States, the United Kingdom and Ireland) and prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

(c) Not fewer than two Business Days prior to the Closing, Seller shall deliver to Buyer (i) a supplement to Schedule A-(ii) and Schedule 4.5(a) of the Disclosure Letter, which shall identify those Contracts entered into by Seller, or any of its Subsidiaries, after the Agreement Date not in violation of the terms hereof which would have constituted “Assigned Contracts” and “Assigned Material Contracts” respectively if such Contracts had been in effect as of the Agreement Date, and such Contracts identified on such supplement to Schedules A-(ii) and 4.5(a) of the Disclosure Letter shall be deemed “Assigned Contracts” and “Assigned Material Contracts” respectively for all purposes hereof so long as such Contracts were entered into in accordance with the terms hereof, and (ii) without limiting the obligations set forth in this Agreement, a revised Schedule A-(i)(B) of the Disclosure Letter reflecting updates and changes to the list of the Tangible Assets being transferred arising as a result of the acquisition of tangible assets of the Business and the disposition of Tangible Assets in the ordinary course of business following the Agreement Date and the tangible assets listed on such updated Schedule A-

(i)(B) of the Disclosure Letter shall be deemed as the “Tangible Assets” listed on Schedule A-(i)(B) for the purposes of this Agreement so long as such updates to Schedule A-(i)(B) of the Disclosure Letter have not resulted from actions or omissions in violation of this Agreement and is otherwise updated in accordance with the terms of this Agreement.

(d) Notwithstanding any provision herein to the contrary, but subject to Section 6.18, prior to the Effective Time, without the consent of Buyer, each of Seller and its Subsidiaries will, in compliance with applicable Law (including maintenance of Statutory Minimums) and Section 2.7 and Schedule 2.7(a) of the Disclosure Letter, be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, (x) to Seller or any Subsidiary thereof (other than by intercompany loan or advance or other transactions that result in the creation of an intercompany receivable or payable of Seller or any of its Subsidiaries (other than the Purchased Entities) that is payable by or to a Purchased Entity that would remain outstanding following the Closing or would otherwise be transferred to Buyer or any of its Subsidiaries), (1) any Excluded Assets (including in connection with any “cash sweep” or cash management practices), (2) any other assets which are not expressly contemplated to be owned or held by Buyer, Other Buyer or a Purchased Entity pursuant to this Agreement, the Local Transfer Agreements or other Transfer Documents and (3) any Seller books and records that are not also Business Records that will be solely owned by Buyer pursuant to Appendix A, or (y) to any Purchased Entity (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable or payable of Seller or any of its Subsidiaries (other than the Purchased Entities) that is payable by or to a Purchased Entity that would remain outstanding following the Closing or would otherwise be transferred to Buyer or any of its Subsidiaries), (1) any Purchased Assets, (2) any Purchased Shares or (3) any Business Records, (ii) make any payments under, or repay (in part or in full), any Indebtedness prior to the Effective Time, (iii) execute, deliver and perform obligations expressly required under the Local Transfer Agreements and the other Transfer Documents; and (iv) take any action with respect to or implementing the Operational Separation Activities in accordance with Section 2.7, Schedule 2.7(a) of the Disclosure Letter and this Section 6.1; provided, that, unless specifically provided for in Schedule 2.7(a) of the Disclosure Letter (with respect to which costs are addressed in Section 10.3), Seller shall be responsible for all costs (including Tax costs) resulting from any “cash sweep” or cash management practices or dividends or the cancellation of an intercompany loan or intercompany account permitted under this Section 6.1(d).

(e) Notwithstanding anything to the contrary herein, Seller shall and shall cause its Subsidiaries to cause the Business Cash Amount as of the opening of business on the day that the Closing shall occur to be (i) equal to or greater than $200,000,000 and (ii) available without restriction.

(f) During the period from the Agreement Date to the Closing, Seller (i) will cause all intercompany transactions conducted between any Purchased Entity and another Purchased Entity to be conducted in the ordinary course of business (including with respect to turning over receivables and payables consistent with past practice) and (ii) will not take any actions with the intent of circumventing the dollar limits set forth or referenced in the definition of “Excess Cash” (including by permitting any Purchased Entity in a jurisdiction set forth on Schedule 1.1(a)(vii) of the Disclosure Letter to make a loan to another Purchased Entity).

(g) Seller will in good faith consider any proposals made by Buyer regarding (i) structuring the Purchase Transaction to involve the purchase by Buyer of a newly formed limited liability company in lieu of acquiring Veritas Technology LLC (following the conversion of Veritas Technology Corporation to a limited liability company with same name) or (ii) funding any Purchased Entity organized under the laws of China using debt rather than equity, provided that in each case Seller will be under no obligation to implement or effectuate any such proposals.

Section 6.2 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, until the Closing, Seller shall, and shall cause its Subsidiaries to, permit Buyer and its authorized agents or Representatives to have reasonable access to the properties, books, records, Contracts and such financial (including working papers) and operating data of the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities and the Business Employees and other employees knowledgeable about the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities as Buyer may reasonably request, during regular business hours to review information and documentation and ask questions relative to the properties, books, Contracts and other records of the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities and to conduct any other reasonable investigations; provided that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or any of its Subsidiaries, shall comply with the reasonable security, data privacy and data protection, and insurance requirements of Seller and its Subsidiaries and shall, in the case of physical visits, be at Buyer’s sole risk and expense (provided that Seller shall not, nor permit is Affiliates to, charge for any such access). All requests for access to the offices, properties, books and records of Seller and its Subsidiaries shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor any of its Subsidiaries, agents or Representatives acting on its behalf shall contact any of the employees (other than those set forth on Schedule 6.2 of the Disclosure Letter), customers, suppliers, partners, Subsidiaries or Affiliates of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of Seller (not to be unreasonably withheld, conditioned or delayed, and which may be provided via email). Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to (a) provide access to or disclose information where such access or disclosure would reasonably be expected to cause the waiver of any attorney-client privilege of Seller or such Subsidiaries or contravene any Law or binding agreement of Seller or such Subsidiaries (provided, that Seller shall inform Buyer as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable efforts to disclose such information in a way that would not waive such privilege or contravene any applicable Law or binding agreement), (b) provide access to or disclose any document, communication or information related to the sale process with respect to the Business or any other potential transaction relating to the sale or divestiture of the Business, (c) provide access to personnel records of the Business Employees, including records relating to individual performance or evaluation records, medical histories or other information that Seller believes in good faith is sensitive information relating to personnel or the disclosure of which would reasonably be expected to subject Seller or any of its Subsidiaries to risk of liability (provided, that Seller shall inform Buyer as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable efforts to disclose such information in a way that would not result in the sharing of sensitive information or reasonably risk liability) or (d) provide access to any property of Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing.

(b) The Parties expressly acknowledge and agree that this Agreement and the other Transaction Documents and their respective terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party, in connection with the negotiation of this Agreement or the other Transaction Documents or pursuant to this Section 6.2 shall be treated as “Evaluation Material” of such Party under that certain Mutual Non-Disclosure Agreement dated February 23, 2015 between the Parties (the “Confidentiality Agreement”). Notwithstanding anything to the contrary herein, (i) to the extent permitted by applicable Law, the execution of this Agreement shall constitute written consent by Seller pursuant to the Confidentiality Agreement to all actions by the Buyer Related Parties expressly permitted or expressly required by this Agreement or the other Transaction Documents that would otherwise be restricted under the Confidentiality Agreement and (ii) any provision in the Confidentiality Agreement providing that Seller need not provide any information or Evaluation Material to Buyer or its Representatives (including Section 7 thereof) is superseded by this Agreement.

(c) From and after the Closing Date, except as otherwise expressly provided in this Agreement or any other Transaction Document, Seller shall hold and shall cause its Subsidiaries to hold, and shall use its reasonable best efforts to cause its Representatives (and be responsible for any breach by its Representatives) to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under the Signing Date Agreements or preparation of any Tax Returns required to be filed by it or as set forth in clause (A) of the final proviso of clause (ix) of Appendix A) without the prior written consent of Buyer, any and all Confidential Information related to Buyer, the Purchased Assets, the Purchased Shares, the Assumed Liabilities and/or the Business (including, without limitation, information provided to Seller following the Closing pursuant to this Agreement); provided, that Seller may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(c) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Seller and in respect of whose failure to comply with such obligations Seller will be responsible, (ii) if Seller, its Subsidiaries or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies, or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Seller shall to the extent practicable and permissible promptly notify Buyer of the existence of such request or demand and shall provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Buyer with respect thereto, at Buyer’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Seller may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Seller is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Buyer, exercise reasonable efforts, at Buyer’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(c) shall not apply to information (A) to the extent relating to Seller’s or its Subsidiaries’ businesses other than the Business, (B) that is or becomes generally available to the public other than as a result of disclosure by Seller or an Affiliate or Representative thereof in breach of any confidentiality obligation, (C) that becomes available to Seller or an Affiliate thereof after the Closing Date on a non-confidential basis from a source other than Buyer or an Affiliate or Representative thereof (provided that such source is not known by Seller to be bound by any obligation of confidentiality to Buyer or any of its Subsidiaries) or (D) that Seller can establish by reasonable evidence is independently developed by Seller or any Affiliate thereof following the Closing without reference to or reliance upon Confidential Information of or relating to Buyer, the Purchased Assets, the Purchased Shares, the Assumed Liabilities and/or the Business (including, without limitation, information provided to Seller or an Affiliate or Representative thereof following the Closing pursuant to this Agreement).

(d) From and after the Closing Date, except as otherwise expressly provided in this Agreement or any other Transaction Document, Buyer shall hold and shall cause its Subsidiaries to hold, and shall use its reasonable best efforts to cause its Representatives (and be responsible for any breach by its Representatives) to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under the Signing Date Agreements or preparation of any Tax Returns required to be filed by it) without the prior written consent of Seller, any and all Confidential Information related to the Excluded Assets, the Excluded Liabilities and/or the businesses of Seller (other than the Business);

provided, that Buyer may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.2(d) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Buyer and in respect of whose failure to comply with such obligations Buyer will be responsible, (ii) if Buyer, its Affiliates or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies, or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Buyer shall to the extent practicable and permissible promptly notify Seller of the existence of such request or demand and shall provide Seller a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Seller with respect thereto, at Seller’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Buyer may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Buyer is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Seller, exercise reasonable efforts, at Seller’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.2(d) shall not apply to information (A) to the extent relating to the Business, the Purchased Assets, Purchased Shares, Purchased Entities, Purchased Minority Interests or the Assumed Liabilities, (B) that is or becomes generally available to the public other than as a result of disclosure by Buyer or an Affiliate or Representative thereof in breach of any confidentiality obligation, (C) that becomes available to Buyer or an Affiliate thereof on a non-confidential basis from a source other than Seller or an Affiliate or Representative thereof (provided that such source is not known by Buyer to be bound by any obligation of confidentiality to Seller or any of its Subsidiaries) or (D) that Buyer can establish by reasonable evidence is independently developed by Buyer or any Affiliate thereof without reference to or reliance upon Confidential Information of or relating to the Excluded Assets, the Excluded Liabilities and/or the businesses of Seller (other than the Business). Notwithstanding anything to the contrary herein, the provisions of Section 13 of the Confidentiality Agreement are hereby incorporated by reference herein as fully as if set forth herein in their entirety and such provisions shall apply mutatis mutandis and, as incorporated herein, shall not terminate upon termination of the Confidentiality Agreement.

Section 6.3 Necessary Efforts; No Inconsistent Action.

(a) Subject to the terms and conditions of this Agreement and to applicable Law, and other than to receive CFIUS Approval, DSS Approval or with respect to Antitrust Laws, which are the subject of Section 6.3(b) through Section 6.3(h), Seller and Buyer agree, and Buyer and Seller agree to cause their respective Subsidiaries and, in the case of Buyer, the Investors (other than GIC) to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to (i) cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article 7 to be satisfied as promptly as practicable, (ii) to obtain all Consents, licenses, certificates, permits, approvals, clearances, expirations, consents, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority (each a “Governmental Consent”) or other Persons, including with respect to any of the Assigned Material Contracts, required in connection with the consummation of the transactions contemplated by the Transaction Documents, unless, in the case of a Consent of a Person other than a Governmental Authority, Buyer requests that Seller not attempt to obtain such Consent (it being understood that the failure to obtain any such Consents shall not, by itself, cause the conditions set forth in Section 7.2(b) or Section 7.3(b) to be deemed not to be satisfied), (iii) to effect all such necessary registrations, novations, notices, disclosures and filings with the Governmental Authorities in order to consummate and make effective the Purchase Transaction and the other transactions contemplated hereby, (iv) to comply with all requirements under applicable Law which may be imposed on it with respect to this Agreement and the Purchase Transaction, (v) to defend any Actions, whether judicial or administrative, brought under, pursuant to or relating to any regulatory Law challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (vi) in the case of Seller, (a) transferring (or satisfying in full) any Excluded Liabilities (or any Liabilities of the type described in the definition of Excluded Liabilities) and (b) transferring any employees that are not Business Employees, in each of the foregoing cases (a) and (b), from the Purchased Entities to Seller or one of its Subsidiaries (other than a Purchased Entities) such that the Purchased Entities are transferred to Buyer at Closing without any such Excluded Liabilities (or any Liabilities of the type described in the definition of Excluded Liabilities) or employees that are not Business Employees, in each of the foregoing cases to the greatest extent commercially practicable and permitted by Law. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing; provided, that, except as expressly set forth in Section 6.3(b) and (f), neither Buyer nor Seller will be required to make any payments (other than filing fees), incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person. Further, in no event will Seller, and Seller will cause its Subsidiaries not to, without Buyer’s prior written consent, commit to any divestiture transaction, or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any such action that, in each case, would reasonably be expected to limit Buyer’s freedom of action with respect to, or Buyer’s ability to retain any of the businesses, product lines or assets of, the Business or otherwise receive the full benefits of this Agreement, including, in each case, in connection with the Operational Separation Activities. Notwithstanding anything to the contrary herein, except as expressly set forth in Section 6.3(b) or (f), Buyer and its Affiliates shall not be required to commit to any divestiture transaction, or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Buyer’s freedom of action with respect to, or Buyer’s ability to retain any of the businesses, product lines or assets of, the Business or otherwise receive the full benefits of this Agreement.

(b) Without limiting the generality of Section 6.3(a) with respect to the undertakings pursuant thereto, Buyer and Seller shall cooperate and use their respective reasonable best efforts (and, in the case of Buyer, shall cause the Investors to use their respective reasonable best efforts) to take all actions necessary to (i) obtain any Governmental Consents required for the satisfaction of the condition set forth in Section 7.3(f)(i) as promptly as possible, including as promptly as practicable after the Agreement Date initiating informal consultations with CFIUS with respect to this Agreement and the transactions contemplated hereby, and then, if deemed necessary to obtain CFIUS Approval by either one or both of the Parties following such informal consultations, as promptly as practicable, at the request of either Party, and in no event later than 20 Business Days following the date of this Agreement, making a preliminary joint voluntary notice in accordance with Exon-Florio (the “Exon-Florio Filing”) to CFIUS with respect to this Agreement and the transactions contemplated hereby and thereafter making any other required submissions and filings, and responding as promptly as practicable to any requests for additional information or documentary material with respect to, such filing and otherwise in connection with obtaining the CFIUS Approval and (ii) obtain any Governmental Consents required for the satisfaction of the condition set forth in Section 7.3(f)(ii) as promptly as possible after the Agreement Date, including (A) submitting to the Defense Security Service of the United States Department of Defense (“DSS”) (and, to the extent applicable, any other Governmental Authority) notification of the transactions contemplated by this Agreement, a foreign ownership, control or influence (“FOCI”) action plan, and any other submission or communication required to be provided under NISPOM and any other applicable national or industrial security regulations, and (B) facilitating acceptance of a Commitment Letter with DSS setting out the FOCI mitigation requirements required by DSS in connection with the transactions contemplated by this Agreement and to otherwise ensure compliance with NISPOM (acceptance of such Commitment Letter or the determination by DSS that FOCI mitigation is not required, the “DSS Approval”). Each Party shall (and, in the case of Buyer, shall cause the Investors to) furnish such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to CFIUS, DSS or other Governmental Authority involved in the Exon-Florio review or DSS Approval process, including, but not limited to, all information and materials required by CFIUS under 31 C.F.R. 800.402, issuing, or arranging for the issuance of, any sponsor letter, DD-254, or other documentation required to commence the process to obtain DSS Approval as promptly as practicable and in no event later than 20 Business Days following the date of this Agreement, and providing copies of the written internal security procedures of Seller reasonably transferable to the Business to be operated by Buyer and supportive of the Commitment Letter sought from DSS. Seller and Buyer shall (and, in the case of Buyer, shall cause the Investors to) use their reasonable best efforts to (x) avoid possible rejection or deferred acceptance of the Exon-Florio Filing, (y) respond as promptly as practicable and within any time limitations imposed by applicable regulations to any inquiries from CFIUS, DSS or any other Governmental Authority involved in the Exon-Florio review or DSS Approval process and make any other submissions that are required to be made or that the Parties agree should be made and (z) obtain the CFIUS Approval and the DSS Approval as promptly as practicable, and in any event prior to the Outside Date.

For purposes of this Section 6.3(b) only, the term “reasonable best efforts” shall be interpreted in light of past CFIUS reviews and investigations and DSS proceedings relating to the Investors, including, to the extent FOCI mitigation is required, entering into a Security Control Agreement (SCA) with the DSS that is not materially more burdensome with respect to any given Investor than other SCAs entered into by that Investor; provided, however, that nothing in this Agreement will require, or be deemed to require, Buyer, the Investors or their respective Affiliates to take any action that would reasonably be expected, individually or in the aggregate, to result in a Burdensome Condition. In the event Buyer determines that a Burdensome Condition may be required in order to obtain CFIUS Approval or DSS Approval, Buyer shall have the right (effective upon written notice to Seller) to require Seller or any of its Subsidiaries to retain one or more of the Classified Government Contracts or any portion thereof and all or a portion of the Business Employees listed on Schedule 6.3(b) of the Disclosure Letter (the Business Employee who are retained pursuant to this Section 6.3(b) are referred to herein as the “Cleared Employees”). In the event DSS Approval has not been obtained on or before the 23rd day after the acceptance by CFIUS of the filing required to obtain CFIUS Approval, Seller shall have the right (effective upon written notice to Buyer) to retain in its reasonable judgment (after consultation with Buyer) the minimum number of Classified Government Contracts and the minimum number of Cleared Employees that would allow for the elimination of the need for DSS Approval. Following the delivery of such notice or such election by either Buyer or Seller (the “Classified Government Contracts Retention Election”), the condition set forth in Section 7.3(f)(ii) shall be deemed to have been satisfied. Following such Classified Government Contracts Retention Election, (i) the Classified Government Contracts so retained shall be deemed to be “Retained Contracts” subject to the terms of the Retained Contracts Agreement until Buyer notifies Seller following the Closing to transfer such Contracts to Buyer or one of its Subsidiaries (at which time Seller will transfer such Contracts to Buyer or the applicable Subsidiary), (ii) the Cleared Employees so retained shall remain employees of Seller (and shall not be deemed a Business Employee for any purpose of this Agreement other than Section 6.1(a)) until such time as Buyer (or one of its Subsidiaries) makes a Compliant Offer to such Cleared Employee (it being understood that if Buyer elects to have such Contracts so transferred, it must make a Compliant Offer to each such Cleared Employee) and (iii) Buyer shall use its reasonable best efforts to obtain all required approvals of such Governmental Authorities as may be necessary to transfer such Classified Government Contracts and Cleared Employees to Buyer, in each case as promptly as practicable. To the extent a Cleared Employee accepts such offer and begins employment with Buyer (or such Subsidiary) the Cleared Employee shall, from and after such time, be deemed a Continuing Employee for purposes of this Agreement. Following the Closing until such

Compliant Offer is made by Buyer (and for thirty days after), Buyer shall be responsible for, pay and discharge, shall reimburse Seller for (x) 142% of base salary and (y) all Termination Amounts, in each case of the Cleared Employees that accrue from and after the Closing. Except as expressly provided in this Section 6.3(b), in no event shall Seller or any of its Subsidiaries be required or expected to take any action to retain any of the Purchased Assets or Purchased Shares (including assets that would be Purchased Assets or shares that would have been Purchased Shares, but for the inability to obtain CFIUS Approval or DSS Approval) or be required to grant rights of any kind to any third party or pay any amount, grant any guarantee or provide any other consideration to any third party in order to obtain CFIUS Approval or DSS Approval.

(c) Without limiting the generality of Section 6.3(a) with respect to the undertakings pursuant thereto, Buyer and Seller shall (or, in the case of Buyer, shall cause the Person(s) controlling Buyer to) promptly make all filings which may be required for the satisfaction of the condition set forth in Section 7.1(b) by each of them in connection with the consummation of the transactions contemplated hereby, which, in any event, shall be made within (i) 10 Business Days following the Agreement Date with respect to the initial filings required under the HSR Act and (ii) as promptly as practicable following the Agreement Date with respect to the initial filings required by all other applicable Antitrust Laws (but in any event within 30 Business Days after the Agreement Date, to the extent reasonably practicable). In addition, Buyer and Seller agree, and shall cause each of their respective Subsidiaries, and, subject in all respects to Section 6.3(f) and Section 6.3(g), in the case of Buyer, cause the Sponsor or other controlling Person(s), to cooperate and to use their respective reasonable best efforts and take all actions necessary to obtain any Governmental Consents required for the satisfaction of the conditions set forth (x) in Section 7.1(a) with respect to Antitrust Laws in the countries set forth on Schedule 7.1(b) of the Disclosure Letter and (y) Section 7.1(b) as promptly as possible, including to respond as promptly as practicable to any requests for information from any such Governmental Authority, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Purchase Transaction or any other transaction contemplated by this Agreement under any Antitrust Law. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any such Governmental Authority. Neither Party shall consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Antitrust Law with respect to the Purchase Transaction or any other transaction contemplated by this Agreement unless the other Party has given its prior written consent to such extension or delay (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Buyer and Seller will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Laws or to receive CFIUS Approval or DSS Approval in connection with this Agreement (other than, in the case of Buyer or Seller, as the case may be, the portions of such correspondence, filings and written communications that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, the Parties agree, except as prohibited or restricted by applicable Law, to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws or in connection with efforts to obtain CFIUS Approval or DSS Approval, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws or the

CFIUS Approval or DSS Approval, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws or in connection with efforts to obtain CFIUS Approval or DSS Approval, to promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications, including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals (other than, in the case of Buyer or Seller, as the case may be, the portions of such presentations, memoranda, briefs, arguments, opinions and proposals that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement), with a Governmental Authority regarding any Antitrust Laws or in connection with efforts to obtain CFIUS Approval or DSS Approval, and (vi) provide each other with copies of all written communications from any Governmental Authority relating to any Antitrust Laws or efforts to obtain CFIUS Approval or DSS Approval. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate. During the period from the date of this Agreement until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing, except as prohibited or restricted by applicable Law, each Party or its attorneys shall provide the other Party or its attorneys the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (other than, in the case of Buyer or Seller, as the case may be, the portions of such correspondence, filings and communications that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement). Buyer shall have the responsibility for devising and implementing the strategy for obtaining the CFIUS Approval and the DSS Approval and shall take the lead in all meetings and communications with CFIUS and DSS, as applicable, relating to the Purchase Transaction or any other transaction contemplated by this Agreement, in each case, in a manner consistent with its obligations hereunder, and at all times in consultation and cooperation with Seller as set forth herein.

(e) During the period from the date of this Agreement until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing, except as prohibited or restricted by applicable Law, each of Buyer and Seller shall notify and keep the other reasonably advised as to (i) any material communication from any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) any litigation or administrative Proceeding pending and known to such Party, or to its knowledge threatened, which challenges, or would challenge, the transactions contemplated hereby. During the period from the date of this Agreement until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing, subject to the provisions of Article 10 hereof or except as otherwise expressly permitted or contemplated by this Agreement, Seller and Buyer shall not knowingly take any action inconsistent with their obligations under this Agreement or, without prejudice to Seller’s or Buyer’s rights under this Agreement, that would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(f) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violating any Antitrust Law or if a filing pursuant to Section 6.3(c) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the Parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event prior to the Outside Date. Without limiting the generality of the foregoing, Buyer shall and subject to subclause (ii) of the last sentence of this clause (f), shall cause the Investors to promptly pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any Antitrust Law regarding the Purchase Transaction, including (i) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting), by consent decree, proxy arrangement, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or its Subsidiaries (including the Purchased Entities), now owned or hereafter sought to be acquired, or of the Purchased Shares or the Purchased Assets, (ii) terminating or amending any existing relationships and contractual rights and obligations of Buyer or its Subsidiaries (including the Purchased Entities), or (iii) otherwise offering to take or offering to commit to take any action on its or its Subsidiaries behalf which it is capable of taking, and if the offer is accepted, taking or committing to take, such actions as are necessary, whether or not such actions limit or modify Buyer’s rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Business, in each case, if it is determined that such action is necessary in order to obtain all Governmental Consents necessary to satisfy the condition set forth in Section 7.1(a) with respect to Antitrust Laws in the countries set forth on Schedule 7.1(b) of the Disclosure Letter and Section 7.1(b) prior to the Outside Date and/or to avoid the entry of, or to effect the dissolution of, any Antitrust Order which would have the effect of preventing or delaying the consummation of the Purchase Transaction and the other transactions contemplated hereby beyond the Outside Date. In connection therewith, Buyer shall take any and all actions with respect to it and its Subsidiaries necessary in order to ensure that (x) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Authority under any Antitrust Law, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or Proceeding under any Antitrust Law, and (z) no other matter relating to any Antitrust Law, would preclude consummation of the Purchase Transaction prior to the Outside Date. In furtherance of the foregoing, Buyer shall keep Seller reasonably informed of all material matters, discussions and activities relating to any of the matters contemplated by this Section 6.3(f). Notwithstanding anything to the contrary in the foregoing, (i) in no event shall Seller or any of its Subsidiaries be required or expected to take any action to retain any of the Purchased Assets or Purchased Shares (including assets that would be Purchased Assets or shares that would be Purchased Shares but for the inability to obtain a Governmental Consent) or be required to grant rights of any kind to any third party or pay any amount, grant any guarantee or provide any other consideration to any third party in order to obtain any Governmental Consent under an Antitrust Law and (ii) in no event shall any Investor or any of its Affiliates (other than Buyer and its Subsidiaries (which, for purposes hereof, will include the Purchased Entities)) be required to sell, divest, hold separate, license, cause a third-party to acquire, or otherwise dispose of any Affiliate of any Investor (other than Buyer and its Subsidiaries (which, for purposes hereof, will include the Purchased Entities)), operations, divisions, businesses, product lines, customers or assets of any Investor or any Affiliate of any Investor (other than Buyer and its Subsidiaries (which, for purposes hereof, will include the Purchased Entities)), terminate any Contract or other business relationship of any Investor or any Affiliate of any Investor (other than those of Buyer and its Subsidiaries (which, for purposes hereof, will include the Purchased Entities)), alter any business conduct of any Investor or any Affiliate of any Investor (other than with respect to Buyer and its Subsidiaries (which, for purposes hereof, will include the Purchased Entities)), or be required to grant rights of any kind to any third party or pay any amount, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any Governmental Consent, nor shall anything herein be deemed to require Buyer to cause any Investor or any other Affiliate thereof (other than Subsidiaries of Buyer (which, for purposes hereof, will include the Purchased Entities)) to do any of the foregoing.

(g) During the period from the Agreement Date until the earlier of (x) the date this Agreement is terminated in accordance with its terms and (y) the Closing, subject to the provisions of Article 10 hereof or except as otherwise expressly permitted or contemplated by this Agreement, Buyer shall not and Buyer shall cause Sponsor not to, without the prior written consent of Seller, knowingly engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into by Buyer, Sponsor or any of their respective Subsidiaries, that would reasonably be expected to have a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, none of Buyer, Sponsor or any of their respective Subsidiaries shall, and shall not cause any Person to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, if that acquisition or agreement would reasonably be expected to (i) materially increase the risk of not obtaining any Governmental Consent required by Section 6.3(b) and Section 6.3(c), (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise, in each case, under any Law contemplated by Section 6.3(b) and Section 6.3(c) or (iii) prevent or materially delay receipt of any Governmental Consent required by Section 6.3(b) and Section 6.3(c).

Section 6.4 Public Disclosures. Upon the request of either Buyer or Seller, upon the execution of this Agreement and upon the Closing, Buyer or Seller shall each release a press release mutually acceptable to Buyer and Seller. From and after the Agreement Date, neither Buyer nor Seller shall, and Buyer and Seller shall cause each of their respective Subsidiaries and its and their respective directors, officers, employees, Affiliates, and representatives (including financial advisors, investment bankers, attorneys and accountants) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby that discloses any additional information regarding the same or that is otherwise inconsistent with the agreed press releases, or uses the name of the other Party or its Affiliates or refers to the other Party or its Affiliates, directly or indirectly, in connection with the relationship under this Agreement of the Parties and their Affiliates in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, except that (a) Buyer or Seller may issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with applicable Law or the rules and regulations of any national securities exchange (provided that to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party shall provide the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by the other Party), (b) the Parties may issue any press release or make other public announcement (including to analysts or investors) to the extent that such release or announcement only contains information previously publicly disclosed in accordance with this Section 6.4 or is otherwise consistent in all material respects with previous statements made jointly by Buyer and Seller or with the permission of the other Party; (c) Seller may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews (provided that to the extent in the good faith judgment of Seller it is reasonably practicable to do so, Seller shall provide Buyer with a reasonable opportunity in light of the circumstances to review Seller’s intended communication (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by Buyer); (d) the Investors, the funds affiliated with the Investors and their management companies may make disclosures to their current, former or prospective investors, equity holders and limited partners to the extent such information is customarily provided to current, former or prospective investors, equity holders or limited partners in private equity funds (provided the recipients of such information are subject to a non-disclosure agreement to maintain the confidentiality of such information), (e) Buyer and its Affiliates may make customary disclosures as expressly contemplated by the Debt Financing Commitment (including in connection with the syndication of the Debt Financing), subject to the confidentiality undertakings set forth in the Debt Financing Commitment (and Buyer will be responsible for breaches of the obligations under by such recipients) (provided the recipients of such disclosed information are subject to a non-disclosure agreement to maintain the confidentiality of such information) and (f) Buyer and its Affiliates may make customary disclosures to the Investors and other potential investors in Buyer (provided the recipients of such disclosed information are subject to a non-disclosure agreement to maintain the confidentiality of such information). Without limiting the foregoing provisions hereof, Seller shall, to the extent reasonably practicable, consult with Buyer regarding the form and content of any public disclosure of any material developments or matters involving the Business (including the financial condition or results of operations), Purchased Assets, Assumed Liabilities or the Purchased Entities, including earnings releases, reasonably in advance of publication or release.

Section 6.5 Post-Closing Access to Records and Personnel.

(a) Exchange of Information. Subject to the further requirements set forth in Section 6.8(f)(iv) with respect to Taxes, after the Closing, for a period of seven years after the Closing Date, upon receipt of reasonable prior notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense (but only for the reasonable out-of-pocket costs and expenses incurred by the Party in providing such access), reasonable access during normal business hours, and in manner so as not to unreasonably interfere with the conduct of such other Party’s business, to the other Party’s employees (without substantial disruption of employment) and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the conduct of the Business on or before the Closing Date and (x) in the case of Seller, the Excluded Assets and Excluded Liabilities and (y) in the case of Buyer, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (the “Books and Records”), to the extent reasonably available and in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) in connection with the filing of any Tax return or election or any amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (iv) to comply with its obligations under this Agreement or the other Transaction Documents, or (v) in connection with any other matter requiring access to any such employees, books, records, documents, files and correspondence of the other Party, solely to the extent necessary for Buyer’s operation of the Business after Closing or Seller’s operation of its businesses after Closing, as the case may be; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure would be reasonably expected to violate any Law or agreement, or waive any attorney-client or other similar privilege (provided, in the event such provision of information would reasonably be expected to violate any Law or agreement or waive any attorney-client or other similar privilege, the Party with such information shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall take all reasonable measures to permit the disclosure in a manner that avoids any such violation or waiver, including in accordance with Section 6.12), and each Party may redact information regarding itself or its Subsidiaries not relating to Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities.

(b) Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c) Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the Books and Records in its possession or control for a reasonable period of time as set forth in its regular document retention policy, as such policy may be amended from time to time, or for such longer period as may be required by Law, or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy (or otherwise not in compliance with the foregoing); provided that prior to such destruction or disposal (i) such Party shall provide no less than 75 Business Day prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of and the general type and scope of information contained therein), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient, except in the case the requesting Party is Buyer and such Books and Records constitute Purchased Assets).

(d) Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.5(c).

(e) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

(f) Confidential Information. Nothing in this Section 6.5 shall require (i) either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either Party is required under this Section 6.5 to disclose any such information, that Party shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall use all reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information or take all reasonable measures to permit the disclosure in a manner that avoids any such violation, (ii) Seller to provide or cause to be provided to Buyer any information related to the sale process of the Business or any other potential transaction relating to the sale, spin-off or divestiture of the Business or Seller’s or its representatives’ evaluation thereof, including projections, financial or other information related thereto or (iii) either Party to disclose any information if Seller or any of its Subsidiaries, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (including any such litigation relating to this Agreement or the transactions contemplated hereby or thereby), to the extent the information is related thereto (or the subject matter thereof) or requested in connection therewith (provided that such restriction shall not apply to any information to the extent necessary for such Party to prepare any Tax Returns or any filings required by the rules and regulations of any national securities exchange). The covenants contained herein shall in no event be considered a waiver of any attorney-client privilege, work product privilege or any similar privilege.

Section 6.6 Employee Relations and Benefits.

(a) Seller shall from time to time provide to Buyer (and at least 10 Business Days prior to Closing), to the extent permitted by applicable Law, an updated Employee Census, that includes the names of the Business Employees, as well as each such Business Employee’s jurisdiction of employment; provided, however, that Seller shall update (and provide to Buyer) the Employee Census from time to time until the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) in order to maintain the accuracy of the Employee Census, including as a result of employee terminations, transfers (within Seller or its Subsidiaries), new hires, and inadvertent errors or omissions not to exceed a de minimis amount, transfers of Business Employees to Purchased Entities, and changes in salary or wage rate, target bonus or material benefit plan participation, in each case, subject to Seller’s obligations under this Agreement.

(b) Where applicable, the Parties intend that there shall be continuity of employment with respect to all Business Employees and that the transactions contemplated by this Agreement do not constitute a separation, termination or severance of employment of any Continuing Employee (or any Business Employee) prior to or upon the occurrence of the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing). Prior to Operational Separation (or such time as may be required by applicable Law or Section 6.6(c)), the Seller shall cause the appropriate Employing Entity to make an offer of employment (except in Thailand, where Buyer shall cause its appropriate Affiliate to make an offer of employment prior to the Closing Date (or to the extent it is a Delayed Transfer Jurisdiction, the Delayed Transfer Closing)), or provide notice of such Business Employee’s change in employer, to each of the Business Employees in such jurisdiction, other than (i) Automatic Transferred Employees and (ii) Business Employees already then employed by a Purchased Entity, in compliance with the terms of Section 6.6(c). Each such Business Employee who accepts (and commences) employment with an Employing Entity pursuant to such offer of employment or notice of change in employment status and continues to be employed by such Employing Entity at the Closing (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing) and each Purchased Entity Employee, is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “U.S. Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Foreign Continuing Employee.” Each appropriate Purchased Entity as described on Schedule 2.7(a) of the Disclosure Letter that, on or following the Operational Separation, employs a Continuing Employee is referred to herein as an “Employing Entity.” Each Business Employee who receives an offer of employment or notice of change in employment status from an Employing Entity that complies with this Section 6.6 (a “Compliant Offer”), excluding (i) each Automatic Transferred Employee and (ii) each Business Employee who would have otherwise been an Automatic Transferred Employee but who objects to the automatic transfer of his or her employment to Purchased Entities by operation of Law, is referred to herein as an “Offer Recipient Employee.” Nothing herein will be construed as a representation or guarantee by Seller or any of its Affiliates that (A) some or all of the Business Employees will accept an offer of employment with a Purchased Entity or acquiesce to the automatic transfer of their employment by operation of Law to a Purchased Entity, as applicable, or (B) some or all of the Continuing Employees will continue in employment with an Employing Entity or any of its Affiliates for any period of time following the Closing. Seller shall not discourage and shall, use its commercially reasonable efforts to encourage, each Business Employee to accept offers of employment from an Employing Entity, and otherwise transfer to or continue employment with an Employing Entity or its Affiliates (including, as of the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Buyer and its Subsidiaries). Seller will, and will cause its Subsidiaries to, not knowingly make any commitment to any Business Employee about continuing the employment of such Person with Seller or its Affiliates following the Closing or knowingly discourage such Person from accepting such offers with an Employing Entity or otherwise transferring or continuing employment with Buyer and its Affiliates; provided, that, nothing herein shall be interpreted as requiring Seller or any of its Subsidiaries to provide any Business Employee with any additional compensation or benefits to incent such Person to accept such offer of employment by an Employing Entity and its Subsidiaries.

(c) Buyer may request to review the form of offer of employment and/or form of notice of change in employment status to be presented to the Offer Recipient Employees, and Seller will reasonably cooperate with such request; provided that such request would not reasonably be expected to detrimentally impact the Seller’s ability to timely complete the Operational Separation Activities. Pursuant to this Section 6.6, Seller shall cause the Employing Entity to present its terms and conditions of employment (including terms and conditions in respect of post-Closing compensation and benefits and potential Post-Transaction Severance Benefits) to the Offer Recipient Employees (except in Thailand, where Buyer shall cause the Employing Entity to present its terms and conditions of employment), which terms and conditions will be consistent with the provisions of this Section 6.6. Seller shall cause the Employing Entity to provide to each Offer Recipient Employee a written offer of employment or notice of change in employer upon the employment terms and conditions described herein, with such offer to be effective on or prior to Operational Separation for such jurisdiction, such that, as of Operational Separation for such jurisdiction, all Business Employees in such jurisdiction are employed by the applicable Employing Entity in such jurisdiction. Seller agrees that the offers made pursuant to Section 6.6(b) will provide for employment, and that it shall cause the Employing Entity to provide for employment, at the same general location in accordance with applicable Law at which such Continuing Employee was employed immediately prior to Operational Separation, such that the Continuing Employee, except to the extent that such greater benefits would not individually or in the aggregate be material to the Business, (A) will be paid the same base rate of pay or hourly wage rate as was paid to such Continuing Employee by Seller or its Affiliates immediately prior to Operational Separation for such jurisdiction, (B) will have target annual incentive compensation opportunities to the same extent as was provided to such Continuing Employee from Seller or its Affiliates immediately prior to Operational Separation for such jurisdiction, and (C) will receive other compensation benefits and employment benefits (including individual perquisites such as a company car or other automobile benefits; retirement and savings benefits; health, vision and dental insurance; life and AD&D insurance; disability insurance; vacation, PTO, sick, holiday, maternity, paternity and other leave; relocation benefits; employee referral, tuition and adoption assistance benefits; meal vouchers or allowance; gym reimbursement; severance and qualified termination benefits) that, in the aggregate, provide substantially comparable (and not materially more favorable in the aggregate) terms, scope, coverage, quality and value as was provided to such Continuing Employees immediately prior to Operational Separation in such jurisdiction, or as required by any Contract in effect on the Agreement Date or any applicable local Laws or Transfer Regulations (including, in each such case, more favorable terms to the employee as are required by local Laws including any applicable Transfer Regulations, in which case the terms of such offer of employment or continued employment shall comply with such local Laws). Buyer shall cause the Employing Entity in Thailand to provide to each Offer Recipient Employee in Thailand a written offer of employment upon the employment terms and conditions described herein (including the following sentence), with such offer to be effective on or prior to the Closing (including, as applicable, the Delayed Transfer Closing) for such jurisdiction. Buyer agrees that it shall, or shall cause the applicable Employing Entity, to maintain each Continuing Employee’s (including Continuing Employees in Thailand), employment terms during the 12-month period that begins as of the Closing (or (x) such shorter period as such Continuing Employee remains an employee of such Employing Entity following the Closing, or (y) such longer period as required by any applicable local Laws or Transfer Regulations) (the “Continuation Period”), including employment at the same general location in accordance with applicable Law at which such Continuing Employee was employed immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing (or such other location that would not give rise to any severance or termination benefits), such that the Continuing Employee (A) will be paid the same, or a superior, base rate of pay or hourly wage rate as was paid to such Continuing Employee by the Employing Entity or its Affiliates immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing, (B) will have target annual incentive compensation opportunities to the same, or superior, extent as was provided to such Continuing Employee from the Employing Entity or its Affiliates immediately prior to the Closing Date or with respect to any Delayed

Transfer Jurisdiction, the Delayed Transfer Closing, and (C) will receive other compensation benefits and employment benefits (including individual perquisites such as a company car or other automobile benefits; retirement and savings benefits; health, vision and dental insurance; life and AD&D insurance; disability insurance; vacation, PTO, sick, holiday, maternity, paternity and other leave; relocation benefits; employee referral, tuition and adoption assistance benefits; meal vouchers or allowance; gym reimbursement; severance and qualified termination benefits) that, in the aggregate, provide substantially comparable terms, scope, coverage, quality and value as was provided to such Continuing Employees immediately prior to the Closing Date or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing, or as required by any Contract in effect on the Agreement Date or any applicable local Laws or Transfer Regulations (including, in each such case, more favorable terms to the employee as are required by local Laws including any applicable Transfer Regulations, in which case the terms of such offer of employment or continued employment shall comply with such local Laws), but, except as otherwise expressly provided in this Agreement, specifically excluding (1) deferred compensation arrangements, liquidity, sale bonus, transaction, retention, change of control bonus plans or similar arrangements and (2) equity, restricted stock units, performance stock units, stock options or any other equity-based compensation or awards. For the avoidance of doubt, Buyer’s obligation to maintain compensation, benefits or employment arrangements hereunder shall be limited to the continuation of such arrangements of a Purchased Entity as in effect with respect to the Continuing Employees at Closing or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing (and after giving effect to Operational Separation as performed by Seller) and Buyer shall not have any obligation to maintain compensation, benefits or employment arrangements to the extent Seller has not established New Benefit Plans with a Purchased Entity providing such compensation, benefits or employment arrangements to Continuing Employees as part of Operational Separation. Except for the termination of employment or a change in status otherwise agreed to by an employee (e.g., changes from full-time status to part-time status, changes from expatriate status, etc.), Buyer agrees not to modify the terms of employment described in the preceding sentences or terminate any benefits offered to any Continuing Employee as provided in the preceding sentences in a manner inconsistent with the preceding sentences, except as may be required by applicable Law, during the Continuation Period without the prior written consent of such Continuing Employee. Between the Agreement Date and the Closing Date, any communications between Buyer and its Affiliates and any Business Employees regarding the terms of employment, employee benefits or otherwise regarding employment with Buyer and its Affiliates following the Closing will be conducted at the times and through the processes mutually agreed upon by Seller and Buyer and in accordance with applicable Law.

(d) Within ninety days following the Closing, and in accordance with applicable Law, Buyer will adopt, make available and maintain a long-term incentive compensation program for Continuing Employees, which program structure shall include terms no less favorable in the aggregate to the Continuing Employees than as set forth in the term sheet previously provided by Buyer to Seller (the “Buyer Long Term Incentive Program”). At Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), and subject to requirements under applicable Law, Buyer will substitute all RSUs set forth on Schedule 4.4(c) of the Disclosure Letter and other RSUs granted after the Agreement Date in accordance with Section 6.1(a)(xvii) (in each case, other than Retention RSUs or performance-based RSUs) of Continuing Employees that are unvested as of the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) ((i) after giving effect to any vesting that occurs as a result of the Closing (including any Delayed Transfer Closing) and (ii) excluding from such RSUs all Deemed Vested Awards) (the “Unvested RSUs”) with the right to receive an award (each a “Substitute Unvested Award”) under the Buyer Long Term Incentive Program with an aggregate economic value (determined assuming achievement of Management Case EBITDA and vesting of the award under the methodology described in the Buyer Long Term Incentive Program) to replace the aggregate dollar value of the applicable Unvested RSUs (calculated for each Unvested RSU award as the product of (x) the average closing price of the common stock of Seller on the NASDAQ for the 20-trading day period ending on the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), multiplied by (y) the number of unvested shares subject to such award), with vesting terms as outlined on, and otherwise subject to the terms and conditions of, the Buyer Long Term Incentive Program. The Substitute Unvested Award may, for the avoidance of doubt (in the sole discretion of Buyer), be granted in the form of stock options. Such Substitute Unvested Awards must be granted within ninety days of the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing). Upon the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), (x) all Unvested RSUs and any other RSUs held by Continuing Employees (other than as described in clause (y) below) that are outstanding and unvested as of the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), in each case after giving effect to any vesting that occurs as a result of the Closing, including the Delayed Transfer Closing, shall be terminated and (y) the portion of an RSU that constitutes Deemed Vested Awards shall be accelerated and become fully vested (and all vesting criteria thereof shall be deemed achieved without any further action) and, within thirty (30) days of the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) Seller shall settle such awards in full with common stock of Seller. For the avoidance of doubt, no Substitute Unvested Awards shall be issued with respect to the performance-based RSUs, the RSUs of Continuing Employees set forth on Schedule 6.6(d)(ii) of the Disclosure Letter (the “Retention RSUs”) or any portion of an RSU that constitutes a Deemed Vested Award. Except as expressly set forth in this Section 6.6(d), neither Buyer nor any of its Affiliates shall have any obligation or Liability with respect to any equity compensation grants or equity awards issued to, or held by, any Continuing Employee, Business Employee or other employee of Seller or its Affiliates. For the avoidance of doubt, in no event will Buyer be required to issue any Substitute Unvested Awards that constitute an incentive stock option (i.e., options qualified under Section 422 of Code). Notwithstanding anything to the contrary in this Section 6.6(d), Buyer, in its sole discretion, may unilaterally elect, in lieu of the issuance of a Substitute Unvested Award to any given Foreign Continuing Employee (and in full satisfaction of any obligation of Buyer with respect thereto or the underlying Unvested RSU), to either (i) make a cash payment to such Foreign Continuing Employee equal to the aggregate dollar value of such Unvested RSUs (calculated for each Unvested RSU award as the product of (x) the average closing price of the common stock of Seller on the NASDAQ for the 20-trading day period ending on the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), multiplied by (y) the number of unvested shares subject to such award), less applicable withholding Taxes, or (ii) issue a Substitute Award that is a phantom award or similar derivative instrument, to the extent Buyer, in good faith, determines that the issuance of such Substitute Unvested Award would trigger the need for any filing, notice and/or approval with a Governmental Authority outside of the United States or would trigger adverse Tax consequences for the Continuing Employee, Buyer or an Affiliate of Buyer. Prior to the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), and subject to the review and approval of Buyer, Seller shall take any and all actions necessary to effect the transactions anticipated by this Section 6.6(d) under the applicable award agreements and Seller’s equity compensation plan(s), including adopting all resolutions and giving all requisite notices to each Continuing Employee holding RSUs, Retention RSUs or performance-based RSUs. Further, Seller shall take any and all actions necessary to effect the termination of participation of any Continuing Employee in Seller’s employee stock purchase plan as of the Effective Time and to return any unused employee contributions under such plan to the participating Continuing Employees, in accordance with the terms of such plan.

(e) During the Continuation Period and subject to requirements under applicable Law, Buyer and/or an Employing Entity shall honor, and cause to be honored, all sales incentive programs existing as of the Agreement Date with respect to the commissioned sales personnel, including “Club 116” and the “VIP Achievers Plan” as described on Schedule 6.6(e) to the Disclosure Letter, in each case, for the period prior to Closing, as between Buyer and Seller, only to the extent accrued (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) in Final Closing Net Working Capital; provided, that, subject to applicable Law, Buyer may satisfy such obligation by providing cash payments in lieu of any non-cash obligations (and the pre-Closing portion of such amount shall be valued at the amount accrued (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) with respect thereto in Final Closing Net Working Capital). For the avoidance of doubt, this Section 6.6(e) does not pertain to Seller Sales and Commission Plans, which are instead covered by Section 6.6(s) below. To the extent that, on the date of scheduled payment, any Continuing Employee to whom Buyer is obligated to make a payment under this Section 6.6(e) is employed in a Delayed Transfer Jurisdiction, Seller shall, or shall cause its Subsidiary to, make such payment on behalf of Buyer and Buyer shall promptly reimburse Seller for all such payments (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) made on its behalf pursuant to this sentence.

(f) Buyer or the applicable Employing Entity will credit each Continuing Employee the amount of accrued and unpaid hours of vacation (to the extent permitted by Law), personal hours, PTO or days earned, sick leave and any other leave required to be credited by Law applicable to such Continuing Employee as of or prior to the Closing, in each case, as between Buyer and Seller, only to the extent accrued (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) in Final Closing Net Working Capital (collectively referred to herein as such Continuing Employee’s “accrued PTO”), and Seller will provide to Buyer as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of such accrued PTO for each Continuing Employee. Subject to applicable Law, Buyer and/or an Employing Entity will use reasonable best efforts, subject to applicable Law, to ensure that such accrued PTO is not subject to forfeiture to the same extent not subject to forfeiture under the policies of Seller and its Subsidiaries governing such accrued PTO prior to the Closing or applicable Law; provided that such accrued PTO may count toward any maximum accrual amount under any plan, program or policy established by Buyer or transferred to Buyer or an Employing Entity for the purpose of providing such leave. The accrued PTO shall be treated as a current liability in the calculation of the Closing Net Working Capital.

(g) Notwithstanding anything to the contrary herein, Automatic Transferred Employees and Purchased Entity Employees shall not be terminated upon Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), but rather the rights, powers, duties, liabilities and obligations of Seller or any of its respective Subsidiaries to such employees in respect of the terms of employment with such employees in force immediately before Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) shall be transferred to Buyer or one of its Subsidiaries in accordance with applicable employment Laws and Transfer Regulations and these terms of employment shall remain applicable after the Continuation Period. Notwithstanding anything to the contrary herein, to the extent that (i) the applicable Laws of any jurisdiction including any applicable Transfer Regulations, (ii) any collective bargaining agreement or other agreement with a works council or economic committee, or (iii) any employment agreement, would require Buyer or its Subsidiaries to provide any more favorable terms of employment to any Foreign Continuing Employee than those otherwise provided for by this Section 6.6 (or modify the period of time for which such standards are met), in connection with the Purchase Transaction or other transactions contemplated by the Transaction Documents, then Buyer will, or will cause one of Buyer’s Subsidiaries to provide such Foreign Continuing Employee with such more favorable terms, and otherwise provide terms of employment in accordance with this Section 6.6.

(h) Seller and Buyer will, and will cause their respective Subsidiaries to, cooperate to identify and use reasonable efforts to transfer to the Purchased Entities, Buyer or its Subsidiaries any individuals engaged as independent contractors or similar under applicable Law by Seller or any of its Affiliates who are primarily engaged in the conduct of the Business.

(i) Nothing in this Agreement shall require Buyer or an Employing Entity to employ any Continuing Employee for any specific amount of time following the Closing, and, unless applicable Law or a written agreement requires otherwise, all Continuing Employees shall be employed by Buyer or an Employing Entity on an at-will basis. Notwithstanding the preceding sentence, however, Buyer shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Seller and its Subsidiaries from and against, all Liabilities that arise out of the employment or the termination of employment by Buyer or any of its Subsidiaries of the Continuing Employees (including any Automatic Transferred Employees or Purchased Entity Employees) upon and following the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), except for Deal Related Severance (unless payable by Buyer pursuant to Section 6.6(j)). Without limiting the generality of the foregoing, with respect to each Continuing Employee who incurs a Qualifying Termination following the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), and during the Continuation Period, Buyer will, or will cause an Employing Entity to, provide such employee with those severance payments and termination benefits (less required withholding Taxes) under the applicable formula set forth, or otherwise described, in Seller’s severance policies, jurisdictional guidelines or in individual employment agreements or arrangements applicable to such Continuing Employee as in effect August 1, 2015 (or, with respect to severance policies, to the extent such Continuing Employee was not employed with Seller or its Subsidiaries on such date, a Business Employee with a substantially comparable position as such Continuing Employee) (the “Seller Severance Policies”) for employees based in the relevant jurisdiction under the Seller Severance Policies, or any higher amount of severance and/or additional termination payments or benefits as may be required by applicable Law (the “Post-Transaction Severance Benefits”). Except as otherwise required by applicable Law, Buyer will, or will cause an Employing Entity to, pay or deliver the Post-Transaction Severance Benefits (less required withholding Taxes) to any such Continuing Employee whose employment is being terminated in a Qualifying Termination as described in the preceding sentence as soon as reasonably practicable following such termination of such Continuing Employee’s employment. For purposes of this Agreement, a “Qualifying Termination” means a termination by Buyer or the Employing Entity of the Continuing Employee’s employment other than for Cause or a resignation by the Continuing Employee of his or her employment that constitutes a Constructive Termination unless a more employee-favorable standard applies in an individual employment agreement or arrangement for such applicable employee (in which case such definition shall apply).

(j) In addition, Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the consummation of the Purchase Transaction; and that the Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Operational Separation and the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), for all purposes including but not limited to years of services for statutory and non-statutory severance and other termination indemnities and Buyer and Seller shall, and shall cause the Employing Entity (while under their respective control) to, comply with any requirements under applicable Law to ensure the same; provided, that, the foregoing shall in no event be deemed to expand the obligations of either Party with respect to the provision of (or the terms of) compensation, bonus amounts or benefits to any Business Employee. Each Party shall assume, be responsible for, pay and discharge, shall reimburse the other and shall indemnify and hold harmless the other and its respective Subsidiaries from and against all, severance and other termination benefits or other Termination Amounts of Business Employees in accordance with the existing Seller Severance Policies with respect to, and any and all other Liabilities of the other party or any of its Subsidiaries arising out of such indemnifying Party’s failure to comply with Section 6.6(b) (including its failure to send applicable Business Employees a Compliant Offer), Section 6.6(c), Section 6.6(d), Section 6.6(e), Section 6.6(f), Section 6.6(g) and Section 6.6(i) hereof. Except as expressly set forth in the preceding sentence, Seller shall be responsible for, pay and discharge, reimburse Buyer and shall indemnify and hold harmless Buyer and its Affiliates from and against all, severance and other termination benefits or Termination Amounts of Business Employees triggered by actions or omissions occurring on or prior to the Closing, including any Deal Related Severance.

(k) Excluding any accrued salary, accrued bonus, accrued PTO and accrued sales commission amounts, in each case, to the extent included (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) in the calculation of Final Closing Net Working Capital, any Post-Transaction Severance Benefits, the amount that may become payable by Buyer under Section 6.6(j) and except as otherwise set forth in this Section 6.6 (including Section 6.6(d) and (x)) or as otherwise provided under any New Benefit Plan or Assumed Benefit Plan (other than to the extent self-funded), all of the foregoing of which shall be included as Assumed Liabilities, Seller shall be responsible for and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Buyer and its Subsidiaries from and against, all Liabilities respecting all current or former employees of Seller or its Subsidiaries, including all Liabilities respecting Continuing Employees for the period of their employment with Seller or its Subsidiaries until and through the Closing (and all Liabilities respecting any other Person who were at any time employees of Seller or any of its Subsidiaries), all Liabilities under any Seller Benefit Plans incurred or claimed in respect of any Business Employee or any other Person or their covered dependents for benefits or claims arising with respect to the period on or prior to the Closing, any Change of Control Bonuses, any Liabilities arising out of any claims made by any current or former Business Employee or any other Person of Seller or its Subsidiaries related to such Business Employee’s or other Person’s period of employment or service with Seller or one of its Subsidiaries on or prior to the Closing, all Liabilities respecting any former Business employees or current or former employees of Seller or any of its Subsidiaries whose employment with Seller and its Subsidiaries has ceased prior to the Closing and all other Liabilities related to each current or former employee of Seller and its Subsidiaries (the “Excluded Employee Liabilities”). To the extent that, on the date of scheduled payment, any Continuing Employee to whom Buyer is obligated to make a payment under this Section 6.6(k) is employed in a Delayed Transfer Jurisdiction, Seller shall, or shall cause its Subsidiary to, make such payment on behalf of Buyer and Buyer shall promptly reimburse Seller for all such payments (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) made on its behalf pursuant to this sentence.

(l) Except to the extent provided in the Transition Services Agreement, effective no later than 11:59 p.m. Pacific Time on the Closing Date (or effective no later than Delayed Transfer Closing with respect to a Delayed Transfer Jurisdiction), except as required by applicable Law, each Continuing Employee shall cease to participate in, or accrue further benefits under, any Seller Benefit Plan (other than as a former employee of Seller and its Subsidiaries to the extent, if any, permitted by the terms of such Seller Benefit Plan) that are not Assumed Benefit Plans or New Benefit Plans.

(m) Without limiting the provisions of Appendix H, Seller shall retain responsibility for and continue to pay all medical, dental and vision expenses and other benefit expenses, workers compensation benefits and life insurance, disability and other welfare plan expenses for each Business Employee (and covered dependents) with respect to claims incurred by such Business Employee or his or her covered dependents prior to the Closing Date (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing) except to the extent that such expenses and benefits are payable under any Assumed Benefit Plan or New Benefit Plan (to the extent that they are not self-funded). Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Transfer Closing), and

expenses and benefits payable under any Assumed Benefit Plan or New Benefit Plan (but, if incurred prior to the Closing, only to the extent such Assumed Benefit Plan or New Benefit Plan is not self-funded), shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred: in the case of medical, vision or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of short-term or long-term disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Business Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(n) To the extent permitted or required by applicable Law, except to the extent it would result in the duplication of benefits, Seller will (as part of the Operational Separation Activities for any given jurisdiction) use commercially reasonable efforts to cause each New Benefit Plan that is a health or welfare benefit plan, and Buyer will (from and after the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing) and during the Continuation Period) use commercially reasonable efforts to cause each benefit plan of Buyer and its Affiliates which is established for Continuing Employees that is a health or welfare benefit plan (“Buyer Benefit Plans”) (or, with respect to New Benefit Plans that are a health or welfare plans, cause such plans to continue) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Seller Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Buyer Benefit Plan, New Benefit Plan or Assumed Benefit Plan during the same plan year in which such payments, charges and expenses were made, and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date. In addition, to the extent that any Continuing Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Seller Benefit Plan and such course of treatment is not completed prior to the Closing, Seller will (as part of the Operational Separation Activities for any given jurisdiction) with respect to each New Benefit Plan and each Assumed Benefit Plan, and Buyer, with respect to the Buyer Benefit Plans from and after Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), will use reasonable efforts to arrange for transition care, whereby such Continuing Employee may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates.

(o)(i) As part of Operational Separation, Seller (with respect to New Benefit Plans in which a Continuing Employee is anticipated to participate) and (ii) from and after the Closing (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Buyer and an Employing Entity (with respect to their benefit plans in which a Continuing Employee participates, which following Closing includes New Benefits Plans and Assumed Benefits Plans) will use commercially reasonable efforts to provide credit for such Continuing Employee’s length of service with Seller and its Subsidiaries (including any length of service with any entity acquired by Seller or any such Subsidiary) for purposes of eligibility, participation, vesting and benefit accrual under such plan, program, policy or arrangement, including severance policies, except that such prior service credit will not be required (or, in the case of New Benefit Plans, provided) to the extent that it results in a duplication of benefits. Seller will provide to Buyer as of the Closing Date a schedule indicating the length of service of each Continuing Employee with Seller and its Affiliates through the Closing Date.

(p) During the Continuation Period (but, not before the U.S. Benefits Transition Date), Buyer or one of its Subsidiaries will cover each U.S. Continuing Employee who has elected to participate in a flexible spending account plan maintained by Seller or any of its Subsidiaries (“Seller’s FSA”) under the New Benefit Plan established pursuant to Schedule 2.7(a) of the Disclosure Letter as a flexible spending account plan (“Buyer’s FSA”) at the same level of coverage elected under Seller’s FSA (including a New Benefit Plan, as applicable) for the remainder of the plan year during which the Closing Date (or, to the extent the Closing Date occurs prior to January 1, 2016, the U.S. Benefits Transition Date (such date, the “U.S. Health and Welfare Transition Date”)) occurs. Each U.S. Continuing Employee will be treated as if his or her participation in Buyer’s FSA had been continuous from the beginning of the plan year under Seller’s FSA in which the U.S. Health and Welfare Transition Date occurs and each existing salary reduction election electronically funded to the Seller’s FSA will be transferred and taken into account for the remainder of the plan year under Buyer’s FSA in which the U.S. Health and Welfare Transition Date occurs, as if made under Buyer’s FSA. Buyer’s FSA will provide reimbursement for medical care expenses and dependent care expenses incurred by U.S. Continuing Employees at any time during the plan year under Seller’s FSA in which the U.S. Health and Welfare Transition Date occurs (including claims incurred before the Closing), up to the amount of such U.S. Continuing Employees’ elections and reduced by amounts previously reimbursed by Seller’s FSA. Within 20 Business Days following the U.S. Health and Welfare Transition Date, Seller will (i) provide to Buyer an accounting of the amounts elected, deducted and paid in respect of claims under Seller’s FSA in respect of the U.S. Continuing Employees during the plan year in which the Closing occurs and before the U.S. Health and Welfare Transition Date, and (ii) pay to Buyer the net amount, if any, of the excess of the aggregate amount deducted over the aggregate amount paid in respect of claims under Seller’s FSA in respect of each U.S. Continuing Employee during the plan year in which the U.S. Health and Welfare Transition Date occurs.

(q) Except pursuant to (and for the periods covered by) the Transition Services Agreement with respect to Continuing Employees, effective as of the Closing (or the U.S. Health and Welfare Transition Date), the applicable Employing Entity will assume and be responsible for (i) all Liabilities with respect to U.S. Continuing Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601, et seq. and Sections 701, et seq. of ERISA, Section 4980B and Sections 9801, et seq. of the Code and applicable state or similar Laws, and (ii) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the U.S. Continuing Employees incurred with respect to events occurring on or after Closing. Subject to Section 6.6(j), Seller shall be solely responsible for any continuation coverage required by COBRA for those terminated Business Employee who are not Continuing Employees, and their qualified beneficiaries.

(r) On or prior to the Closing, Seller shall cause the appropriate Employing Entity to establish a 401(k) plan and a related trust (the “Buyer’s 401(k) Plan”) which shall (i) be intended to meet the tax qualification requirements of Section 401(a) of the Code, the tax exemption requirements of Section 501(a) of the Code, and the requirements described in Sections 401(k) and 401(m) of the Code in respect of a plan intended to meet such requirements and (ii) be substantially similar to the Symantec Corporation Section 401(k) Plan, as restated and amended January 1, 2015 and further amended from time to time through the Closing in accordance with this Agreement (the “Seller 401(k) Plan”). Buyer shall, by acquisition of the applicable Employing Entity at Closing, assume such Buyer’s 401(k) Plan and permit each U.S. Continuing Employee who meets the eligibility criteria of the Buyer’s 401(k) Plan to participate (or continue participation) in such plan. Each Continuing Employee who is a participant in the Seller 401(k) Plan shall cease to be an active participant or actively accrue benefits in such plan effective as of the date such Continuing Employee transfers to the Buyer’s 401(k) Plan (and no later than the Closing Date). As of the Closing Date, Seller shall take all actions necessary to fully vest each Continuing Employee in his or her benefits under the Seller 401(k) Plan and Buyer’s 401(k) Plan and Seller shall contribute to Seller 401(k) Plan or Buyer’s 401(k) Plan, as applicable, all employer contributions and matching contributions relating to periods prior to the Closing based on the amount or percentage that Seller is required to contribute to such plan on behalf of such Continuing Employees through the Closing as if such employees had satisfied all prerequisites for receiving such contributions as of the Closing; provided, that, subject to the true-up payment described below in the following sentence, Seller shall only be required to make employer contributions and matching contributions to the extent such employer contributions and matching contributions would have otherwise been required to have been made as of such date in accordance with the terms of the Seller 401(k) Plan (such employer contributions and matching contributions which relate to a period prior to the Closing but which are not contributed as of the Closing in accordance with this proviso, “Delayed Matching Contributions”). As promptly after the Closing as reasonably practicable and consistent with past practice and in accordance with applicable Law, Seller shall contribute to (or to the extent impracticable or not legally permitted, pay to Buyer for contribution into) the Buyer’s 401(k) Plan and related trust that constitutes a 401(k) plan all Delayed Matching Contributions. Seller shall cause the Buyer’s 401(k) Plan and related trust that constitutes a 401(k) plan to permit a true-up for employer matching contributions and accept the contributions as described herein (including the Delayed Matching Contributions), and Buyer and Seller shall cooperate in good faith to effectuate the contributions contemplated by this Section 6.6(r), including providing information and data necessary to complete the calculations to determine the amount of such true-up contribution. Effective no later than Closing, Seller shall take all commercially reasonable actions necessary to transfer the (i) accrued benefit obligations for such Continuing Employee, as well as a proportionate share of assets, if any, whether in a trust or otherwise, related to such obligations and (ii) elections, including beneficiary and distribution elections associated with such Continuing Employee under the Seller 401(k) Plan to Buyer’s 401(k) Plan.

(s) Without limiting the provisions of this Section 6.6 and as identified on Schedule 6.6(s) to the Disclosure Letter, (i) with respect to the fiscal year of Seller in which the Closing occurs and with respect to each Continuing Employee, Buyer shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make a bonus payment to such Continuing Employee in an amount equal to the amount accrued (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) in the Final Closing Net Working Capital with respect to the Seller Annual Bonus Plan for such Continuing Employee, if any, which bonus payment shall be made not later than the same time or times Seller pays such bonuses in the ordinary course of business, (ii) with respect to any Seller Retention Bonus Agreement (other than a Seller Retention Bonus Agreement that constitutes a Change of Control Bonus, which is an Excluded Liability) for any payments unpaid and/or unearned thereunder as of the Closing, Buyer shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make a payment pursuant to such Seller Retention Bonus Agreements in an amount equal to the sum of (x) the amount accrued (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) in the Final Closing Net Working Capital with respect to such Continuing Employee, if any, and (y) the remainder of the target bonus amount with respect to such Continuing Employee under such Seller Retention Bonus Agreement (provided that Buyer or the applicable Employing Entity shall be entitled to make reasonable and appropriate modifications to the performance or achievement goals of such Seller Retention Bonus Agreement), which payment shall be made no later than the same time or times Seller would have been required to pay such bonuses in the ordinary course of business and (iii) with respect to any Seller Sales and Commission Plans in effect as of the Closing, Buyer shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make such payments under the Seller Sales and Commission Plans as they are earned by such Continuing Employee, if any, which payment shall be made no later than the same time or times Seller pays such sales and commission payments in the ordinary course of business, but, to the extent relating to any employment or events occurring prior to the Closing, only to the extent such amounts are accrued (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) in the Final Closing Net Working Capital. In addition to the foregoing, following the Closing (or Delayed Transfer Closing, as applicable) and with respect to plan year in effect at the time of the Closing under the Seller

Annual Bonus Plan, Buyer agrees that it shall, or shall cause the applicable Employing Entity to, provide for a target bonus opportunity under a bonus plan of Buyer (or its applicable Subsidiary) for each Continuing Employee to receive a payment pursuant to Section 6.6(s)(i) equal to the such Continuing Employee’s target bonus opportunity as in effect immediately prior to the Closing Date (or Delayed Transfer Closing, as applicable) multiplied by a fraction, (x) the numerator of which is total number of days remaining between Closing (or Delayed Transfer Closing, as applicable) and the end of Seller’s plan year under the Seller Annual Bonus Plan for the year in which the Closing occurs and (y) the denominator of which is the total number of days under the Seller Annual Bonus Plan. For purposes of determining the Final Closing Net Working Capital, the amount to be accrued for each Seller Retention Bonus Agreement (other than a Seller Retention Bonus Agreement that constitutes a Change of Control Bonus) shall be equal to maximum amount payable under such Seller Retention Bonus Agreement (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof), multiplied by a fraction (A) the numerator of which is total number of days for determining whether such bonus is earned that transpire prior to the Closing Date and (B) the denominator of which is the total number of days for determining whether such bonus is earned under such Seller Retention Bonus Agreement. Seller shall reimburse, indemnify defend and hold harmless Buyer and its Affiliates for any Losses or amounts owed to any Business Employee under any Seller Sales and Commission Plans with respect to sales or other events occurring prior to the Closing except to the extent accrued (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) in the Final Closing Net Working Capital. To the extent that, on the date of scheduled payment, any Continuing Employee to whom Buyer is obligated to make a payment under this Section 6.6(s) is employed in a Delayed Transfer Jurisdiction, Seller shall, or shall cause its Subsidiary to, make such payment on behalf of Buyer and Buyer shall promptly reimburse Seller for all such payments (together with all employer-sided employment Taxes, social or national insurance contributions or similar obligations as a result thereof) made on its behalf pursuant to this sentence.

(t) Following the Agreement Date, each of Seller and Buyer (and their respective Subsidiaries) will use reasonable best efforts in all matters necessary to effect the transactions contemplated by this Section 6.6 and the requirements of any applicable Law or Transfer Regulations and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Foreign Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place and conducting such consultations, notifications and other required processes, as necessary, and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees, relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that are necessary to support or perform any compensation consultant process or that is otherwise reasonably requested in connection with any compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of Seller and its Affiliates), making any and all required filings and notices, making any and all required communications with Business Employees and obtaining any Governmental Approvals required with respect to the actions contemplated by this Section 6.6. Further, in no event shall anything herein be interpreted as requiring Buyer or any of its Subsidiaries to provide any Business Employee (or group thereof) with any additional compensation or benefits except as may be required by applicable Law. Such cooperation will include the provision of any information and consultation required by applicable Law or Transfer Regulations (which shall include, in the case of Buyer, information required by any applicable Transfer Regulations regarding any measures Buyer envisages it will take with respect to any Automatic Transferred Employees after Closing) or the terms of any Contract, or with any works council, economic committee, union or similar body. Each of Seller and Buyer will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

(u) The Parties recognize that certain of the Business Employees are in nonimmigrant visa status in the United States or have applications for lawful permanent residence pending with the relevant Governmental Authorities in the United States (the “Affected Foreign Employees”). The Parties further recognize that new or amended petitions with respect to such Affected Foreign Employees may be required in certain of these cases, unless Buyer (or its Affiliates, as the case may be) is deemed the “successor-in-interest” to Seller or any of its Affiliates, as applicable (as such term is used in pronouncements and interpretations by the United States Department of Homeland Security (“DHS”)) and/or the United States Department of Labor (“DOL”) with respect to such Affected Foreign Employees. Accordingly, Buyer hereby expressly agrees to assume, and Seller hereby assigns, all of the immigration-related Liabilities related to validly filed petitions of the Affected Foreign Employees (including, without limitation, any obligations, Liabilities and undertakings arising from or under attestations made in each certified and still effective Labor Condition Application, Labor Certification Application/PERM, and/or Permanent Resident Alien petition validly filed by Seller with respect to any such Affected Foreign Employees). The Parties each agree to take such actions as may reasonably be requested at and following the Closing to document to the DHS or such other governmental agency, as the case may be, as may be necessary, the “successor-in-interest” relationship with respect to any Affected Foreign Employees.

(v) Seller and Buyer shall cooperate and use reasonable best efforts to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code, to the extent applicable, that are reasonably likely to result from the Purchase Transaction and/or other transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Seller Benefit Plans, with respect to the deductibility of compensation or any Taxes imposed by Section 4999 of the Code of any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) of Seller or its Affiliates; provided, that, in no event will Buyer or any of its Subsidiaries be required to pay any amount, grant or alter any rights or contractual provisions or incur additional costs, expenses or Liabilities in connection with the foregoing, other than general reasonable internal costs, overhead and reasonable use of internal personnel and assets or infrastructure.

(w) On or prior to the Closing, Seller shall establish an New Benefit Plan for Continuing Employees that are a non-qualified deferred compensation plan (such New Benefit Plan, the “Buyer NQDCP”) and related rabbi trust (the “Buyer Rabbi Trust”), the terms of which shall be substantially similar to (and not materially more favorable to the employees than) those of the Seller NQDCP and Seller Rabbi Trust, and Seller shall cause the Continuing Employees to begin participation (or be eligible to participate in, such Buyer NQDCP) in such Buyer NQDCP to the same extent as such Continuing Employee was eligible to participate in the Seller NQDCP. In connection with the establishment of the Buyer NQDCP and the assumption by the applicable Purchased Entity and the Buyer NQDCP of the Liabilities under the Seller NQDCP in respect of the Continuing Employees, on or as soon as reasonably practicable thereafter, Seller shall, or shall cause the Seller Rabbi Trust to, transfer in kind to the Buyer Rabbi Trust the aggregate account balances of Continuing Employees covered by such plans determined as of the date of the transfer. Buyer and Seller agree that for purposes of Code Section 409A, the transactions contemplated by this Agreement shall not constitute a “separation of service” (as defined under Code Section 409A) with respect to Continuing Employees, nor give rise to a specific distribution event under Code Section 409A or the terms of the Seller NQDCP or Buyer NQDCP.

(x) Pension Assumptions and Transfers.

(i) As part of Operational Separation, Seller will, or will cause its Subsidiaries to, (x) continue to establish or maintain in the name of a Purchased Entity one or more New Benefit Plans that are retirement plans or that provide Retirement Benefits (such plan or plans, a “New Business Retirement Plan”) in each country in which a Business Employee who participated in, or was eligible to participate in, a Seller Retirement Plan that is not an Assumed Benefit Plan (each such Seller Retirement Plan that is not an Assumed Benefit Plan, an “Applicable Seller Retirement Plan”) immediately prior to the Agreement Date, in accordance with Schedule 2.7(a) of the Disclosure Letter and (y) to the extent permitted by Law or collective bargaining (or similar) agreement cause each Business Employee participating in the Applicable Seller Retirement Plan to which such New Business Retirement Plan relates to cease participation in such Applicable Seller Retirement Plan and begin participation in such New Business Retirement Plan.

(ii) Effective as of the Closing Date (or Delayed Transfer Closing with respect to a Delayed Transfer Jurisdiction), Buyer shall, or shall cause an Affiliate of Buyer to, assume or retain sponsorship of, and retain or assume all assets (if any) and Liabilities relating to (in each case, either directly or indirectly through its acquisition of the applicable Purchased Entity and the Assumed Benefit Plans that are Seller Retirement Plans), the New Business Retirement Plans sponsored and maintained by the Purchased Entities. The Seller Retirement Plans that are Assumed Benefit Plans, taken together with the New Business Retirement Plans, are referred to herein as the “Business Retirement Plans”.

(iii) To the extent permitted by Law or collective bargaining (or similar) agreement, Seller shall cause (A) each Applicable Seller Retirement Plan to transfer the benefit liabilities, regardless of whether such benefits are vested or unvested, under such Applicable Seller Retirement Plan to the extent relating to the Business Employees and (B) the corresponding New Business Retirement Plan in such jurisdiction to accept a transfer of such liabilities. The Business Employees shall be given credit under the respective New Business Retirement Plan for all service with and compensation from Seller and its Subsidiaries for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective New Business Retirement Plan. The date that a Business Employee ceases participation in the Applicable Seller Retirement Plan and begins participation in the corresponding New Business Retirement Plan (which may, with respect to Applicable Seller Retirement Plans that are termination indemnity and seniority premium arrangements and mandatory government and social security pension arrangements be the Closing Date (or, with respect to a Delayed Transfer Jurisdiction, the Delayed Closing Date)) is referred to herein as the “Transfer Date” with respect to such plan.

(iv) To the extent permitted by Law or collective bargaining (or similar) agreement or as may become necessary in connection with the labor consultation process related to the transactions contemplated hereby, Seller shall cause the Applicable Seller Retirement Plans (and shall use reasonable efforts to require the administrators thereof) to transfer assets in an amount equal to the amount of assets required by applicable Law or collective bargaining (or similar) agreement to be transferred from such Applicable Seller Retirement Plan to the corresponding New Business Retirement Plan in connection with the assumption of the benefit liabilities, or such higher amount of assets as may be reasonably determined advisable by Seller, but not to exceed the amount of the transferred benefit liabilities (subject to applicable Law and, for this purpose, calculated in accordance with the Pension Calculation Principles (but, for this purpose only, determined as of the Transfer Date for such Applicable Seller Retirement Plan))

and as equitably adjusted downward to take into account benefit payments made from such Applicable Seller Retirement Plan to the Business Employees, and those former employees who were Business Employees prior to their termination of employment, after the Transfer Date but prior to the date of transfer and for any earnings and losses on such amount during such period. Seller shall cause the applicable New Business Retirement Plan (and shall use reasonable efforts to require the administrators thereof) in such jurisdiction to accept such transfer of assets as described in the preceding sentence. Except as required by Law or collective bargaining (or similar) agreement or as may become necessary in connection with the labor consultation process related to the transactions contemplated hereby, Seller shall not make (and shall cause its Affiliates and the corresponding Applicable Seller Retirement Plans (or the administrators thereof) not to make) any contribution of assets or purchase of additional funding through insurance or otherwise or commit to make any contribution of assets or purchase of additional funding through insurance or otherwise that would increase the amount of assets required to be transferred to the applicable New Business Retirement Plan as described above. Prior to the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), except as required by Law or collective bargaining (or similar) agreement or as may become necessary in connection with the labor consultation process related to the transactions contemplated hereby, or as required by the terms of the New Business Retirement Plan, Seller shall not make (and shall cause its Affiliates and the corresponding New Business Retirement Plans (or the administrators thereof) not to make) any contribution of assets or purchase of additional funding through insurance or otherwise or commit to make any contribution of assets or purchase of additional funding through insurance or otherwise that would increase the amount of assets of any New Business Retirement Plan as of the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing). Seller agrees and, following the Closing Date (or, with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Buyer agrees, to use commercially reasonable efforts to accomplish each transfer of assets to a New Business Retirement Plan described in this Section 6.6(x), including making, and cooperating in good faith to make, such filings and disclosures and obtain such approvals as may be deemed necessary or advisable with the foregoing in accordance with applicable Law, including obtaining consent of the Business Employees to the extent required by applicable Law. Seller shall use commercially reasonable efforts to provide that all assets transferred to a New Business Retirement Plan in accordance with this Section 6.6(x) shall be transferred in the form of cash, insurance contracts or marketable securities, unless otherwise required by applicable Law or the terms of the Applicable Seller Retirement Plan. To the extent a corresponding Applicable Seller Retirement Plan is not funded by applicable Law or is not voluntarily funded as of the applicable Transfer Date, there shall be no transfer of assets by the Applicable Seller Retirement Plan or by Seller or its Affiliates. Seller shall use commercially reasonable efforts to provide that each of the Business Retirement Plans transfers to Buyer at Closing (or Delayed Transfer Closing, as applicable) or as soon thereafter as reasonably practicable.

(v) Notwithstanding any provision of this Agreement to the contrary, (A) except as specifically provided in Section 6.6(r), 6.6(w) and 6.6(x), as between Seller and Buyer, neither Buyer nor its Subsidiaries (including the Purchased Entities following Closing (or Delayed Closing, as applicable)) shall have any Liability (for the avoidance of doubt including current or future obligations to provide compensation or benefits (whether arising out of, with respect to or relating to service with Seller, its Affiliates or their respective predecessors or otherwise)) arising under, in connection with or with respect to, any Seller Retirement Plans (including any Business Retirement Plan) or any other benefit plan of Seller or its Affiliates that is a pension or retirement plan or any other plan, scheme or arrangement which provides Retirement Benefits to any employees of Seller or its Affiliates (whether Continuing Employee, Business Employee, or otherwise), and, as between Buyer and Seller, all such Liabilities shall be the responsibility of Seller and shall be deemed Excluded Employee Liabilities for all purposes of this Agreement and (B) other than the Business Retirement Plans, the Buyer’s 401(k) Plan and the Buyer NQDCP, neither the Seller Retirement Plans or any other benefit plan of Seller or its Affiliates that is a pension or retirement plan or any other plan, scheme or arrangement which provides Retirement Benefits to any employees of Seller or its Affiliates (whether Continuing Employee, Business Employee, or otherwise) shall be an Assumed Benefit Plan or New Benefit Plan. Without limiting the foregoing, in the event Buyer or its Subsidiaries (including the Purchased Entities following the Closing) are required to honor, pay or provide any of the Excluded Employee Liabilities, Seller shall indemnify and hold harmless Buyer or such Subsidiary thereof for any such items so honored, paid or provided. In the event Seller or its Subsidiaries (excluding the Purchased Entities following the Closing) are required to honor, pay or provide any payments, compensation or benefits otherwise agreed pursuant to this Agreement to be paid or provided by Buyer or its Subsidiaries (including the Purchased Entities following the Closing), Buyer shall indemnify and hold harmless Seller or such Subsidiary of Seller for any such items so honored, paid or provided.

(y) Seller and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment Laws.

(z) Provided that Buyer or its Affiliates provide the payroll service provider in respect of Business Employees in the United States such information and work requirements as it shall require to treat Buyer and its Affiliates as a successor employer of Seller and its Affiliates for purposes of Section 3121 of the Code in respect of the transactions contemplated by this Agreement (which information and work requirements the Parties shall reasonably cooperate to prepare, compile and develop), Seller shall, if requested by Buyer, instruct such payroll service provider(s) (and take such other reasonable actions as required) to effect such successor employer treatment for purposes of Section 3121 of the Code. Seller shall use commercially reasonable efforts to provide to Buyer, prior to, at or reasonably promptly after the Closing, for each Continuing Employee, such Continuing Employee’s Form I-9s and Forms W-4 and W-5 (as applicable). Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take reasonably necessary or appropriate actions, which are reasonably requested by Buyer to assist in transferring to Buyer, or obtaining for Buyer, any work permit or similar approval required for any Continuing Employee. Notwithstanding the foregoing, to the extent permitted by applicable Law or collective bargaining (or similar) agreement, in the event an applicable work permit for such employee is not in place with Buyer or its Subsidiary as of the Closing, the Parties shall reasonably cooperate to provide for the services of such employee to be made available exclusively to Buyer through an employee secondment, services or similar arrangement under which Buyer shall be responsible for the economic costs of such individual’s compensation and benefits (including reimbursement for any expenses incurred by such employee, all applicable fees and Taxes with respect thereto) for such service period on commercially reasonable terms until the applicable work permit can be obtained; provided, however, that Buyer shall continue to use its commercially reasonable efforts to obtain the applicable work permit.

(aa) The Parties agree and acknowledge that the Purchased Assets include, to the extent permitted by Law and the terms of the applicable agreement, and Seller shall assign to Purchased Entities, in each case, Seller’s and its Affiliates’ rights to enforce all employee non-competition, non-solicitation, confidentiality, assignment of inventions and similar restrictive covenant agreements with any Business Employee, and such rights (but not obligations) under such agreements with any former Business Employee or employee who performed services for the Seller or its Subsidiaries, in each case, to the extent such rights relate to the Business. The Parties agree and acknowledge that the Purchased Assets shall exclude (and the Excluded Assets shall include), to the extent permitted by Law and the terms of the applicable agreement, and Seller shall retain Seller’s and its Affiliates’ rights to enforce all employee non-competition, non-solicitation, confidentiality, assignment of inventions and similar restrictive covenant agreements with any Business Employee, and such rights (but not obligations) under such agreements with any former Business Employee or employee who performed services for the Seller or its Subsidiaries, in each case, to the extent such rights relate to the businesses of Seller other than the Business.

(bb) The provisions of this Section 6.6 are for the sole benefit of the Parties and except as required by Law, nothing herein, expressed or implied, is intended or shall be construed to (a) constitute an employment agreement or an amendment to any of the compensation and benefits plans maintained for or provided to Business Employees prior to or following the Closing, (b) confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.6 under or by reason of any provision of this Agreement (it being understood that each Party shall be entitled to enforce specifically the terms and provisions of this Section 6.6 without any requirement to prove that it has suffered damages) or (c) prohibit Buyer (or any of its Subsidiaries) from terminating the employment of any Continuing Employee following the Closing Date. Without limiting the foregoing, in no event shall any Business Employee be deemed to be a third party beneficiary, or otherwise entitled to enforce, any provision of this Agreement (other than, to the extent expressly set forth therein, Section 6.9). Further, in the event that Seller, on the one hand, or Buyer on the other hand, (as applicable, the “Paying Party”) is required to retain, honor, pay or provide any of the items contemplated to be assumed, honored, paid or provided by the other under this Section 6.6 (the “Responsible Party”), such Responsible Party shall indemnify and hold harmless such Paying Party for any such items so retained, honored, paid or provided by such Paying Party.

(cc) Without limiting the foregoing, from and after the date of this Agreement, at Buyer’s reasonable request, with respect to each New Benefit Plan and Assumed Benefit Plan, Seller shall provide to Buyer, to the extent applicable and reasonably available: (A) true and complete copies of all written plan documents (including amendments and modifications thereof) and all summary plan descriptions and similar plan summaries, (B) any opinion or determination letter or similar document received from any Governmental Authority, if applicable, (C) all material notices of or correspondence with any Governmental Authority as to any matter related to such plan’s compliance with applicable Law, and (D) to the extent no written plan documents are available, a list of all such New Benefit Plans or Assumed Benefit Plans.

(dd)(i) Until 12:01 a.m. on January 1, 2016 (the “U.S. Benefits Transition Date”), Seller shall permit the U.S. Business Employees participating in the Seller’s Kaiser Permanente Group Number 23409 (Northern California), Kaiser Permanente Group Number 227314 (Southern California), Cigna Choice Fund HRA Plan, Cigna Open Access Plus (OAP) Plan, Cigna Global Plan (HMO), Metlife Preferred Dentist Program, and Group Vision Care Plan - VSP (the “Seller U.S. Benefits Transition Plans” ) to continue to participate in the Seller U.S. Benefits Transition Plans. If the Closing Date occurs prior to the U.S. Benefits Transition Date, then Seller shall permit Continuing Employees to continue participation in the Seller U.S. Benefits Transition Plans under the terms and conditions set forth in that certain Transition Service Schedule 47 attached to the Transition Services Agreement. Effective as of the U.S. Benefits Transition Date, Seller shall have established New Benefit Plans that provide for the benefits provided under the Seller U.S. Benefits Transition Plans and shall transfer the sponsorship of such plans to the applicable Operating Entity (the “New U.S. Transition Health and Welfare Plans”). For the avoidance of doubt, the New U.S. Transition Health and Welfare Plans will be established in accordance with the terms, conditions and procedures described in Schedule 2.7(a) of the Disclosure Letter for New Benefit Plans generally, except that the New U.S. Transition Health and Welfare Plans shall not be deemed part of (or a condition of) Operational Separation. Seller shall cause the U.S. Continuing Employees to cease participation in each Seller Benefit Plan and transition to, and be participating in (or be eligible to participate in), the New U.S. Benefit Plans as of the U.S. Benefits Transition Date.

(ii) For the avoidance of doubt, Seller’s obligations with respect to New Benefit Plans in respect of all U.S. Benefit Plans other than the Seller U.S. Benefits Transition Plans shall be subject to the provisions of Schedule 2.7(a) of the Disclosure Letter.

Section 6.7 Insurance Matters. Buyer acknowledges that certain policies and insurance coverage maintained on behalf of the Business on the Agreement Date may be part of the corporate insurance program maintained by Seller and its Subsidiaries and related to businesses other than the Business, in which case, subject to the terms of this Section 6.7, such coverage will not be available or transferred to Buyer. From and after the Closing Date, the Purchased Entities and their Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and Seller and any of its Affiliates may, to be effective at the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.7. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business. Buyer covenants and agrees not to seek to assert or to exercise any rights or claims of the Business or any Purchased Entity under or in respect of any past or current insurance policy under which the Business or any Purchased Entity is a named insured; provided, however, with respect to (a) events relating to the Assumed Liabilities or (b) losses or damages related to the Purchased Assets, the Purchased Entities or their assets, each of which occurred or existed prior to the Closing Date and which are covered by Seller’s or its Subsidiaries’ occurrence-based third-party liability insurance policies and which involved assets that would have been included in the Purchased Assets but for the fact that they were damaged or destroyed and were not replaced by Seller or its Subsidiaries with comparable assets included in the Purchased Assets, (i) Buyer may promptly notify Seller of any matter that is reasonably expected to give rise to a claim under any such policy (provided, that, the failure to promptly notify Seller shall not relieve Seller from its obligations under clause (ii), except to the extent that Seller’s ability to pursue such claim or recover under such policies is actually and materially prejudiced thereby), and (ii) Seller shall and shall cause its Subsidiaries to make claims, under such policies to the extent such coverage and limits are available under such policies and any insurance proceeds received with respect thereto shall be promptly delivered to Buyer (calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or its Subsidiaries as a result of such claims, and taking into account the available coverage under each relevant insurance policy, it being understood that such coverage shall first be available to satisfy other claims of Seller or its Subsidiaries pending under such policy at the time the claim for the benefit of Buyer is made). Seller agrees to use its commercially reasonable efforts to pursue all such claims; provided, however, that Buyer shall exclusively bear (and Seller shall have no obligation to repay or reimburse Buyer for) the amount of any deductibles associated with claims made under such policies and programs. Buyer and Seller shall cooperate in connection with making such claim and each Party shall provide the other with all reasonably requested information necessary to make such claim. To the extent Seller or its Subsidiaries receives any property or casualty insurance proceeds after the date hereof in connection with the damage or complete destruction of any Purchased Assets or assets that would have been included in the Purchased Assets but for such damage or complete destruction and were not replaced by Seller or its Subsidiaries with comparable assets included in the Purchased Assets, Seller shall at or promptly following the Closing (or, if later, promptly following the date received) pay over to Buyer such proceeds, in each case calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller or its Subsidiaries as a result of such claims (and which amount shall not be deemed to be Business Cash).

Section 6.8 Tax Matters.

(a) Tax Indemnification. (i) Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of or as a result of: (A)(1) Taxes of the Purchased Entities for all Pre-Closing Tax Periods, (2) Taxes imposed on the Purchased Assets for any Pre-Closing Tax Period, (3) Taxes imposed on the Business for any Pre-Closing Tax Period and (4) Taxes arising out of any termination of intercompany accounts in Section 6.18 or the release set forth in Section 6.18(d), (B) Taxes (for the avoidance of doubt including any VAT or any Transfer Taxes) imposed as a result of the Operational Separation Activities contemplated by Section 2.7 and Schedule 2.7(a) of the Disclosure Letter, (C) Transfer Taxes or VAT that the Seller is responsible for under this Section 6.8, (D) Taxes arising out of any breach of any covenant made by Seller in this Section 6.8 or any breach of any representation or warranty made by Seller in Section 4.8, and (E) Taxes arising under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law by virtue of any Purchased Entity having been a member of a consolidated, combined, affiliated, unitary or other similar tax group or fiscal unit prior to the Closing, in each case other than Taxes as a result of any action by Buyer or any of its Affiliates after the Closing Date or any action taken outside the ordinary course of business by Buyer or any of its Affiliates after the Closing but on the Closing Date (other than (a) any action or transaction contemplated by this Agreement including actions taken pursuant to Section 6.18 or with respect to the Section 338(g) Elections, (b) actions taken at the direction of Seller or (c) actions required by applicable Law (without a reasonable alternative)) (collectively, the “Excluded Tax Liabilities”). Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.8(a)(i), a Buyer Indemnified Party may not recover for the same specific amount of Taxes or Losses more than one time. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 shall not apply to this Section 6.8(a)(i) (other than as expressly provided in Section 9.2(c)). For the avoidance of doubt, the disclosure of the Tax matters set forth on Schedule 4.8 of the Disclosure Letter shall not alter Seller’s indemnification obligations to Buyer for Taxes in this Section 6.8 or in Article 9.

(ii) Except to the extent subject to indemnification pursuant to Section 7.1(a)(i) or Article 9, Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses incurred, sustained, suffered or paid by such Seller Indemnified Party arising out of or as a result of: (A) Taxes of the Purchased Entities for all Post-Closing Tax Periods, (B) Taxes imposed on the Purchased Assets for any Post-Closing Tax Period, (C) Taxes imposed on the Business for any Post-Closing Tax Period, (D) Taxes arising out of any breach by Buyer of any covenant in this Section 6.8, (E) Taxes arising out of any action taken outside the ordinary course of business by Buyer or any of its Affiliates after the Closing but on the Closing Date, except to the extent such action was expressly contemplated by this Agreement (including actions taken at the direction of Seller) or required by applicable Law (without a reasonable alternative), (F) Taxes in respect of Restricted Assets, Restricted Split Interests and Split Interests as described in Section 2.6 and (G) any Transfer Taxes or VAT that Buyer is responsible for under this Section 6.8. Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.8(a)(ii), a Seller Indemnified Party may not recover for the same specific amount of Taxes or Losses more than one time. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 shall not apply to this Section 6.8(a)(ii) (other than as expressly provided in Section 9.2(c)).

(iii) To the extent reasonably practicable (or as otherwise reasonably agreed), Seller and Buyer shall or shall cause the tax year of each Purchased Entity (including by making elections with any relevant Taxing Authority) that begins before but has not closed prior to the Closing Date to close (x) first, on the end of the day on the Closing Date to the extent permitted by applicable Law or (y) second, on the end of the day immediately preceding the Closing Date to the extent permitted by applicable Law. In the case of any Taxes where an applicable Straddle Period is not or cannot be closed pursuant to this Section 6.8(a)(iii), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date (including for purposes of determining the amount of Taxes attributable to a Pre-Closing Tax Period with respect to such Straddle Period) shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up through and ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i) (such as franchise Taxes or Taxes that are based on or related to income, receipts or specific transactions), the amount of any such Taxes shall be determined based upon an interim closing of the books as if such taxable period ended as of the close of business on the Closing Date which shall be deemed to be 11:59 pm on the Closing Date and shall include all Taxes applicable to transactions that have been consummated during the period prior to such time. With respect to any Purchased Entity or Purchased Minority Interest that is a flow through entity for Tax purposes or a “controlled foreign corporation” (as defined under the Code), Pre-Closing Taxes shall include any Taxes on the allocable income of such entity as if it was allocated pursuant to Treasury Regulations Section 1.1502-76(b)(2)(vi) as if Seller had sold all of its direct or indirect interests in all Purchased Entities or Purchased Minority Interests immediately before the end of the taxable period ending on the Closing Date, based on an interim closing of the books method.

(iv) Notwithstanding anything to the contrary herein, in no event will Buyer or any Affiliate of Buyer be required to indemnify any Seller Indemnified Party for any Taxes to the extent a current asset attributable to such Taxes (such as prepaid Taxes) was included in Final Closing Net Working Capital.

(b) VAT and Transfer Taxes. (i) The Liability for all VAT and Transfer Taxes payable in connection with the consummation of the Purchase Transaction and the transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement and the other Transaction Documents shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller except that any VAT and Transfer Tax as payable in connection with the Operational Separation Activities, the transfer of the Purchased Shares of the new Acquisition Entity to be formed in Ireland shall be borne one hundred percent (100%) by Seller; provided that, for the avoidance of doubt, any VAT or Transfer Taxes that are actually recovered by Buyer, Seller or any of their Affiliates are subject to Section 6.8(e)(ii) of this Agreement and Buyer and Seller shall, and shall cause their respective Affiliates to, use reasonable efforts to obtain any recovery, credit or refund with respect to any such Taxes and to cooperate in providing any information or documentation that may be reasonably necessary to obtain such recovery, credit or refund by the other Party or its Affiliates. For the avoidance of doubt, such reasonable efforts shall not include any change to the operations of either Party (or any of its Affiliates) or require either Party (or any of its Affiliates) to implement any further Tax planning techniques to obtain any such recovery, credit or refund.

(ii) The Parties shall cooperate to minimize the amount of VAT and Transfer Taxes payable, including by claiming any available exemption or relief or any available refund, credit or other recovery and by promptly executing and filing any invoices, forms or certificates reasonably required. The parties shall provide each other with any information reasonably requested in order to comply with applicable VAT and Transfer Tax Laws, where such information is connected with the VAT or Transfer Taxes treatment or position in connection with the transactions contemplated by this Agreement. The amount of any refund, credit or other recovery received or utilized by a Party (or any of its Subsidiaries)

of any VAT or Transfer Taxes borne by the other Party (or any of its Affiliates) pursuant to this Section 6.8(b) shall be paid by that Party to the other Party, other than with respect to VAT paid by or on behalf of the Seller or its Subsidiaries to the appropriate Taxing Authorities in the People’s Republic of China which would have otherwise been refunded, credited or recovered by Buyer (or any of its Subsidiaries) (which may be retained by Buyer and its Subsidiaries).

(iii) Each of Seller and Buyer shall prepare and timely file all necessary Tax Returns and other documentation required to be filed by such party with respect to all VAT and Transfer Taxes arising in connection with the consummation of the Purchase Transaction, consistently with the amount of such VAT and Transfer Taxes as determined pursuant to this Section 6.8(b), and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(iv) As between Buyer and Seller, the determination of the amount of any Transfer Taxes or VAT (including whether any exemption from (or reduction in or credit for) Transfer Taxes or VAT is available) required to be paid with respect to the consummation of the transactions contemplated by this Agreement shall be made by Seller in good faith in its reasonable discretion in consultation with Buyer. In the event Buyer reasonably disagrees with Seller’s determination with respect to any such Transfer Tax or VAT and obtains prior to the applicable due date of the applicable Tax Returns with respect to such Taxes an opinion (for the avoidance of doubt, addressed to Buyer or an Affiliate of Buyer, and not to Seller, but a copy of which is provided to Seller) that Buyer’s position “should” prevail, Buyer’s position shall control and Seller and Buyer shall file the applicable Tax Returns consistent with such opinion. The cost of the “should” opinion is to be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(v) Without limiting the indemnification rights and obligations of the parties with respect to Transfer Taxes and VAT, unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes or VAT shall be prepared and filed by the Party required by Law to file such Tax Returns (the “Transfer Tax Returns”), and such Party shall pay the Transfer Taxes or VAT shown on such Tax Return within the period specified by applicable Law. The filing party shall provide the other Party with a draft copy of such Tax Return which it is required to file (and for which any Taxes thereon are the responsibility of the other Party) at least seven Business Days before such Tax Returns are due to be filed and shall consider in good faith any comments provided by such other Party. All such Tax Returns shall be consistent with the allocation of the Final Consideration as determined pursuant to Section 3.3. Buyer and Seller shall settle any of their obligations for any Liability for Transfer Taxes or VAT paid by the other party for which they are liable within 10 Business Days of being invoiced by the other party for such amount.

(c) Additional VAT Matters. (i) If the sale of any Purchased Asset to Buyer or applicable Other Buyer under this Agreement is subject to VAT, Seller or the relevant Other Asset Seller shall prepare and promptly file the appropriate VAT documentation in a timely manner with the applicable Taxing Authority. Seller shall deliver a copy of any draft VAT invoices and other required VAT documentation to Buyer for Buyer’s review and input of any necessary information about the applicable Buyer Affiliate. The Parties shall include accurate and complete VAT invoices as required by applicable Law and in a timely manner. Buyer and Seller shall use reasonable efforts and cooperate in good faith to determine the appropriate rate of VAT and to exempt or relieve the transfer to Buyer or applicable Other Buyer of the Purchased Assets from any VAT to the extent permitted by applicable Law, including, for the avoidance of doubt, ensuring to the extent permitted that the transfer of Purchased Assets is treated as neither a supply of services nor a supply of goods for purposes of VAT.

(ii) Should any Taxing Authority provide notification that VAT was applied in error and refunds such amount to Seller, then (A) Seller shall without unreasonable delay from the date it receives such refund provide Buyer with a valid credit note (to the extent of Buyer’s responsibility for such VAT hereunder); and (B) if the VAT applied in error was paid by Buyer to Seller, Seller shall without unreasonable delay from the date it receives such refund repay to Buyer any such VAT under the condition that Buyer cooperates in ensuring, where reasonably possible, that Seller will be able to correct this error with its competent tax office and obtain a VAT credit from the tax office for the VAT that was charged in error.

(iii) At the Closing where the Purchased Assets include an interest in real property and the transfer of such Purchased Assets is, or is treated as being, not liable to VAT, Buyer and Seller will cooperate to the extent permitted by Law to ensure that the transfer of such real property interest qualifies for such treatment.

(d) Tax Returns.

(i) Except as set forth in Section 6.8(b) or Section 6.8(d)(ii), Seller shall, and shall cause the Other Asset Sellers and/or the Purchased Entities to prepare or cause to be prepared and duly file or cause to be duly filed within applicable statutory limits all Tax Returns of or that include the Purchased Entities or the Purchased Assets (including amendments thereto) that (x) are due to be filed (giving effect to any extension of time to file) on or prior to the Closing Date or (y) are for Tax periods that end on or prior to the Closing Date (“Seller-Signed Tax Returns”)); provided, that, with respect to Seller-Signed Tax Returns of Purchased Entities that are filed following the Closing Date and Seller-Signed Tax Returns of Acquisition Entities that are filed before the Closing Date, in each case that are Income Tax Returns, Seller (A) shall provide Buyer with a draft copy of each such Seller-Signed Tax Return at least 45 Business Days before the due date for the filing of such Tax Return (including extensions), (B) shall consider in good faith any comments provided by Buyer within 20 Business Days after receipt of the draft from Seller, and (C) shall provide Buyer with a finalized copy of such Tax Return at least 10 Business Days before such due date. Seller shall not file such Tax Return until the earlier of (x) the receipt of written notice from Buyer indicating Buyer’s consent thereto, or (y) one day prior to the due date. All Seller-Signed Tax Returns of any Purchased Entity shall (to the extent related to the Purchased Shares, Purchased Assets, Assumed Liabilities or the Business) be prepared using accounting methods and other practices that are consistent with those used in the Tax Returns filed prior to the Closing (except as otherwise required by applicable Law or to correct any clear errors).

(ii) Buyer shall prepare and file, or cause to be prepared and filed, all Buyer-Signed Tax Returns in a timely manner with the appropriate Taxing Authorities, using accounting methods and other practices that are consistent with past practice of the Business (except as otherwise required by applicable Law or to correct any clear errors); provided that Buyer (A) shall provide Seller with a draft copy of each such Buyer-Signed Tax Return at least 45 Business Days before the due date for the filing of such Tax Return (including extensions), (B) shall consider in good faith any comments provided by Seller within 20 Business Days after receipt of the draft from Buyer, and (C) shall provide Seller with a finalized copy of such Tax Return at least 10 Business Days before such due date. Buyer shall not file such Tax Return until the earlier of (x) the receipt of written notice from Seller indicating Seller’s consent thereto, or (y) one day prior to the due date. As used herein, “Buyer-Signed Tax Returns” shall mean all Tax Returns of each Acquisition Entity that are due to be filed (giving effect to any extension of time to file) following the Closing Date that are for Tax periods that end on or prior to the Closing Date.

(iii) Each Straddle Period Tax Return shall be prepared and filed, or caused to be prepared and filed, with the appropriate Taxing Authority (A) by Buyer, if it or any of its Affiliates (including the Purchased Entities) are permitted to file such Tax Return under applicable Law or (B) by Seller, if Buyer and its Affiliates (including the Purchased Entities) are not permitted to file such Tax Return under applicable Law, in each case, in a timely manner using accounting methods and other practices that are consistent with past practice of the Business (except as otherwise required by applicable Law or to correct any clear errors); provided that such filing party (x) shall provide the other Party with a draft copy of such Tax Return at least 20 Business Days before the due date for the filing of such Tax Return (including extensions), (y) shall consider in good faith any comments provided by such other Party and (z) shall provide the other party with a finalized copy of such Tax Return at least 10 Business Days before such due date. The Party preparing the Straddle Period Tax Return shall not file such Tax Return until the earlier of (1) the receipt of written notice from the other Party indicating other Party’s consent thereto, or (2) one Business Day prior to the due date. As used herein, “Straddle Period Tax Returns” shall mean all Tax Returns for Straddle Periods that are of the Purchased Entities or relate to the Purchased Assets, the Assumed Liabilities or the Business, in each case other than Transfer Tax Returns and Tax Returns of the Purchased Minority Interests.

(iv) With respect to each Tax Return described in this Section 6.8(d), the party required to file such Tax Return (or cause such Tax Return to be filed) pursuant to this Section 6.8(d) (the “Tax Return Filer”) shall timely pay to the relevant Taxing Authority the amount, if any, shown as due on such Tax Return; provided that if the Tax Return Filer is not permitted to make such payment under applicable Law, then the Parties shall cooperate in good faith to arrange for such amount to be paid to the relevant Taxing Authority in a manner permitted by applicable Law; provided, further, that the obligation to make payments pursuant to this Section 6.8(d)(iv) shall not affect such Tax Return Filer’s right, if any, to receive payments under Section 6.8(d)(v) or otherwise be indemnified under this Agreement with respect to any Taxes.

(v) On or before the due date of any Tax Return described in this Section 6.8 (including extensions), the relevant Tax Return Filer shall notify the other Party of any amounts shown as due on such Tax Return (and to be paid by such Tax Return Filer and its Affiliates), or any portions of any such amounts, for which the other Party must indemnify the Tax Return Filer under this Agreement, and such other Party shall pay such amounts (or portions thereof) to the Tax Return Filer no later than such due date or, if later, 10 Business Days after the date on which notice of such amounts (or portions thereof) is provided by the Tax Return Filer pursuant to this Section 6.8(d)(v). Notwithstanding anything to the contrary herein, failure of the Tax Return Filer to notify the other Party as described in the preceding sentence or provide any Tax Return prior to its filing shall not modify or affect such Tax Return Filer’s rights hereunder (including the right to indemnification for any Taxes reflected on such Tax Return) or the indemnity obligations of the other Party except to the extent failure to do so would actually and materially prejudice the other Party.

(e) Settlement Payments. (i) Other than with respect to VAT, any Party that receives or becomes entitled to (or whose Affiliate receives or becomes entitled to) any Tax refund (or credit for overpayment) with respect to Taxes for which the other Party would be liable under Section 6.8(a), (b) or (c) (a “Refund Recipient”) shall pay to the other Party the entire amount of such refund or credit to the extent attributable to payments made by such other Party (including any interest thereon from the Taxing Authority, but net of (x) any Taxes imposed by, a Taxing Authority with respect to such refund or credit (or other additional Tax payable as a result thereof), (y) costs to obtain any such refund or credit and (z) any cost incurred in preparing any claim for such refund or credit), (A) in the case of a refund actually received, no more than 20 Business Days after receiving such refund and (B) in the case of the application of such refund as a credit against future Taxes, no more than 20 Business Days after the filing of the Tax Return utilizing such credit (but only to the extent such credit actually reduced Taxes of the Refund Recipient for a Post-Closing Tax Period or for which it would have otherwise be responsible under this Agreement (determined on a “with and without” basis)); provided that if such Refund Recipient is required to repay to the relevant Taxing Authority such refund or credit, the other Party shall, upon the request of such Refund Recipient, repay the amount previously paid to such other Party pursuant to this Section 6.8(e) in respect of such refund or credit (plus any penalties, interest or other charges imposed by the relevant Taxing Authority).

(ii) Except as otherwise required by applicable Law or in connection with the resolution of any Tax Claim in accordance with Section 6.8(f), Buyer shall not, and shall cause its Affiliates not to, (A) make or change any Tax election of the Purchased Entities or related to the Purchased Assets, the Assumed Liabilities or the Business for a Pre-Closing Tax Period (it being understood and agreed that Buyer shall be permitted to make or file a tax election under Section 338 of the Code with respect to any Purchased Entity identified as potentially making such election on Schedule 2.7(a) of the Disclosure Letter without Seller’s consent and any Liability for Taxes as a result of any such election under Section 338 of the Code shall be borne by Seller), (B) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Seller-Signed Tax Return, Buyer-Signed Tax Return that includes a Pre-Closing Tax Period or Straddle Period Tax Return or (C) carry back any Tax attribute, including any loss, credit, credit carry forward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing (a “Tax Attribute”) of any of the Purchased Entities from a Tax period ending after the Closing Date to any Pre-Closing Tax Period, in each case, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Except as otherwise required by applicable Law or in connection with the resolution of any Tax Claim in accordance with Section 6.8(f), neither Buyer nor any of its Affiliates (including, after Closing, any Purchased Entities) shall take any of the following actions without the consent of Seller (not to be unreasonably withheld, conditioned or delayed) if such action would reasonably be expected to result in an increase in Taxes of Seller or any of its Affiliates (excluding any Purchased Entities) for any taxable period: (i) filing any amended Tax Return of any Purchased Entities with respect to any Pre-Closing Tax Period, (ii) making or changing any tax election with respect to any Purchased Entities in connection with a Pre-Closing Tax Period, or (iii) settling, compromising or otherwise conceding any Tax Claim relating to a Pre-Closing Tax Period of any Purchased Entities, in each case, on or after the Closing Date (each, a “Post-Closing Tax Action”). Seller’s or any of its Affiliate’s consent to a Post-Closing Tax Action shall relieve Buyer of any responsibility for any such increase in Taxes of Seller or any of its Affiliates resulting from such Post-Closing Tax Action. Buyer shall notify Seller of any proposal to take a Post-Closing Tax Action that would reasonably be expected to result in an increase to Taxes imposed on Seller or any of its Affiliates (excluding any Purchased Entities) for any period compared to the amount of Taxes that would have been imposed had Buyer not taken such Post-Closing Tax Action, and Seller shall, within 30 Business Days of receiving such notice, inform Buyer of Seller’s decision whether to consent to such Post-Closing Tax Action. If Buyer or any of its Affiliates does carry back a Tax Attribute to a Pre-Closing Tax Period of any Purchased Entity, then (x) no payment with respect to such carryback shall be due to Buyer or any of its Affiliates from Seller or any of its Affiliates and (y) if Buyer or any of its Affiliates receives any refund, credit or offset of any Taxes in connection with such carryback, Buyer shall promptly pay to Seller the amount of such refund or the economic benefit of the credit or offset to the extent relating to a Pre-Closing Tax Period and, in the case of a credit or offset, to the extent it actually reduced Taxes of Buyer or its Affiliates for a Post-Closing Tax Period or for which it would otherwise have been responsible under this Agreement

(determined on a “with and without” basis), with such payment to Seller including interest thereon from the Taxing Authority, but net of (x) any Taxes imposed with respect to such interest, refund, credit or offset (or other additional Tax payable as a result thereof) and (y) any reasonable, incremental out-of-pocket expenses incurred by Buyer in connection with obtaining such refund, credit or offset. After the Closing, Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Returns, change any Tax elections or accounting methods with respect to any of the Purchased Entities, the Purchased Minority Interests, the Purchased Assets, the Assumed Liabilities or the Business to the extent such amendment or change would reasonably be expected to result in additional Taxes or other costs to Buyer or any of its Affiliates (including the Purchased Entities and Purchased Minority Interests) for which it would not otherwise be indemnified under Section 6.8.

(iii) Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or any of its Affiliates be required to pay to Seller any refund, credit or other recovery (or provide Seller and benefit with respect thereto or any interest thereon), whether pursuant to this Section or any other Section of this Agreement, to the extent such matter was set forth as an asset in the Final Closing Net Working Capital, and in no event shall Seller or any of its Affiliates be required to pay to Buyer any amount (or provide Buyer any benefit with respect thereto or any interest thereon), whether pursuant to this Section or any other Section of this Agreement, to the extent such matter was set forth as a liability in the Final Closing Net Working Capital.

(f) Cooperation and Assistance.

(i) The Parties shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other Proceeding with respect to a Tax Claim for any Pre-Closing Tax Period or which otherwise relates to Taxes addressed in this Section 6.8. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.8.

(ii) If either Party is liable under this Section 6.8, for any portion of a Tax shown due on any Tax Return required to be filed by the other Party pursuant to this Section 6.8, the Tax Return Filer shall deliver a copy of the relevant portions of such Tax Return (taking into account any extensions, if applicable) to the liable Party. If the Parties disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.8, an independent public accounting firm acceptable to both Seller and Buyer shall determine, consistent with Seller’s past practice (except as otherwise required by Law), how the disputed item is to be treated on such Tax Return (“Accountant’s Determination”). If the Accountant’s Determination has not been made prior to the due date for filing such Tax Return, the Party required to file such Tax Return may file such Tax Return as it deems appropriate, and if the subsequent Accountant’s Determination is that such Tax Return should have been filed in some other manner, the filing Party shall amend such Tax Return in accordance with the Accountant’s Determination. The fees and expenses with respect to the Accountant’s Determination, including fees and costs of counsel reasonably incurred in connection with the Accountant’s Determination, shall be shared by the Parties in inverse proportion (based on the disputed amounts proposed by each to the independent public accounting firm) as they may each prevail on matters resolved by the independent public accounting firm.

(iii) Upon reasonable request, each Party shall deliver to the tax director of the other Party certified copies of all receipts for any foreign Tax with respect to which such other Party or any of its Affiliates would reasonably be expected to claim a foreign tax credit or comparable tax reduction together with such supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit or comparable tax reduction.

(iv) The Parties shall retain records, documents, accounting data and other information in whatever form that are reasonably necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to Tax periods that begin on or prior to the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions) and without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.8.

(v) Seller shall use its reasonable commercial efforts to provide Buyer with a clearance certificate or similar document(s) which may be required by any Taxing Authority to relieve Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

(g) Tax Controversies. A Party shall promptly notify the other Party in writing (in no event later than 20 Business Days) (a “Notification”) upon receipt of written notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates) is liable under this Section 6.8 or may give rise to an indemnification payment under this Section 6.8. Failure to give such Notification shall not relieve the indemnifying party from Liability under this Section 6.8, except if and to the extent that the indemnifying party is actually and materially prejudiced thereby. Subject to further provisions of this Section 6.8(g), each Party shall be entitled to conduct, direct, control and be responsible for the complete defense of any tax audit or administrative or court Proceeding (a “Tax Claim”) relating to Taxes for which it may be solely liable, and to employ counsel of its choice at its expense; provided, that, in the event Seller or any of its Affiliates is defending such Tax Claim, any settlement or other disposition of any such Tax Claim that may affect Buyer or any Affiliate thereof for any Post-Closing Taxable Period or for which it may otherwise be responsible may only be made with the prior written consent of Buyer, which consent will not be unreasonably withheld. Seller shall also be entitled to take control of the complete defense of any Tax Claim relating to Taxes for which it may be partially liable; provided that Buyer, at its sole cost and expense, shall have the right to participate in any Tax Claim relating to Taxes for which it may be partially liable. If Seller controls a Tax Claim relating to Taxes for which Buyer may be partially liable, (i) Seller shall control the Tax Claim diligently and in good faith, (ii) Seller shall keep Buyer reasonably informed regarding the status of such Tax Claim, and (iii) Seller shall not, without the prior written consent of Buyer (not to be unreasonably withheld), settle, resolve, or abandon any such Tax Claim. If Seller chooses not to control a Tax Claim which it has the authority to control hereunder, (A) Buyer may assume control the Tax Claim, (B) Buyer shall, to the extent it controls such defense, keep Seller reasonably informed regarding the status of such Tax Claim, (C) Seller shall have the right to participate in such Tax Claim at its sole cost and expense, and (D) Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld), settle, resolve, or abandon any such Tax Claim. Notwithstanding any other provision of this Section 6.8(g), each Party shall be entitled to take control of the complete defense of any Tax Claim for which both Parties are partially liable, and to employ counsel of its choice at its expense; provided that such Party unconditionally releases in writing the other Party from any indemnification obligation hereunder with respect to such Tax Claim and agrees in writing to pay any Taxes of the other Party resulting from such

Tax Claim, including Taxes related to such Tax Claim that arise in taxable years prior to or subsequent to the year of the Tax Claim. This Section 6.8(g) shall govern to the extent it would otherwise be inconsistent with Section 9.3.

(h) Section 338(g) Elections. Buyer and Seller shall agree on and include in Schedule 2.7(a) of the Disclosure Letter a list of any Purchased Entities incorporated in a foreign jurisdiction for which Buyer or Other Buyers, as the case may be, will be permitted to make an election under Section 338(g) of the Code (and any corresponding elections under state, local, or foreign Tax Law) with respect to each such Purchased Entity (the “Section 338(g) Elections”). Seller will reasonably cooperate with Buyer or Other Buyers, as the case may be, to the extent Buyer or Other Buyers, as the case may be, decides to make any such Section 338(g) Election for such Purchased Entities previously agreed to by the Parties. Buyer shall file its Form 8883 consistent with the Allocation Methodology prepared by Seller and consistent with the provisions in Section 3.3. This Section 6.8(h) shall be subject to Section 3.3 (for the avoidance of doubt, disputes between Buyer and Seller with respect to the allocation of Purchase Price will be subject to the provisions of Section 3.3).

(i) Purchase of the Purchased Assets and Purchased Entities. The Americas IP (as defined in Schedule 3.3 of the Disclosure Letter) shall be purchased by Buyer or Other Buyers organized under the laws of the United States or Ireland. The Transferred Intellectual Property Rights and the Transferred Technology that is not Americas IP shall be purchased by Buyer or Other Buyers organized under the laws of Ireland. Veritas Technologies LLC will be purchased by Buyer or Other Buyers organized under the laws of the United States. As of the Closing, Seller shall have not made an election under Treasury Regulations Section 301.7701-3 for Veritas Technologies LLC to be classified as a corporation. In the event that (x) Buyer and each Other Buyer is not organized under the laws of the jurisdictions set forth on Schedule 6.8(i) of the Disclosure Letter or (y) with respect to the jurisdictions indicated on Schedule 6.8(i) of the Disclosure Letter, Buyer or such Other Buyer is not organized under the laws of the same jurisdiction as the Purchased Entity it purchases and, in either case such failure results in any incremental withholding Tax imposed on Seller or any of its Subsidiaries (except to the extent de minimis) that would not have occurred had the Buyer or Other Buyers used the jurisdictions set forth on Schedule 6.8(i) of the Disclosure Letter, then Buyer shall fully indemnify Seller therefor and acknowledge in writing such indemnity obligation.

Section 6.9 Indemnification of Directors and Officers.

(a) If the Closing occurs, for a period of six years after the Closing, Buyer shall and shall cause the Purchased Entities and their Subsidiaries to take any necessary actions to provide that all rights to indemnification or expense advancement and all limitations on Liability relating to the Business existing in favor of the Business Indemnitees as provided in the D&O Indemnity Arrangements shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchased Entities and their Subsidiaries after the Closing (or be replaced with such rights and limitations as are no less favorable thereto). As used herein, (x) the “Business Indemnitees” means individuals who at or prior to the Closing were current or former officers, directors, individual managers or employees of the Purchased Entities and their Subsidiaries (or the predecessors of the Purchased Entities and their Subsidiaries) relating to service in such capacities prior to the Closing and (y) the “D&O Indemnity Arrangements” means (i) the Organizational Documents of the Purchased Entities and their Subsidiaries in effect on the Agreement Date, (ii) any agreement providing for indemnification by the Purchased Entities and their Subsidiaries of any of the Business Indemnitees in effect on the Agreement Date (or in effect thereafter on the same standard form used by Seller and its Subsidiaries in the jurisdiction in question) to which Seller, the Purchased Entities and/or their Subsidiaries are a party or (iii) if a Purchased Entity is not formed as of the Agreement Date but formed prior to the Closing Date in accordance with this Agreement, the formation documents of such Purchased Entity containing customary indemnification and expense advancement provisions substantially similar to (and not more favorable than) the provisions in the documents referred in clause (i).

(b) In the event that the Purchased Entities, their Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchased Entities, their Subsidiaries or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 6.9.

(c) The obligations of Buyer under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.9 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).

(d) At or prior to the Closing, Buyer may, in its sole discretion, purchase and pay in full all premiums relating to directors’ and officers’ liability and fiduciary liability insurance coverage for all Business Indemnities that covers on a primary basis acts or omissions occurring prior to the Closing (including, at the election of Buyer, with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) for such coverage period, retention or deductible amounts, coverage limit and other terms as Buyer, in its sole discretion, determines appropriate. One-half of the cost of any premiums for such policy shall be treated as a transaction expense payable by Seller. For the avoidance of doubt, any such prepaid insurance shall not be included as a current asset for purposes of calculating the Final Closing Net Working Capital.

(e) This Section 6.9 shall in no event limit Buyer’s or the other Buyer Indemnified Parties’ rights, or Seller’s obligations, under Article 9 (it being understood that the indemnification or expense amounts paid or advanced by Buyer or its Affiliates to Business Indemnities under this Section 6.9 may, to the extent indemnifiable pursuant to Section 9.1(a), be Losses for purposes thereof).

Section 6.10 Non-Competition; Non-Solicitation.

(a) During the period commencing on the Closing Date and ending five (5) years after the Closing Date, Seller will not, and will cause its Subsidiaries not to, anywhere in the world, participate or engage in (whether directly, as a consultant, through a joint venture or other means of deriving revenues or benefits, including by providing Intellectual Property Rights), or hold any ownership interest in any Person who engages in, a business that competes with, the Business, including, without limitation, the research, design, development, manufacturing, production, marketing, sale, distribution, installation, license or servicing of any product, or the provision of any service constituting or with respect to Information Management Applications (“Competing Activity”). For purposes of this Agreement, “Information Management Applications” means Technology, products and services designed, developed, made, manufactured, used, imported, distributed, installed, licensed, sold, offered for sale, maintained, and supported for information management, including: (a) information storage, backup, and recovery (including for preventing loss of such information); (b) storage management, clustering, and availability; (c) disaster recovery; (d) archiving, discovery, analysis and retrieval; and (e) data analytics, de-duplication, and machine learning applications in support of any of the foregoing, in each case for any platform, end point, or application, including without limitation servers, PCs, tablets, mobile devices, and other digital computing devices, embedded devices, or systems, and whether delivered as on-premise software, firmware, hardware, appliances, or cloud based services. Competing Activities expressly exclude, without limitation, Technology, products and services designed, developed, made, manufactured, used, imported, distributed, installed, licensed, sold, offered for sale, maintained, and supported for: (i) end point management, application management, or mobile device management; (ii) virus, malware, phishing, penetration, vulnerability, and other threat intelligence, analysis, detection, prevention and removal; (iii) authentication, provision, and management of Secure Socket Layer and Transport Layer Security certificates, and identification management; (iv) mail and web security, data center security, data center security operations and compliance, data loss prevention, and information security services; (v) encryption, compression, or hashing of information and data; or (vi) data analytics, de-duplication, and machine learning applications in support of any of the foregoing, in each case for any platform, including servers, PCs, tablets, and mobile devices, and other digital computing devices, embedded devices, or systems and whether delivered as on-premise software, firmware, hardware, appliances, or cloud-based services.

(b) Notwithstanding anything to the contrary in the foregoing clause (a), Seller and its Subsidiaries may in all events:

(i) engage in any business conducted by Seller or its Subsidiaries on the date of this Agreement other than the Business and continue to sell its products and services as of the date of this Agreement other than Products (including, without limitation, all backup products related to the Norton business), and any new releases, updates, and successors to such products and services; provided that Seller will not add to the backup products and services related to the Norton business, or alter or enhance any existing features or functionality to provide, (A) any of the following Information Management Applications that are not currently offered in such Norton backup products or services: clustering, discovery, data analytics, and machine learning applications that compete with, or would reasonably be deemed to compete with, the Business, or (B) any other features or functionality, or new methods or means of accomplishing such new features or functionality, or that provide a centralized solution for backup or storage, or management of backup or storage functionality, across more than 100 end points associated with a given customer (or its Affiliates) or licensee (or its Affiliates);

(ii) continue to perform its obligations under any Retained Contracts in accordance with the Retained Contracts Agreement and perform any Competing Activity for the benefit of Buyer or any of its Affiliates as required or contemplated by this Agreement or any other Transaction Document;

(iii) acquire any Person, or one or more divisions or lines of business of a Person, that engages in a Competing Activity by merger or a purchase or shares or assets of a Person so long as (x) immediately prior to the time of such acquisition, the Competing Activity does not account for more than 20% of the aggregate annual gross revenues of such Person, or divisions or lines of business of such Person, to be so acquired for its most recent fiscal year preceding the acquisition and (y) such Person, or divisions or lines of business of such Person, to be so acquired did not in the most recent fiscal year preceding the acquisition derive more than $100,000,000 of revenue in such one-year period from Competing Activity (in each case based, to the extent available, on the most recently available annual consolidated financial statements of such Person or annual financial statements of such divisions or lines of business of such Person); provided, however, that in the event of such acquisition where the aggregate annual gross revenue related to the Competing Activity exceeds 20% of the aggregate annual gross revenue of the Person or divisions or lines of business of such Person, Seller shall nevertheless be permitted to acquire such Person or business but, in such event, shall be required to divest the portion of the Person or business that engages in Competing Activity to an unaffiliated third party as soon as reasonably practicable and in any event within 12 months of the acquisition thereof; provided that such 12-month period shall be extended to the date on which all approvals from a Governmental Authority required to complete the divestiture are received (to no later than the second anniversary following the acquisition of such Person or divisions or lines of business of such Person) if such approvals are not received by the end of such 12-month period;

(iv) own and operate any Person, division or line of business acquired in compliance with clause (iii) above (subject to the terms thereof); and

(v) directly or indirectly hold interests in or securities of any Person engaged in a Competing Activity to the extent that such investments do not, directly or indirectly, confer on Seller and/or its Subsidiaries, in the aggregate, 10% or more of the voting power or economic interests of such Person and, Seller and its Subsidiaries remain passive investors and are not involved in the operations of such Person (other than board seats and board observer seats reasonably commensurate with the size of the investment).

(c) During the period commencing on the Closing Date and ending 24 months after the Closing Date, Seller will not, and will cause its Subsidiaries not to, directly or indirectly, solicit to hire or, in such jurisdictions where such restriction would not be prohibited by Law, hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee of Buyer or its Subsidiaries who has the title of director or other equivalent or higher position that was a Business Employee immediately prior to the Closing. This restriction shall not apply to Persons who have been terminated by Buyer or its Subsidiaries without “Cause” or who have resigned due to “Constructive Termination” prior to commencement of employment discussions between Seller or its Subsidiaries or its or their representatives and such Person and nothing in this clause (c) shall restrict Seller or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Seller or such Subsidiary (including through search firms) that is not specifically directed towards any such Person described in the first sentence of this clause (c) or the employees of Buyer and its Subsidiaries.

(d) During the period commencing on the Closing Date and ending 24 months after the Closing Date, Buyer will not, and will cause its Subsidiaries not to, directly or indirectly, solicit to hire or, in such jurisdictions where such restriction would not be prohibited by Law, hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee of Seller or its Subsidiaries who has the title of director or other equivalent or higher position. This restriction shall not apply to Persons who have been terminated by Seller or its Subsidiaries without “Cause” or who have resigned due to “Constructive Termination” prior to commencement of employment discussions between Buyer or its Subsidiaries or its or their representatives and such Person and nothing in this clause (d) shall restrict Buyer or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Buyer or such Subsidiary (including through search firms) that is not specifically directed towards any such Person described in the first sentence of this clause (d) or the employees of Seller and its Subsidiaries.

(e) Each Party acknowledges and agrees that the covenants and agreements set forth in this Section 6.10 were a material inducement to the other Party to enter into this Agreement and to perform its obligations hereunder. Seller hereby acknowledges that the restrictive covenants set forth in Section 6.10(a) are reasonable in terms of duration, scope and area restrictions and are limited to the scope that is necessary to protect the goodwill of the Business and to prevent the impairment of the value of the substantial investment therein being made by Buyer hereunder. The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.10 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. It is agreed that any breach or threatened breach of the restrictive covenants set forth in this Section 6.10 would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy to the non-breaching Party.

Section 6.11 Further Assurances; Post-Closing Payments; Post-Closing IPR Transfer.

(a) General Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use its reasonable efforts, prior to, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Purchase Transaction and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 7 and including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing, (A) Seller and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Buyer’s sole expense (unless such action is otherwise expressly contemplated to be performed by (or caused to be performed by) Seller by this Agreement or another Transaction Document or to the extent any Buyer Indemnified Party is entitled to indemnification under Article 9 with respect to such matter), as Buyer may reasonably request to more effectively convey and transfer to Buyer any of the Purchased Assets or Purchased Shares or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby and (B) Buyer will execute and deliver such instruments, certificates, agreements and other documents and perform such other actions, at Seller’s sole expense (unless such action is otherwise expressly contemplated to be performed by (or caused to be performed by) Buyer by this Agreement or another Transaction Document to the extent or any Seller Indemnified Party is entitled to indemnification under Article 9 with respect to such matter), as Seller or its Subsidiaries may reasonably request to more effectively assume the Assumed Liabilities or otherwise carry out the intent of this Agreement and the other Transaction Documents and effect the transactions contemplated hereby and thereby. Notwithstanding the foregoing, (x) neither Buyer nor Seller will be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person and (y) Buyer’s and Seller’s obligations in respect of divestitures and other restraints on freedom of business conduct are addressed by Section 6.3 and not this Section 6.11.

(b) Payments. In the event that, on or after the Closing, either Party receives payments or funds due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other Party for all such receipts. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 6.11(b), Seller agrees that Buyer shall, following the Closing, have the right and authority to endorse any checks or drafts received by Buyer in respect of any account receivable of the Business included in the Purchased Assets or reflected in the Final Closing Net Working Capital and Seller shall furnish Buyer such evidence of this authority as Buyer may reasonably request. Following the Closing, if Buyer (or its Subsidiaries) receives any mail or packages addressed to Seller or its Subsidiaries and delivered to Buyer not relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Seller. Following the Closing, if Seller (or its Subsidiaries) receives any mail or packages delivered to Seller relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Seller shall promptly deliver such mail or packages to Buyer.

(c) Intellectual Property Rights.

(i) In the event that on or prior to the 15 month anniversary of the Closing Date, Buyer gives written notice to Seller that it has identified any Intellectual Property Rights owned by Seller or its Subsidiaries as of immediately prior to the Effective Time that was not included in the Transferred Intellectual Property Rights as of the Effective Time, and such IPR is primarily related to the Business as conducted on the Closing Date (as opposed to being primarily related to any other business or businesses of Seller other than the Business) (“After-Identified IPR”), then (x) Seller will (or will cause its Subsidiaries to) execute and deliver such documents and perform such other actions as are necessary to convey and transfer to Buyer (or an Other Buyer) all of Seller’s (or its Subsidiaries’) right, title and interest to such After-Identified IPR and (y) such After-Identified IPR will constitute Transferred Intellectual Property for all purposes under this Agreement and the IPMA (including without limitation the license grants from Buyer and its Affiliates in Article 4 thereof).

(ii) In the event that on or prior to the 15 month anniversary of the Closing Date, Buyer gives written notice to Seller that it has identified any Technology owned by Seller or its Subsidiaries as of immediately prior to the Effective Time that was not included in the Transferred Technology as of the Effective Time and is not Excluded Software, but was (i) included in, embedded in, bundled with, or distributed with any Products, (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Products, or (iii) used in connection with the operation of the Business as conducted on the Closing Date (“After-Identified Common Software”), then (a) if such After-Identified Common Software is primarily related to the Business (as opposed to being primarily related to any other business or businesses of Seller other than the Business), Seller will (or will cause its Subsidiaries to) execute and deliver such documents and perform such other actions as are necessary to convey and transfer to Buyer (or an Other Buyer) all of Seller’s (or its Subsidiaries’) right, title and interest to such After-Identified Common Software and such After-Identified Common Software will constitute Transferred Technology for all purposes under this Agreement and the IPMA and will be deemed added to Exhibit E-4 and licensed to Seller under the applicable provisions of Section 4.1(b) of the IPMA and (b) if such After-Identified Common Software is not primarily related to the Business, such After-Identified Software will be deemed to be added to the lists of Common Licensed Software in Exhibit E-1, E-2, or E-3 of the IPMA, as appropriate, and will be deemed licensed to Buyer under the applicable provisions of Section 4.1(b) of the IPMA.

(iii) In the event that on or prior to the 15 month anniversary of the Closing Date, Seller gives written notice to Buyer that it has identified any Technology included in the Transferred Technology that was not identified in Exhibit E-4 of the IPMA but was as of the Closing Date (i) included in, embedded in, bundled with, or distributed with any Seller products (other than Products) or (ii) used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Seller products (other than Products) (“After-Identified E-4 Software”), then such After-Identified E-4 Software will be deemed added to Exhibit E-4 of the IPMA and licensed back to Seller under the applicable provisions of Section 4.1(b) of the IPMA.

(iv) Any dispute between Buyer and Seller regarding whether a particular item of IPR constitutes an After-Identified IPR or whether a particular piece of Common Licensed Software constitutes After-Identified Common Software or After-Identified E-4 Software will be resolved pursuant to Section 11.9 hereof. For clarity, this subsection (c) (and not subsection (a) above) will control on the topics addressed in this subsection (c).

(d) Real Property. At the reasonable request of Buyer, Seller shall reasonably cooperate with Buyer to facilitate the lease agreements of Seller or its Subsidiaries, as applicable, for the Business Real Properties located in each of (i) Culver City, California, (ii) Dallas, Texas, (iii) Heathrow, Florida and (iv) Southfield, Minnesota (collectively, the “Applicable IM Business Property”), to be assigned directly to a Purchased Entity or replaced by a new lease agreement between a Purchased Entity and the landlord to such Applicable IM Business Property on terms satisfactory to Buyer. Notwithstanding the foregoing, nothing shall require Seller or any of its Subsidiaries to pay any amount, grant or alter any rights or contractual provisions, grant any guarantee or offer or grant any accommodation (financial or otherwise) to the landlord or any other third party or incur additional costs or expenses in order to obtain any necessary Consent for such assignment or new lease agreement, other than general reasonable internal costs, overhead and reasonable use of internal personnel and assets or infrastructure; provided that any resulting breakage fee or other costs incurred by Seller as a result of obtaining such Consent shall be paid by Buyer. For the avoidance of doubt, in no event will the failure to obtain such Consent to assign or replace the lease agreements under any Applicable IM Business Property be taken into consideration for determining whether Section 7.3(e) has been satisfied nor will such failure be deemed to be a breach of Section 2 (Facilities Separation).

Section 6.12 Privileges. The Parties agree that their respective rights and obligations to maintain, preserve, assert, or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the other businesses of Seller (collectively, “Privileges”), shall be governed by the provisions of this Section 6.12. With respect to all business records, documents, communications, or other information (collectively, “Information”) of Seller or any of its Subsidiaries relating to Seller’s businesses, the Excluded Assets or the Excluded Liabilities, in each case to the extent either such Information does not also relate to the Business, the Purchased Assets, or the Assumed Liabilities or, until such time as the Excluded Pending Litigation is finally resolved, such Information relates to the Excluded Pending Litigation, Seller shall have sole authority to determine whether to assert or waive any Privileges, including (other than with respect to Information relating to the Excluded Pending Litigation) the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Subsidiaries (including, as of the Closing Date, the Purchased Entities) shall take no action after the Closing without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (but not including Information prepared by Seller or its Subsidiaries in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or any other potential transaction relating to sale, spin-off or divestiture of the Business or related sale process, or matters to the extent that they relate to the Excluded Assets, Excluded Liabilities or the businesses of Seller (other than the Business)). However, Buyer may not assert any such Privileges of the Purchased Entities, Seller or its Subsidiaries related to pre-Closing advice or communications relating to the Business against Seller and its Subsidiaries; provided, however, that, if the waiver (or failure to assert) such Privilege, would reasonably be expected to result in such Privilege being waived in connection with any claim by a third party, Seller shall, and shall cause its Subsidiaries to, enter into such reasonable arrangements as are reasonably necessary to ensure that such Privilege is not otherwise waived with respect to a third party, including customary joint defense agreements or similar arrangements. Seller and its Affiliates shall take no action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 6.12 shall apply to all applicable Information as to which Seller, its Affiliates or the Purchased Entities would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby or by the other Transaction Documents (the “Privileged Information”). Following the Closing, upon receipt by Seller or its Subsidiaries, or Buyer and its Subsidiaries (including, as of the Closing Date, the Purchased Entities), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Subsidiaries or Buyer or its Subsidiaries (including, as of the Closing Date, the Purchased Entities), as the case may be, obtains knowledge that any current or former employee of Seller, its Subsidiaries or the Purchased Entities or Buyer or its Subsidiaries (including, as of the Closing Date, the Purchased Entities), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.12 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s and Buyer’s agreement to permit the other to obtain information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 6.12 and Section 6.2, to maintain the confidentiality of information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other information being granted pursuant to Section 6.2, Section 6.3, Section 6.5, Section 6.8, Section 9.3 or the other provisions hereof, and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the other businesses of Seller pursuant to this Agreement in connection with the transactions contemplated hereby or any other Transaction Document shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.12 or otherwise. For the avoidance of doubt, the Parties (or their Affiliates) have previously entered into that certain Common Interest Agreement, dated June 23, 2015, as well as that certain Common Interest Agreement, dated July 28, 2015, and that certain “Privileged Materials” (as defined therein) may constitute Purchased Assets hereunder and to the extent they do, then nothing therein or herein shall be deemed to limit Buyer’s (or any of its Affiliates) use, disclosure or other exercise of its ownership rights over such Privileged Materials following the Closing, or otherwise impose any obligation on Buyer (or any of its Affiliates) following the Closing with respect to such Privileged Materials (including, without limitation, providing notices to Seller prior to any use or disclosure thereof), in each case, following the Closing, and, with respect to such materials so acquired, Buyer (or its applicable Affiliates) shall be deemed the disclosing or originating Party with respect thereto (and deemed to have prepared such materials as the successor of the Business) and the Seller shall be deemed the receiving Party with respect thereto, and such Common Interest Agreement shall be deemed amended (or the terms therein waived) to the extent necessary to effect the foregoing agreements. Carlyle Investment Management L.L.C. is an express intended beneficiary of, with rights to enforce, the provisions set forth in the preceding sentence, and Buyer shall be deemed a party to such Common Interest Agreements to the extent necessary to effect the foregoing agreements.

Section 6.13 Use of Seller Names and Marks. Seller and its Subsidiaries will grant to Buyer rights to use certain trademarks that are not included in the Transferred Intellectual Property Rights, as defined in, during the term of, and in accordance with the terms and conditions set forth in the IPMA. Except as expressly provided in the IPMA, Seller reserves for itself and its Affiliates all rights in any Seller trademarks that are not included in the Transferred Intellectual Property Rights, and no other rights therein are granted to Buyer or any of its Affiliates, whether by implication, estoppel or otherwise.

Section 6.14 Delivery of Business Financial Statements.

(a) Seller shall use its reasonable best efforts to prepare and deliver to Buyer unaudited combined balance sheets for the Business and the related combined statements of income, comprehensive income, cash flows and invested equity for the three month period ended June 27, 2014, and three month and six month periods ended October 3, 2014 and three month and nine month periods ended January 2, 2015 (the “2015 Quarterly Statements”), in each case, reviewed by the Business’s independent auditors in accordance with AICPA-AU 930, at or prior to the Closing, unless the 2015 Quarterly Statements have been delivered to Buyer prior to the Closing Date as Required Financing Information. The 2015 Quarterly Statements shall be prepared in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Audited Financial Statements.

(b) If prior to August 15, 2015, Buyer informs Seller that Buyer in good faith intends to commence distribution of an offering memorandum, confidential information memorandum and lender presentation or similar disclosure document incorporating the Required Financing Information prior to November 1, 2015, then Seller shall use its reasonable efforts to deliver to Buyer (i) unaudited financial statements of the Business for the three month periods ended July 3, 2015 and June 27, 2014 (consisting of an unaudited balance sheet as of July 3, 2015 and an unaudited statement of income, comprehensive income, cash flows and invested equity for the fiscal quarter ended on such dates), in each case, prepared in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Audited Financial Statements and reviewed by the Business’s independent auditors in accordance with AICPA-AU 930, and (ii) a customary “MD&A,” which shall compare the three month period ended July 3, 2015 to the three month period ended June 27, 2014 and be prepared in a manner consistent with the “MD&A” required to be delivered under the definition of “Required Financing Information”, in each case, as soon as reasonably practicable following the Agreement Date, unless such financial statements and MD&A have been delivered to Buyer prior to the Closing Date as Required Financing Information. To the extent the Closing Date has not occurred on or prior to November 16, 2015, Seller shall use its reasonable efforts to deliver to Buyer (i) unaudited financial statements of the Business for the six month and three month periods ended October 2, 2015 and October 5, 2014 (consisting of an unaudited balance sheet as of October 2, 2015 and an unaudited statement of income, comprehensive income, cash flow and invested equity for the six month period and three month period ended on such dates), in each case, prepared in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Audited Financial Statements and reviewed by the Business’s independent auditors in accordance with AICPA-AU 930, and (ii) a customary “MD&A,” which shall compare the six month period and three month period ended October 2, 2015 to the six month period and three month period ended October 3, 2014 and be prepared in a manner consistent with the “MD&A” required to be delivered under the definition of “Required Financing Information”, in each case, as soon as reasonably practicable following the closing of the accounts of the Business for the quarter ending October 2, 2015, unless such financial statements and MD&A have been delivered to Buyer prior to the Closing Date as Required Financing Information. To the extent the Closing Date has not occurred on or prior to February 16, 2016, Seller shall use its reasonable efforts to deliver to Buyer (i) unaudited financial statements of the Business for the nine month and three month periods ended January 1, 2016 and January 2, 2015 (consisting of an unaudited balance sheet as of January 1, 2016 and an unaudited statement of income, comprehensive income, cash flow and invested equity for the nine month period and three month period ended on such date), in each case, prepared in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Audited Financial Statements and reviewed by the Business’s independent auditors in accordance with AICPA-AU 930, and (ii) a customary “MD&A,” which shall compare the nine month period and three month period ended January 1, 2016 to the nine month period and three month period ended January 2, 2015 and be prepared in a manner consistent with the “MD&A” required to be delivered under the definition of “Required Financing Information”, in each case, as soon as reasonably practicable following the closing of the accounts of the Business for the quarter ended January 1, 2016, unless such financial statements and MD&A have been delivered to Buyer prior to the Closing Date as Required Financing Information.

(c) Seller shall use its reasonable best efforts to, no later than August 31, 2015, provide to Buyer, the audited combined balance sheets of the Business as of March 29, 2013 and the related audited combined statements of income, comprehensive income, invested equity and cash flows of the Business for the fiscal year ended on March 29, 2013 (the “2013 Audited Financial Statements”), prepared in accordance with GAAP consistently applied and in a manner consistent with the preparation of the Audited Financial Statements.

(d) Following Closing, Seller and Buyer shall use reasonable best efforts to cooperate and work together with respect to the preparation of any financial statements relating to the Business or any of the Purchased Entities with respect to any fiscal years ending in 2014, 2015 and 2016 or any period within such fiscal years required by statute in any applicable jurisdiction and for any periods in any prior fiscal years that are then delinquent (collectively, the “Statutory Financial Statements”), and Buyer will direct and manage the preparation of such Statutory Financial Statements. Each Party shall, and shall cause its Representatives to, use reasonable best efforts to provide such assistance as may reasonably be requested by the other Party in connection with the preparation of the Statutory Financial Statements; provided that (i) Seller shall bear 100% of the reasonable and documented out-of-pocket costs and expenses of Buyer to prepare any such Statutory Financial Statements that are delinquent as of the Closing and (ii) Buyer shall otherwise reimburse Seller for 100% of the reasonable and documented out-of-pocket costs and expenses of Seller in providing such assistance to Buyer.

(e) Following the Closing, Seller shall cooperate with and provide support to Buyer (including by providing financial information in its possession (and not otherwise in Buyer’s possession), access to personnel and otherwise providing reasonable assistance to Buyer, in each case to the extent reasonably requested by Buyer and necessary for Buyer to comply with any covenants in any Debt Financing, or to provide customary or required disclosure in connection with any equity or debt financing transaction, and in each case only to the extent the same is not disruptive to the business or operations of Seller:

(A) in Buyer’s preparation of (A) unaudited combined balance sheets and related statements of income, comprehensive income, cash flows and invested equity, as well as related footnote information, of the Business for (x) the three month periods ended July 3, 2015 (unless delivered pursuant to Section 6.14(b) or as part of the Required Financing Information), (y) the three month and six month periods ended October 2, 2015 (unless delivered pursuant to Section 6.14(b) or as part of the Required Financing Information) and (z) the three month and nine month periods ended January 1, 2016 (unless delivered pursuant to Section 6.14(b) or as part of the Required Financing Information), (in each case which may reflect the Closing occurring during such quarter, as the case may be), which financial statements shall be prepared pursuant to the same requirements applicable to the preparation of the Audited Financial Statements; and (B) customary “MD&A“s (which shall compare the relevant quarters of 2016 with the comparable period for the prior fiscal year) prepared in a manner consistent with the “MD&A” required to be delivered under the definition of “Required Financing Information”, with such exceptions and omissions as are customary in an MD&A for an interim period,

(B) in Buyer’s preparation of unaudited combined balance sheets and related statements of income, comprehensive income, cash flows and invested equity of the Business for the period beginning April 3, 2015 through the Closing Date (with the related footnotes being prepared pursuant to clause (C) below);

(C) in Buyer’s preparation of (A) the audited combined financial statements of the Business for fiscal year 2016 (including both the period from April 3, 2015 through the Closing Date and from the date of the Closing through the end of the 2016 fiscal year); and (B) a customary “MD&A” (which shall compare the 2016 fiscal year with the 2015 fiscal year), in each case of the type and scope and within the parameters described for audited financial information and MD&A disclosure comprising the Required Financial Information);

(D) in Buyer’s independent auditors’ performing an AICPA AU 930 review with respect to the 2016 interim financial statements delivered by Seller pursuant to this Section 6.14, including providing all information in Seller’s possession (and not in Buyer’s possession) reasonably requested by Buyer or Buyer’s independent auditors that is necessary to support Buyer’s independent auditors performing an AICPA AU 930 review with respect to such financial statements);

(E) beginning no earlier than October 1, 2016, unless an earlier time is agreed to by Seller, in Buyer’s preparation of unaudited combined financial statements for the Business for the 2012 and 2011 fiscal year in connection with Buyer’s preparation of such selected financial information for that fiscal year as would be required by Item 301 of Regulation S-K of the Securities Act.

(f) Buyer shall use reasonable best efforts to cooperate with and provide support to Seller (including by providing as promptly as practicable (i) financial information in its possession, (ii) access to books, records, work papers and other documents, (iii) providing management rep letters and other similar items and (iv) access to personnel and otherwise providing all assistance reasonably necessary therefor, in each case to the extent and at a level at least to the same degree as provided by the management and other employees of the Business in connection with the preparation of financial statements for the Business prior to the Closing Date) to permit Seller’s preparation of the financial statements in accordance with the requirements of this Section 6.14.

(g) Buyer shall, promptly on request by Seller, reimburse Seller for 100% of the reasonable and documented out-of-pocket costs and expenses of Seller incurred by Seller in providing the financial statements, MD&A, assistance, cooperation and support and obtaining the review of financial statements by its independent auditors, described in this Section 6.14 (other than any costs and expenses incurred by Seller with respect to the preparation and provision of the Audited Financial Statements and the 2013 Audited Financial Statements).

Section 6.15 Buyer Financing.

(a) Buyer shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain, or cause to be obtained, the Financing on the terms, and conditions, described in the Financing Commitments, including using its reasonable best efforts to (i) promptly negotiate definitive agreements on the terms and conditions contained in the Debt Financing Commitment (including any market flex provisions) or on the terms that, taken as a whole, are no less favorable to Buyer than the terms contained in the Debt Financing Commitment (including any “flex” provisions applicable thereto), in each case which terms shall not in any respect (A) expand on or modify in any manner (other than by a waiver of) the conditions to the funding of the Financing at the Closing without the consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned), or (B) reduce the aggregate amount of the Financing available to be funded on the Closing Date (or in the event the Closing Date is January 1, 2016, then to be funded on January 4, 2016) unless such amount is replaced with an amount of new equity financing on conditions no less favorable to Seller than the terms set forth in the Financing Commitments for the Equity Financing included in the Financing as of the Agreement Date (the “Financing Agreements”), (ii) satisfy (or obtain a waiver of) on a timely basis or cause the satisfaction (or waiver) on a timely basis of all conditions in the Financing Commitments and the Financing Agreements applicable to Buyer that are to be satisfied by Buyer to consummate the Financing at or prior to the Closing, (iii) consummate the Financing on or prior to the date on which the Closing is required to occur pursuant to Section 8.1, (iv) enforce its rights under the Financing Commitments and Financing Agreements, including through litigation pursued in good faith and (v) comply with its obligations under the Financing Commitments. For the avoidance of doubt, Buyer acknowledges and agrees that if (x) all or a portion of the Debt Financing structured as high yield debt or contemplated to be sold pursuant to a Rule 144A transaction has not been issued or sold on or prior to the Closing Date, (y) all conditions precedent to Buyer’s obligations hereunder shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and (z) the bridge financing contemplated by the Debt Financing Commitment is available, Buyer shall use its reasonable best efforts to cause the proceeds of the bridge financing to finance, in part, the Required Amount to allow the Closing to occur when it would be scheduled to occur pursuant to Section 8.1.

(b) In the event that, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 6.15(a), any portion of the Debt Financing becomes unavailable on the terms and conditions (including any market flex provisions) contemplated in the Debt Financing Commitments (unless such portion is not reasonably required to consummate the transactions contemplated by this Agreement), Buyer shall promptly notify Seller (and in any event, within two Business Days after Buyer becomes so aware) thereof and use its reasonable best efforts to obtain alternative financing on terms that are not materially less favorable to Buyer than the Debt Financing contemplated by the Debt Financing Commitments (including any “flex” provisions applicable thereto) and/or Financing Agreements, as applicable, in an amount sufficient to pay, when added to the Buyer Equity Financing and to the portion of the Debt Financing that is available, the Required Amount as promptly as reasonably practicable following the occurrence of such event but no later than the Business Day following the final day of the Marketing Period; provided that such alternative financing shall not have any of the effects described in clauses (A) through (E) of clause (c)(i) below. Buyer shall deliver to Seller true and complete copies of the new financing commitment and related fee letter, and any related Contracts (redacted in the manner described in Section 5.5(b)) pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Debt Financing substantially concurrently with the execution thereof.

(c) Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or the Financing Agreements; provided, however, that (i) without the prior written consent of Seller, no such amendment, replacement, supplement, modification or waiver shall (A) reduce (or have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing (except as set forth in any flex provisions existing on the Agreement Date)), (B) add conditions precedent to the Financing or amend, replace, supplement or modify any existing conditions precedent to the Financing in a manner that would reasonably be expected to prevent, impede or delay or make the funding of the Financing less likely to occur (or satisfaction of the conditions to the Financing), (C) be reasonably expected to prevent, impede or materially delay the availability of the Financing, or (D) adversely affect the ability of Buyer to enforce or cause the enforcement of its rights under the Financing Commitments or the Financing Agreements; and (ii) it is understood and agreed that Buyer may amend the Debt Financing Commitment to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Financing Commitment as of the Agreement Date and amend titles, allocations and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities.

(d) To the extent Buyer obtains alternative financing pursuant to Section 6.15(b), or amends, replaces, supplements, modifies or waives any of the Financing pursuant to Section 6.15(c), references to the “Financing” and “Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Financing as so amended, replaced, supplemented, modified or waived.

(e) Buyer shall keep Seller reasonably informed on a reasonably timely basis of the status of the Financing and any material developments in connection with Buyer’s efforts to arrange and obtain the Financing. Without limiting the foregoing, Buyer shall notify Seller promptly (and in any event within two Business Days) if at any time prior to the Closing Date: (i) the Financing Commitments expire or are terminated for any reason, (ii) Buyer obtains knowledge of any material breach or default by any party to the Financing Commitments and/or the Financing Agreements if such breach or default could reasonably be expected to affect the timely availability of, or the amount of, the Financing by any party to any Financing Commitment, (iii) Buyer receives any written communication from any Person providing a Financing Commitment with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments with respect to a material provision of the Financing Commitments or (B) a material dispute or disagreement between or among any parties to the Financing Commitments with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, in each case, that could reasonably be expected to affect the timely availability of, or the amount of, the Financing or (iv) any other event or development occurs that Buyer expects to have a material and adverse impact on the ability of Buyer to obtain all or any material portion of the Financings contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Debt Financing or Buyer, for any reason, otherwise no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms described in the Financing Commitments; provided that, notwithstanding any other provision hereof, in no event will Buyer be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Buyer shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege (in which case Buyer shall inform Seller as to the general nature of what is being withheld as a result of such privilege). As soon as reasonably practicable (but in any event within two Business Days after the date Seller delivers to Buyer a written request therefor), Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i) through (iv) of the immediately preceding sentence.

(f) Seller shall use its reasonable best efforts to provide, shall cause its Subsidiaries and their respective representatives to use reasonable best efforts to provide such reasonable cooperation in connection with the arrangement of the Debt Financing (which shall be deemed to include any offering of debt securities that Buyer may elect to pursue to finance the transactions contemplated hereby) as may be reasonably requested by Buyer, including its reasonable best efforts to (i) participate (and use reasonable best efforts to cause members of senior management of Seller and/or the Business to participate), to the extent customary and reasonable and not unreasonably interfering with the Business or the business of Seller, in meetings, presentations, road shows, due diligence sessions and drafting sessions with the Debt Financing Sources and actual and prospective lenders, financing sources and investors and sessions with rating agencies (including customary one-on-one meetings with parties acting as lead arrangers or prospective “anchor” lenders and investors), (ii) furnish Buyer and the Debt Financing Sources with Required Financing Information, and identify any such Required Financing Information as suitable for distribution to “public side” lenders, (iii) assist Buyer and the Debt Financing Sources in the preparation of (A) a customary confidential information memorandum and/or offering memorandum for any portion of the Debt Financing (and furnishing customary authorization letters (containing customary representations, including the customary representation that the information provided by Seller for inclusion in any confidential information memorandum or lender presentation does not include material non-public information about Seller and its Subsidiaries, and designating the information provided by Seller for presentation to the Financing Sources as suitable to be made available to lenders who do not wish to receive material non-public information) in connection therewith, executed on behalf of Seller), (B) materials for rating agency presentations and (C) bank information memoranda, bank syndication materials, private placement memoranda, offering documents, road show materials and similar documents required in connection with arranging the Debt Financing, in each case to the extent customary and reasonable and not unreasonably interfering with the Business or the business of Seller, (iv) provide reasonable and customary cooperation with the marketing efforts of Buyer and the Debt Financing Sources for any portion of the Debt Financing to the extent not unreasonably interfering with the Business or the business of Seller, (v) assist with the preparation of and providing information necessary for completion of the schedules to, and cooperating with (and not impeding) the execution of, any pledge and security documents, any Financing Agreement and other definitive financing documents (in each case, with respect to any such execution, solely with respect to individuals who are expected to be Continuing Employees and are executing such documentation on behalf of, and in the capacity as an officer or director of, the legal entities constituting the Business and not, for the avoidance of doubt, in his or her capacity as an officer of Seller, with such documentation (other than with respect to the Officers Certificate described below) effective with and subject to the occurrence of the Closing), including an executed certificate of the Chief Financial Officer of the Business (if such person is expected to be a Continuing Employee) or an officer performing the equivalent function immediately following the Closing with respect to (x) solvency matters as of the Closing in the form attached to the Debt Financing Commitments, (y) certain financial information in the offering documents not otherwise covered by the “comfort” letters described in this Agreement (the “CFO Certificate”), and (z) customary officers’ certificates relating to the accuracy of the representations and warranties contained in the purchase agreement relating to the debt securities (the “Securities Purchase Agreement Officer’s Certificate”, and together with the CFO Certificate, the “Officer Certificates”) and in the definitive financing documents that may form part of the Debt Financing and other customary matters, secretary’s certificates, closing certificates, notices and other documentation that is customarily required for the closing of a financing such as the Debt Financing (in each case on behalf of, and executed by a Continuing Employee in the capacity as an officer or director of, legal entities constituting the Business), (vi) facilitate the pledging of collateral of the Purchased Assets and the assets of the Purchased Entities (including assisting with the execution, preparation and delivery of original stock certificates (or local equivalents) and other certificated securities of the Purchased Entities that are pledged under the Debt Financing and original stock powers executed in blank (or local equivalents) to the parties to the Debt Financing Commitments (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date) and taking reasonable steps necessary to permit the Debt Financing Sources to evaluate the Purchased Assets, the assets of the Purchased Entities for purposes of establishing collateral arrangements to the extent customary and not unreasonably interfering with the Business, provided that no pledge shall be effective until the Closing and the delivery of any such original stock certificates and other certificated securities and original stock powers shall be delivered in escrow pending release at Closing, (vii) furnish Buyer and the Debt Financing Sources at least four Business Days prior to the Closing Date all documentation and other information as reasonably requested in writing at least 9 days prior to the Closing Date by the Debt Financing Sources that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, (viii) cooperating with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the Business or the business of Seller, (ix) furnishing to Buyer and the Financing Sources such information as may be necessary so that the Required Financing Information is complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, (x) to assist the Debt Financing Sources in obtaining auditor comfort letters, and (xi) satisfy the conditions precedent set forth in the Debt Financing Commitment to the extent satisfaction thereof requires the cooperation, and is within the control, of any Seller, its Subsidiaries or their respective representatives, to the extent such cooperation is reasonable and does not unreasonably interfere with the Business; provided that (x) neither Seller nor any of its Subsidiaries (other than the Purchased Entities and then subject in all respects to clause (y) below) shall be required to pledge any assets as collateral, execute any definitive agreement in respect of the Debt Financing or any closing certificate, pay any commitment or other similar fee, incur any other Liability in connection with the Debt Financing or issue any offering memorandum, bank book or similar document with respect to the Debt Financing, (y) no obligation of any Purchased Entity under any document, certificate or instrument executed pursuant to this Section 6.15(f) shall be effective until the Closing (other than the Officer Certificates referred to above and the authorization letters and representation letters (each referred to above) and (z) Seller and its Affiliates shall not be required to provide information that is excluded from the definition of “Required Financing Information” pursuant to clauses (i) through (iii) of the proviso thereto (and subject to the final clause thereto). Buyer shall be responsible for all fees and expenses related to the Debt Financing and shall promptly reimburse, upon request of Seller, all reasonable and documented out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by Seller or its Subsidiaries in connection with the cooperation of Seller as contemplated by this Section 6.15 and the provision of the Required Financing Information; provided, however, that Seller shall bear all such costs related to its obligations with respect to the preparation, review, delivery and audit of historical financial statements, consisting of the Audited Financial Statements and the 2013 Audited Financial Statements. Buyer shall, and hereby agrees to, indemnify and hold harmless Seller, its Subsidiaries and their respective representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except in the event such Losses arose out of or resulted from (x) the willful misconduct of Seller or its Affiliates or their Representatives or (y) information provided by (or authorized by Seller to be provided by) Seller or its Affiliates for use in or in connection with the Debt Financing (including the historical financial information of the Business described in the proviso of the immediately preceding sentence). Seller hereby consents to the reasonable use of logos used in the Business in connection with the Debt Financing or alternative financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of its Affiliates or the reputation or goodwill of Seller or any of its Affiliates or any of their logos and on such other customary terms and conditions as Seller shall reasonably impose. All non-public or other confidential information provided by Seller or its representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to customary confidentiality arrangements, or other confidentiality undertakings reasonably satisfactory to the Company, of which the Company is a beneficiary.

(g) Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that its obligations to consummate the Purchase Transaction or any other transactions contemplated hereby and by the other Transaction Documents is not contingent upon Buyer obtaining the Financing or any other third party financing, and Buyer’s failure to consummate the Financing or alternative financing upon the satisfaction or waiver of the conditions in Section 7.1 and Section 7.3 shall constitute a material breach by Buyer of this Agreement, enforceable subject to the limitations set forth in Section 11.7.

Section 6.16 Transition Services. Except as otherwise expressly provided in the Transition Services Agreement, the Retained Contracts Agreement, the Buyer and Seller Reseller/OEM Agreements, the Product Purchase Agreements, the Data Redirection Agreement or other Transaction

Document, all Shared Services provided to the Business by or on behalf of Seller (regardless of whether such Shared Service was provided through Purchased Entities, Purchased Assets or Continuing Employee) shall cease as of the Closing Date; provided, that, in the event that prior to the Closing, Buyer identifies any service material to the operation of the Business that was provided to the Business by Seller or any of its Subsidiaries, either directly or indirectly through third-party service providers whose services are integrated with a Shared Service, that Buyer reasonably believes is necessary for it and its Subsidiaries to operate the Business following the Closing substantially as conducted during the 12-month period prior to the Effective Time (and which service is not provided through the Purchased Assets or Purchased Entities), Buyer and Seller shall add such service to the Transition Services Agreement such that Seller or its Subsidiaries will, subject to the terms and conditions of the Transition Services Agreement generally applicable to other services thereunder, provide (or arrange for the provision of) such service to Buyer and its Subsidiaries at a cost to be mutually agreed and determined in a manner reasonably consistent with the cost methodology used in the Transition Services Agreement for other functionally or operationally similar services, which such service shall continue (unless earlier terminated by Buyer) for a reasonable period of time to allow Buyer or its Subsidiaries to provision such services or procure substantially comparable services from a third party. Further, Buyer shall, at its sole option, and upon written notice to Seller reasonably in advance of Closing, have the right to elect to not receive one or more service under the Transition Services Agreement and, in such event, the pricing under the Transition Services Agreement shall be reduced accordingly prior to the Closing.

Section 6.17 Guarantees. Buyer recognizes that Seller and certain of its Subsidiaries have provided credit support to the Business, the Purchased Assets or the Purchased Entities pursuant to guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller or its Subsidiaries in support of any obligation of the Business (the “Business Guarantees”), each as set forth on Schedule 6.17 of the Disclosure Letter, and that Seller may supplement Schedule 6.17 from time to time prior to Closing to include any additional Business Guarantees entered into after the Agreement Date in the ordinary course of business). Buyer and Seller shall their reasonable best efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing Date, valid and binding written releases of Seller and its Subsidiaries, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees listed on Schedule 6.17 of the Disclosure Letter (as supplemented prior to the Closing Date) to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities (such Business Guarantees, the “Scheduled Guarantees”), which release shall be effective as of the Closing, including, in the case of Buyer and its Subsidiaries, as applicable, by providing substitute guarantees, furnishing letters of credit, instituting escrow agreements, posting surety or performance bonds or making other arrangements as the beneficiary may reasonably request; provided, that, in no event will Buyer be required to provide any guarantee or other form of security (e.g., letters of credit, instituting escrow agreements, posting surety or performance bonds) of a materially different type or terms as the Business Guarantee being released or terminated. If any Scheduled Guarantee has not been released as of the Closing Date, then Buyer and Seller shall continue to use their reasonable best efforts after the Closing to cause as promptly as practicable the complete and unconditional release of Seller and its Subsidiaries under such Business Guarantee to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities (subject to the limitations set forth in the preceding sentence). Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, Seller and its Subsidiaries may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding Scheduled Guarantees. Buyer shall, and hereby agrees to, indemnify and hold harmless Seller and its Subsidiaries from and after the Closing for any amounts required to be paid under any Business Guarantees to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities and arising out of or as a result of any act or omission by Buyer or its Subsidiaries after the Closing.

Section 6.18 Existing Intercompany Agreements and Arrangements.

(a) Except as set forth in Section 6.18(b), Buyer and Seller acknowledge and agree that all Intercompany Agreements, and all rights and obligations of the Business or the Purchased Entities, the Seller and the Seller’s Subsidiaries under such Intercompany Agreements will be terminated at or prior to the Closing. No such terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time.

(b) The provisions of Section 6.18(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):

(i) this Agreement, the other Transaction Documents and each other agreement, arrangement, commitment or understanding expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Effective Time (including Signing Date Agreements to be effective upon the Closing);

(ii) the Intercompany Agreements listed on Schedule 6.18(b) of the Disclosure Letter; and

(iii) the Shared Contracts, which are addressed in Section 2.6.

(c) Seller shall cause each of its Subsidiaries (including any of the Purchased Entities) to terminate or pay in full (and in accordance with the final proviso of Section 6.1(d))), including by way of a sale, contribution or pay-off, all outstanding intercompany accounts, whether payables or receivables, between Seller and its Subsidiaries, on the one hand, and any of the Purchased Entities, on the other hand (including any intercompany accounts between any Purchased Entity, on the one hand, and another Purchased Entity, on the other hand except to the extent created in the ordinary course of business) such that no such amounts are owed or outstanding as of the Closing, in each case, other than (a) Assumed Intercompany Payables and Assumed Intercompany Receivables and (b) as contemplated by Exhibit 2 of Schedule 2.7(a) of the Disclosure Letter.

(d) Effective as of the Closing, Seller, on behalf of itself and its Subsidiaries and its and their successors and assigns (collectively, with Seller, the “Releasors”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Purchased Entities (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such Releasor ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to the Business, the Purchased Assets, Assumed Liabilities or Purchased Entities prior to the Closing Date. Each Releasor covenants and agrees not to assert any claim released hereby against any Releasee. Notwithstanding anything contained in this Section 6.18(d) to the contrary, the release set forth in this Section 6.18(d) shall not affect or release the obligations of the Parties under this Agreement or the Contracts and agreements described in Section 6.18(b) or the intercompany accounts that will survive the Closing pursuant to Section 6.18(c).

(e) Notwithstanding anything to the contrary herein, Seller agrees that (i) it shall cause any Tax Sharing Agreement between Seller (or any of its Subsidiaries other than the Purchased Entities or Purchased Minority Interests) and any of the Purchased Entities or Purchased Minority Interests to be terminated with respect to the Purchased Entities or Purchased Minority Interests as of the Closing, (ii) any amounts due under such Tax Sharing Agreements shall be settled prior to the Closing Date and (iii) upon such termination and settlement, no further payments by or to the Purchased Entities or Purchased Minority Interests shall be made, the Purchased Entities or Purchased Minority Interests will not have any right or liability thereunder after the Closing, and no such no right or liability will be included as an asset or a liability in the calculation of the Closing Net Working Capital, Estimated Consideration or Final Consideration.

(f) Notwithstanding anything to the contrary herein, Seller and Buyer acknowledge and agree that certain Signing Date Agreements and Subleases may, by their terms, become effective prior to the Closing and, in such event, the parties, on behalf of themselves and their Subsidiaries, acknowledge and agree that, from and after the Closing, (i) none of Seller, Buyer or any of their respective Subsidiaries shall have any obligation or Liability under (and each of the parties hereby waives all rights to, bring or assert any claim, proceeding, or other remedy with respect to) any provision of such Contracts (whether for breach, default, performance or otherwise) arising thereunder for any period prior to the Closing, and (ii) as between the Parties hereto, the Signing Date Agreements and Subleases shall be deemed effective only from and after the Closing Date; provided, that, the foregoing shall not apply with respect to any Assumed Intercompany Payables and Assumed Intercompany Receivables accrued in the Final Closing Net Working Capital or Final Consideration (or the estimates thereof)), which shall be paid in accordance with terms of the underlying Contract. Prior to the Closing (or with respect to any Delayed Transfer Jurisdiction, the Delayed Transfer Closing), Seller shall not, and shall cause its Subsidiaries not to, amend, modify, supplement, terminate, sublet, or assign (in each case, in whole or in part) any of the Signing Date Agreements or Subleases in a manner that would, following the Closing, be binding upon Buyer or its Subsidiaries (including, the Purchased Entities following the Closing) and, as between Buyer and Seller and their respective Subsidiaries, such agreement shall, except as expressly set forth in the preceding sentence, be deemed to come into effect as of the Closing in the forms attached hereto (in the case of the Signing Date Agreement) or in the form permitted by this Agreement (in the case of the Subleases).

Section 6.19 Cooperation with Litigation.

(a) From and after the Closing Date, Buyer will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Seller, its Subsidiaries and their respective Representatives with respect to the Excluded Pending Litigation or any other third party claims or Proceedings relating to (i) the Business that relate to periods on or after the Closing or (ii) the Excluded Liabilities, which cooperation will include furnishing or causing to be furnished by Buyer and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation as reasonably requested by Seller, its Subsidiaries or their respective Representatives; provided, that, (A) no such cooperation shall unreasonably interfere with the operation of the business of Buyer or any of its Subsidiaries and (B) notwithstanding anything to the contrary in this Section 6.19(a), Buyer shall only be obligated to cause any person to cooperate with Seller in such matters if and for so long as Buyer is capable of directing the actions of such person. Seller shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Buyer, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.19(a), except to the extent Seller (or the Seller Indemnified Parties) is entitled to indemnification therefor pursuant to Article 9.

(b) From and after the Closing, Seller will provide and, as applicable, cause its employees and its Subsidiaries and their employees to provide, all such reasonable cooperation to Buyer, its Subsidiaries and their respective Representatives with respect to the Assumed Pending Litigation or any other third party claims or Proceedings relating to (i) the Business that relate to periods prior to the Closing or (ii) the Assumed Liabilities, which cooperation will include furnishing or causing to be furnished by Seller and its Subsidiaries (and their respective employees) records, information, and deposition and trial testimony and preparation as reasonably requested by Buyer, its Subsidiaries or their respective Representatives; provided, that, (A) no such cooperation shall unreasonably interfere with the operation of the business of Seller or any of its Subsidiaries and (B) notwithstanding anything to the contrary in this Section 6.19(b), Seller shall only be obligated to cause any person to cooperate with Buyer in such matters if and for so long as Seller is capable of directing the actions of such person. Buyer shall bear any and all reasonable out-of-pocket costs and expenses actually incurred by Seller, its Subsidiaries or their respective employees or Representatives as a result of complying with this Section 6.19(b), except to the extent Buyer (or the Buyer Indemnified Parties) is entitled to indemnification therefor pursuant to Article 9.

Section 6.20 Exclusivity. During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing (the “Exclusive Period”), Seller shall not, and shall cause its Affiliates and its and their respective Representatives who are aware of the transactions contemplated by this Agreement not to, directly or indirectly, (a) solicit, initiate, approve or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (b) enter into, continue or participate in any discussions or negotiations with, furnish any non-public information relating to the Business or afford access to the Business, properties, assets, books or records of Seller or its Subsidiaries relating to the Business to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is known to be seeking to make, or has made, an Acquisition Proposal, or (c) consummate, or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to, an Acquisition Proposal with any Person other than Buyer and its Subsidiaries. As of the Agreement Date, Seller will, and will cause its Subsidiaries and its and their respective Representatives to, (x) terminate any discussions or negotiations with respect to any Acquisition Proposal and (y) terminate access to any properties, management, books, records, files (including any virtual data room), personnel or other materials previously provided to any third party (other than Buyer and its Affiliates and Representatives) in respect of the Business in furtherance of an Acquisition Proposal. As used herein “Acquisition Proposal” means, other than the transactions contemplated hereby and the other Transaction Documents, any expression of interest, inquiry, offer, proposal, plan, agreement, understanding, arrangement or Contract involving (i) a merger, consolidation, business combination or similar transaction involving the Business, (ii) the sale, lease or other disposition (including by way of merger, consolidation, asset sale, share or equity sale, share or equity exchange or any similar transaction, in one or a series of related transactions) by Seller and its Subsidiaries, directly or indirectly, of all or a material portion of the assets of the Business (including, without limitation, equity securities of its Subsidiaries), or (iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby; provided, that, for the avoidance of doubt, any expression of interest, inquiry, offer, proposal, plan, agreement, understanding, arrangement or Contract involving (a) a merger or consolidation involving Seller as a whole, (b) the sale, lease or other disposition (including by way of merger, consolidation, asset sale, share or equity sale, share or equity exchange or any similar transaction) of all or a material portion of the assets of Seller (determined without taking into consideration the assets of the Business) or (c) the sale or license of products and services of the Business to customers, distributors, resellers and other channel partners in the ordinary course of business, shall not constitute an Acquisition Proposal hereunder.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:

(a) No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.

(b) Regulatory Authorizations. The Governmental Consents under Antitrust Laws of the jurisdictions listed in Schedule 7.1(b) of the Disclosure Letter to consummate the transactions contemplated hereby shall have been obtained (or, in the case of filings in such jurisdictions where approval or consent is not required, been made) or the respective waiting periods thereunder shall have expired or been terminated.

Section 7.2 Conditions Precedent to Obligation of Seller and the Other Sellers. The obligation of Seller and the Other Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by Seller) on or prior to the Closing Date of each of the following conditions (in addition to those set forth in Section 7.1):

(a) Accuracy of Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement (other than the Fundamental Representations of Buyer) shall have been and be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Buyer Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Buyer Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) that would not have, individually or in the aggregate, a Buyer Material Adverse Effect. The Fundamental Representations of Buyer shall have been and be true and correct as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Seller shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(b) Covenants of Buyer. Buyer shall have complied in all material respects with all covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing. Seller shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Buyer to such effect.

(c) Other Transaction Documents. Buyer shall have duly executed and delivered, or caused each of the relevant Other Buyers to duly execute and deliver, the Transaction Documents (other than the Signing Date Agreements entered into on the Agreement Date) to the extent a party thereto, and each Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto), other than with respect to any Delayed Transfer Jurisdiction.

Section 7.3 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following conditions (in addition to those set forth in Section 7.1):

(a) Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations of Seller) shall have been and be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) that would not have, individually or in the aggregate, a Material Adverse Effect. The Fundamental Representations of Seller (other than the Fundamental Representation set forth in Section 4.4) shall have been and be true and correct as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Fundamental Representations of Seller set forth in Section 4.4 (other than Section 4.4(c)) shall have been and be true and correct as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except as would be de minimis. The Fundamental Representations of Seller set forth in Section 4.4(c) shall have been and be true and correct as of the Agreement Date in all material respects. Buyer shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect.

(b) Covenants of Seller. Seller shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing. Buyer shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller to such effect.

(c) Other Transaction Documents. Seller shall have duly executed and delivered, or caused each of the relevant Other Sellers to duly execute and deliver, the Transaction Documents (other than the Signing Date Agreements entered into on the Agreement Date) to the extent a party thereto, and each Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto), other than with respect to any Delayed Transfer Jurisdiction.

(d) Seller Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect that still constitutes a Material Adverse Effect as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Seller to such effect.

(e) Operational Separation. Operational Separation shall have been completed in all material respects in the Principal Jurisdictions.

(f)(i) CFIUS Approval. The CFIUS Approval shall have been obtained.

(ii) DSS Approval. The DSS Approval shall have been obtained or the Classified Government Contracts Retention Election shall have been exercised.

(g) Business Cash Amount. The Business Cash Amount as of the opening of business on the Closing Date will be (i) equal to or greater than $200,000,000 and (ii) available without restriction.

(h) FIRPTA. Buyer shall have received a properly signed affidavit pursuant to Section 897 of the Code certifying that each Purchased Entity is not a United States real property holding corporation and that each Other Seller is either not a foreign person, as defined in Section 1445(f)(3) of the Code, or that none of the Purchased Assets sold by an Other Seller is a U.S. real property interest, as defined in Section 897(c) of the Code.

ARTICLE 8

CLOSING

Section 8.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Article 10 hereof, the closing of the Purchase Transaction and the other transactions hereunder (the “Closing”) shall take place at the offices of Fenwick & West LLP at 555 California Street, Suite 1200, San Francisco, California at 10:00 a.m., local time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the later of (a) the second Business Day following the day on which each of the conditions set forth in Article 7 hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and (b) the Business Day following the last day of the Marketing Period or such earlier date as may be specified by Buyer on no less than two Business Days’ prior written notice to Seller (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article 7 hereof as of such date (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions)), or at such other times and places as the Parties may mutually agree (such date of the Closing being herein referred to as the “Closing Date”); provided that Buyer and Seller agree that the Closing shall be delayed beyond the date on which it would otherwise occur such that it shall occur on the last day of Seller’s fiscal month (e.g., November 27, 2015, January 1, 2016, January 29, 2016, February 26, 2016); provided, further, that without the written consent of Seller (the “Closing Date Waiver”), the Closing shall not occur before January 1, 2016. The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 11:59 p.m. (local time in each jurisdiction in which the Business is conducted) on the Closing Date (the “Effective Time”).

Section 8.2 Buyer Obligations. At the Closing, (a) Buyer shall deliver the Estimated Consideration to Seller as provided in Section 3.2(a), (b) Buyer shall, or shall cause such of its Other Buyers to, execute and deliver to Seller the documents described in Section 7.2(c) and (c) Buyer shall deliver the officer’s certificates contemplated by Section 7.2(a) and Section 7.2(b).

Section 8.3 Seller Obligations. At the Closing, (a) Seller shall execute and deliver to Buyer, and Seller shall cause such of its Other Sellers to, execute and deliver to Buyer the documents described in Section 7.3(c) and Section 7.3(h), (b) Seller shall deliver the officer’s certificates contemplated by Section 7.3(a), Section 7.3(b) and Section 7.3(d) and (c) Seller shall deliver the resignation letters from all directors and officers of the Purchased Entities as requested by Buyer.

Section 8.4 Delayed Transfer Closing. Notwithstanding the foregoing provisions of this Article 8, Appendix H to this Agreement sets forth the Parties’ rights and obligations with respect to the transfer of Purchased Assets, Purchased Shares and/or Assumed Liabilities in any Delayed Transfer Jurisdiction. Notwithstanding any other provision of this Agreement, no jurisdiction shall be a Delayed Transfer Jurisdiction unless Operational Separation is not completed in such jurisdiction as of the Closing as described in Section 2.7(c) or for one the reasons set forth in Section 1 of Appendix H to this Agreement.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification.

(a) Subject to Section 6.8 relating to Taxes, following the Closing and subject to the terms and conditions of this Article 9, Seller shall, indemnify and hold harmless Buyer, its Subsidiaries (including, from and after the Closing, the Purchased Entities) and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Buyer Indemnified Party” or collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each Buyer Indemnified Party for, all Losses incurred, sustained, suffered or paid by such Buyer Indemnified Party arising out of or as a result of (i) the failure of any representation or warranty of Seller or any Other Seller set forth in this Agreement or the Closing Transfer Documents to be true and correct on the Agreement Date and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) any breach of any covenant or agreement of Seller or any Other Seller in this Agreement or any Closing Transfer Document (other than to perform and be responsible for Excluded Liabilities), or (iii) any Excluded Liabilities (such Losses, individually and collectively, the “Buyer Losses”). A Buyer Indemnified Party shall not be entitled to recover more than once for the same Buyer Loss.

(b) Subject to Section 6.8 relating to Taxes, following the Closing and subject to the terms and conditions provided in this Article 9, Buyer shall indemnify and hold harmless Seller and its Subsidiaries and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, all Losses incurred, sustained, suffered or paid by such Seller Indemnified Party arising out of or as a result of (i) the failure of any representation or warranty of Buyer or any Other Buyer set forth in this Agreement or the Closing Transfer Documents to be true and correct on the Agreement Date and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) any breach of any covenant or agreement of Buyer or any Other Buyer set forth in this Agreement or any Closing Transfer Document (other than to perform and be responsible for Assumed Liabilities), (iii) the actions taken by Seller in accordance with Section 6.15, (iv) any Business Guarantee that remains outstanding after the Closing (to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities and arising out of or as a result of any act or omission by Buyer or its Subsidiaries after the Closing) or (iv) except to the extent subject to indemnification under Section 9.1(a)(i) or Section 9.1(a)(ii), any Assumed Liabilities (such Losses, individually and collectively, the “Seller Losses”). A Seller Indemnified Party shall not be entitled to recover more than once for the same Seller Loss.

(c) Seller shall not be liable for, and Buyer shall indemnify and hold harmless Seller from, any Losses related to or arising from any infringement or misappropriation, or alleged infringement or misappropriation, of the Intellectual Property Rights of any third party (“Infringement Claims”) to the extent attributable to (i) any combination of any element of the Products or the Transferred Intellectual Property Rights with any other products or Technology or services, if such infringement or misappropriation would not have arisen but for such combination, but only if such combination was made, provided or recommended by Buyer or its Subsidiaries and first occurs following the Closing or (ii) any modification of any Products or Transferred Intellectual Property Rights, if such infringement or misappropriation would not have occurred but for such modification, but only if such modification was made, provided or recommended by Buyer or its Subsidiaries and first occurs following the Closing.

Section 9.2 Certain Limitations.

(a)(i) Notwithstanding anything contained herein to the contrary, Seller shall not be obligated to indemnify Buyer Indemnified Parties for aggregate Buyer Losses (x) under Section 9.1(a)(i) (other than with respect to the Fundamental Representations, the representations and warranties set forth in Section 4.8 and Section 4.12(q) or actual fraud with scienter) and (y) under Section 9.1(a)(ii) with respect to breaches of Section 6.1 (other than with respect to knowing and intentional breaches of such Section 6.1) in an amount in excess of $600,000,000 (the “Cap”). In no event shall the aggregate Buyer Losses indemnified by Seller under Section 9.1(a)(i) (including with respect to the Fundamental Representations, and the representations and warranties set forth in Section 4.8 and Section 4.12(q)) and Section 9.1(a)(ii) (including with respect to knowing and intentional breaches of covenants or agreements set forth in Section 6.1 or otherwise) exceed, on a cumulative basis, an amount equal to 100% of the Purchase Price (inclusive of the Cap).

(ii) Notwithstanding anything contained herein to the contrary, Buyer shall not be obligated to indemnify Seller Indemnified Parties for aggregate Seller Losses under Section 9.1(b)(i) (other than with respect to the Fundamental Representations or actual fraud with scienter) in an amount in excess of the Cap. In no event shall the aggregate Seller Losses indemnified by Buyer under Section 9.1(b)(i) (including with respect to the Fundamental Representations) and Section 9.1(b)(ii) (including with respect to knowing and intentional breaches of covenants or agreements) exceed, on a cumulative basis, an amount equal to 100% of the Purchase Price (inclusive of the Cap).

(b)(i) Notwithstanding anything contained herein to the contrary, Seller shall not be obligated to indemnify the Buyer Indemnified Parties under this Agreement pursuant to (x) Section 9.1(a)(i) (other than with respect to the Fundamental Representations, the representations and warranties set forth in Section 4.8 and Section 4.12(q) or actual fraud with scienter) and (y) Section 9.1(a)(ii) with respect to breaches of Section 6.1 (other than with respect to knowing and intentional breaches of such Section 6.1), (A) with respect to any Buyer Losses that arise out of any single matter or series of related matters that are less than $325,000 or, if arising from a breach of a Qualified Representation, less than $4,000,000 (as applicable, the “Minimum Amount”) (it being understood that if any Buyer Losses that arise out of any single matter or series of related matters arise from both a breach of any representation and warranty that is a Qualified Representation (other than the Qualified Representation set forth in Section 4.11(b)) and any representation and warranty that is not a Qualified Representation, in such instance, the applicable Minimum Amount will be $4,000,000; such that, for the avoidance of doubt, if any Buyer Losses that arise out of any single matter or series of related matters arise from both a breach of any representation and warranty that is not a Qualified Representation and the Qualified Representation set forth in Section 4.11(b) (but only such Qualified Representation), the applicable Minimum Amount will be $325,000), and (B) unless and until the aggregate Buyer Losses (excluding each set of Buyer Losses that arise out of any single matter or series of related matters that are less than the applicable Minimum Amount) conclusively determined to be subject to such indemnification hereunder collectively exceed $80,000,000 (the “Deductible”), whereupon such indemnification shall be made by Seller only with respect to the aggregate amount of such Buyer Losses (excluding each set of Buyer Losses that arise out of any single matter or series of related matters that are less than the applicable Minimum Amount) in excess of the Deductible.

(ii) Notwithstanding anything contained herein to the contrary, Buyer shall not be obligated to indemnify the Seller Indemnified Parties under this Agreement pursuant to

Section 9.1(b)(i) (other than with respect to the Fundamental Representations or actual fraud with scienter), (x) with respect to any Seller Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount and (y) unless and until the aggregate Seller Losses (excluding each set of Seller Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount) conclusively determined to be subject to such indemnification hereunder collectively exceed the Deductible, whereupon such indemnification shall be made by Buyer only with respect to the aggregate amount of such Seller Losses (excluding each set of Seller Losses that arise out of any single matter or series of related matters that are less than the Minimum Amount) in excess of the Deductible.

(c) The representations and warranties of Seller and Buyer contained in Article 4 and Article 5, respectively, of this Agreement and in any other Closing Transfer Document shall survive the Closing until the date that is 15 months after the Closing; provided, however, that, notwithstanding the foregoing, (i) the Fundamental Representations and the representations and warranties set forth in Section 4.12(q) shall survive the Closing until the expiration of the applicable statutory period of limitations and (ii) the representations and warranties set forth in Section 4.8 shall survive the Closing until the date that is 30 days following the expiration of the applicable Tax statute of limitations. The covenants and agreements of the Parties contained in this Agreement that contemplate performance on or prior to the Closing shall expire upon the Closing; provided that claims for indemnification obligations hereunder with respect to a breach of such covenants and agreements may be made until the date that is 15 months after the Closing Date. The covenants and agreements of the Parties contained in this Agreement that contemplate performance following the Closing shall survive the Closing until the date explicitly specified therein or, if not so specified, indefinitely; provided that claims for indemnification with respect to a breach of such covenants and agreements that expire may be made until the date that is 15 months after such expiration date explicitly specified therein; provided that notwithstanding anything herein to the contrary, the obligations of Buyer with respect to Assumed Liabilities (other than the indemnification obligations with respect to Liabilities pursuant to Section 6.8(a)(ii)), and the obligations of Seller with respect to Excluded Liabilities (other than the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.8(a)(i)), shall survive the Closing for an indefinite period; provided further that notwithstanding anything herein to the contrary, the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.8(a)(i) and Liabilities pursuant to Section 6.8(a)(ii) shall survive the Closing Date until the date that is 30 days following the expiration of the applicable Tax statute of limitations. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.2(c) shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable. Buyer shall not bring any claim pursuant to Section 9.1(a)(i) for a breach of any representation or warranty set forth in Section 4.12(q) prior to the second anniversary of the Closing Date.

(d) The obligations to indemnify and hold harmless a Party pursuant to Section 9.1(a)(i) and Section 9.1(a)(ii), Section 9.1(b)(i) and Section 9.1(b)(ii) shall terminate upon the expiration of the applicable survival period specified in Section 9.2(c) above; provided, however, that any matter as to which a Notifying Party has asserted a claim for indemnity in compliance with this Article 9 during such survival period which is pending or unresolved at the end of such survival period shall continue to be covered by this Article 9 until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(e) With respect to each representation or warranty that is limited by “materially,” “material,” “Material Adverse Effect,”, “material adverse effect”, “in all material respects” or other similar qualification (other than a Specified Qualification) (such representations and warranties, the “Qualified Representations”), such qualification will be disregarded for the purpose of determining whether an inaccuracy or breach of any such representation or warranty has occurred and the amount of any Loss that is the subject of indemnification hereunder. With respect to each representation or warranty that is subject to a Specified Qualification, such qualification will be disregarded for the purpose of determining the amount of any Loss that is the subject of indemnification hereunder, but not for the purpose of determining whether there was a breach of such representation or warranty.

(f) The Indemnified Parties shall exercise all commercially reasonable efforts to mitigate the amount of any Losses after becoming aware of any event or matter which could reasonably be likely to result in Losses; provided, however, that the Indemnified Parties shall not be required to mitigate any Losses if such mitigation or efforts would reasonably be expected to be materially detrimental to its business, reputation or future business prospects. Further, the failure to mitigate if required hereby shall not result in the loss of any indemnification rights but the amount of otherwise indemnifiable Losses resulting from such matter will be reduced by the amount thereof that would have been prevented had such mitigation occurred.

(g) Without limiting the foregoing, Losses shall be calculated net of any amounts actually recovered under insurance policies and contractual indemnification or contribution provisions in each case with third parties (in each case, calculated net of reasonable expenses incurred in procuring such recovery and, with respect to recoveries from insurance, any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of such Indemnified Party as a result of the insurance claim related to such Loss, and taking into account the available coverage under the relevant insurance policy, it being understood that such coverage shall first be available to satisfy other claims pending under such policy at the time claim related to such Loss is made). The Indemnified Parties shall use commercially reasonable efforts to promptly obtain recovery of any Losses under any available insurance policies that may extend to such Losses or pursuant to a claim against any third party for indemnification or contribution under any applicable Contract, except, in each case, to the extent that such efforts or recovery would reasonably be expected to be materially detrimental to its business, reputation or future business prospects. Further, nothing in this Agreement shall (i) require any Indemnified Party to continue or maintain in effect any insurance policies or (ii) prevent or delay any Person from obtaining any indemnification hereunder prior to recovery of any amounts from any Potential Contributor or any Tax Benefit or using any efforts to obtain any such recovery or Tax Benefit; however, if the amount to be netted hereunder in connection with a Potential Contributor from any payment required pursuant to Section 9.1(a) or Section 9.1(b) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to Section 9.1(a) or Section 9.1(b), the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to Section 9.1(a) or Section 9.1(b) had such determination been made at the time of such payment.

(h) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.1(a) or Section 9.1(b) as the case may be and the Indemnified Party would have recovered all or a part of such Losses from a third party (including any third party insurance company) (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if such assignment would reasonably be expected to be materially detrimental to its business, reputation or future business prospects. Except as set forth in this Section 9.2(h), the Indemnifying Parties waive all rights of subrogation with respect to any indemnification payments made by them and shall not be entitled to any rights of subrogation with respect to claims indemnified by them.

(i) To the extent an Indemnified Party actually realizes any Tax Benefits as a result of any Losses for the taxable year in which the indemnity payment is made or in the subsequent tax year, the Indemnified Party shall pay the amount of such Tax Benefits (net of any Taxes imposed in respect thereof and any reasonable costs of the Indemnified Party and its Affiliates attributable to or incurred to recover such Tax Benefit) to the Indemnifying Party by (i) reducing the amount of Losses by the amount of Tax Benefits (net of any Taxes imposed in respect thereof and any reasonable costs of the Indemnified Party and its Affiliates attributable to or incurred to recover such Tax Benefit) realized (if such benefits are actually realized prior to the date on which the indemnity payment is made) or (ii) making a payment to the Indemnifying Party in an amount equal to the Tax Benefit (net of any Taxes imposed in respect thereof and any reasonable costs of the Indemnified Party and its Affiliates attributable to or incurred to recover such Tax Benefit) within 20 Business Days after such benefit is realized if such benefit is actually realized after the indemnity payment is made. For this purpose, an Indemnified Party shall be deemed to actually realize a tax benefit (“Tax Benefit”) if, and to the extent that, such Indemnified Party’s actual Liability for Taxes (after giving effect to any alternative minimum or similar Tax), calculated including the Tax items attributed to the underlying Losses, is lower (by way of a reduction of Taxes paid or increase in a refund of Taxes actually received or applied against other Taxes due) than it would have been had such Liability for Taxes been calculated excluding such Tax items, determined on a “with and without basis”. Nothing in this Agreement shall require any Indemnified Party to claim or utilize any deduction, loss or other Tax benefit unless the Indemnifying Party delivers, from a mutually agreeable independent accounting firm, an opinion, or an informal advice memorandum reasonably acceptable to the Indemnified Party, that such position “should” prevail under applicable Tax Law. The cost of the “should” opinion is to be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(j) Notwithstanding anything contained herein to the contrary, in no event will any Buyer Indemnified Party have any right to indemnification (and Buyer Losses shall not be deemed to have been incurred) with respect to any matter to the extent that such matter is accrued or reflected or otherwise taken into account in the calculation of the Final Closing Net Working Capital or to the extent the Purchase Price has been adjusted for such matter pursuant to the terms of this Agreement.

Section 9.3 Indemnification Procedures, Third Party Claims.

(a) General Claim Procedure. Except with respect to Tax Claims which are addressed in Section 6.8, in respect of any claim regarding indemnification for any Loss or Liability under this Agreement, the Party making such claim shall have the burden of proof that such Party is entitled to such indemnification. In the event any Indemnified Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder, the Notifying Party shall deliver a notice of such claim to the Indemnifying Party within 20 Business Days of becoming aware of the facts underlying such claim, stating in reasonable detail the nature and basis of such claim (including, to the extent such claim relates to a Third Party Claim, reasonable details of each claim made by the relevant third party in connection with such Third Party Claim and the provision of copies of the relevant material documents received by the Indemnified Party evidencing such Third Party Claim), the amount of the claim, the basis for the indemnification sought, and all material documents reflecting or evidencing the basis for such claim (in each case, to the extent then known and in the control of the Notifying Party); provided, that, the failure to provide any such notice, information or documents will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby or to the extent that the amount of Losses for which the Indemnifying Party is responsible is increased thereby.

(b) If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice, or fails to notify the Notifying Party within 30 Business Days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in this Article 9, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Notifying Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation subject to Section 11.9. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall pay the amount of any such Loss no later than 10 Business Days following the determination of the Indemnifying Party’s Liability (whether such determination is made pursuant to the procedures set forth in this Section 9.3, by written agreement between the Indemnifying Party and the Notifying Party or by final adjudication subject to Section 11.9).

(c) Third Party Claims.

(i) Within 10 Business Days after the receipt by any Indemnified Party of a notice of any claim by any third party, or any Proceeding by any third party, that may be subject to indemnification under this Article 9 (a “Third Party Claim”), including any claim or Proceeding relating to any Excluded Liability or any Assumed Liability, the Notifying Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 9.3(a) above (the “Third Party Claim Notice”). Thereafter, the Notifying Party shall deliver to the Indemnifying Party, promptly after any Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party, or filed or published, relating to the Third Party Claim. Notwithstanding anything to the contrary herein, the failure to provide any Third Party Claim Notice or such other notices or documents described herein will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby or to the extent that the amount of Losses for which the Indemnifying Party is responsible is increased thereby. The Parties agree that all Excluded Pending Litigation and Assumed Pending Litigation constitute Third Party Claims and will be subject to the provisions of this Section 9.3(c) following the Closing, but, for the avoidance of doubt, no Third Party Claim Notice need be given.

(ii) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof. In addition, the Indemnifying Party may elect (by written notice to the Indemnified Party within 45 Business Days after the Indemnifying Party receives notice of such claim, or at any time thereafter if a diligent and good faith defense of such claim is not being, or ceases to be, conducted by the Indemnified Party and such conduct is not remedied within 10 Business Days after notice in writing to the Indemnified Party by the Indemnifying Party) to assume and control the defense thereof with counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party; provided, however, that, notwithstanding the foregoing, the Indemnifying Party shall only be entitled to direct the defense (A) for so long as the Indemnifying Party conducts the defense in an active and diligent manner, (B) if the Third-Party Claim is not in respect of any matter involving potential criminal liability and does not seek as a remedy the imposition of an equitable remedy that, if granted, would be binding upon the Indemnified Party or any of its Affiliates, (C) if the Third-Party Claim is in respect of an indemnification claim by any Buyer Indemnified Parties pursuant to Section 9.1(a)(i) or Section 9.1(a)(ii) (with respect to a breach of Section 6.1 (other than with respect to knowing and intentional breaches of such Section 6.1)) or any Seller Indemnified Parties pursuant to Section 9.1(b)(i) and such Third-Party Claim is not reasonably expected to result in Losses in excess of the Cap, and (D) with respect to any matter if the Indemnified Party shall not have been advised by outside counsel that there would be an actual conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such matter. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof for so long as it continues to direct such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ, at its own expense, counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third Party Claim, subject to the terms of this Section 9.3(c). If and solely to the extent that the underlying Third Party Claim is determined to be indemnifiable hereunder, the Indemnifying Party shall be liable to indemnify the Indemnified Party for any reasonable fees and expenses of counsel employed by the Indemnified Party in defense of such Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof or following its loss of the ability to the direct the defense as set forth herein.

(iii) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the Indemnified Party is the only Person with actual or potential liability with respect to the Third Party Claim and the Indemnified Party irrevocably waives any rights it may have to indemnification under this Article 9 with respect to such Third Party Claim.

(iv) All the Parties hereto shall cooperate reasonably, and shall cause their Subsidiaries to cooperate reasonably, in the defense or prosecution (or settlement) of any Third Party Claim against any of them. Such cooperation shall include using commercially reasonable efforts in the retention and (upon the reasonable request of an Indemnifying Party or other Party involved in such claim) the provision of documents, records and information that are reasonably relevant to such Third Party Claim upon reasonable request therefor (subject to the receiving Party’s agreement to appropriate provisions for maintaining confidentiality and privilege in a manner consistent with Section 6.2 and Section 6.12), and making employees available on any basis reasonably requested by such Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third Party Claim.

(v) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and in no event shall the Indemnifying Party compromise or settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such compromise or settlement (i) provides for no relief other than the payment of monetary damages borne solely by the Indemnifying Party, (ii) does not include any admission of wrongdoing or violation of Law on the part of the Indemnified Party or its Subsidiaries and (iii) includes as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of an unconditional release from all liability or obligation in respect thereof. For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain any settlement, compromise, discharge or release with respect to any portion of a Third Party Claim that is not indemnifiable by the Indemnifying Party hereunder.

(vi) Notwithstanding anything to the contrary herein, the provisions of this Section 9.3 shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.8.

(vii) In the case of any Third Party Claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Business), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

Section 9.4 Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 9.5 Remedies Exclusive. Following the Closing, with the exception of (a) the matters covered by Section 3.5, Section 3.6 and Section 6.8, and (b) remedies awarded by a court of competent jurisdiction based on a judgment that Seller or Buyer committed actual fraud with scienter, the indemnification rights and associated time and dollar liability limits set forth in this Article 9 shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties pursuant to any statutory or common Law (including Environmental Law), whether in contract, tort, equity or otherwise, with respect to any Losses, Liabilities or Proceedings (including, without limitation, reasonable legal, expert and consultant fees and expenses) of any kind or nature incurred directly or indirectly resulting from or arising out of, under or with respect to any of this Agreement (including certificates delivered pursuant to Article 7) or the Closing Transfer Documents or the transactions contemplated hereby or thereby (it being understood that nothing in this Section 9.5 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance, injunctive relief or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed at or after the Closing); for clarity, this Section 9.5 shall not limit the rights and remedies of the Parties under any of the other Signing Date Agreements (other than this Agreement) or the Transaction Documents (other than the Closing Transfer Documents), provided that Section 9.2(f), Section 9.2(g), Section 9.2(h) and Section 9.2(i) shall apply to any indemnification rights available under any of the other Signing Date Agreements and Section 6.8. Seller and Buyer each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.5. Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, if the Closing occurs, then Buyer, on behalf of itself and its Subsidiaries (including, from and after the Closing (or Delayed Transfer Closing, as applicable, the Purchased Entities) and its and their respective successors and assigns, hereby acknowledges and agrees that Seller and its Subsidiaries shall have no Liability (and hereby releases to the fullest extent permitted by Law Seller and its Subsidiaries of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law or in equity, which such releasing Person ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever) with respect to the Operational Separation Activities, other than the following: (x) for Buyer Losses otherwise indemnifiable under Section 9.1(a)(i) (and, for the avoidance of doubt, giving effect to the limitations set forth in this Article 9 with respect to such indemnification obligations) arising out of or as a result of the failure of any representation or warranty of Seller set forth in Section 4.4, Section 4.9, Section 4.12 or Section 4.13 to be true and correct as of the Closing Date (or Delayed Transfer Closing, as applicable) (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (y) for Buyer Losses otherwise indemnifiable under Section 9.1(a)(ii) (and, for the avoidance of doubt, giving effect to the limitations set forth in this Article 9 with respect to such indemnification obligations) for any breach of the express provisions of Section 2.7(a) or the first and third paragraphs of Section 1 (Structural Separation), including the Step Plan, Section 2 (Facilities Separation) and Section 3 (Employee Separation) and any Defect Resolution Obligation, in each case of Schedule 2.7(a) of the Disclosure Letter (excluding, for the avoidance of doubt, all other sections (including, other than with respect to a Defect Resolution Obligation, Section 4 (ERP System and IT Infrastructure Separation)) of Schedule 2.7(a) of the Disclosure Letter) (the “Key Separation Obligations”); provided, that, in no event shall the foregoing limit (x) Seller’s obligations, or any Buyer Indemnified Party’s rights to indemnification, with respect to Excluded Liabilities or (y) Buyer’s rights to specific performance, injunctive relief or other similar non-monetary equitable remedies with respect to the Key Separation Obligations. Except as set forth in the preceding sentence (and without limiting the rights of Buyer described therein), Buyer acknowledges and agrees that the Operational Separation Activities have been, and will be, performed on an “as is” basis without any warranties, express or implied (including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement).

Section 9.6 Exercise of Remedies by Persons Other than the Parties. No Buyer Indemnified Party (other than Buyer or any successor or assignee of Buyer) is entitled to assert any indemnification claim under this Agreement unless Buyer (or any successor or assignee of Buyer) consents to the assertion of the indemnification claim. No Seller Indemnified Party (other than Seller or any successor or assignee of Seller) is entitled to assert any indemnification claim under this Agreement unless Seller (or any successor or assignee of Seller) consents to the assertion of the indemnification claim.

Section 9.7 No Contribution. In the case of an indemnification claim by a Buyer Indemnified Party against Seller pursuant to Section 9.1(a), Seller acknowledges and agrees that neither Seller nor any of its Subsidiaries shall have any right to indemnification or contribution from, or other right or remedy against, the Purchased Entities or Purchased Minority Interests in connection with such claim. However, for clarity, to the extent that the matter underlying such Buyer Indemnified Party’s indemnification claim would also entitle a Seller Indemnified Party to indemnification against Buyer pursuant to Section 9.1(b), Buyer acknowledges and agrees that its assets and properties (including its ownership interests in the Purchased Entities and Purchased Minority Interests) will be available to satisfy such claim if it is resolved in favor of such Seller Indemnified Party.

ARTICLE 10

TERMINATION

Section 10.1 Termination Events. This Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a) by mutual written consent of the Parties, if the Board of Directors (or a duly authorized committee thereof) of each Party so determines;

(b) after February 29, 2016 (the “Outside Date”) by any Party by notice to the other Party if the Closing shall not have been occurred on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has resulted in the failure of the Closing to occur on or before such date; provided, further, neither Party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a Proceeding by the other Party for specific performance to consummate the transactions contemplated hereby (including to effect the Closing in accordance with Section 8.1) pursuant to Section 11.7 hereof;

(c) by either Party by notice to the other Party, if (i) a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Purchase Transaction or the transactions contemplated by this Agreement to occur on the Closing Date; provided that neither Party shall have the right to terminate this Agreement pursuant to this Section 10.1(c)(i) if such Party’s failure to perform its obligations under this Agreement has resulted in such order, decree or ruling or other action or (ii) any U.S. federal or state Law has been enacted that would make the consummation of the transactions contemplated by this Agreement illegal;

(d) by Seller, if there has been a breach of any representation or warranty set forth in Article 5, or a breach or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Buyer of written notice of such breach or failure to perform from Seller; provided, that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to Seller if the Seller is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) is incapable of being satisfied;

(e) by Buyer, if there has been a breach of or failure to perform any representation or warranty set forth in Article 4, or a breach or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Seller of written notice of such breach or failure to perform from Buyer; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Buyer if Buyer is then in breach of any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.2(a) or Section 7.2(b) is incapable of being satisfied; or

(f) by Seller, if (i) Buyer shall have failed to consummate the Purchase Transaction within two Business Days after the date on which the Closing should have occurred pursuant to Section 8.1, (ii) all the conditions set forth in Section 7.1 and Section 7.3 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing provided such conditions would have been satisfied as of such date) and (iii) Seller shall have given written notice to Buyer at least two Business Days prior to the termination of this Agreement pursuant to this Section 10.1(f) (which notice may be given on the date the Closing should have occurred) that Seller stands ready, willing and able to consummate the Purchase Transaction (subject to the satisfaction or waiver of all of the conditions set forth in Section 7.2); provided that during such period of two Business Days following the date the Closing should have occurred pursuant to Section 8.1, no Party shall be entitled to terminate this Agreement pursuant to this Section 10.1(f) and Seller cooperates with Buyer to effect the Closing.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties shall terminate and there shall be no Liability on the part of any Party (or any stockholder, Affiliate, director, officer, employee, agent, consultant or Representative of such Party) to any other Party (or its stockholders, Affiliates, directors, officers, employees, agents, consultants or Representatives), except that the Limited Guarantees will survive in accordance with their respective terms and the provisions of Section 6.2(b), this Section 10.2, Section 10.3 and Article 11 of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing but subject to Section 10.3, the provisions of this Section 10.2 shall not relieve either party of any Liability for any willful and intentional breach of this Agreement occurring prior to the termination of this Agreement, or pursuant to the sections specified in this Section 10.2 to survive such termination.

Section 10.3 Expenses and Termination Fee.

(a) General. Except as otherwise expressly provided herein, including in this Section 10.3, Section 6.14(g) and Section 6.15(f), whether or not the Closing occurs, Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, that, any expenses of the Purchased Entities incurred in connection with this Agreement (and the other Transaction Documents and the transactions contemplated hereby and thereby) up to and including the Closing shall be borne by Seller and, except as expressly set forth in Section 6.6(j), all Deal Related Severance shall be borne by Seller. Notwithstanding the foregoing, Buyer shall pay all filing fees in connection with filings under the HSR Act and other applicable Antitrust Laws. Without limiting the foregoing provisions of this Section 10.3(a) (or Section 10.3(b)(ii) to the extent payable in accordance with this Agreement), all costs and expenses arising out of or relating to, or necessary to effect, the Operational Separation Activities incurred by Seller shall be borne by Seller, including (i) all VAT and Transfer Taxes (and other Taxes) incurred in connection with the Operational Separation Activities, (ii) all Deal Related Severance incurred in connection with the Operational Separation Activities and (iii) all property upfitting and the separation of the Business Real Property such that is suitable for use in a stand-alone business, and development of the IT Infrastructure; provided that Buyer shall be responsible for (and in no event shall Seller be responsible for) the costs of third party Intellectual Property, services and technology for periods following the Closing Date (or, with respect to Delayed Transfer Jurisdictions, the Delayed Transfer Closing), including pursuant to Shared Contracts (including through treatment as a prepaid asset in Final Closing Net Working Capital or if not so treated Buyer will reimburse Seller for any such amounts not so reflected as a prepaid asset).

(b) Buyer Payment.

(i) Buyer shall pay to Seller a cash amount equal to $520,000,000 (the “Termination Fee”) in the event that this Agreement is terminated by Seller pursuant to Section 10.1(d) or Section 10.1(f). Buyer shall pay to Seller the Termination Fee by wire transfer of immediately available funds to an account designated by Seller promptly but in no event later than ten Business Days after the date of such termination.

(ii) In the event that (x) this Agreement is terminated (other than by Seller pursuant to Section 10.1(d) or Section 10.1(f) in circumstances under which the Termination Fee is paid), (y) at the time of termination, the condition set forth in Section 7.3(d) (other than the last sentence thereof) is satisfied and (z) at the time of termination, Seller is not then in breach of any of the representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) is not then satisfied, then Buyer shall pay to Seller a cash amount equal to $26,000,000 (such payment by Buyer, the “Tax Restoration Amount”). Buyer shall pay to Seller the Tax Restoration Amount by wire transfer of immediately available funds to an account designated by Seller promptly but in no event later than ten Business Days after the date of such termination.

(c) Termination Fee Payment. The Parties acknowledge that (i) the agreement contained in this Section 10.3 is an integral part of the transactions contemplated by this Agreement, (ii)

the amount of, and the basis for payment of, the fee described herein is reasonable and appropriate in all respects and (iii) without this agreement, the Parties would not enter into this Agreement. Accordingly, if Buyer fails to pay in a timely manner the Termination Fee or Tax Restoration Amount, as applicable, and, in order to obtain such payment, Seller makes a claim that results in a judgment for the amount set forth in Section 10.3(b), Buyer shall pay to Seller its reasonable costs and expenses (including reasonable fees and costs of counsel) in connection with such suit, together with interest on the amount set forth in Section 10.3(b) at the prime rate of J.P. Morgan Chase Bank, N.A. in effect from time to time from the date such payment was required to be made hereunder. All payments under Section 10.3(b) or this Section 10.3(c) shall be made by wire transfer of immediately available funds to an account designated by Seller.

(d) Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, subject to Seller’s right to seek specific performance pursuant to Section 11.7, if Buyer fails to effect the Closing when required by Section 8.1 for any or no reason or otherwise breaches this Agreement in any way (whether willfully, intentionally, unintentionally or otherwise) prior to the Closing or fails to perform hereunder in any way (whether willfully, intentionally, unintentionally or otherwise) prior to the Closing, then, (i) the sole and exclusive remedy of Seller and its Subsidiaries against (a) Buyer or the Investors, (b) any Lender or prospective lender, lead arranger, arranger, agent or representative of or to Buyer or the Investors (including the Debt Financing Sources), and (c) the direct or indirect, former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Representatives, Affiliates, members, managers, or assignees of any Person named in clause (a) or (b) (the Persons described in clauses (a) through (c), collectively, the “Buyer Related Parties”) for any Losses suffered as a result thereof or any breach of any representation, warranty, covenant or agreement in this Agreement, any of transactions contemplated hereby, the Limited Guarantees or the Financing Commitments shall be (A) the right to terminate this Agreement (subject to the terms of Section 10.1) and receive payment of the Termination Fee or Tax Restoration Amount, as applicable, from Buyer (or the applicable Investors in accordance with the Limited Guarantees) (and in each case, the expenses and interest, if any, contemplated by the second sentence of Section 10.3(c)) as and only to the extent provided by Section 10.3(b) and Section 10.3(c), or (B) the right of Seller to seek to enforce the obligations of Buyer by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the obligations of Buyer pursuant to this Agreement as and only to the extent expressly permitted by Section 11.7 and (ii) except as provided in the immediately foregoing clause (i), none of the Buyer Related Parties will have any Liability or other obligation (in each case whether absolute, accrued, contingent, fixed or otherwise) to Seller or any of its Subsidiaries (including its shareholders, partners, members, Affiliates, directors, officers, employees, Representatives and agents) relating to or arising out of this Agreement, the Financing Commitments or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, through Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer or against any other Buyer Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law, or otherwise. Upon termination of this Agreement by Seller and the receipt by Seller of the Termination Fee or Tax Restoration Amount, as applicable (and in each case, the expenses and interest, if any, contemplated by the second sentence of Section 10.3(c)), none of the Buyer Related Parties shall have any further Liability or other obligation to Seller or any of its Subsidiaries relating to or arising out of this Agreement, the Limited Guarantees, the Financing Commitments or in respect of any of the other Transaction Documents or any theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the obligations of the Debt Financing Sources under the Debt Financing Commitments, Seller acknowledges and agrees that no Debt Financing Source shall have any liability or obligation to the Seller or any of its Subsidiaries in connection with this Agreement and the other

Transaction Documents if such Debt Financing Source breaches or fails to perform or otherwise does not perform (whether willfully, intentionally, unintentionally or otherwise) any of its obligations under the Debt Financing Commitments. The election of Seller to pursue an injunction or specific performance in accordance with Section 11.7 shall not restrict, impair or otherwise limit Seller from subsequently seeking to terminate this Agreement and seeking to collect the Termination Fee or Tax Restoration Amount, as applicable, pursuant to Section 10.3(b); provided, however, that under no circumstances shall Seller be permitted or entitled to receive (x) both a grant of specific performance of the consummation of the transactions contemplated hereby pursuant to Section 11.7 and the payment of the Termination Fee or Tax Restoration Amount, as applicable, or (y) both the Termination Fee and the Tax Restoration Amount.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon receipt by the sender of a machine-generated receipt confirmation when telefaxed, or on the next Business Day when sent by overnight courier, and

If to Seller:	Symantec Corporation 350 Ellis St. Mountain View, CA 94043
	Attention:	Scott C. Taylor
	Telephone:	(650) 527-6634
	Facsimile:	(650) 429-9137

with copies to:	Fenwick & West LLP 555 California Street, 12th Floor San Francisco, CA 94104
	Attention:	Douglas N. Cogen Andrew Y. Luh Bomi Lee
	Telephone:	(415) 875-2300
	Facsimile:	(415) 281-1350

If to Buyer:	Havasu Holdings Ltd. c/o The Carlyle Group 1001 Pennsylvania Ave., NW Washington, DC 20004
	Attention:	Patrick R. McCarter Campbell R. Dyer Michael S. Clifton
	Telephone:	(202) 729-5626
	Facsimile:	(202) 347-1818

with copies to:	Alston & Bird LLP Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280
	Attention:	C. Mark Kelly William B. Snyder, Jr.
	Telephone:	(704) 444-1075
	Facsimile:	(704) 444-1675

or to such other address as any such Party shall designate by written notice to the other Party as provided in this Section 11.1.

Section 11.2 Bulk Transfers. Buyer hereby waives compliance by Seller and the Other Asset Sellers with the provisions of all applicable Laws relating to bulk transfers or similar provisions in connection with the Transfer of the Purchased Shares and the Purchased Assets. Buyer shall not withhold any portion of the Purchase Price based on any such non-compliance. Except as provided in this Section 11.2, the foregoing shall not limit (a) any representations or warranties of Seller in this Agreement or (b) Buyer’s right to withhold any amount pursuant to Section 3.7 of this Agreement.

Section 11.3 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Buyer shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax, .pdf email transmission or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.4. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.

Section 11.5 Assignment; Third Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, without the consent of Seller, Buyer may assign its rights or obligations hereunder (A) to any Other Buyer (including the right to purchase any of the Purchased Assets or Purchased Shares and the obligation to assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to Buyer will be deemed to refer to such Other Buyer, as appropriate), (B) to any Person that acquires all or a material portion of Buyer or, following the Closing, the Business and (C) for collateral security purposes to the lenders providing the financing for transactions contemplated hereby (including the Financing Sources), and all extensions, renewals, replacements, refinancings and refundings thereof (or an agent or trustee therefor); provided, however, that no such assignment shall limit or affect the obligations of Buyer hereunder. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this

Agreement; provided, that (i) the Debt Financing Sources shall be express third party beneficiaries of and shall be entitled to rely upon Section 10.3(d), the last sentence of Section 11.6, Section 11.7, the proviso in Section 11.8, Section 11.9, Section 11.13, Section 11.14 and this Section 11.5(i) and (v), and each Debt Financing Source may enforce such provisions, (ii) the Indemnified Parties shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Article 9 and this Section 11.5(ii), (iii) the Investors, their respective affiliated investment funds and management companies (as applicable) shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.4 and this Section 11.5(iii), (iv) the Releasees shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.18(d) and this Section 11.5(iv), (v) the Buyer Related Parties (other than Buyer) shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 10.3(d), Section 11.14 and this Section 11.5(v), (vi) Carlyle Investment Management L.L.C. shall be an express third party beneficiary of and shall be entitled to rely upon and enforce the last two sentences of Section 6.12 and this Section 11.5(vi), (vii) the past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys or other Representatives of Seller or any of its Subsidiaries (collectively, “Seller Related Parties”) shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 11.14 and this Section 11.5(vii), and (viii) the Business Indemnitees shall be express third party beneficiaries of and shall be entitled to rely upon and enforce Section 6.9 and this Section 11.5(viii).

Section 11.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notwithstanding anything to the contrary contained herein, Section 10.3(d), Section 11.5(i) and (v), Section 11.7, the proviso in Section 11.8, Section 11.9, Section 11.13, Section 11.14, and this Section 11.6 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 10.3(d), Section 11.5(i) and (v), Section 11.7, the proviso in Section 11.8, Section 11.9, Section 11.13, Section 11.14 and this Section 11.6) may not be amended, modified, waived or terminated in a manner that adversely impacts in any respect the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 11.7 Specific Performance. Subject to the following sentence, the Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at Law or in equity. The Parties agree that, notwithstanding anything herein to the contrary, Seller shall only be entitled to seek or obtain any injunction, specific performance or any other equitable relief requiring Buyer to cause the Equity Financing to be funded, to specifically enforce its rights under the Equity Financing Commitments or to cause Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 8.1, on the terms and subject to the conditions in this Agreement, if and only if: (i) this Agreement has not been validly terminated in accordance with Section 10.1, (ii) all conditions in Section 7.1 and Section 7.3 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that by their nature are to be satisfied at the Closing, but which shall be capable of being satisfied if the Closing were to occur), (iii) Buyer fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 8.1, (iv) the Debt Financing (or alternative financing in accordance with, and satisfies the conditions of, Section 6.15) has been funded or would be funded to Buyer at the Closing (or, if such Debt Financing has been funded into escrow, such funds have been or will be released from escrow at the Closing) if the Equity Financing were to be funded at Closing and (v) Seller has irrevocably confirmed in writing to Buyer that Seller is prepared, able and would take such actions required of it by this Agreement to effect the Closing upon the funding of the Equity Financing and Debt Financing. For the avoidance of doubt, under no circumstances will Seller be entitled to obtain, and Seller will not seek, specific performance or other equitable relief in respect of any of the matters described in the preceding sentence unless each of clauses (i), (ii), (iii), (iv) and (v) are true. The election of Seller to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from subsequently seeking to terminate this Agreement and seeking to collect the Termination Fee pursuant to Section 10.3(b); provided, however, that under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance resulting in the consummation of the transactions contemplated hereby and the payment of the Termination Fee.

Section 11.8 Governing Law. This Agreement and all claims and Proceedings arising out of this Agreement (and any actions of any Party hereto in the negotiation, administration, or performance hereof or the interpretation and enforcement of the provisions of this Agreement) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware; provided, that, notwithstanding the foregoing, any such disputes involving the Debt Financing Sources will be governed by and construed in accordance with the applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 11.9 Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, with respect to any and all claims and Proceedings related to this Agreement (and any actions of any Party hereto in the negotiation, administration, performance or enforcement of this Agreement) and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Article 9 hereof), and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 11.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding contemplated above, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Notwithstanding anything to the contrary set forth in this Agreement, each of the Parties agrees that it will not bring, or support the bringing of, any Proceeding, action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether arising in contract, tort, equity or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each Party makes the agreements, waivers and consents set forth above in this Section 11.9 mutatis mutandis for any such Proceedings but with respect to the courts specified in this sentence. Each of the Parties agrees that it will not bring or support any action or Proceeding described in this Section 11.9 other than in the courts as described above.

Section 11.10 Entire Agreement. This Agreement and the other Transaction Documents, the Confidentiality Agreement, the Disclosure Letter and the Exhibits and Schedules hereto set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter. In the event of any inconsistency between the provisions of this Agreement and any Closing Transfer Document, the provisions of this Agreement shall prevail. In the event of any inconsistency between Section 6.18(f) of this Agreement and any other Signing Date Document, the provisions of Section 6.18(f) of this Agreement shall prevail. The Confidentiality Agreement (other than those provisions restricting the use and disclosure of Buyer’s or its Affiliates’ Evaluation Material (as defined therein), which will continue in full force and effect in accordance with their terms) shall be automatically terminated and be of no further force and effect effectively immediately upon the earlier of (a) Closing and (b) the termination of the Confidentiality Agreement in accordance with its terms.

Section 11.11 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.11.

Section 11.12 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY HERETO, OR ANY OF ITS AFFILIATES, BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL (OTHER THAN ARISING BY REASON OF OR RESULTING FROM EFFORTS TO MITIGATE LOSSES), EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DIMINUITIONS OR REDUCTIONS IN VALUE, LOST PROFITS, LOST OPPORTUNITIES, LOSS OF REVENUE, LOST SALES OR OTHER SPECULATIVE DAMAGES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF ANY BREACH BY SUCH PARTY OF THIS AGREEMENT, OR ANY FAILURE OF SUCH PARTY TO PERFORM ITS OBIGATIONS HEREUNDER, REGARDLESS OF WHETHER SUCH BREACHING OR NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT A PERSON’S ABILITY TO RECOVER ANY LOSSES IN RESPECT OF SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES TO THE EXTENT AWARDED TO A THIRD PARTY BY A GOVERNMENTAL AUTHORITY OR ARBITRATOR IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 11.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF (INCLUDING ANY PROCEEDING INVOLVING THE DEBT FINANCING SOURCES UNDER THE DEBT FINANCING COMMITMENTS OR ANY SOURCE OF FINANCING UNDER THE EQUITY FINANCING COMMITMENTS). THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) BROUGHT BY ANY PARTY AGAINST THE DEBT FINANCING SOURCES IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE DEBT FINANCING COMMITMENTS OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH PARTY HERETO (I) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS, (II) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14 Non-Recourse. Except to the extent otherwise expressly set forth in the Limited Guarantees and the Equity Commitment Letters, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under or out of this Agreement, or the negotiation, execution, or performance of this Agreement may only be made or enforced against the Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party to this Agreement or the Limited Guarantees or the Equity Commitment Letters (and then only to the extent of the specific obligations undertaken by such Person in this Agreement or the Limited Guarantees or the Equity Commitment Letters, respectively, and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party hereto, shall have any Liability for any obligations or Liabilities of such Party under this Agreement or any documents or instruments delivered in connection with this Agreement (unless a signatory party thereto in his or her personal capacity and not on behalf of a Party) for any claim (whether arising in contract, tort, equity or otherwise) based on, in respect of, or by reason of, such obligations, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable Law. Without limiting the foregoing, notwithstanding anything herein to the contrary, Seller (and its stockholders, partners, members, Affiliates, directors, officers, employees, Representatives and agents) hereby waives any and all rights and claims against any Buyer Related Party (other than claims against Buyer under this Agreement or any other Transaction Document and claims against Sponsor and GIC under its respective Limited Guarantee) that may be based upon, in respect of, arise under or out of this Agreement or the Financing Commitments, whether at Law or in equity, in contract, in tort, or otherwise; provided that for clarity, Seller shall be entitled to seek specific performance against the Investors under their respective Equity Financing Commitments, subject to the terms thereof and the limitations set forth in Section 11.7. Each of the Buyer Related Parties (other than Buyer) and the Seller Related Parties is a third party beneficiary of this Section 11.14.

Section 11.15 Retention of Counsel. Buyer, for itself and, following the Closing, the Purchased Entities, and for Buyer’s and, following the Closing, the Purchased Entities’ respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller and its Subsidiaries, on the one hand, and legal counsel, on the other hand, including Fenwick & West LLP and Baker & McKenzie LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Seller or any of its Subsidiaries (including the Purchased Entities) and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between Seller and such counsel, and neither Buyer nor any Person, acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Purchased Entities and not to Seller. Buyer and the Purchased Entities agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of Fenwick & West LLP’s and Baker & McKenzie LLP’s representation of an Purchased Entity or Seller in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement and which exists prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Seller and may be waived only by the Seller, and not a Purchased Entity, and shall not pass to or be claimed or used by Buyer or any Purchased Entity, except with respect to the assertion of such privilege or protection against a third party.

Section 11.16 Rules of Construction.

(a) The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, any other Transaction Document and each Exhibit, each Appendix and each Schedule attached hereto or thereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(b) When a reference is made in this Agreement to Sections, Exhibits, Appendices or Schedules, such reference shall be to a Section of, or an Exhibit or Appendix to this Agreement or Schedule to the Disclosure Letter unless otherwise indicated. The words “hereof, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits, appendices and schedules to this Agreement (unless such exhibits, appendices and schedules are separate, executed agreements, in which case such agreement, when executed and delivered, shall constitute a document independent of this Agreement)) and not to any particular provision of this Agreement. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been physically or electronically provided to the Party to whom such information or material is to be provided, and in addition, in the case of “provided to,” “furnished to,” or “made available” to Buyer, material that has been posted in the “data room” established by or on behalf of Seller and hosted by Merrill Corporation under the name “PHX Data Room” only if so posted prior to the Agreement Date. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) references to “day” or “days” are to calendar days, (iv) any reference in this

Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (including e-mail communications) and (v) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless otherwise expressly stated in that reference. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement shall be converted into Dollars at the Designated Exchange Rate.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SYMANTEC CORPORATION

By:	/s/ Michael A. Brown
Name:	Michael A. Brown
Title:	President and CEO

HAVASU HOLDINGS LTD.

By:	/s/ Patrick R. McCarter
Name:	Patrick R. McCarter
Title:	Director

APPENDIX A

Purchased Assets

“Purchased Assets” shall mean all of Seller’s and the Other Sellers’ right, title and interest in, to and under all of the following assets of Seller and the Other Sellers (including the Purchased Entities):

(i)	the assets listed or described on Schedule A-(i) of the Disclosure Letter and all other assets that are expressly provided by this Agreement or any other Transaction Document as assets to be transferred to Buyer or any Subsidiary of Buyer, including:

(a)	those products and services of Seller developed, licensed, sold, provided, or offered by the Business, and those discontinued, predecessor and legacy products and services of the Business (the “Discontinued Products”), and those additional products and services of the Business under development, in each case described on Schedule A-(i)(A) of the Disclosure Letter, together with all other products exclusively related to the Business and any additional products primarily related to the Business developed or under development after the date hereof and prior to the Closing, (together with all Software comprising part of, included in, embedded in or incorporated therein, as provided in subsection (viii) below) but excluding the Excluded Software (collectively, the “Products”); and

(b)	all equipment, machinery and tools primarily relating to the Business, together with all tangible personal property assets (including equipment, machinery and tools) of Seller listed on Schedule A-(i)(B) of the Disclosure Letter (whether or not primarily relating to the Business), including the fixed assets listed therein (the “Tangible Assets”), wherever located;

(ii)	the rights of Seller or any of its Subsidiaries under those Contracts that exclusively relate to the Business, the Transferred Intellectual Property, or the Transferred Technology, including those listed, or that are categorically described, on Schedule A-(ii) of the Disclosure Letter (whether or not they exclusively relate to the Business) (the “Assigned Contracts”) and as such Assigned Contracts may be renewed or modified following the Agreement Date in accordance with the Agreement; provided, that, Assigned Contracts include all Customer Contracts that relate exclusively to the Products; provided, further, that Retained Contracts that are Shared Contracts and other Shared Contracts are expressly excluded from the definition of Assigned Contracts and shall be handled in accordance with Section 2.6, except that the rights relating to the Business thereunder (other than rights relating to the Excluded Shared Contracts) shall be “Purchased Assets”, even though such Shared Contracts shall be retained by Seller and its Subsidiaries as Excluded Assets);

(iii)	all inventory wherever located, including raw materials, work-in-process, finished goods, production supplies, spare parts, and packaging materials owned by Seller or any of its Subsidiaries and relating to any of the Products (the “Inventory”);

(iv)	all current assets included in the calculation of the Final Closing Net Working Capital;

(v)

(a) the real property set forth on Schedule A-(v)(a), in each case, together with all buildings, structures, facilities and improvements, fixtures attached or appurtenant thereto and all right, title and interest in and to easements, licenses, rights-of-way and other rights and privileges appurtenant thereto, (b) the new leases, assigned leases or executive suite agreements relating the leased real property set forth on Schedule A-(v)(b) of the Disclosure Letter (collectively, the “Leased Real Property”, with such leases and executive suite agreements collectively being referred to herein as the “Real Property Leases”), together with (x) all right, title and interest in and to easements, licenses, rights-of-way and other rights and privileges appurtenant thereto and the leasehold interests of the applicable Seller Party therein, including (A) any prepaid rent, security deposits and options to purchase in connection therewith and (B) such Seller Party’s right, title or interest in and to any structures or improvements on or appurtenant to such real property and (y) with respect to the Leased Real Property in Chengdu, China, together with all buildings, structures, facilities and improvements, fixtures attached or appurtenant thereto, and (c) the Subleases governing the leased real properties used in connection with the Business and which properties are listed on Schedule A-(v)(c) (the assets referred to in clauses (a), (b) and (c), collectively, the “Business Real Property”);

(vi)	to the extent not set forth on Schedule A-(vi) of the Disclosure Letter, any lease or executive suite agreement for real property primarily related to the Business and entered into after the Agreement Date pursuant to, and in accordance with, Section 6.1(a)(xxii), in each case together with all right, title and interest in and to easements, licenses, rights-of-way and other rights and privileges appurtenant thereto and the leasehold interests of the applicable Seller Party therein, including (A) any prepaid rent, security deposits and options to purchase in connection therewith and (B) such Seller Party’s right, title or interest in and to any structures or improvements on or appurtenant to such real property (such assets, the “After-Acquired Business Real Property”);

(vii)	all Information Technology assets, furniture, office supplies, office equipment, trade fixtures, and furnishings located at a Business Real Property or at an After-Acquired Business Real Property (other than (a) such assets located on the portion of any Business Real Property which is subject to a coterminous lease or sublease back to Seller or a third party as of the Effective Time and (b) such assets to the extent located on the Business Real Property that is the subject of Sublease set forth on Schedule A-(vii) (provided, that, Seller agrees that Buyer may use and dispose of the office supplies without accounting to Seller therefor and use such other assets (subject to normal wear and tear) for so long as Buyer remains subject to such Sublease)); provided that storage devices, personal computers, smartphones, tablets and other mobile and “connected office” devices shall be retained by the Party who, following the Effective Time, retains the services of the applicable service provider who, prior to the Effective Time, used such personal computer or device;

(viii)

(a) all Technology of Seller and its Subsidiaries described in Schedule A-(viii)(a) of the Disclosure Letter, together with all Technology of Seller and its Affiliates comprising part of, included in, embedded in, incorporated in, bundled with, or distributed with the Products or used in the design, development, making, manufacture, use, importation, distribution, installation, provision, licensing, sale, offering for sale, maintenance, or support of any Products, in each case, other than Excluded Software, and all Technology of Seller and its Subsidiaries otherwise used exclusively in the Business, together with all other Technology primarily related to the Business developed or under development after the date hereof and prior to the Closing (collectively, the “Transferred Technology”), (b) the Intellectual Property Rights of Seller and its Affiliates that are described in Schedule A-(viii)(b) of the Disclosure Letter, (c) the Intellectual Property Rights developed after the Agreement Date primarily relating to the Business or the Products, (d) all Trademarks containing “Veritas” or any transliteration or translation thereof, (e) joint ownership of all Common Trade Secrets and (f) sole ownership of all unregistered Intellectual Property Rights (other than Trade Secrets and Copyrights in Software that is not included in the Transferred Technology) existing on the Closing Date and primarily relating to the Business or the Products (the Intellectual Property Rights described in clauses (b), (c), (d), (e), and (f), collectively, the “Transferred Intellectual Property Rights”), subject to the terms and conditions of the Intellectual Property Matters Agreement;

(ix)	to the extent transferable, those licenses, permits, approvals and authorizations issued by a Governmental Authority that are exclusively related to the conduct of the Business or the ownership, possession or operation of the Purchased Assets;

(x)	(a) sole ownership of all Business Records to the extent they exclusively relate to, or have been solely used in, the operation of the Business, the Purchased Assets or the Assumed Liabilities (including with respect to each Purchased Entity, any Organizational Documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Purchased Entity and all Tax records of the Purchased Entities (other than Tax records of the entities listed on Schedule A-(x) of the Disclosure Letter) and all originals and copies of the foregoing, (b) co-ownership (with each Party retaining the right to use, license and disclose the same without restriction except as expressly set forth in Section 6.2) of any Business Records otherwise relating to the Business, the Purchased Assets or the Assumed Liabilities (including Business Records with respect to the Excluded Pending Litigation and Tax records of the entities listed on Schedule A-(x) of the Disclosure Letter), and a copy of all of same in a mutually-agreed format and media and (c) co-ownership (with each party retaining the right to use, license and disclose the same without restriction) of all product SKUs relating to the Products; provided, however, that the Business Records will not include (x) employee related or employee benefit related files or records to the extent that the Transfer of ownership thereof would be prohibited by applicable Law, and (y) any Tax returns of Seller or any of its Subsidiaries (other than the Purchased Entities); provided, further, that (A) Seller shall retain a copy of any Business Records that Seller in good faith determines that Seller or any of its Affiliates is reasonably likely to need to comply with legal, Tax, accounting, treasury, federal securities disclosure or similar requirements or in connection with Excluded Liabilities, or for responding to queries or claims from Governmental Authorities or the management of its rights or obligations under this Agreement or any other Transaction Document, provided that use of and access to same shall be limited to the above purposes; and (B) it is acknowledged, agreed and understood by Buyer that, unless otherwise already transferred through the transfer of the Transferred IT Assets or located on the Business Property, Business Records will only be transferred by Seller to the extent that such Business Records exist as of the Closing and can be located through reasonable efforts on the part of Seller (or, if such records cannot be located through reasonable efforts on the part of Seller, then at the reasonable request of Buyer, with reimbursement from Buyer for the reasonable out-of-pocket expense of Seller), provided, further, that the transfer of any Business Records shall be made subject to applicable Law;

(xi)	all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit, defenses or counterclaims and other rights of recoupment (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent), including recoveries by settlement, judgment or otherwise in connection therewith, to the extent relating to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement to the extent relating to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities and any patent or trademark opposition Proceedings for the benefit of the Business (for clarity, the assets described in subclause (iv) of Appendix D are not within the scope of this subclause (xi));

(xii)	all goodwill of the Business;

(xiii)	all advertising, marketing, sales and promotional materials, including website content, purchase orders, forms, labels, shipping materials, catalogues, sales brochures, operating manuals, and instructional documents to the extent relating to the Products;

(xiv)	all prepaid expenses and deposits and refunds (other than Tax refunds allocated to Seller pursuant to Section 6.8) relating to the Purchased Assets or otherwise to the extent relating to the Business (other than prepaid insurance, unless reflected in the Final Closing Net Working Capital or relating to the insurance policies that constitute Purchased Assets pursuant to clause (xvii) below);

(xv)	(A) all Business Cash and (B) all bank accounts held in the name of a Purchased Entity;

(xvi)	the accounts and notes receivable of the Business (other than those terminated pursuant to Section 6.18), including all Assumed Intercompany Receivables, and all loans and other advances owing to Seller or any of its Subsidiaries by any Continuing Employee;

(xvii)	all third-party insurance policies exclusively relating to the Business and maintained by the Purchased Entities (or in which the Purchased Entities are the first named insured);

(xviii)	all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors, and rights to refunds or rebates, in relation to any of the Purchased Assets;

(xix)	the Assumed Benefit Plans and any other Business Retirement Plans, all assets of or relating to (including all assets held in trust, fund or account in any form) the Assumed Benefit Plans and any other Business Retirement Plans, and any insurance, administration or other contracts relating thereto and any accounts, plan documents (and amendments and modifications thereto), plan descriptions and summaries, opinion or determination letters and correspondence with Governmental Authorities and other records or information regarding the Assumed Benefit Plans and any other Business Retirement Plans, to the extent available;

(xx)	the Information Technology assets described in clause (vii) above and the IT Infrastructure described on Schedule 2.7(a) of the Disclosure Letter (collectively, the “Transferred IT Asset”);

(xxi)	to the extent permitted by applicable Law, all transferable collective bargaining, trade union, works council and other similar Contracts exclusively covering the Business Employees;

(xxii)	the Transferred Pension Assets (but not including any Seller-Paid Transferred Pension Assets);

(xxiii)	all rights of the Purchased Entities under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents, in each case to the extent accruing after the Closing;

(xxiv)	all other properties and assets of a type not described within the categories referred to in the other clauses of this Appendix A primarily relating to the Business; and

(xxv)	all assets of the Purchased Entities described in the other clauses of this Appendix A, all cash and cash equivalents held by the Purchased Entities as of the Closing and all equity interests in the Purchased Entities held by another Purchased Entity, it being understood that the transfer of the Purchased Shares will constitute transfer of all such assets described in this clause (xxv).

APPENDIX B

Purchased Entities; Purchased Minority Interests

1.	Purchased Entities:

-	LiveOffice LLC
-	100% of the equity interests of all of the entities described on Exhibit 1 to Schedule 2.7(a) of the Disclosure Letter

2.	Purchased Minority Interests

-	Datto, Inc.
-	Raxco, Inc.

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APPENDIX C

Assumed Liabilities

“Assumed Liabilities” shall mean all of the Liabilities of Seller and its Affiliates to the extent arising from or in connection with the Business or any Purchased Asset that are not Excluded Liabilities, including the following:

(i)	the Liabilities listed or described on Schedule C-(i) of the Disclosure Letter and all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Buyer or any Affiliate of Buyer;

(ii)	all Liabilities to the extent relating to, arising out of or resulting from:

(a)	all accounts payable of the Business arising on or after the Effective Time;

(b)	a third party claim relating to the operation of the Business (including as conducted by any Purchased Entity), as conducted at any time before (other than to the extent included within the Excluded Liabilities), at or after the Effective Time (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent);

(c)	a third party claim relating to the operation of any business conducted by any Purchased Entity at any time after the Effective Time;

(d)	any Purchased Assets (including any Liability relating to, arising out of or resulting from Assigned Contracts or Shared Contracts (to the extent such Liability relates to the Business) and any interests in the Business Real Property) and the Purchased Shares (including any Liability relating to, arising out of or resulting from a Purchased Minority Interest to the extent Seller or any Affiliate is liable therefor);

(e)	workers’ compensation claims with respect to Continuing Employees incurred (x) with respect to actions occurring after the Closing Date or (y) with respect to actions occurring prior to or as of the Closing Date to the extent reflected in Final Closing Net Working Capital; and

(f)	Proceedings or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, to the extent arising from or relating to the use, license, development, manufacture, distribution or sale of the Products, in each case whether arising before, on or after the Closing Date, including all Liabilities for infringement or alleged infringement of any Intellectual Property Right of any third party to the extent related to the conduct of the Business;

(iii)	all Liabilities of Seller and its Affiliates in respect of the Products sold by the Business at any time for refunds, adjustments, allowances, exchanges, recalls, returns and warranty, merchantability and other claims arising on, prior to or after the Closing Date;

(iv)	those Liabilities relating to the Business Employees specifically allocated or assigned to Buyer or its Subsidiaries in Section 6.6 (excluding any Excluded Employee Liabilities);

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(v)	all Liabilities relating to the pending litigation described in Schedule C-(v) of the Disclosure Letter and the facts and circumstances giving rise to, that are the subject matter of, or that are alleged in, such Proceedings (the “Assumed Pending Litigation”);

(vi)	any Liability in respect of Taxes that are to be borne by Buyer pursuant to Section 6.8;

(vii)	all Liabilities relating to the Indebtedness of the type described in clauses (a), (b), (f) and (i) of the definition of “Indebtedness” that are set forth on Schedule C-(vii) (collectively, the “Assumed Debt”) and all Liabilities relating to any other Indebtedness of any Purchased Entity or secured exclusively by any of the Purchased Assets, in each case, to the extent set forth in the Final Business Indebtedness, and Liabilities (including legal and underwriting fees) in respect of the Debt Financing;

(viii)	all current liabilities included in the calculation of the Final Closing Net Working Capital;

(ix)	all liabilities under the Assumed Benefit Plans and the New Benefit Plans and, subject to Section 6.6(x), the benefit liabilities under the Business Retirement Plans;

(x)	any intercompany payables owed by any Purchased Entity to Seller or any of its Subsidiaries or another Purchased Entity to the extent outstanding at Closing and not required to be terminated pursuant to Section 6.18;

(xi)	any asset retirement obligation with respect to the Business Real Property or the After-Acquired Business Real Property to the extent related to the Business; and

(xii)	all Liabilities to perform Buyer and Other Buyer’s obligations under this Agreement and the other Transaction Documents.

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APPENDIX D

Excluded Assets

“Excluded Assets” shall mean all of Seller’s and its Affiliates’ right, title and interest in, to and under all assets not specifically or categorically included as a Purchased Asset, including:

(i)	the assets of any business of Seller and its Affiliates other than the Business (unless included in the definition of “Purchased Assets” pursuant to Appendix A);

(ii)	the assets listed or categorically described on Schedule D-(ii) of the Disclosure Letter and any and all assets that are expressly contemplated by this Agreement or any other Transaction Document as assets to be retained by Seller and its Affiliates (other than the Purchased Entities or the Purchased Minority Interests), including:

(a)	all cash, cash equivalents (other than the Business Cash), deposits, bank accounts, negotiable instruments and securities, in each case, unless held by, or in the name of, a Purchased Entity;

(b)	(x) all letters of credit and performance bonds not exclusively related to the Business and (y) all loan facilities, other than to the extent related to Assumed Debt or the Indebtedness described in clause (vii) of Appendix C;

(c)	all Tax refunds and other Tax assets allocated to Seller pursuant to Section 6.8 and all deferred Tax assets; and

(d)	without in any way limiting Buyer’s rights or Seller’s obligations under Section 6.7, (x) all insurance policies of Seller and all rights of Seller and its Affiliates of every nature and description under or arising out of such insurance policies, including all claims, credits, causes of action thereunder and proceeds thereof and (y) all unearned insurance premium refunds relating to the Business, except in each case as included in the definition of “Purchased Assets” pursuant to Appendix A;

(iii)	all Contracts of Seller or its Subsidiaries other than the Assigned Contracts, including those Contracts of Seller or its Subsidiaries that are listed or described on Schedule D-(iii) of the Disclosure Letter (the “Excluded Contracts”), and all rights and obligations of Seller or its Subsidiaries arising thereunder (but not the rights thereunder to the extent relating to the Business);

(iv)	without in any way limiting Buyer’s rights or Seller’s obligations under Section 6.7, all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit and other rights of recoupment, including recoveries by settlement, judgment or otherwise in connection therewith, (a) relating to the Purchased Assets, Purchased Shares or Assumed Liabilities, to the extent arising out of occurrences before the Closing and (x) relating to the payment or refund of Taxes allocated to Seller pursuant to Section 6.8 or (y) arising under insurance policies of Seller, and all rights and claims thereunder, and (b) to the extent relating to any Excluded Asset or Excluded Liability, whether arising out of occurrences before or after Closing, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement relating to the foregoing;

(v)	other than any Business Real Property or After-Acquired Business Real Property, all real property, and all real property leasehold or license interests, wherever located, including, without limitation, all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing;

(vi)	all personal property, other than to the extent included as a Purchased Asset on Appendix A;

(vii)	(a) sole ownership of all records that do not constitute “Business Records” (including all data, information and materials of the type described in the definition of “Business Records” but which do not relate to the Business), (b) co-ownership (with each Party retaining the right to use, license and disclose the same without restriction except as expressly set forth in Section 6.2) of any Business Records described in clause (x)(b) of Appendix A, and a copy of all of same in a mutually-agreed format and media and (c) co-ownership (with each party retaining the right to use, license and disclose the same without restriction) of all product SKUs that relate to the Products and that also relate to other products of the Seller;

(viii)	corporate books and records of internal corporate proceedings, the minute books, stock ledgers, Tax records, and all business and accounting records and work papers and other records of Seller and its Subsidiaries except as expressly contemplated pursuant to Appendix A;

(ix)	other than as required or prohibited by Law to the contrary or other than as included in “Purchased Assets” pursuant to Appendix A or as set forth in Section 6.6, all employee-related or employee benefit-related files or records, all employee benefit plans and arrangements, and all assets of, or held by or with respect to, any Seller Benefit Plan (other than an Assumed Benefit Plan, a New Benefit Plan or a Business Retirement Plan) (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto, in all cases of Seller and its Subsidiaries (other than the Purchased Entities);

(x)	other than as included in the definition of “Purchased Assets” pursuant to Appendix A, all Information Technology assets consisting of or related to the Shared Services, and, other than as provided in the Signing Date Agreements (as the same may be amended from time to time, including pursuant to Section 6.16) or the Subleases, any rights of the Business to receive from Seller or its Subsidiaries any Shared Services;

(xi)	all rights of Seller and/or its Subsidiaries (excluding, for the avoidance of doubt, the Purchased Entities) under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents, and all records prepared by Seller and/or such Subsidiaries (or their respective Representatives) in connection with the transactions contemplated hereby;

(xii)	shares of any direct or indirect Subsidiary of Seller, and any equity interest in any Person (other than the Purchased Shares);

(xiii)	all rights to the extent relating to Excluded Liabilities;

(xiv)	assets licensed by Seller to Buyer under the IPMA (including Section 3.2 thereof), the Transaction Services Agreement, the Retained Contracts Agreement, the Reseller/OEM Agreements, the Product Purchase Agreements and the Data Redirection Agreement;

(xv)	the Symantec Licensed Software as defined in the IPMA and any other software components set forth in Schedule D-(xv) of the Disclosure Letter (“Excluded Software”);

(xvi)	except as set forth in Section 6.11(c), all Intellectual Property Rights and Technology of Seller and its Affiliates (including all patents and patent applications of Seller and its Affiliates) except for Transferred Intellectual Property Rights and Transferred Technology;

(xvii)	all rights under warranties, representations, indemnities, guarantees and similar rights in favor of Seller or any of its Affiliates to the extent they relate to any Excluded Assets or any Excluded Liabilities;

(xviii)	receivables associated with Seller’s “zero-cost” financing program; and

(xix)	all goodwill as a going concern and other intangible properties of Seller (other than the goodwill of the Business).

APPENDIX E

Excluded Liabilities

“Excluded Liabilities” shall mean all of the Liabilities of Seller and its Subsidiaries not specifically or categorically identified as Assumed Liabilities, including:

(i)	all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained by Seller or any of its Subsidiaries (other than the Purchased Entities), and all agreements, obligations and other Liabilities of Seller and its Subsidiaries (other than the Purchased Entities) under this Agreement or any of the other Transaction Documents;

(ii)	any and all Liabilities of Seller or its Subsidiaries to the extent relating to, arising out of or resulting from any Excluded Assets, including the distribution to, or ownership by, Seller or any of its Subsidiaries of any Excluded Asset or any Liability associated with the realization of the benefits of any Excluded Asset, whether arising before, at or after the Effective Time;

(iii)	the Excluded Employee Liabilities;

(iv)	the Excluded Tax Liabilities, including deferred Tax Liabilities;

(v)	all Liabilities associated with Seller’s “zero-cost” financing program

(vi)	the Liabilities relating to the matters set listed on Schedule E-(vi) of the Disclosure Letter and the facts and circumstances giving rise to, that are the subject matter of, or that are alleged in, such Proceedings (collectively, “Excluded Pending Litigation”);

(vii)	all Liabilities to the extent not relating to the Business, the Purchased Assets or the Assumed Liabilities;

(viii)	all Liabilities relating to or arising out of any restructuring activities (including with respect to facilities) commenced prior to the Closing or reduction in force of Business Employees or former employees of Seller or its Affiliates performed or commenced prior to the Closing, including the reduction in force with respect to the Springfield facility announced in 2015;

(ix)	all Liabilities to the extent arising out of, relating to or resulting from the operation of any business of Seller or any of its Subsidiaries (including any Purchased Entity prior to the Effective Time) other than the Business, as conducted at any time before, at or after the Effective Time;

(x)	any Liabilities of Seller or any Subsidiary of Seller with respect to any Indebtedness, other than Assumed Debt and Indebtedness to the extent taken into account in the calculation of the Final Consideration;

(xi)	all costs and expenses allocated to Seller pursuant to Section 10.3 of this Agreement and not paid by Seller;

(xii)	without limiting Section 6.18, all intercompany payables owed by any Purchased Entity to Seller or any of its Subsidiaries (other than another Purchased Entity) to the extent required to be terminated pursuant to Section 6.18 and not so terminated (other than Assumed Intercompany Payables);

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(xiii)	all Liabilities associated with Seller’s employee stock purchase plan; and

(xiv)	all Liabilities for or with respect to Taxes for which Seller bears responsibility pursuant to Section 6.8.

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Appendix F

Calculation Principles

Section 1. Closing Net Working Capital Accounts

Closing Net Working Capital of the Business shall be equal to (i) Closing Current Assets of the Business, minus (ii) the Closing Current Liabilities of the Business. The Current Assets and Current Liabilities shall be determined in accordance with the methodology set forth below and further in Section 2 of this Appendix F and in the form illustrated in Schedule F of this Appendix F.

A.	“Closing Current Assets” shall mean the sum of:

a.	Accounts receivable, Net

b.	Inventory, Net

c.	Short-term deferred commissions

d.	Other current assets

For the avoidance of doubt, Closing Current Assets shall not include any (i) Business Cash, (ii) Excluded Assets, or (iii) Transferred Pension Assets.

B.	“Closing Current Liabilities” shall mean the sum of:

a.	Accounts payable

b.	Accrued compensation and benefits

c.	Short-term deferred revenue

d.	Other current liabilities

For the avoidance of doubt, Closing Current Liabilities shall not include any (i) Deal Related Severance, (ii) Change of Control Bonuses, (iii) Transferred Pension Liabilities, (iv) Indebtedness, (v) expenses described in Section 10.3 of the Agreement, (vi) any Taxes recoverable from Buyer under Section 6.8(a)(ii)(g) of the Agreement, (vii) asset retirement obligations, (viii) accounts payable owed with respect to assets that have been capitalized, or (ix) Excluded Liabilities.

For the avoidance of doubt, Closing Net Working Capital shall not include intercompany receivables or payables (other than the Assumed Intercompany Payables or Assumed Intercompany Receivables).

Section 2. Scope and Methodology

For all purposes including for purposes of determining Closing Net Working Capital, Business Cash and Business Indebtedness, the Calculation Principles shall be GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the Audited Financial Statements. Further, normal year-end closing procedures will be applied when determining Closing Net Working Capital, Business Cash and Business Indebtedness.

The Closing Statement and the Estimated Closing Statement shall each (i) reflect the Purchased Entities, the Purchased Assets and the Assumed Liabilities on a consolidated basis and any intercompany accounts solely between them shall be excluded, and (ii) not include any changes in assets or liabilities as

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a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the payment of the Estimated Consideration or the financing of the transactions contemplated hereby.

Only the pro rata share of current assets and current liabilities of any Non-Wholly Owned Entity (based upon Seller’s direct or indirect equity ownership of such entity as of immediately prior to the Closing) shall be used in the determination of Closing Net Working Capital.

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APPENDIX G

Pension Calculation Principles

Solely for the purposes of the determination of the Net Pension Liabilities and the amount of Transferred Pension Liabilities and Transferred Pension Assets described in Section 4.12(q), the following principles apply.

The amount of Transferred Pension Liabilities described in clause (A) of the definition thereof shall be determined (x) on a projected benefit obligation basis with respect to defined benefit plans and (y) on an accrued benefit basis with respect to defined contribution plans, in each case, regardless of whether benefits are vested or unvested, and calculated as of the Closing Date (including if (A) related to an Applicable Seller Retirement Plan or Business Retirement Plan in a Delayed Transfer Country where actual Transferred Pension Liabilities may not be assumed by Buyer until such Delayed Transfer Closing or the transfer of such Transferred Pension Liabilities does not otherwise actually occur as of the Closing Date or (B) related to a Business Retirement Plan to which benefit obligations are transferred as part of Operational Separation or in which benefit obligations are accrued prior to Closing) and regardless of the amount of (or the actual timing of the assumption of) benefit liabilities actually assumed by Buyer or its Affiliates.

The value of Transferred Pension Assets shall be determined based on the fair market value thereof on the later to occur of, as applicable, (i) the close of business on the date of assumption or retention of sponsorship by Buyer or its Affiliates of the applicable Business Retirement Plan or (ii) the close of business on the date on which such assets are transferred to such Business Retirement Plan; provided, that, for the avoidance of doubt, any assets transferred after (x) the first anniversary of the Closing shall be disregarded for purposes of calculating the Net Pension Liabilities or (y) the second anniversary of the Closing shall be disregarded for purposes of calculating the Transferred Pension Assets for purposes of Section 4.12(q).

Without limiting the foregoing, the amount of Transferred Pension Liabilities described in clause (A) of the definition thereof and Transferred Pension Assets shall be determined using the methodology, assumptions and procedures set forth on Schedule G, as adjusted as described below:

(i)	the value of the assets used in the determination of the Transferred Pension Assets shall be increased by (x) the amount of any benefit payments made from the corresponding Applicable Seller Retirement Plan to the Continuing Employees, and former employees who were Continuing Employees prior to their termination of employment, after the Closing but prior to the date of the transfer of pension assets to the New Business Retirement Plan and (y) the amount of any benefit payments made from a Business Retirement Plan (or Applicable Seller Retirement Plans) that is maintained in a Delayed Transfer Jurisdiction and not assumed by Buyer at Closing, to the extent such payments are made to the Business Employees, and former employees who were Business Employees prior to their termination of employment, after the Closing but prior to the date of assumption or retention of sponsorship by Buyer or its Affiliates of the applicable Business Retirement Plan, in each case, to the extent such payments reduce the benefit obligations under the corresponding benefit plan and are paid prior to the first anniversary of the Closing in the case of Net Pension Liabilities, or prior to the second anniversary of the Closing, in the case of Section 4.12(q) (the amount of all such payments under this clause (i), the “Seller-Paid Transferred Pension Assets”);

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(ii)	such methodology, assumptions and procedures shall be applied to determine the amount of Transferred Pension Liabilities and the value of Transferred Pension Assets regardless of whether the liabilities of the Applicable Seller Retirement Plans or Business Retirement Plans were determined for purposes of, or set forth in, the Audited Financial Statements (but, for the avoidance of doubt, the value of the assets used in the determination of the value of the Transferred Pension Assets shall only be determined with respect to the Business Retirement Plans if such Business Retirement Plans contain assets or are transferred assets in accordance with Section 6.6(x));

(iii)	for purposes of determining the applicable dollar exchange rates in regard to the amount of Transferred Pension Liabilities and value of Transferred Pension Assets as denominated in dollars, the applicable Designated Exchange Rates shall be used;

(iv)	the actual employee census data as of the date for which such Transferred Pension Liabilities are being calculated shall be used;

(v)	the amount of creditable service shall be determined as of, and include all creditable service performed as of, the date for which such Transferred Pension Liabilities are being calculated;

(vi)	the value of assets, other than insurance contracts, used in the determination of the value of Transferred Pension Assets shall be determined based on their respective fair market value as of the applicable date for which such value is being calculated;

(vii)	the value of assets which are insurance contracts used in the determination of the value of Transferred Pension Assets shall be determined as of the applicable date for which such value is being calculated using the actuarial methodology, assumptions and procedures set forth in Schedule G; and

(viii)	the amount of Transferred Pension Liabilities shall be deemed to include all Deal Related Severance that would have otherwise been included as a Transferred Pension Liability pursuant to the provisions hereof, had such amounts not been paid prior to the Closing Date.

The amount of Transferred Pension Liabilities described in clause (B) of the definition thereof shall be determined as of the date Buyer or such Affiliate is required to pay such Taxes; provided, that, for the avoidance of doubt, any such Taxes paid (x) after the first anniversary of the Closing shall be disregarded for purposes of calculating the Net Pension Liabilities and (y) after the second anniversary of the Closing shall be disregarded for purposes of calculating the Transferred Pension Liabilities for purposes of Section 4.12(q).

Notwithstanding anything to the contrary, in the event that the aggregate value of Transferred Pension Assets exceeds the aggregate amount of Transferred Pension Liabilities described in clause (A) of the definition thereof, as calculated for purposes of determining the Net Pension Liabilities for any Applicable Seller Retirement Plan or any Business Retirement Plan, the amount of such excess shall be disregarded for purposes of calculating the amount of Net Pension Liabilities.

The Transferred Pension Liabilities described in clause (A) of the definition thereof and Transferred Pension Assets with respect to any Applicable Seller Retirement Plan or any Business Retirement Plan for which any related Applicable Seller Retirement Plan is not set forth on Schedule G shall, for the avoidance of doubt, still be determined based on methodology, assumptions and procedures described above (including the first three sentences of this Appendix G) and shall be determined using the methodology, assumptions and procedures appropriate for such jurisdiction.

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APPENDIX H

Delayed Transfer Closing Principles

1. Seller acknowledges that the Closing is conditional on the completion of Operational Separation in all material respects in the Principal Jurisdictions. Buyer acknowledges that there may be a Delayed Transfer Closing in one or more countries (other than, without the written consent of Buyer, a Principal Jurisdiction) in the event that Operational Separation has not been completed in such country in all material respects as of the Closing or in the event that (in each case, excluding any of the following to the extent arising pursuant to or under any Antitrust Law for the jurisdictions described in Schedule 7.1(b) of the Disclosure Letter, each of which is a condition to the Closing):

(a) any filing with or consent or approval of a Governmental Authority and/or expiration of mandatory waiting periods any required to consummate (i) the sale by Seller (or applicable Other Share Sellers), and the purchase by Buyer (or applicable Other Buyers), of the Purchased Shares or (ii) the sale by Seller (or applicable Other Asset Sellers), and the purchase by Buyer (or applicable Other Buyers), of the Purchased Assets and/or the assumption by Buyer (or applicable Other Buyers) of the Assumed Liabilities (collectively, the “Contemplated Transactions”), in such country, has not been made or obtained or has not expired, as applicable, at the time of the Closing;

(b) any Governmental Authority in such country shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date that has the effect of making a Contemplated Transaction illegal or otherwise prohibiting the consummation of such Contemplated Transaction in such country;

(c) any notification to, or where appropriate, consultation or negotiation with a works council, union, labor board or employee group or Governmental Authority required by Law to effect a Contemplated Transaction with respect to such country has not been completed at the time of the Closing;

(d) any notification to, or where appropriate, negotiations with, or expiration of all mandatory waiting periods with respect to, creditors and other third parties with objection or other rights under applicable Law required to effect a Contemplated Transaction with respect to such country has not been completed or expired at the time of the Closing; and

(e) the relevant Purchased Entity in such country is not fully formed, organized or incorporated and in receipt of the necessary Permits for the conduct of the Business in such country.

In such event, in accordance with this Appendix H, the closing of the Contemplated Transaction in respect of such country will be a Delayed Transfer Closing, solely with respect to the Purchased Shares (and Purchased Entities represented thereby), Purchased Assets and/or Assumed Liabilities related to such country and such country shall be deemed a Delayed Transfer Jurisdiction. Notwithstanding any other provision of the Agreement, no country shall be a Delayed Transfer Jurisdiction unless it is so for one or more of the reasons set out in Section 2.7(c) of the Agreement or this Section 1 of this Appendix H.

2. In the event of any Delayed Transfer Closing for any particular Delayed Transfer Jurisdiction, unless otherwise agreed in writing by the Parties:

(a) solely with respect to the Purchased Shares (and the Purchased Entities represented thereby), Purchased Assets and/or Assumed Liabilities related to such Delayed Transfer Jurisdiction, (1) the legal interest in and to such Purchased Shares (and the Purchased Entities represented thereby) shall not be conveyed, assigned, transferred or delivered to Buyer (or applicable Other Buyers), (2) the legal interest in and to such Purchased Assets shall not be conveyed, assigned, transferred or delivered to Buyer (or applicable Other Buyers), and (3) such Assumed Liabilities shall not be assumed by Buyer (or applicable Other Buyers), until the relevant Delayed Transfer Closing occurs (in each case, subject to Section 2.6 of the Agreement);

(b) with respect to the matters described in Section 1(a)-(e) above, (i) the Parties shall use their reasonable best efforts to make such filings, obtain any such required consents or approvals, resolve any such prohibitions under Law, cause the expiration of any such mandatory waiting periods, complete any such required notifications, consultations or negotiations, form, organize or incorporate with the necessary Permits in the relevant Delayed Transfer Jurisdiction any such Purchased Entities, and/or (ii) in the case Operational Separation is not complete in the relevant Delayed Transfer Jurisdiction, Seller shall continue to use its reasonable best efforts to complete the Operational Separation in such Delayed Transfer Jurisdiction, in each case, as promptly as reasonably practicable after the Closing (provided, that in no event shall the foregoing require Buyer or any applicable Other Buyer to, and Seller shall not, and shall cause its Subsidiaries not to, without Buyer’s prior written consent, commit to any divestiture transaction, commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that would reasonably be expected to limit Buyer’s or any of its Subsidiaries’ freedom of action with respect to, or Buyer’s or any of its Subsidiaries’ ability to retain any of the businesses, product lines or assets of, the Business or otherwise receive the full benefits of the Agreement (except as otherwise expressly required by Section 6.3(f) of the Agreement));

(c) to the extent permitted under applicable Law, the Buyer (or the applicable Other Buyers) shall acquire beneficial interest in and to such Purchased Shares (and the Purchased Entities represented thereby) and Purchased Assets in respect of the relevant Delayed Transfer Jurisdiction and shall assume responsibility for such Assumed Liabilities in respect of such Delayed Transfer Jurisdiction at the Closing (including all cash and cash equivalents as of the Closing and all cash and cash equivalents generated from and after Closing), in each case, in accordance with the terms of the Agreement;

(d) the Closing Net Working Capital, Business Indebtedness and Business Cash of, or associated with, the relevant Delayed Transfer Jurisdictions shall be included in the determination of Final Closing Net Working Capital, Final Business Indebtedness and Business Cash in each case, for all purposes of the Agreement;

(e) without limiting paragraph (f) below, to the extent permitted under applicable Law, for the period of time commencing upon the Closing and terminating upon the occurrence of the relevant Delayed Transfer Closing, Seller and its Subsidiaries shall conduct the Business in the relevant Delayed Transfer Jurisdiction in accordance with Buyer’s reasonable instructions and for the sole benefit and sole detriment of Buyer (or the applicable Other Buyers) so that all of the benefits and detriments attributable to the Purchased Shares (and the Purchased Entities represented thereby), Purchased Assets and Assumed Liabilities in respect of the relevant Delayed Transfer Jurisdiction, including use, risk of loss, potential for gain and dominion, and control and command over those Purchased Shares (and the Purchased Entities represented thereby), Purchased Assets and Assumed Liabilities, inure from and after Closing solely to Buyer (or applicable Other Buyers), without limiting the foregoing, Buyer will be responsible for all costs and expenses for operating the Business in the relevant Delayed Transfer Jurisdiction; and

(f) Seller and its Subsidiaries shall operate the Business in the relevant Delayed Transfer Jurisdiction in the ordinary course of business, in compliance with applicable Law and subject to the covenants of Seller set forth in Section 6.1(a) of the Agreement.

3. Provided that consummation of the Delayed Transfer Closing with respect to the relevant Delayed Transfer Jurisdiction shall not be restrained, enjoined or prohibited by any order under Law issued by any Governmental Authority of competent jurisdiction, and there shall not have been any Law enacted, promulgated or deemed applicable to the relevant Delayed Transfer Closing with respect to such Delayed Transfer Jurisdiction by any Governmental Authority of competent jurisdiction that prevents the consummation of such Contemplated Transactions or has the effect of making such consummation thereof illegal with respect to the relevant Delayed Transfer Jurisdiction, the Delayed Transfer Closing shall occur no later than thirty (30) days after the following (each to the extent applicable to such Delayed Transfer Jurisdiction):

(a) the receipt of all required consents or approvals, the resolution of all applicable orders under Law and the expiration of all mandatory waiting periods;

(b) the completion of all required notifications to and consultations and negotiations with works councils, unions, labor boards, employee groups, and Governmental Authorities and creditors and other third parties with objection or other rights under applicable Law;

(c) the formation, organisation or incorporation of the applicable Purchased Entity and receipt by such Purchased Entity of the necessary Permits for the conduct of the Business; and

(d) Operational Separation shall have been completed in all material respects in such Delayed Transfer Jurisdiction;

or at such other time as the Parties may mutually agree upon in writing.

4. References in the Agreement to (x) the Closing or the Closing Date shall be deemed to be references to the date of relevant Delayed Transfer Closing for the purposes of Sections 1.1 (with respect to the definition of “Business Employee”, “Purchased Entity Employees”), 2.1, 2.2, 2.4, 2.5, 2.6, 4.2, 4.4, 5.1, 5.2, 6.1(a), 6.1(b) and 6.1(d), 6.2(a), 6.3, 6.7, 6.8(c)(iii), 6.17, 9.1(a)(i), 9.1(b)(i), 9.2(c) (other than the last sentence thereof), the proviso in the first sentence of Section 10.3(a), 11.6, 11.7 (solely with respect to the obligation to effect the Delayed Transfer Closing) (provided Seller shall have no Liability under this Section 4 for any action taken at the direction or instruction of Buyer), in each case to the extent applicable in connection with any Delayed Transfer Jurisdiction and (y) Purchase Transaction shall be deemed to reference the Contemplated Transactions, in each case to the extent applicable and as the context requires. For clarity, the aforementioned references to Sections 9.1(a)(i) and 9.1(b)(i) (the “Specified Indemnification Provisions”), (x) in the case of a particular representation or warranty that addresses compliance with contracts or Law, will operate to substitute references to the Closing Date with references to the date of the applicable Delayed Transfer Closing and (y) in the case of a particular representation or warranty that addresses financial or tax accrual or payment matters, will not operate to substitute references to the Closing Date with references to the date of the applicable Delayed Transfer Closing, in each case with respect to determining the indemnification obligations of Seller and Buyer pursuant to the Specified Indemnification Provisions.

5. In connection with any Delayed Transfer Closing where an allocation of the purchase price is required to be paid pursuant to applicable Law on such Delayed Transfer Closing by the Buyer or the applicable Other Buyer to Seller or the applicable Other Seller (whether in local currency or otherwise):

(a) no later than two (2) Business Days prior to such Delayed Transfer Closing, Seller shall return to Buyer that portion of the Estimated Closing Consideration or Final Closing Consideration (as

applicable) allocated to the applicable Delayed Transfer Jurisdiction in accordance with Section 3.3 of the Agreement (converted at the Designated Exchange Rate in the currency required for the Delayed Transfer Closing, as applicable) by wire transfer of immediately available funds; and

(b) at the Delayed Transfer Closing, Buyer shall, or shall cause the applicable Other Buyer to, deliver such portion of the Purchase Price referenced in paragraph (a) above (converted at the Designated Exchange Rate in the currency required for the Delayed Transfer Closing, as applicable) by wire transfer of immediately available funds to such bank account or accounts in such Delayed Transfer Jurisdiction as shall be designated in writing by Seller no later than the second Business Day prior to the date of payment (or such later time as may be agreed by Seller and Buyer).